Exhibit (a) (1) (H)
Amended Offer to Purchase for Cash
American Depositary Shares and Ordinary Shares
aggregating up to 6,000,000 American Depositary Shares
(treating each Ordinary Share as one-tenth of an American Depositary Share for such purpose)
of
Linktone Ltd.
at
$3.80 Per American Depositary Share
or
$0.38 Per Ordinary Share
by
MNC International Ltd.
an indirect wholly-owned subsidiary of
PT Media Nusantara Citra Tbk
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON WEDNESDAY, MARCH 26, 2008, UNLESS THE OFFER IS EXTENDED.
     The Offer is being made as required by an acquisition agreement, dated as of November 28, 2007 (as amended or modified from time to time, the “Acquisition Agreement”), by and among PT Media Nusantara Citra Tbk, a company incorporated with limited liability under the laws of the Republic of Indonesia (“MNC”) and Linktone Ltd., a company incorporated with limited liability under the laws of the Cayman Islands (“Linktone”).
     The board of directors of Linktone has unanimously (i) determined that the transactions contemplated by the Acquisition Agreement, including the Offer and the Subscription (each as defined herein), are fair to and in the best interests of Linktone and its shareholders, (ii) approved and declared advisable the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Subscription, and (iii) recommended that the holders of Linktone’s ADSs and Ordinary Shares accept the Offer and tender their ADSs and Ordinary Shares in the Offer.
     MNC International Ltd. (the “Purchaser”), a company incorporated under the laws of the Cayman Islands and an indirect wholly-owned subsidiary of MNC, is making an offer to purchase American Depositary Shares (“ADSs”) representing 10 of Linktone’s ordinary shares, par value $0.0001 per share (“Ordinary Shares”) and Ordinary Shares, aggregating up to 6,000,000 ADSs (treating each Ordinary Share as one-tenth of an ADS for such purpose). Together the ADSs and Ordinary Shares are referred to herein as “Securities.” The Securities must be validly tendered in the Offer and not withdrawn before the expiration of the Offer. If Securities aggregating to more than 6,000,000 ADSs are validly tendered in the Offer and not withdrawn before the expiration of the Offer, the number of Securities to be purchased will be determined on a pro rata basis (with adjustments to avoid purchases of fractional ADSs or fractional Ordinary Shares). There is no financing condition to the Offer.
     MNC and the Purchaser are amending the Offer to Purchase and extending the Offer to clarify that both ADSs and Ordinary Shares are eligible for tender in the Offer. ADSs may be tendered pursuant to the Letter of Transmittal for ADSs. Ordinary Shares may be tendered either by: (1) properly depositing such Ordinary Shares with JPMorgan Chase Bank, N.A. (the depositary for the ADSs) in exchange for ADSs that may be tendered using the Letter of Transmittal for ADSs, or (2) properly tendering such Ordinary Shares using the Letter of Transmittal for Ordinary Shares. Holders of ADSs will be paid $3.80 per ADS validly tendered and accepted for payment, in cash, without interest, subject to any withholding taxes required by applicable law. Holders of Ordinary Shares will be paid $0.38 per Ordinary Share validly tendered and accepted for payment, in cash, without interest, subject to any withholding taxes required by applicable law. Ordinary Shares accepted for payment will, in all instances, be paid an equivalent per Ordinary Share price equal to one-tenth of the price paid for each ADS accepted for payment, subject to any withholding taxes required by applicable law.
     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal for ADSs, the Letter of Transmittal for Ordinary Shares, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be directed to the Information Agent. Holders of

Linktone’s Securities also may contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Dealer Manager for the Offer is:

February 28, 2008

IMPORTANT
Holders of Linktone’s Securities desiring to tender all or any portion of that holder’s Securities must:
     1. For Securities that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:
•	contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Securities to the Purchaser before the expiration of the Offer.
     2. For ADSs that are registered in the holder’s name and held in book-entry form:
•	complete and sign the Letter of Transmittal for ADSs (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 3 — “Procedure for Tendering Securities” of this Offer to Purchase);

•	if using the Letter of Transmittal for ADSs, have the ADS holder’s signature on such Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•	deliver an Agent’s Message or the Letter of Transmittal (or a manually signed facsimile) and any other required documents to Mellon Investor Services LLC, the Depositary for the Offer, at its address on the back of this Offer to Purchase; and

•	transfer the ADSs through book-entry transfer into the account of the Depositary.
     3. For ADSs that are registered in the holder’s name and evidenced by American Depositary Receipts (“ADRs”):
•	complete and sign the Letter of Transmittal for ADSs (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal for ADSs;

•	have the ADS holder’s signature on the Letter of Transmittal for ADSs guaranteed if required by Instruction 1 to the Letter of Transmittal for ADSs; and

•	deliver the Letter of Transmittal for ADSs (or a manually signed facsimile), ADRs evidencing the ADSs and any other required documents to the Depositary, at its address on the back of this Offer to Purchase.
     4. For Ordinary Shares that are registered in the holder’s name and evidenced by a certificate:
•	complete and sign the Letter of Transmittal for Ordinary Shares (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal for Ordinary Shares;

•	have the shareholder’s signature on the Letter of Transmittal for Ordinary Shares guaranteed if required by Instruction 1 to the Letter of Transmittal for Ordinary Shares; and

•	deliver the Letter of Transmittal for Ordinary Shares (or a manually signed facsimile), certificates representing Ordinary Shares, and any other required documents to the Depositary, at its address on the back of this Offer to Purchase.
     Holders of Ordinary Shares may, but are not required to, exchange Ordinary Shares for ADSs upon proper delivery of their Ordinary Shares to JPMorgan Chase Bank, N.A. (as depositary for the ADSs, “JPMorgan Chase”) and, upon such exchange, may tender ADSs in the Offer as described in paragraphs 1, 2 and 3 above, as applicable. Otherwise, holders of Ordinary Shares may tender Ordinary Shares by submitting a Letter of Transmittal for Ordinary Shares as described in paragraphs 1 or 4 above, as applicable. See also Section 3 — “Procedure for Tendering Securities” of this Offer to Purchase.
     The Letter of Transmittal for ADSs or the Letter of Transmittal for Ordinary Shares, as applicable, the ADRs evidencing ADSs or the certificates representing Ordinary Shares, if and as applicable, and any other required documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 3 — “Procedure for Tendering Securities” of this Offer to Purchase are followed. The method of delivery of Securities, the applicable Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering Securities holder.

TABLE OF CONTENTS

SUMMARY TERM SHEET		i
INTRODUCTION		1
EXEMPTIONS FROM THE SEC		3
THE OFFER		4
1.	Terms of the Offer; Proration	4
2.	Acceptance for Payment and Payment for Securities	6
3.	Procedure for Tendering Securities	7
4.	Withdrawal Rights	10
5.	Certain Material U.S. Federal Income Tax Consequences to U.S. Holders	11
6.	Price Range of the ADSs; Dividends Payable to Holders of Linktone’s Securities	12
7.	Effect of the Offer on the Market for the ADSs; NASDAQ Global Market Listing;
	Controlled Company Status; Margin Regulations	13
8.	Certain Information Concerning Linktone	14
9.	Certain Information Concerning MNC and the Purchaser	15
10.	Source and Amount of Funds	16
11.	Background of the Offer; Past Contacts, Negotiations and Transactions	16
12.	Purpose of the Offer; Plans for Linktone; Shareholders’ Approval	20
13.	The Acquisition Agreement; Other Agreements	22
14.	Conditions of the Offer	36
15.	Certain Legal Matters	38
16.	Fees and Expenses	38
17.	Legal Proceedings	39
18.	Miscellaneous	39
SCHEDULE I		I-1
SCHEDULE II		II-1

SUMMARY TERM SHEET

Securities Sought:	American Depositary Shares (“ADSs”) representing 10 of Linktone Ltd.’s ordinary shares, par value $0.0001 per share (“Ordinary Shares”) and Ordinary Shares, aggregating up to 6,000,000 ADSs (treating each Ordinary Share as one-tenth of an ADS for such purpose). Together the ADSs and Ordinary Shares are referred to herein as “Securities.”

Price Offered Per ADS:	$3.80 to you in cash, without interest, subject to any withholding taxes required by law

Price Offered Per Ordinary Share:	$0.38 to you in cash, without interest, subject to any withholding taxes required by law

Scheduled Expiration of Offer:	12:00 midnight, New York City time, on Wednesday, March 26, 2008, unless extended

The Purchaser:	MNC International Ltd., an indirect wholly-owned subsidiary of PT Media Nusantara Citra Tbk (“MNC”)

Linktone Board Recommendation:	The board of directors of Linktone Ltd. (“Linktone”) has unanimously recommended that you accept the Offer and tender your ADSs and Ordinary Shares in the Offer
     The following are some of the questions you, as a holder of Linktone’s Securities, may have and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letters of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to the Purchaser.
Who is offering to buy my Securities?
     Our name is MNC International Ltd. We are a company incorporated with limited liability under the laws of the Cayman Islands and an indirect wholly-owned subsidiary of MNC. We were formed solely for the purpose of acquiring a majority ownership interest in Linktone, including the purchase of ADSs and Ordinary Shares, aggregating up to 6,000,000 ADS (treating each Ordinary Share as one-tenth of an ADS for such purpose). See the “Introduction” to this Offer to Purchase and Section 9 — “Certain Information Concerning MNC and the Purchaser.”
What is the class and amount of securities being sought in the Offer?
     We are offering to purchase American Depositary Shares (“ADSs”) representing 10 of Linktone Ltd.’s ordinary shares, par value $0.0001 per share (“Ordinary Shares”) and Ordinary Shares, aggregating up to 6,000,000 ADS (treating each Ordinary Share as one-tenth of an ADS for such purposes) (the “Offer”). See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer; Proration.”
Why is the Offer to Purchase being amended?
     MNC and the Purchaser are amending the Offer to Purchase and extending the Offer to clarify that both ADSs and Ordinary Shares are eligible for tender in the Offer. ADSs may be tendered pursuant to the Letter of Transmittal for ADSs. Ordinary Shares may be tendered either by: (1) properly depositing such Ordinary Shares with JPMorgan Chase Bank, N.A. (the depositary for the ADSs) in exchange for ADSs that may be tendered using the Letter of Transmittal for ADSs, or (2) properly tendering such Ordinary Shares using the Letter of Transmittal for Ordinary Shares. Holders of ADSs will be paid $3.80 per ADS validly tendered and accepted for payment, in cash, without interest, subject to any withholding taxes required by applicable law. Holders of Ordinary Shares will be paid $0.38 per Ordinary Share validly tendered and accepted for payment, in cash, without interest, subject to any withholding taxes required by applicable law. Ordinary Shares accepted for payment will, in all instances, be paid an equivalent per Ordinary Share price equal to one-tenth of the price paid for each ADS accepted for payment, subject to any withholding taxes required by applicable law. The Offer has been extended to 12:00 midnight, New York City time, on Wednesday, March 26, 2008, so that we can mail this Offer to Purchase and the Letter of Transmittal for Ordinary Shares to U.S. holders of Ordinary Shares.
What is the purpose of the Offer?
     The purpose of the Offer is to provide a liquidity opportunity for holders of Linktone’s Securities. On January 30, 2008 at a special meeting of Linktone shareholders, the shareholders duly approved the adoption of the acquisition agreement, dated as of November 28, 2007, by and among MNC and Linktone (as amended or modified from time to time, the “Acquisition Agreement”) and the issuance of Ordinary Shares in a subscription (the “Subscription”). Pursuant to the Subscription, we will subscribe for and

i

purchase from Linktone not less than 180,000,000 and not more than 252,000,000 Ordinary Shares, depending on the number of Securities tendered in the Offer, at a purchase price equivalent to the price paid for Securities accepted for purchase in the Offer ($3.80 per ADS or $0.38 per Ordinary Share). After giving effect to the Subscription and the acquisition of any or no Securities in the Offer, we will hold no less than 51% of the total outstanding Ordinary Shares of Linktone calculated on a fully diluted basis. The Offer is a liquidity mechanism for holders of Linktone’s Securities and not the transaction by which we will acquire control of Linktone and if no holders of Linktone’s Securities tender Securities in the Offer, we will nevertheless acquire at least a 51% controlling interest in Linktone pursuant to the Subscription.
What happens if holders tender more Securities than you are willing to purchase?
     If Securities aggregating to more than 6,000,000 ADSs (treating each Ordinary Share properly tendered as one-tenth of an ADS for such purpose) are validly tendered in the Offer and not withdrawn before the expiration of the Offer, the number of ADSs to be purchased will be determined on a pro rata basis. This means that we will purchase from you a number of Securities calculated by multiplying the number of Securities you properly tendered by a proration factor. The proration factor will equal 6,000,000 divided by the total number of ADSs (treating each Ordinary Share properly tendered as one-tenth of an ADS for such purpose) properly tendered by all holders. For example, if 12,000,000 ADSs and 0 Ordinary Shares are tendered, we will purchase 50% of the number of Securities that were tendered; in this circumstance, if you tendered 100 ADSs, we will purchase 50 of your ADSs. As another example, if 12,000,000 ADSs and 713,659 Ordinary Shares are tendered (which we will treat as the tender of 71,366 ADSs for purposes of the pro ration calculations), we will purchase 49.70% of the number of Securities that were tendered; in this circumstance, if you tendered 1000 ADSs we would acquire 497 of those ADSs and if you tendered 1000 Ordinary Shares we would acquire 497 of those Ordinary Shares. We will make certain adjustments to avoid purchases of fractional ADSs or fractional Ordinary Shares. For information about the terms of our offer, see Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”
What happens if holders tender fewer Securities than you are willing to purchase?
     If holders tender Securities aggregating to less than 6,000,000 ADSs (treating each Ordinary Share properly tendered as one-tenth of an ADS for such purpose), then we will accept and pay for the number of Securities validly tendered before the Expiration Date and not properly withdrawn. The number of Securities tendered in the Offer does not affect our ability to acquire at least a 51% controlling interest in Linktone pursuant to the Subscription. For example, if no Securities are tendered in the Offer, then we will subscribe for and purchase a minimum of 250,000,000 Ordinary Shares of Linktone in the Subscription, representing a 51% interest on a fully diluted basis at a price per share equivalent to the Offer price. As another example, if approximately 1,000,000 ADSs (treating each Ordinary Share properly tendered as one-tenth of an ADS for such purpose) are tendered in the Offer, then we will subscribe for and purchase a minimum of 230,000,000 Ordinary Shares of Linktone in the Subscription, representing a 51% interest on a fully diluted basis at a price per share equivalent to the Offer price. After giving effect to the Subscription and the acquisition of any or no Securities in the Offer, we will hold no less than 51% of the total outstanding Ordinary Shares of Linktone calculated on a fully diluted basis.
If you prorate, when will I know how many Securities will actually be purchased?
     If proration of tendered Securities is required, we do not expect to announce the final results of proration or pay for any purchased Securities until at least five trading days after the expiration date. See Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.” This is because we will not know the precise number of Securities properly tendered until all supporting documentation for those tenders are reviewed and guaranteed deliveries are made. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Securities may also obtain this preliminary information from D.F. King & Co., Inc., the Information Agent for the Offer, at its telephone number set forth on the back cover of this Offer to Purchase.
How much are you offering to pay and in what form of payment?
     We are offering to pay $3.80 per ADS or $0.38 per Ordinary Share to you in cash, without interest, subject to any withholding taxes required by law, for each ADS or Ordinary Share, as applicable, tendered and accepted for payment in the Offer. Ordinary Shares accepted for payment will, in all instances, be paid an equivalent per Ordinary Share price equal to one-tenth of the price paid for each ADS accepted for payment, subject to any withholding taxes required by applicable law.
When will I receive payment for Securities that I tender?
     You will be paid for Securities accepted for payment in the Offer promptly following the expiration of the Offer unless proration is required. See Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

What does the board of directors of Linktone think of the Offer?
     The Offer is being made pursuant to the Acquisition Agreement between Linktone and MNC. The board of directors of Linktone has unanimously (i) determined that the transactions contemplated by the Acquisition Agreement, including the Offer and the Subscription, are fair to and in the best interests of Linktone and its shareholders, (ii) approved and declared advisable the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Subscription, and (iii) recommended that the holders of Linktone’s ADSs and Ordinary Shares accept the Offer and tender their ADSs and Ordinary Shares in the Offer. See the “Introduction” to this Offer to Purchase and Section 11 — “Background of the Offer; Past Contacts, Negotiations and Transactions.”
     The adoption of the Acquisition Agreement and the issuance of Ordinary Shares in the Subscription were duly approved by holders of a majority of Linktone’s outstanding Ordinary Shares present in person or by proxy at the special meeting of shareholders held on January 30, 2008. Pursuant to the Acquisition Agreement, MNC has the right to appoint the Chief Executive Officer and Chief Financial Officer of Linktone subject to and effective following the consummation of the Subscription. In addition, at the Linktone special shareholders’ meeting, Linktone’s shareholders elected 10 directors nominated by MNC, who constitute a majority of Linktone’s board of directors, subject to and effective following the consummation of the Subscription. As the indirect holder of at least 51% of Linktone’s Ordinary Shares, MNC will be able to control Linktone. See Section 12 — “Purpose of the Offer; Plans for Linktone; Shareholders’ Approval.”
Have any Linktone shareholders already agreed to tender their Securities?
     No. No shareholders have entered into tender or shareholder support agreements with MNC or the Purchaser, or any similar agreement to tender their Securities in the Offer. After reasonable inquiry and to its best knowledge, Linktone advised us that except for those persons listed below, no director or executive officer of Linktone who holds Securities of record or beneficially owns Securities currently intends to tender their Securities. Marie-Elaine A. LaRoche, a director of Linktone and the Chairperson of the board of directors, intends to tender 2,000 ADSs in the Offer. Jun Wu, a director of Linktone, intends to tender 1,000,000 ADSs in the Offer.
Are there any compensation arrangements between MNC and Linktone’s executive officers or other key employees?
     No. None of the executive officers or directors of Linktone has entered into any compensation arrangements with MNC or the Purchaser.
What is the market value of my ADSs as of a recent date?
     On November 27, 2007, the last trading day before MNC announced the execution of the Acquisition Agreement, the closing price of Linktone’s ADSs reported on the NASDAQ Global Market was $2.47 per ADS. On January 29, 2008, the last trading day before the special meeting of Linktone shareholders to approve the adoption of the Acquisition Agreement and the issuance of Ordinary Shares in the Subscription, the closing price of Linktone’s ADSs reported on the NASDAQ Global Market was $3.40 per ADS. On February 5, 2008, the last trading day before commencement of the Offer, the closing price of Linktone’s ADSs reported on the NASDAQ Global Market was $3.19 per ADS. On February 27, 2008, the last trading day before the amendment of the Offer, the closing price of Linktone’s ADSs reported on the NASDAQ Global Market was $3.23 per ADS. We advise you to obtain a recent quotation for Linktone’s ADSs in deciding whether to tender your ADSs. The Ordinary Shares are neither listed nor traded on any securities exchange or inter-dealer quotation system. See Section 6 — “Price Range of the ADSs; Dividends Payable to Holders of Linktone’s Securities.”
What is the market value of my Ordinary Shares as of a recent date?
     Because the Ordinary Shares are neither listed nor traded on any securities exchange or inter-dealer quotation system, we cannot be certain of the market value of your Ordinary Shares.
Will I have to pay any fees or commissions?
     If you are the record owner of your Securities and you tender your Securities to the Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Securities through a broker or other nominee, and your broker or other nominee tenders your Securities on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.
     If you are the record owner of Ordinary Shares, you may tender your shares either by: (1) properly depositing such Ordinary Shares with JPMorgan Chase Bank, N.A. (the depositary for the ADSs) in exchange for ADSs that may be tendered using the Letter of Tranmittal for ADSs, or (2) properly tendering such Ordinary Shares using the Letter of Transmittal for Ordinary Shares. The exchange of Ordinary Shares for ADSs involves a fee payable by the exchanging holder to JPMorgan Chase Bank, N.A., however,

JPMorgan Chase Bank, N.A. has agreed not to charge such fee in connection with exchanges of Ordinary Shares for ADSs during the period that the Offer is open in order to permit holders of Ordinary Shares to tender ADSs in the Offer. See the “Introduction” to this Offer to Purchase and Section 3 — “Procedure for Tendering Securities.”
Do you have the financial resources to make payment?
     Yes. We have arranged for sufficient funds, including the receipt of funds from MNC, to pay for all Securities tendered and accepted for payment in the Offer and to provide funding for the Subscription, which is expected to follow the completion of the Offer. The Offer is not subject to any financing condition. As of September 30, 2007, MNC had approximately $230 million in cash and cash equivalents, to support the purchase of Securities in the Offer and Ordinary Shares in the Subscription. See Section 10 — “Source and Amount of Funds.”
How long do I have to decide whether to tender in the Offer?
     Unless we extend the expiration date of the Offer, you will have until 12:00 midnight, New York City time, on Wednesday, March 26, 2008, to tender your Securities in the Offer, which date is 20 business days from the date of this Offer to Purchase. If you cannot deliver everything that is required to tender your Securities by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 — “Terms of the Offer; Proration” and Section 3 — “Procedure for Tendering Securities.”
Can the Offer be extended and under what circumstances?
     Under the terms of the Acquisition Agreement, we may not extend the Offer unless such extension is required by applicable laws or applicable rules or regulations of the U.S. Securities and Exchange Commission or the NASDAQ Global Market. See Section 1 — “Terms of the Offer; Proration” for additional information about our obligations to extend the Offer.
How will I be notified if the Offer is extended?
     If we extend the Offer, we will inform Mellon Investor Services LLC, the Depositary for the Offer, and notify holders of Linktone’s Securities by making a public announcement of the extension, before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1 — “Terms of the Offer; Proration.”
Will you provide a subsequent offering period?
     No, there will not be a subsequent offering period.
Is there a “Minimum Condition” to the Offer?
     No. We will accept for payment and purchase Securities aggregating up to 6,000,000 ADSs (treating each Ordinary Share properly tendered as one-tenth of an ADS for such purpose) that are validly tendered in the Offer regardless of the amount of Securities validly tendered.
What are the most significant conditions to the Offer?
     There are no significant conditions to the Offer. We are obligated to purchase Securities aggregating up to 6,000,000 ADSs (treating each Ordinary Share properly tendered as one-tenth of an ADS for such purpose) that are validly tendered in the Offer unless the Acquisition Agreement has been terminated in accordance with its terms. See Section 14 — “Conditions of the Offer.”
How do I tender my Securities?
     Holders of ADSs may tender by delivering a completed Letter of Transmittal for ADSs together with the American Depositary Receipts (“ADRs”) evidencing ADSs, if applicable, to Mellon Investor Services LLC, the Depositary for the Offer, before the Offer expires. If your ADSs are held in street name, your ADSs can be tendered by your nominee through the Depositary. If you cannot deliver a required item to the Depositary by the expiration of the Offer, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Security Transfer Agent Medallion Signature Program guarantee that the missing items will be received by the Depositary within three trading days. However, the Depositary must receive the missing items within that three-trading-day period or your ADSs will not be validly tendered. See Section 3 — “Procedure for Tendering ADSs.”

     Holders of Ordinary Shares may tender either by: (1) properly depositing such Ordinary Shares with JPMorgan Chase Bank, N.A. (as depositary for the ADSs, “JPMorgan Chase”) in exchange for ADSs that may be tendered using the Letter of Transmittal for ADSs (as described above), or (2) properly tendering such Ordinary Shares using the Letter of Transmittal for Ordinary Shares:
•	If you elect option (1), such exchange may be accomplished pursuant to that certain Amended and Restated Deposit Agreement, dated April 26, 2007, among Linktone, JPMorgan Chase and Holders of ADRs representing ADSs, which permits holders of Ordinary Shares to receive ADSs in exchange for their Ordinary Shares upon proper delivery of such Ordinary Shares to JPMorgan Chase and the payment of a fee in connection with issuing the ADRs representing ADSs. In connection with the Offer and during the period that the Offer is open, JPMorgan Chase has agreed not to charge the fee for the conversion of Ordinary Shares into ADSs in order to participate in the Offer. You are not required to exchange Ordinary Shares for ADS to participate in the Offer.

•	If you elect option (2), then to tender your Ordinary Shares, you must deliver a completed Letter of Transmittal for Ordinary Shares, together with certificates representing Ordinary Shares, if applicable, to Mellon Investor Services LLC, the Depositary for the Offer, before the Offer expires. See also Section 3 — “Procedure for Tendering Securities.”
Can holders of vested stock options participate in the Offer?
     The Offer is only for Securities and not for any options to acquire Linktone’s Securities. If you hold vested but unexercised stock options and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable stock option plan, and tender any Securities received upon the exercise in accordance with the terms of the Offer. See Section 3 — “Procedure for Tendering Securities.”
How do I withdraw previously tendered Securities?
     To withdraw your Securities, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to Mellon Investor Services LLC, the Depositary for the Offer, while you still have the right to withdraw the Securities. See Section 4 — “Withdrawal Rights.”
Until what time may I withdraw Securities that I have tendered?
     If you tender your Securities, you may withdraw them at any time until the Offer has expired. In addition, if we have not accepted your Securities for payment by April 5, 2008, you may withdraw them at any time until we accept them for payment. See Section 1 — “Terms of the Offer; Proration” and Section 4 — “Withdrawal Rights.”
Do I have appraisal or dissenter’s rights?
     No. There are no appraisal or dissenter’s rights available in connection with the Offer.

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If the Offer is consummated, will Linktone continue as a public company?
     Yes. After completion of the Offer and the Subscription, Linktone will continue as a public company. However, the purchase of ADSs in the Offer will reduce the number of ADSs that might otherwise trade publicly. The Ordinary Shares are neither listed nor traded on any securities exchange or inter-dealer quotation system. As a result, the purchase of ADSs in the Offer could adversely affect the liquidity and market value of the remaining ADSs held by the public. Neither MNC nor the Purchaser can predict whether the reduction in the number of ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the ADSs or whether it would cause future market prices to be greater or less than the Offer Price. If the Offer and Subscription are consummated, we do not expect that it would affect the listing of the ADSs on the NASDAQ Global Market or their registration with the SEC. However, there is a risk that the Offer, if consummated, would cause the public float for ADSs to be so small that there would be no public trading market for the ADSs and may result in the ADSs no longer trading on NASDAQ Global Market or any other national securities exchange or over-the-counter market. See Section 7 — “Effect of the Offer on the Market for the ADSs; NASDAQ Global Market Listing; Controlled Company Status; Margin Regulations.” In addition, after the completion of the Offer and the Subscription, MNC, through its indirect, wholly-owned subsidiary, the Purchaser, will own no less than 51% of the total outstanding Ordinary Shares of Linktone calculated on a fully diluted basis. As the indirect holder of at least 51% of Linktone’s Ordinary Shares, MNC will be able to control Linktone. In addition, MNC has the right to designate the Chief Executive Officer and Chief Financial Officer of Linktone and, at the Linktone special shareholders’ meeting on January 30, 2008, Linktone’s shareholders elected 10 directors nominated by MNC, constituting at least a majority of Linktone’s board of directors, each subject to and effective following the consummation of the Offer and the Subscription.
If I decide not to tender, how will the Offer and the Subscription affect my Securities?
     If your Securities are not accepted for payment in the Offer, following the Subscription, the value of your Securities may be impacted by the issuance of up to 252,000,000 Ordinary Shares to the Purchaser at a price equivalent to the $0.38 offered for each Ordinary Share in the Offer. The number of Ordinary Shares issued in the Subscription will depend on the number of Securities tendered in the Offer. For example, if no Securities are tendered in the Offer, then the Purchaser will subscribe for and purchase a minimum of 250,000,000 Ordinary Shares of Linktone in the Subscription, representing a 51% interest on a fully diluted basis, at a price per share equivalent to the Offer price. As another example, if approximately 1,000,000 ADSs (treating each Ordinary Share properly tendered as one-tenth of an ADS for such purpose) are tendered in the Offer, then the Purchaser will subscribe for and purchase a minimum of 230,000,000 Ordinary Shares of Linktone in the Subscription, representing a 51% interest on a fully diluted basis, at a price per share equivalent to the Offer price.
     The Offer is being made as required by the Acquisition Agreement by and among MNC and Linktone. Under the Acquisition Agreement, on the date on which the Purchaser accepts for payment Securities validly tendered and not properly withdrawn pursuant to the Offer and upon the satisfaction or waiver of all of the conditions to the Subscription (as defined below), the Purchaser will subscribe for and purchase from Linktone not less than 180,000,000 and not more than 252,000,000 newly-issued Ordinary Shares, depending on the number of Securities tendered in the Offer, at a purchase price equivalent to the price per share to be paid for Securities accepted for payment in the Offer ($3.80 per ADS or $0.38 per Ordinary Share). After giving effect to the Subscription and purchase and acquisition of any or no Securities in the Offer, the Purchaser will hold no less than 51% of the total outstanding Ordinary Shares of Linktone calculated on a fully diluted basis. As the indirect holder of at least 51% of Linktone’s Ordinary Shares, MNC will be able to control Linktone.
     The Offer is a liquidity mechanism for holders of Linktone’s Securities and not the transaction by which MNC will acquire control of Linktone and if no Securities holders tender in the Offer, the Purchaser will nevertheless acquire at least a 51% controlling interest in Linktone pursuant to the Subscription. In addition to the controlling interest of Ordinary Shares to be purchased in the Subscription, MNC has a right, pursuant to the Acquisition Agreement, to designate nominees for election to Linktone’s board of directors, who constitute a majority of Linktone’s board of directors, subject to and effective following the consummation of the Subscription. A majority of Linktone’s board of directors is able to pass any resolution that requires approval of the board of directors, including a resolution to approve any amalgamation, scheme of arrangement or liquidation subject to the appropriate shareholder approval, which may include the approval of a majority of not less than two-thirds of the Linktone shareholders. In addition, pursuant to the Acquisition Agreement, MNC has the right to designate the Chief Executive Officer and Chief Financial Officer, and Linktone’s board of directors shall appoint such persons to the positions to which they have been designated by MNC, subject to and effective following the consummation of the Offer and the Subscription.
     On January 30, 2008 at a special meeting of Linktone shareholders, the Linktone shareholders approved the adoption of the Acquisition Agreement, the issuance of Ordinary Shares in the Subscription and duly elected 10 directors nominated by MNC who will appoint the MNC designees to Chief Executive Officer and Chief Financial Officer, subject to and effective following the consummation of the Offer and the Subscription. Six out of the 10 persons nominated by MNC were serving as members of

Linktone’s board of directors at the time of the signing of the Acquisition Agreement: Elaine La Roche, Thomas Hubbs, Allan Kwan, Jun Wu, Michael Guangxin Li, and Colin Sung. Colin Sung resigned as director on December 17, 2007, and resigned as Linktone’s Chief Financial Officer, effective January 31, 2008, but remains an MNC nominee for the reconstituted board of directors. MNC will designate Michael Guangxin Li to continue to serve as Chief Executive Officer of Linktone following the consummation of the Offer and the Subscription. MNC initiated a search process for a new Chief Financial Officer and has not designated a Chief Financial Officer. See Section 12 — “Purpose of the Offer; Plans for Linktone; Shareholders’ Approval.”
Who can I talk to if I have questions about the Offer?
     You may call D.F. King & Co., Inc., the Information Agent for the Offer, toll-free at (800) 829-6551 or (212) 232-2323 or J.P. Morgan Securities Inc., the Dealer Manager for the Offer, at (877) 371-5947 (toll free) or (212) 622-2628. See the back cover of this Offer to Purchase for additional information on how to contact our Information Agent or Dealer Manager.

To the Holders of Linktone American Depositary Shares and Ordinary Shares:
INTRODUCTION
     MNC International Ltd. (the “Purchaser”), a company incorporated with limited liability under the laws of the Cayman Islands and an indirect wholly-owned subsidiary of PT Media Nusantara Citra Tbk, a company incorporated with limited liability under the laws of the Republic of Indonesia (“MNC”), is making an offer to purchase American Depositary Shares (“ADSs”) representing 10 ordinary shares, par value $0.0001 per share (“Ordinary Shares”) and Ordinary Shares, aggregating up to 6,000,000 ADSs (treating each Ordinary Share as one-tenth of an ADS for such purpose) of Linktone Ltd., a company incorporated with limited liability under the laws of the Cayman Islands (“Linktone”), at a price of $3.80 per ADS or $0.38 per Ordinary Share to the seller in cash, without interest, subject to any withholding taxes required by law (such price, or any different price per ADS as may be paid in the Offer, is referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Together the ADSs and Ordinary Shares are referred to herein as “Securities.”
     MNC and the Purchaser are amending the Offer to Purchase and extending the Offer to clarify that both ADSs and Ordinary Shares are eligible for tender in the Offer. ADSs may be tendered pursuant to the Letter of Transmittal for ADSs. Ordinary Shares may be tendered either by: (1) properly depositing such Ordinary Shares with JPMorgan Chase Bank, N.A. (the depositary for the ADSs) in exchange for ADSs that may be tendered using the Letter of Transmittal for ADSs, or (2) properly tendering such Ordinary Shares using the Letter of Transmittal for Ordinary Shares. Holders of ADSs will be paid $3.80 per ADS validly tendered and accepted for payment, in cash, without interest, subject to any withholding taxes required by applicable law. Holders of Ordinary Shares will be paid $0.38 per Ordinary Share validly tendered and accepted for payment, in cash, without interest, subject to any withholding taxes required by applicable law. The Offer Price for Ordinary Shares accepted for payment will, in all instances, be an equivalent per Ordinary Share price equal to one-tenth of the price paid for each ADS accepted for payment, in cash, without interest, subject to any withholding taxes required by applicable law. The Offer has been extended to 12:00 midnight, New York City time, on Wednesday, March 26, 2008, so that we can mail this Offer to Purchase and the Letter of Transmittal for Ordinary Shares to U.S. holders of Ordinary Shares.
     The Offer is being made as required by an acquisition agreement, dated as of November 28, 2007 (as amended or modified from time to time, the “Acquisition Agreement”), by and among MNC and Linktone. MNC has assigned its rights and obligations under the Acquisition Agreement to the Purchaser. However, such assignment will not relieve MNC of its obligations under the Acquisition Agreement and in the case of such assignment, MNC irrevocably and unconditionally guarantees to Linktone the prompt and full discharge by such assignee of all of such assignee’s covenants, agreements, obligations and liabilities under the Acquisition Agreement. Under the Acquisition Agreement, the Purchaser will subscribe for and purchase from Linktone not less than 180,000,000 and not more than 252,000,000 newly-issued Ordinary Shares, depending on the number of Securities accepted for payment in the Offer, at a purchase price equivalent to the Offer Price accepted for payment in the Offer ($3.80 per ADS or $0.38 per Ordinary Share) (the “Subscription”). After giving effect to the Subscription and purchase and acquisition of any or no Securities in the Offer, the Purchaser will hold no less than 51% of the total outstanding Ordinary Shares of Linktone calculated on a fully diluted basis. As the indirect holder of at least 51% of Linktone’s Ordinary Shares, MNC will be able to control Linktone.
     The Offer is a liquidity mechanism for Linktone’s Securities holders and not the transaction by which MNC will acquire control of Linktone and if no Securities holders tender in the Offer, the Purchaser will nevertheless acquire at least a 51% controlling interest in Linktone pursuant to the Subscription. In addition to the controlling interest of Ordinary Shares to be purchased in the Subscription, MNC has a right, pursuant to the Acquisition Agreement, to designate nominees for election to Linktone’s board of directors, who constitute a majority of Linktone’s board of directors, subject to and effective following the consummation of the Subscription. A majority of Linktone’s board of directors is able to pass any resolution that requires approval of the board of directors, including a resolution to approve any amalgamation, scheme of arrangement or liquidation subject to the appropriate shareholder approval, which may include the approval of a majority of not less than two-thirds of the Linktone shareholders. In addition, pursuant to the Acquisition Agreement, MNC has the right to designate the Chief Executive Officer and Chief Financial Officer, and Linktone’s board of directors shall appoint such persons to the positions to which they have been designated by MNC, subject to and effective following the consummation of the Offer and the Subscription.
     On January 30, 2008, at a special meeting of Linktone shareholders, the Linktone shareholders approved the adoption of the Acquisition Agreement, the issuance of Ordinary Shares in the Subscription and duly elected 10 directors nominated by MNC who will appoint the MNC designees to Chief Executive Officer and Chief Financial Officer, subject to and effective following the consummation of the Offer and the Subscription. Six out of the 10 persons nominated by MNC were serving as members of Linktone’s board of directors at the time of the signing of the Acquisition Agreement: Elaine La Roche, Thomas Hubbs, Allan Kwan, Jun Wu, Michael Guangxin Li, and Colin Sung. Colin Sung resigned as director on December 17, 2007, and resigned as Linktone’s Chief Financial Officer, effective January 31, 2008, but remains an MNC nominee for the reconstituted board of directors. MNC will designate Michael Guangxin Li to continue to serve as Chief Executive Officer of Linktone following the consummation of the Offer and the Subscription. MNC initiated a search process for a new Chief Financial Officer and has not designated a Chief Financial Officer.

     The board of directors of Linktone has unanimously (i) determined that the transactions contemplated by the Acquisition Agreement, including the Offer and the Subscription, are fair to and in the best interests of Linktone and its shareholders, (ii) approved and declared advisable the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Subscription, and (iii) recommended that the holders of Linktone’s ADSs and Ordinary Shares accept the Offer and tender their ADSs and Ordinary Shares in the Offer.
     Completion of the Offer is not conditioned upon obtaining financing. We estimate that the total funds required to complete the Offer will be approximately $22.8 million plus any related transaction fees and expenses. As of September 30, 2007, MNC had approximately $230 million in cash and cash equivalents, which MNC will provide to the Purchaser for use in the Offer. See Section 10 — “Source and Amount of Funds.”
     Morgan Stanley Asia Limited (“Morgan Stanley”), financial advisor to Linktone, delivered its opinion to Linktone’s board of directors that, as of November 28, 2007 and based upon and subject to the assumptions made, the procedures followed, the matters considered and the limitations of review as set forth therein, the consideration to be paid by MNC in the Offer and the Subscription was fair from a financial point of view to the holders of Linktone’s Ordinary Shares and ADSs (other than MNC and its affiliates). Morgan Stanley provided its opinion for the information and assistance of Linktone’s board of directors in connection with its consideration of the Offer and the Subscription. A copy of Morgan Stanley’s written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an Exhibit to Linktone’s Solicitation/Recommendation Statement on Schedule 14D-9, filed in connection with the Offer and that Statement is being mailed to holders of Linktone’s Securities concurrently herewith. The Morgan Stanley opinion is not a recommendation as to whether any holder of Securities should tender Securities in connection with the Offer.
     The adoption of the Acquisition Agreement and the issuance of Ordinary Shares in the Subscription were duly approved by holders of a majority of Linktone’s outstanding Ordinary Shares present in person or by proxy at a special meeting of shareholders, held on January 30, 2008. See Section 12 — “Purpose of the Offer; Plans for Linktone; Shareholders’ Approval.”
     Certain material U.S. federal income tax consequences to U.S. Holders of the sale of Securities pursuant to the Offer are described in Section 5 — “Certain Material U.S. Federal Income Tax Consequences to U.S. Holders.”
     The Offer is made only for the Securities and is not made for any options to acquire Linktone’s Securities. If you hold vested but unexercised stock options and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable stock option plan, and tender any Securities received upon the exercise in accordance with the terms of the Offer. The tax consequences to holders of options of exercising those securities are not described under Section 5 — “Certain Material U.S. Federal Income Tax Consequences to U.S. Holders.” Holders of options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options.
     Tendering holders of Linktone’s Securities whose Securities are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the applicable Letter of Transmittal, transfer taxes on the sale of Securities in the Offer. The Purchaser or MNC will pay all fees and expenses incurred in connection with the Offer by Mellon Investor Services LLC, which is acting as the Depositary for the Offer (the “Depositary”), D.F. King & Co., Inc., which is acting as the Information Agent for the Offer (the “Information Agent”), and J.P. Morgan Securities Inc., which is acting as the Dealer Manager for the Offer (the “Dealer Manager”). See Section 16 — “Fees and Expenses.”
     THIS OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

EXEMPTION FROM THE SEC
     MNC has been granted exemptive relief from Rule 14e-5 under the Exchange Act in order to allow the Offer to proceed in the manner described in this Offer to Purchase. Specifically, MNC requested and obtained exemptive relief pursuant to a letter from the SEC dated December 18, 2007 from the provisions of Rule 14e-5 under the Exchange Act to permit the Purchaser to commence this Offer and Linktone to solicit the approval of its shareholders for the adoption of the Acquisition Agreement and the issuance of Ordinary Shares in the Subscription. The solicitation occurred after the announcement of the Acquisition Agreement and the transactions contemplated thereby and prior to the expiration of the Offer. Therefore, the Solicitation could be viewed as an arrangement to purchase subject securities outside the Offer by a person acting in concert with the Purchaser under Rule 14e-5.

THE OFFER
1. Terms of the Offer; Proration
     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay $3.80 per ADS or $0.38 per Ordinary Share to the seller in cash, without interest, subject to withholding taxes required by law, for up to 6,000,000 ADSs (treating each Ordinary Share properly tendered as one-tenth of an ADS for such purpose) that are validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4 — “Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on Wednesday, March 26, 2008, unless and until, in accordance with the terms of the Acquisition Agreement, the Purchaser extends the period of time for which the Offer is open as required by applicable law, in which case the term “Expiration Date” means the latest time and date at which the Offer, as so extended by the Purchaser, expires.
     On the Expiration Date, the Purchaser will accept for payment and promptly pay for up to 6,000,000 ADSs that are validly tendered and not properly withdrawn in the Offer (treating each Ordinary Share properly tendered as one-tenth of an ADS for such purpose). If Securities aggregating to more than 6,000,000 ADSs (treating each Ordinary Share tendered as one-tenth of an ADS for such purpose) are validly tendered in the Offer and not withdrawn before the expiration of the Offer, the number of Securities to be purchased will be determined on a pro rata basis, with adjustments to avoid purchases of fractional ADSs or fractional Ordinary Shares, based upon the number of Securities validly tendered by the Expiration Date and not withdrawn, in accordance with Rule 14d-8 under the Exchange Act. This means that we will purchase from you a number of Securities calculated by multiplying the number of Securities you properly tendered by a proration factor. The proration factor will equal 6,000,000 divided by the total number of ADSs (treating each Ordinary Share properly tendered as one-tenth of an ADS for such purpose) properly tendered by all holders.
•	For example, if 12,000,000 ADSs and 0 Ordinary Shares are tendered, we will purchase 50% of the number of Securities that were tendered; in this circumstance, if you tendered 100 ADSs, we will purchase 50 of your ADSs.

6,000,000	= 50.00%	100 ADS x 50% = 50 ADSs
12,000,000 + (0/10)
•	As another example, if 12,000,000 ADSs and 713,659 Ordinary Shares are tendered (which we will treat as the tender of 71,366 ADSs for purposes of the pro ration calculations), we will purchase 49.70% of the number of Securities that were tendered; in this circumstance, if you tendered 1000 ADSs we would acquire 497 of those ADSs and if you tendered 1000 Ordinary Shares we would acquire 497 of those Ordinary Shares.

6,000,000	= 49.70%	1000 ADS x 49.7% = 497 ADSs
12,000,000 + (713,659/10)		1000 Ordinary Shares x 49.7% = 497 Ordinary Shares
     If proration of tendered Securities is required, because of the difficulty of determining the precise number of Securities properly tendered and not withdrawn, we do not expect to announce the final results of proration or pay for any Securities until at least five trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Securities may also obtain such preliminary information from the Information Agent at its telephone number on the back cover of this Offer to Purchase. All Securities not accepted for payment due to an oversubscription will be returned to the tendering holder of Securities or, in the case of tendered ADSs delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, in each case, in accordance with the procedure described in Section 2 of this Offer to Purchase, “Acceptance for Payment and Payment for Securities.”
     The Purchaser may extend the Offer, as required by appropriate law, by giving oral or written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. The Offer will also be extended to the extent required by applicable laws, rules, regulations, interpretations or positions of the SEC or the NASDAQ Global Market. The Purchaser may not elect to provide a subsequent offering period following the expiration of the Offer under Rule 14d-11 of the Exchange Act.
     Under no circumstances will interest be paid on the Offer Price for tendered Securities, regardless of any extension of or amendment to the Offer or any delay in paying for the Securities.
     Completion of the Offer is not conditioned upon obtaining financing. We estimate that the total funds required to complete the Offer will be approximately $22.8 million plus any related transaction fees and expenses. As of September 30, 2007, MNC had approximately $230 million in cash and cash equivalents, to support the purchase of Securities in the Offer and Ordinary Shares in the Subscription. See Section 10 — “Source and Amount of Funds.”

     Subject to the terms of the Acquisition Agreement, we may, at any time and from time to time before the Expiration Date, increase the Offer Price or make any other changes to the terms and conditions of the Offer, or waive any condition to the Offer, by giving oral or written notice of such change or waiver to the Depositary, except that, without the prior written consent of Linktone, we may not:
•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	reduce the maximum number of Securities to be purchased in the Offer;

•	impose conditions to the Offer other than or in addition to the conditions described in Section 14 — “Conditions of the Offer”;

•	extend the expiration of the Offer other than as permitted by the Acquisition Agreement; or

•	make any other changes to the terms and conditions of the Offer that are materially adverse to the interests of Linktone’s shareholders.
     The Purchaser is obligated to extend the Offer as required by applicable law or applicable rules, regulations, interpretations or positions of the SEC. If the Purchaser is obligated, pursuant to the Acquisition Agreement, to extend the Offer beyond May 31, 2008, either Linktone or MNC (provided such party is not in breach of the Acquisition Agreement that results in such extension or delay) may terminate the Acquisition Agreement which would result in a prompt termination of the Offer. Upon any termination of the Offer, all Securities will be returned to the tendering holder of Securities or, in the case of tendered ADSs delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, in each case, in accordance with the procedures described in Section 2 of this Offer to Purchase, “Acceptance for Payment and Payment for Securities.”
     If the Acquisition Agreement is terminated, pursuant to its terms, the Purchaser shall promptly, irrevocably and unconditionally terminate the Offer, see Section 13 of this Offer of Purchase, “The Acquisition Agreement; Other Agreements.”
     If the Purchaser extends the Offer, or if the Purchaser is delayed in its payment for Securities or is unable to pay for Securities in the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer and subject to applicable law and the rules and regulations of the SEC, the Depositary may retain tendered Securities on behalf of the Purchaser, and such Securities may not be withdrawn except to the extent tendering holders of Linktone’s Securities are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” The ability of the Purchaser to delay payment for ADSs that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.
     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Securities). Without limiting the obligation of the Purchaser under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release via PR Newswire.
     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC’s view to be that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the Offer Price, the number of shares being sought or the fees paid to the Dealer Manager, a minimum of 10 business days may be required to allow adequate dissemination and investor response. A change in price or a change in percentage of securities sought generally requires an offer remain open for a minimum of 10 business days from the date the change is first published, sent or given to security holders. MNC and the Purchaser have extended the Offer until 12:00 midnight, New York City time, on Wednesday, March 26, 2008, which date is 20 business days from the date of this Offer to Purchase. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

     Linktone has agreed to provide the Purchaser with a list of holders of Securities and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Securities. This Offer to Purchase and the related Letter of Transmittal for ADSs and Letter of Transmittal for Ordinary Shares, as applicable, will be mailed by or on behalf of the Purchaser to record holders of Securities and will be furnished by or on behalf of the Purchaser to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the lists of holders of Linktone’s Securities or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Securities.
2. Acceptance for Payment and Payment for Securities
     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1 — “Terms of the Offer; Proration,” the Purchaser will accept for payment and promptly pay for up to 6,000,000 ADSs (treating each Ordinary Share properly tendered as one-tenth of an ADS for such purpose) that are validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4 — “Withdrawal Rights.” For a description of our rights and obligations to extend or terminate the Offer and not accept for payment or pay for Securities, or to delay acceptance for payment or payment for Securities, see Section 1 — “Terms of the Offer; Proration.”
     In all cases, payment for ADSs accepted for payment in the Offer will be made only after timely receipt by the Depositary of:
•	a Letter of Transmittal for ADSs (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, together with the American Depositary Receipts (“ADRs”) evidencing ADSs, if applicable; or

•	in the case of a transfer effected under the book-entry transfer procedures described in Section 3 — “Procedure for Tendering Securities,” a Book-Entry Confirmation and either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3 — “Procedure for Tendering Securities”; and

•	any other documents required by the Letter of Transmittal.
     Holders of Ordinary Shares may, but are not required to, exchange Ordinary Shares for ADSs upon proper delivery of their Ordinary Shares to JPMorgan Chase and, upon such exchange, may tender ADSs in the Offer; any such ADSs validly tendered before the Expiration Date and not properly withdrawn will be accepted for payment in the Offer as described in the paragraph above and in Section 1 — “Terms of the Offer; Proration.” Otherwise, holders of Ordinary Shares may tender their Ordinary Shares using a Letter of Transmittal for Ordinary Shares; any such Ordinary Shares validly tendered before the Expiration Date and not properly withdrawn will be accepted for payment in the Offer as described in the paragraph below and in Section 1 — “Terms of the Offer; Proration.”
     In all cases, payment for Ordinary Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:
•	a Letter of Transmittal for Ordinary Shares (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, together with the certificates representing Ordinary Shares, if applicable; and

•	any other documents required by the Letter of Transmittal for Ordinary Shares.
     The Offer Price paid to any holder of Linktone’s Securities for Securities accepted for payment in the Offer will be the highest per Security consideration paid to any other holder of Linktone’s Securities for Securities accepted for payment in the Offer. Ordinary Shares accepted for payment will, in all instances, be paid an equivalent per Ordinary Share price equal to one-tenth of the price paid for each ADS accepted for payment, subject to any withholding taxes required by applicable law. Additionally, the Offer Price paid for Securities accepted for payment in the Offer will be equivalent to the price paid by the Purchaser for the acquisition of Linktone’s Ordinary Shares in the Subscription.
     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Securities properly tendered to the Purchaser and not properly withdrawn (subject to proration as described in Section 1 — “Terms of the Offer; Proration”) as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of the Securities in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Securities accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering holders of Linktone’s Securities for the purpose of receiving payment from the Purchaser and transmitting payment to tendering holders of Linktone’s Securities. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for Securities accepted for payment, regardless of any extension of the Offer or any delay in making payment.

     If any tendered Securities are not accepted for payment for any reason, ADRs representing unpurchased certificated ADSs or certificates representing unpurchased Ordinary Shares, as applicable, will be returned, without any expense to the holders of Linktone’s Securities, to the tendering holder of Securities (or, in the case of ADSs delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, according to the procedures set forth in Section 3 — “Procedure for Tendering Securities,” the Depositary will notify the Book-Entry Transfer Facility of the Purchaser’s decision not to accept the ADSs and the ADSs will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.
     If the Purchaser is delayed in its acceptance for payment or payment for Securities or is unable to accept for payment or pay for Securities in the Offer, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Securities, and the Securities may not be withdrawn except to the extent tendering holders of Linktone’s Securities are entitled to do so as described in Section 4 — “Withdrawal Rights.” See Section 15 — “Certain Legal Matters.”
     MNC has assigned its rights and obligations under the Acquisition Agreement to the Purchaser. However, such assignment will not relieve MNC of its obligations under the Acquisition Agreement and in the case of such assignment, MNC irrevocably and unconditionally guarantees to Linktone the prompt and full discharge by such assignee of all of such assignee’s covenants, agreements, obligations and liabilities under the Acquisition Agreement. The Purchaser reserves the right to transfer or assign to MNC and/or one or more wholly-owned subsidiaries of MNC any of its rights under the Acquisition Agreement, including the right to purchase Securities tendered in the Offer, but any transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering holders of Linktone’s Securities to receive payment for Securities validly tendered and accepted for payment in the Offer.
3. Procedure for Tendering Securities
     Valid Tender of ADSs. A holder of Linktone’s ADSs must follow one of the following procedures to validly tender ADSs in the Offer:
•	for ADSs held as physical certificates, a Letter of Transmittal for ADSs (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, together with the ADRs evidencing such ADSs, and any other documents required by the Letter of Transmittal for ADSs, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase by the Expiration Date;

•	for ADSs held in book-entry form, either a Letter of Transmittal for ADSs (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as described below), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and such ADSs must be delivered according to the book-entry transfer procedures described below under “— Book-Entry Transfer” and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case by the Expiration Date; or

•	the tendering holder of Linktone’s ADSs must comply with the guaranteed delivery procedures described below under “— Guaranteed Delivery” by the Expiration Date.
     Valid Tender of Ordinary Shares. A holder of Linktone’s Ordinary Shares that does not elect to exchange Ordinary Shares for ADSs must follow one of the following procedures to validly tender Ordinary Shares in the Offer:
•	for Ordinary Shares held as physical certificates, a Letter of Transmittal for Ordinary Shares (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, together with the certificates representing such Ordinary Shares and any other documents required by the Letter of Transmittal for Ordinary Shares, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase by the Expiration Date.
     Holders of Ordinary Shares may tender either by: (1) exchanging Ordinary Shares for ADSs that may be tendered using the Letter of Transmittal for ADSs, or (2) properly tendering such Ordinary Shares using the Letter of Transmittal for Ordinary Shares. Holders of Ordinary Shares may, but are not required to, exchange such Ordinary Shares for ADSs before tendering in the Offer. If holders choose to exchange Ordinary Shares for ADSs before tendering, such exchange may be accomplished pursuant to that certain Amended and Restated Deposit Agreement, dated April 26, 2007, among Linktone, JPMorgan Chase Bank and Holders of ADRs representing ADSs, which permits holders of Ordinary Shares to receive ADSs in exchange for their Ordinary Shares upon proper delivery of such Ordinary Shares to JPMorgan Chase and the payment of a fee in connection with issuing the ADRs representing ADSs. In connection with the Offer and during the period that the Offer is open, JPMorgan Chase has agreed to waive the fee for the deposit of Ordinary Shares with JPMorgan Chase in exchange for ADSs in order to participate in the Offer.
     The method of delivery of Securities, the applicable Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering holder of Linktone’s Securities. Securities will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
     Book-Entry Transfer. The Depositary has agreed to establish an account or accounts with respect to the ADSs at the Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of ADSs by causing the Book-Entry Transfer Facility to transfer the ADSs into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Securities may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal for ADSs (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering holder of Linktone’s ADSs must comply with the guaranteed delivery procedures described under “— Guaranteed Delivery” for a valid tender of ADSs by book-entry transfer. The confirmation of a book-entry transfer of ADSs into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”
     The term “Agent’s Message” means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the ADSs that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.
     Signature Guarantees. No signature guarantee is required on the applicable Letter of Transmittal if:
•	the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the ADSs) of Securities tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	ADSs are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”).
     In all other cases, all signatures on the Letter of Transmittal for ADSs or the Letter of Transmittal for Ordinary Shares must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the applicable Letter of Transmittal. If an ADR evidencing an ADS or a certificate representing an Ordinary Share registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or an ADR evidencing an ADS or certificate representing an Ordinary Share not tendered or not accepted for payment is to be returned, to a person other than the registered holder of such ADR or Ordinary Share surrendered, then the ADR evidencing a tendered ADS or certificate representing a tendered Ordinary Share must be endorsed or accompanied by appropriate ADRs or stock powers, in either case signed exactly as the name or names of the registered holders appear on the ADR evidencing the ADS or certificate evidencing the Ordinary Share, with the signature or signatures on the ADRs or stock powers guaranteed by an Eligible Institution as provided in the applicable Letter of Transmittal. See Instructions 1 and 5 to the applicable Letter of Transmittal.

     Guaranteed Delivery. If a holder of Linktone’s ADSs desires to tender ADSs in the Offer and ADRs evidencing the ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary before the Expiration Date, the tender may still be effected if all the following conditions are met:
•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, before the Expiration Date; and

•	a properly completed and duly executed Letter of Transmittal for ADSs (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal for ADSs), ADRs evidencing the ADSs, if applicable (or a Book-Entry Confirmation), in proper form for transfer, and any other documents required by the Letter of Transmittal for ADSs are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which quotations are available for shares listed on the NASDAQ Global Market.
     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the Depositary; provided, however, that if the notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by the Purchaser.
     Other Requirements. Payment for Securities accepted for payment in the Offer will be made only after timely receipt by the Depositary of:
•	properly completed and duly executed Letter of Transmittal for ADSs or Letter of Transmittal for Ordinary Shares, as applicable (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the applicable Letter of Transmittal);

•	ADRs evidencing ADSs or certificates representing Ordinary Shares (if applicable); and

•	any other documents required by the applicable Letter of Transmittal.
Accordingly, tendering holders of Linktone’s Securities may be paid at different times following acceptance for payment, depending upon when ADRs evidencing ADSs, certificates representing Ordinary Shares or Book-Entry Confirmations with respect to Securities are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for the Securities, regardless of any extension of the Offer or any delay in making payment. The method of delivery of ADRs evidencing ADSs or certificates representing Ordinary Shares and all other required documents, including through book-entry transfer, is at the option and risk of the tendering holder of Linktone’s Securities.
     Appointment as Proxy. By executing the Letter of Transmittal for ADSs or Letter of Transmittal for Ordinary Shares (or a facsimile thereof or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), the tendering holder of Linktone’s Securities will irrevocably appoint designees of the Purchaser as such Security holder’s agents and attorneys-in-fact and proxies in the manner set forth in the applicable Letter of Transmittal, each with full power of substitution, to the full extent of such Security holder’s rights with respect to the Securities tendered by such holder of Linktone’s Securities and accepted for payment by the Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such Securities on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Securities. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Securities tendered by such holder of Linktone’s Securities as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such holder of Linktone’s Securities with respect to such Securities or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such holder of Linktone’s Securities (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Securities and other securities or rights, and, to the extent permitted by applicable law and Linktone’s memorandum and articles of association, any annual, special or adjourned meeting of Linktone’s shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, for Securities to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Securities, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Securities and other related securities or rights, including voting at any meeting of Linktone’s shareholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Securities, for any meeting of Linktone shareholders.
     Options. The Offer is made only for Securities and is not made for any options to acquire Linktone’s Securities. If you hold vested but unexercised stock options and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable stock option plan, and tender any Securities received upon the exercise in accordance with the terms of the Offer. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such options that the holder will have sufficient time to comply with the procedures for tendering Securities described in this section.
     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Securities, including questions as to the proper completion or execution of any Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any ADRs evidencing ADSs or certificates representing Ordinary Shares, shall be resolved by the Purchaser, in its sole discretion, whose determination shall be final and binding. The Purchaser shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and the Purchaser’s interpretation of the Offer, the Offer to Purchase, the Letter of Transmittal for ADSs or Letter of Transmittal for Ordinary Shares and the instructions thereto and the Notice of Guaranteed Delivery (including the determination of whether any tender is complete and proper) shall be final and binding. No tender of Securities will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, MNC, the Depositary, the Information Agent, the Dealer Manager, Linktone or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional ADSs or fractional Ordinary Share will be purchased.
     Backup Withholding. To avoid backup withholding of U.S. federal income tax on payments made in the Offer, each tendering U.S. person should complete and return the Substitute Form W-9 included in the applicable Letter of Transmittal. Tendering non-U.S. persons should complete and submit IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For a more detailed discussion of backup withholding and an explanation of the terms “U.S. person” and “non-U.S. person,” see Section 5 — “Certain Material U.S. Federal Income Tax Consequences to U.S. Holders” and Instruction 9 to the applicable Letter of Transmittal.
     Tender Constitutes Binding Agreement. The Purchaser’s acceptance for payment of up to 6,000,000 ADSs (treating each Ordinary Share properly tendered as one-tenth of an ADS for such purpose) that are validly tendered according to any of the procedures described above and in the Instructions to the applicable Letter of Transmittal will constitute a binding agreement between the tendering holder of Linktone’s Securities and the Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).
4. Withdrawal Rights
     Except as provided in this Section 4, or as provided by applicable law, tenders of Securities are irrevocable.
     Securities tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser in the Offer, may also be withdrawn at any time after April 5, 2008.
     For a withdrawal to be effective, a written, telegraphic or facsimile transmission of a notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Securities to be withdrawn, the number and type of Securities to be withdrawn and the name of the registered holder of the Securities to be withdrawn, if different from the name of the person who tendered the Securities. If ADRs evidencing ADSs or certificates evidencing Ordinary Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such ADRs or certificates, as applicable, the tendering holder of Linktone’s Securities must also submit the certificate numbers shown on the particular ADRs evidencing such ADSs or certificates representing such Ordinary Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Securities have been tendered according to the procedures for book-entry transfer as set forth in Section 3 — “Procedure for Tendering Securities,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Securities and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Securities may not be rescinded, and any Securities properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Securities may be retendered by following one of the procedures described in Section 3 — “Procedure for Tendering Securities” at any time before the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, MNC, the Depositary, the Information Agent, the Dealer Manager, Linktone or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
     The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing Security holder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
5. Certain Material U.S. Federal Income Tax Consequences to U.S. Holders
     The following discussion summarizes certain material U.S. federal income tax consequences expected to result to U.S. Holders (as defined below) whose Securities are sold in the Offer. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, and does not address any tax consequences arising under any state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer or that any such contrary position would not be sustained by a court.
     This discussion is limited to U.S. Holders who hold Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of the holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to U.S. Holders subject to special rules under the U.S. federal income tax laws, including without limitation, U.S. expatriates, partnerships and other pass-through entities, corporations that accumulate earnings to avoid U.S. federal income tax, certain financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding Securities as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of Linktone’s Securities who acquired their Securities through stock option or stock purchase plan programs or in other compensatory arrangements.
     This discussion assumes that Linktone is not a “controlled foreign corporation” for U.S. federal income tax purposes.
     WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE SALE OF YOUR SECURITIES PURSUANT TO THE OFFER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS.
     As used in this discussion, a U.S. Holder (“U.S. Holder”) is any beneficial owner of Securities who is treated for U.S. federal income tax purposes as:
•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a U.S. court is able to exercise primary supervision of its administration and one or more U.S. persons have the authority to control all its substantial decisions or (ii) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date and has validly elected to continue to be treated as a U.S. person for U.S. federal income tax purposes.

     If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Securities, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships and their partners should consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the sale of their Securities pursuant to the Offer.
     Sale of Securities. A U.S. Holder that sells either Linktone ADSs or Ordinary Shares pursuant to the Offer will recognize gain or loss equal to the difference between the amount of consideration received by the holder and such holder’s tax basis in the applicable Securities. Subject to the passive foreign investment company (“PFIC”) rules discussed below, any such gain or loss will be long term capital gain or loss if such holder has held the Securities for more than one year, and will be U.S. source gain or loss for foreign tax credit purposes.
     A non-U.S. corporation will be a PFIC for each taxable year in which either (i) 75% or more of its gross income consists of certain specified types of passive income or (ii) on average for the year, 50% or more of its assets (generally by value, determined on a quarterly basis) produce or are held for the production of passive income. According to Linktone’s publicly-filed annual report for 2006, Linktone believes it was a PFIC for 2006 and was likely a PFIC for 2007. In addition, because the PFIC determination is factual in nature and made at the end of each taxable year, there can be no assurance that Linktone will not be a PFIC for the current taxable year.
     If Linktone was a PFIC at any time during a U.S. Holder’s holding period, and the holder has not made a valid mark-to-market election or a valid election to treat Linktone as a “qualified electing fund” (“QEF”), the following special “default” rules will apply to any gain recognized by the holder on the sale of its Securities pursuant to the Offer: (i) the gain must be allocated ratably over such holder’s holding period for the Securities, (ii) the amount allocated to the taxable year of the sale and to each taxable year before Linktone became a PFIC will be taxed as ordinary income, and (iii) the amount allocated to each other taxable year will be subject to tax at the highest rate for individuals or corporations (as applicable) in effect for such year, and an interest charge at the underpayment rate will be imposed on the tax attributable to such amount. If a U.S. Holder has made a valid mark-to-market election, any gain recognized by such holder on the sale of its applicable Securities pursuant to the Offer will be ordinary income, and any loss recognized by the holder will be ordinary loss to the extent of unreversed prior income inclusions with respect to such Securities. U.S. Holders of Securities who have made a valid QEF election will be subject to other special rules and may be subject to the default rules described above depending on the taxable year in which the election was made. U.S. Holders who have made a valid QEF election should consult their tax advisors regarding the U.S. federal income tax consequences of selling their Securities pursuant to the Offer.
     U.S. Holders are urged to consult their tax advisors regarding Linktone’s status as a PFIC and the special PFIC rules discussed above.
     Information Reporting and Backup Withholding. Payments made to U.S. Holders in the Offer generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the Substitute Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. Holder, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.
6. Price Range of the ADSs; Dividends Payable to Holders of Linktone’s Securities
     The ADSs are listed and traded on the NASDAQ Global Market under the symbol “LTON.” The following table sets forth, for each of the periods indicated, the intra-day high and low reported sales price for the ADSs on the NASDAQ Global Market, based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2006
First Quarter	$10.92	$6.47
Second Quarter	$8.44	$5.21
Third Quarter	$6.03	$3.56
Fourth Quarter	$6.41	$4.40
Fiscal Year Ended December 31, 2007
First Quarter	$5.40	$3.23
Second Quarter	$3.75	$2.60
Third Quarter	$4.40	$2.03
Fourth Quarter	$4.15	$2.41
Fiscal Year Ending December 31, 2008
First Quarter (through February 5, 2008)	$3.47	$2.88
First Quarter (through February 27, 2008)	$3.47	$2.88

     On November 27, 2007, the last trading day before we announced the execution of the Acquisition Agreement, the closing price of Linktone’s ADSs reported on the NASDAQ Global Market was $2.47 per ADS. On January 29, 2008, the last trading day before the special meeting of Linktone shareholders to approve the adoption of the Acquisition Agreement and the issuance of Ordinary Shares in the Subscription, the closing price of Linktone’s ADSs reported on the NASDAQ Global Market was $3.40 per ADS. On February 5, 2008, the last trading day before commencement of the Offer, the closing price of Linktone’s ADSs reported on the NASDAQ Global Market was $3.19 per ADS. On February 27, 2008, the last trading day before the amendment of the Offer, the closing price of Linktone’s ADSs reported on the NASDAQ Global Market was $3.23 per ADS. Holders of Linktone’s ADSs are urged to obtain a current market quotation for their ADSs.
     The Ordinary Shares are neither listed nor traded on any securities exchange or inter-dealer quotation system.
     The Purchaser has been advised that Linktone has not paid any dividends to holders of Linktone’s Securities during the past two years. The Acquisition Agreement provides that, without MNC’s written consent, from the date of the Acquisition Agreement until the earlier to occur of the termination of the Acquisition Agreement or the consummation of the Offer and the Subscription, Linktone may not declare, set aside, pay any dividend or make any other distribution payable in cash, stock, property or a combination thereof with respect to its capital stock. Linktone is not expected to declare or pay cash dividends after completion of the Offer and the Subscription.
7.	Effect of the Offer on the Market for the ADSs; NASDAQ Global Market Listing; Controlled Company Status; Margin Regulations
     Market for the ADSs. The purchase of ADSs in the Offer will reduce the number of ADSs that might otherwise trade publicly. The Ordinary Shares are neither listed nor traded on any securities exchange or inter-dealer quotation system. As a result, the purchase of ADSs in the Offer could adversely affect the liquidity and market value of the remaining ADSs held by the public. Neither MNC nor the Purchaser can predict whether the reduction in the number of ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the ADSs or whether it would cause future market prices to be greater or less than the Offer Price. Following the Offer and pursuant to the Subscription, the Purchaser will purchase up to 252,000,000 Ordinary Shares from Linktone at a per share price equivalent to the Offer Price. Thereafter, as the indirect holder of at least 51% of Linktone’s Ordinary Shares and through its designees on Linktone’s board of directors (each of whom were approved by Linktone’s shareholders at the special meeting of Linktone’s shareholders), MNC will be able to control Linktone. A majority of Linktone’s board of directors is able to pass any resolution that requires approval of the board of directors, including a resolution to approve any amalgamation, scheme of arrangement or liquidation subject to the appropriate shareholder approval, which may include the approval of a majority of not less than two-thirds of the Linktone shareholders. See Section 12 — “Purpose of the Offer; Plans for Linktone, Shareholders’ Approval.” Neither MNC nor the Purchaser can predict whether Linktone’s issuance of up to 252,000,000 Ordinary Shares to the Purchaser or MNC’s control position would have an adverse or beneficial impact on ADSs or whether it would cause future market prices for ADSs to be greater or less than the Offer Price.
     NASDAQ Global Market Listing. Depending upon the number of ADSs purchased in the Offer, the ADSs may no longer meet the published guidelines for continued listing on the NASDAQ Global Market. According to the published guidelines, the ADSs would only meet the criteria for continued listing on the NASDAQ Global Market if, among other things,
     (i) there were at least 300 round lot holders, (ii) the minimum bid price for the ADSs was at least $1 per share, (iii) there were at least two market makers for the ADSs, (iv) the number of publicly-held ADSs (excluding ADSs held by officers, directors, and other concentrated holdings of 10% or more, such as held by MNC upon completion of the Offer and the Subscription) was at least 500,000, (v) the market value of such publicly-held ADSs was at least $1 million, and (vi) either;
•	stockholders’ equity of Linktone was at least $2.5 million;

•	the market value of listed securities was at least $35 million; or

•	net income from continuing operations was of Linktone at least $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.
     As of February 5, 2008 and as of February 27, 2008, 240,291,321 of Linktone’s Ordinary Shares were issued and outstanding, of which approximately 233,009,610 were represented by ADSs.

     If, as a result of the purchase of ADSs in the Offer, the ADSs no longer meet these standards, the quotations for the ADSs on the NASDAQ Global Market could be discontinued. In this event, the market for the ADSs would likely be adversely affected.
     If the NASDAQ Global Market ceases to publish quotations for the ADSs, it is possible that the ADSs would continue to trade on another market or securities exchange or in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for the ADSs and the availability of such quotations would depend, however, upon such factors as the number of holders of Linktone’s ADSs and/or the aggregate market value of the publicly-held ADSs at such time, the interest in maintaining a market in the ADSs on the part of securities firms, and other factors.
     Controlled Company Status. After the completion of the Offer and the Subscription, Linktone would be eligible to and could elect “controlled company” status pursuant to Rule 4350(c)(5) NASDAQ Marketplace Rules, and be exempt from the requirement that Linktone’s board of directors be comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating Committee of Linktone’s board of directors. The controlled company exemption does not modify the independence requirements for the Audit Committee of Linktone’s board of directors. Linktone has advised MNC that it is a foreign private issuer. As a foreign private issuer, Linktone may currently be eligible under the NASDAQ Marketplace Rules to qualify for an exemption from certain of the requirements that its board of directors be comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating Committee of Linktone’s board of directors. Linktone has advised MNC that it has not sought such exemption and does not presently intend to seek such exemption under the NASDAQ Marketplace Rules.
     Margin Regulations. The ADSs are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of ADSs for the purpose of buying, carrying or trading in securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, after the completion of the Offer and the Subscription, the ADSs would no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the ADSs under the Exchange Act is terminated, the ADSs would no longer constitute “margin securities.”
8. Certain Information Concerning Linktone
     Linktone Ltd. Linktone is a company incorporated with limited liability under the laws of the Cayman Islands with its principal executive offices at 12th Floor Cross Tower, 318 Fu Zhou Road, Huang Pu District, Shanghai 200001, People’s Republic of China. The telephone number of Linktone at such office is (86 21) 3318 4900. Linktone is a provider of wireless interactive entertainment services to consumers and advertising services to enterprises in China. Linktone provides a diverse portfolio of services to wireless consumers and corporate customers, with a particular focus on media, entertainment and communications. These services are promoted through Linktone’s and its partners’ cross-media platform which merges traditional and new media marketing channels, and through the networks of the mobile operators in China. Through in-house development and alliances with international and local branded content partners, Linktone develops, aggregates and distributes products to maximize the breadth, quality and diversity of its offerings. Linktone has advised to MNC that it is a foreign private issuer as defined in Rule 3b-4 under the U.S. Securities Exchange Act of 1934, as amended.
     Available Information. Linktone has advised MNC that it is a foreign private issuer and, therefore, it is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and, in accordance with these requirements, files reports and other information with the SEC relating to its business, financial condition and other matters. Such reports, statements and other information should be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to Linktone that have been filed via the EDGAR system.
     None of MNC, the Purchaser, the Dealer Manager, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Linktone provided by Linktone or contained in the reports, documents and records referred to herein or for any failure by Linktone to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to MNC.

9. Certain Information Concerning MNC and the Purchaser
     MNC and the Purchaser. PT Media Nusantara Citra Tbk is a company incorporated with limited liability under the laws of the Republic of Indonesia. MNC is an integrated media company, with operations in television, radio and print media. MNC owns and operates RCTI, TPI and Global TV, which are three of Indonesia’s ten private free-to-air national television broadcasting networks. MNC is also the publisher of Seputar Indonesia, a national daily newspaper, as well as three popular tabloid magazines including Genie. MNC also programs, operates, and maintains ownership interests in 15 radio stations in multiple formats located in Indonesia’s largest cities. In addition, MNC supplies content to two independently-owned radio stations and exercises operational and broadcasting control over another three radio stations pursuant to co-operation agreements that its has entered into with them.
     MNC’s legal name as specified in its articles of association is PT Media Nusantara Citra Tbk. MNC’s business address is Menara Kebon Sirih, Jl. Kebon Sirih 17-19, Jakarta, 10340, Indonesia. The telephone number at such office is +62 21 390 0885.
     The Purchaser is a company incorporated under the laws of the Cayman Islands that was recently formed at the direction of MNC for the purpose of effecting the Offer and the Subscription. The Purchaser is indirectly wholly-owned by MNC. Until immediately before the time the Purchaser purchases Securities in the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Subscription. The Purchaser’s principal executive offices are located at Menara Kebon Sirih, Jl. Kebon Sirih 17-19, Jakarta, 10340, Indonesia. The telephone number of the Purchaser at that office is +62 21 390 0885.
     MNC has assigned its rights and obligations under the Acquisition Agreement to the Purchaser. However, such assignment will not relieve MNC of its obligations under the Acquisition Agreement and in the case of such assignment, MNC irrevocably and unconditionally guarantees to Linktone the prompt and full discharge by such assignee of all of such assignee’s covenants, agreements, obligations and liabilities under the Acquisition Agreement.
     The name, citizenship, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and MNC are set forth in Schedule I hereto.
     PT Media Nusantara Citra Tbk is not a registrant within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”) and is not otherwise required to file periodic reports pursuant to Section 13(a) of the Exchange Act. Schedule II to this Offer to Purchase (which includes pages F-1 through F-101) sets forth MNC’s (i) consolidated financial statements as of and for the nine month periods ended September 30, 2007 and 2006 which have been prepared in accordance with accounting principles generally accepted in Indonesia (“Indonesian GAAP”), and which were unaudited; and (ii) consolidated financial statements and supplementary information as of and for the years ended December 31, 2006, 2005 and 2004, which have been prepared in accordance with Indonesian GAAP. The annual consolidated financial statements and supplementary information for the years ended December 31, 2006, 2005 and 2004 have been audited in accordance with auditing standards established by the Indonesian Institute of Accountants (“Indonesian GAAS”) by Osman Ramli Satrio & Rekan (“Deloitte Jakarta”), the Indonesian member of Deloitte Touche Tohmatsu. Deloitte Jakarta did not audit the financial statements of three subsidiaries of MNC, PT MNC Networks, PT MNI Global and PT Cipta Televisi Pendidikan Indonesia (collectively, the “Three Subsidiaries”), which were audited by local accounting firms in Indonesia, each of which expressed unqualified opinions. Each of the audits conducted by the local accounting firms in Indonesia was conducted in accordance with Indonesian GAAS. The Deloitte Jakarta opinion insofar as it relates to the amounts of the Three Subsidiaries that are included in the annual consolidated financial statements is based solely on the reports of the other local accounting firms in Indonesia. Neither the consolidated financial statements of MNC nor the financial statements of the Three Subsidiaries contained a narrative description (the “Narrative Description”) of the material variations in accounting principles, practices and methods used in preparing financial statements in accordance with Indonesian GAAP and United States generally accepted accounting principles (“U.S. GAAP”). Accordingly, no reference was made by any of the aforementioned accounting firms to the Narrative Description in their audit reports.
     Deloitte Jakarta rendered an unqualified Indonesian GAAS opinion, based on Deloitte Jakarta’s audits and the reports of the other local accounting firms in Indonesia, on MNC’s annual consolidated financial statements and supplementary information as of and for the years ended December 31, 2006, 2005, and 2004, which opinion was included in MNC’s annual report filed with the Indonesian Stock Exchange. Because MNC is not subject to the periodic reporting requirements of the Exchange Act, the audits were not conducted in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), which standards must be complied with by auditors conducting audits for companies filing periodic reports under the Exchange Act. Therefore, the Indonesian GAAS audit opinion is not included in this Offer to Purchase and the financial statements in Schedule II (which includes pages F-1 through F-101) are labeled as “Unaudited.” MNC cannot obtain an audit of its financial statements that complies with the PCAOB’s standards without unreasonable effort and expense within the meaning of Rule 12b-21 under the Exchange Act. In any event, it is not possible to complete such audit before May 31, 2008, the outside date, after which MNC or Linktone may terminate the Acquisition Agreement and the Offer. MNC will not become subject to the periodic reporting requirements of the Exchange Act as a result of this filing or otherwise.

     We have included in Schedule II (which includes pages F-1 through F-101) the same Narrative Description that was included in the Offering Circular for MNC’s initial public offering of Common Stock, par value Rp 100 per share, in Indonesia on June 15, 2007. A reconciliation of Indonesian GAAP to U.S. GAAP, which is required by Item 17 of Form 20-F, cannot be obtained without unreasonable effort and expense within the meaning of Rule 12b-21. In any event, a reconciliation that is in accordance with Item 17 of Form 20-F cannot be obtained before May 31, 2008, the outside date, after which MNC or Linktone may terminate the Acquisition Agreement and the Offer.
     Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase, (i) neither MNC nor the Purchaser, nor any of the persons listed in Schedule I or any associate or other majority-owned subsidiary of MNC or the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Securities or any other equity securities of Linktone and (ii) neither MNC nor the Purchaser, nor any of the persons or entities referred to in clause (i) above has effected any transaction in the Securities or any other equity securities of Linktone during the past 60 days.
     Except as set forth in this Offer to Purchase, neither MNC nor the Purchaser, nor any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with Linktone or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no negotiations, transactions or material contacts between MNC or any of its subsidiaries (including the Purchaser) or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Linktone or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of MNC or the Purchaser or the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of MNC or the Purchaser or the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
     Purchaser will subscribe for and purchase from Linktone not less than 180,000,000 and not more than 252,000,000 Ordinary Shares, depending on the number of Securities accepted for payment in the Offer, at a purchase price equivalent to the price paid for Securities accepted for purchase in the Offer ($3.80 per ADS or $0.38 per Ordinary Share). For example, if no Securities are tendered in the Offer, then we will subscribe for and purchase a minimum of 250,000,000 Ordinary Shares of Linktone in the Subscription, representing a 51% interest on a fully diluted basis at a price per share equivalent to the Offer price. As another example, if approximately 1,000,000 ADSs (treating each Ordinary Share properly tendered as one-tenth of an ADS for such purpose) are tendered in the Offer, then we will subscribe for and purchase a minimum of 230,000,000 Ordinary Shares of Linktone in the Subscription, representing a 51% interest on a fully diluted basis at a price per share equivalent to the Offer price. After giving effect to the Subscription and the acquisition of any or no Securities in the Offer, we will hold no less than 51% of the total outstanding Ordinary Shares of Linktone calculated on a fully diluted basis.
     Available Information. Pursuant to Rule 14d-3 under the Exchange Act, MNC and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. MNC is not otherwise subject to the reporting obligations under the Exchange Act. The Schedule TO and the exhibits thereto, may be inspected at the SEC’s public reference library at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Washington D.C. 20549. The SEC also maintains a website at www.sec.gov that contains the Schedule TO and exhibits thereto and any other information relating to MNC that has been filed with the SEC via the EDGAR system.
10. Source and Amount of Funds
     Completion of the Offer is not conditioned upon obtaining financing. MNC and Purchaser estimate that the total funds required to complete the Offer will be approximately $22.8 million plus any related transaction fees and expenses. The Purchaser will acquire these funds from MNC, which intends to provide the funds to the Purchaser out of cash and cash equivalents to support the purchase of ADSs in the Offer and Ordinary Shares in the Subscription. As of September 30, 2007, MNC had approximately $230 million in cash and cash equivalents.
11. Background of the Offer; Past Contacts, Negotiations and Transactions
     The following information was prepared by MNC and Linktone. Information about Linktone was provided by Linktone, and we do not take any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which MNC or its representatives did not participate.

     Linktone’s board of directors has periodically evaluated various potential opportunities for Linktone in a variety of transactions, including business combinations and other strategic alliances, with the goal of enhancing shareholder value.
     During August and September of 2007, Linktone’s senior management periodically engaged in discussions with a number of potential business partners to explore various strategic opportunities, which included the sale of all or a significant portion of Linktone’s share capital or a merger between Linktone and one or more of these potential partners. Certain discussions were based on a contemplated separation of Linktone’s mature wireless value-added services (“WVAS”) business and its more recently formed media advertising business. Linktone’s senior management considered a number of potential partners involved in the telecommunications, WVAS, media content, advertising and broadcasting sectors, including MNC. Initial discussions with such potential partners resulted in multiple follow-up conversations between members of Linktone’s board of directors and/or its senior management and representatives of some of these potential partners.
     On September 22, 2007, the Chief Financial Officer of Linktone, Colin Sung, and senior management of MNC, including Group Chief Executive Officer Hary Tanoesoedibjo and Senior Vice President Ali Chendra, as well as MNC’s financial advisor, JPMorgan, held an initial meeting in Hong Kong to begin discussing the possibility of a transaction whereby MNC would acquire a controlling interest in Linktone.
     On September 23, 2007, Linktone’s senior management held a teleconference with its board of directors to update the board of directors on the status of discussions with various potential partners. In particular, Linktone’s board of directors discussed the possible investment by MNC and its potential benefits both to Linktone’s future business prospects and to its existing shareholders.
     On September 27 and 28, 2007, the senior management of Linktone and MNC met in Jakarta to further discuss the possible investment in Linktone by MNC, including the relevant transaction parameters, management and corporate governance of Linktone following such an investment and potential business synergies resulting from such an alliance between the parties.
     On September 28, 2007, MNC made a non-binding indicative proposal to Linktone’s board of directors to subscribe for and purchase a number of newly-issued Ordinary Shares of Linktone that would result in MNC holding not less than 51% of Linktone’s total share capital. This proposal included a range of cash offer prices reflecting a 10% to 25% premium over the average closing price of Linktone’s shares during the 60 calendar days immediately prior to September 22, 2007. Upon receiving MNC’s initial non-binding indicative proposal, Linktone’s senior management provided an update to its board of directors via teleconference.
     On October 4, 2007, Elaine LaRoche, chairperson of Linktone’s board of directors met with Mr. Tanoesoedibjo in New York City for initial discussions regarding a potential partnership between Linktone and MNC in the WVAS and media business.
     On October 5, 2007, Linktone and MNC entered into the confidentiality agreement.
     On October 10, 2007, Linktone’s senior management approached Morgan Stanley and several other prospective financial advisors to discuss Linktone’s possible strategic alternatives, including MNC’s initial proposal.
     During the week of October 15, 2007, representatives of MNC commenced their due diligence activities to review and evaluate the proposed transaction.
     On October 15 and 16, 2007, Linktone’s board of directors met with MNC’s senior management in Beijing with outside legal counsel and financial advisors present in person or by teleconference. The parties discussed the terms of MNC’s initial proposal and the potential change of control resulting therefrom. At the conclusion of this meeting, it was agreed that both parties would work with their respective financial and legal advisors to put together a term sheet for a possible transaction by the middle of November, 2007.
     During the weeks of October 15, 2007 and October 22, 2007, the senior management of Linktone and MNC engaged in a series of meetings and telephone conversations, with the presence and participation of Morrison & Foerster LLP, Linktone’s outside counsel and a prospective financial advisor to Linktone, as well as representatives from JPMorgan, MNC’s financial advisor and Latham & Watkins LLP, MNC’s outside counsel. The parties discussed their overall vision for Linktone’s business following the proposed transaction, and the potential structure for the proposed transaction.
     On October 29, 2007, MNC provided Linktone with a revised non-binding indicative proposal, which proposed a subscription by MNC for newly-issued Ordinary Shares representing not less than 51% of Linktone’s share capital at a price of between US$0.36 to US$0.38 per Ordinary Share, followed by a cash tender offer for outstanding ADSs representing up to 10% of Linktone’s enlarged share base within 12 months of the subscription at a price of between US$4.50 to US$5.00 per ADS (equal to US$0.45 to US$0.50 per Ordinary Share).

     On October 30, 2007, Latham & Watkins commenced its diligence activities to review and evaluate the proposed transaction.
     During the months of October and November 2007, Linktone’s board of directors and senior management received a number of unsolicited, non-binding indications of interest from third parties to acquire significant portions of its share capital, which included offers to acquire control of Linktone. These included: (1) an offer from Lunar Capital Management Advisors (“Lunar”) on November 27, 2007 to acquire a significant minority interest in Linktone; (2) a proposal from Asia Television Limited on October 22, 2007 for an investment that would result in an initial minority shareholding but included an option for Asia Television to increase its holdings to up to 51% of Linktone’s share capital at any time within 12 months after the initial minority investment; (3) a proposal from Mr. David Yu on October 28, 2007 to acquire a number of newly-issued Ordinary Shares of Linktone that would ultimately result in Mr. Yu holding shares equal to not less than 51% of Linktone’s total outstanding Ordinary Shares; and (4) a proposal from CDC Corporation (“CDC”) on November 2, 2007 with an offer to inject their subsidiary China.com’sWVAS assets into Linktone in exchange for a portion of Linktone’s share capital and to also make a convertible loan to Linktone that CDC could later convert into Linktone shares.
     After receiving each proposal, Linktone’s senior management and board of directors convened by teleconference to review these unsolicited indications of interest, with the exception of the proposal from Asia Television, which was withdrawn before the Linktone board of directors had a chance to consider it. In each instance, following discussions of the relevant financial terms and other terms of the respective proposals, Linktone’s board of directors determined that these proposals did not represent superior alternatives to the potential transaction by MNC. Therefore, Linktone’s board of directors continued to focus on the potential transaction between Linktone and MNC.
     Accordingly, representatives of Linktone, MNC, JPMorgan, Morrison & Foerster, Latham & Watkins and an alternate prospective financial advisor to Linktone continued to hold discussions regarding the proposed terms and parameters of the proposed transaction. As part of this process, Linktone and MNC exchanged multiple rounds of comments with respect to a revised non-binding indicative proposal that MNC delivered to Linktone on October 29, 2007.
     On November 15, 2007, Linktone resumed discussions with Morgan Stanley and retained Morgan Stanley as Linktone’s exclusive financial advisor in connection with any possible acquisition by a third party of all or a majority of the share capital of Linktone, including the potential transaction with MNC. From November 15, 2007 to November 28, 2007, Morgan Stanley conducted various financial analyses relating to the price ranges MNC proposed in its revised proposal.
     On November 16, 2007, Linktone retained Davis Polk & Wardwell as its outside counsel to advise its board of directors on legal matters pertaining to the potential transaction with MNC.
     On November 17, 2007, representatives from Linktone, MNC, Morgan Stanley, JPMorgan, Davis Polk & Wardwell and Latham & Watkins met in Hong Kong and discussed the principal transaction terms, possible transaction structures and the timing and process for completing the transaction. The parties determined to structure the transaction as a cash tender offer for at least 20% of Linktone’s outstanding ADSs by MNC at US$3.80 per ADS (equal to US$0.38 per Ordinary Share) and a subscription for newly-issued Ordinary Shares at US$0.38 per share, the combination resulting in MNC holding at least 51% of Linktone’s share capital following the closing of the transaction.
     On November 18, 2007, Linktone’s senior management held a teleconference with its board of directors, with the presence and participation of Morgan Stanley and Davis Polk & Wardwell, and notified its board of directors of the matters discussed during the November 17, 2007 meeting with MNC and also discussed some of the other strategic alternatives available to Linktone. Morgan Stanley provided an initial assessment of MNC’s proposal from a financial perspective, and Davis Polk & Wardwell advised Linktone’s board of directors on the legal aspects of the proposed transaction. At the conclusion of the teleconference, Linktone’s board of directors authorized its senior management to continue negotiations with MNC regarding the potential transaction.
     Throughout the week of November 19, 2007, Linktone’s and MNC’s respective financial and legal advisors continued discussions on the proposed transaction. On November 23, 2007, Latham & Watkins circulated a draft of the Acquisition Agreement to Linktone and its advisors.
     During this same week, representatives of MNC continued performing their due diligence through discussions with representatives of Linktone in Beijing, and a series of conversations took place between the senior management of both Linktone and MNC. Discussions continued between Linktone’s senior management and board of directors regarding cooperation between Linktone and MNC on possible future business initiatives following the proposed transaction.

     On November 23, 2007, representatives of Morgan Stanley met with Linktone’s senior management in Beijing to discuss Morgan Stanley’s financial valuation of Linktone’s business.
     On the same day, Ms. LaRoche received from Lunar and CDC a written, joint, unsolicited, non-binding indication of interest to purchase either Ordinary Shares or convertible preferred shares, in each case representing a minimum of 19.9% of Linktone’s share capital. Lunar or CDC indicated in such written indication of interest that they would publicly announce the terms and parameters of their proposal on November 26, 2007 if they received no response from Linktone’s board of directors.
     On November 25, 2007, Linktone’s senior management held a teleconference with Linktone’s board of directors and representatives from Morgan Stanley, Davis Polk & Wardwell and Walkers Group, its Cayman Islands counsel. Linktone’s senior management updated its board on the discussions with MNC during the week of November 19, 2007. Linktone’s board of directors discussed the major issues in the initial draft of the Acquisition Agreement and formulated Linktone’s response to these issues. In addition, Linktone’s board of directors reviewed and discussed Lunar and CDC’s joint indication of interest and unanimously concluded that it did not represent a superior alternative to the proposed transaction with MNC. Accordingly, Linktone’s board of directors determined that it was in the best interests of Linktone’s shareholders to continue to focus on discussions with MNC regarding a possible transaction.
     On November 26, 2007, Lunar and CDC issued a joint press release in respect of a proposed cash offer to purchase either Ordinary Shares or convertible preferred shares, in each case representing a minimum of 19.9% of Linktone’s share capital. The purchase price disclosed was at a premium to Linktone’s closing price on November 26, 2007 in the case of convertible preferred shares, or at a discount to that closing price in the case of Ordinary Shares. The press release disclosed that Lunar and CDC would seek to appoint up to three directors to Linktone’s board of directors in order to effect their proposed restructuring of Linktone’s business.
     On November 26 and 27, 2007, representatives from Linktone, MNC, Morgan Stanley, JPMorgan, Davis Polk & Wardwell and Latham & Watkins met in Hong Kong and negotiated the terms of the Acquisition Agreement. At intervals during these two days, Linktone’s senior management and representatives of its advisors held teleconferences with Linktone’s board of directors in order to update the board members on the status of the negotiations.
     On November 28, 2007, Linktone’s board of directors held a teleconference with its senior management and financial and legal advisors and conducted a final review of the proposed resolutions of outstanding issues in the Acquisition Agreement. Following discussions, Linktone’s board of directors unanimously approved the Acquisition Agreement and the proposed transactions, and resolved to recommend the proposed transactions to Linktone’s shareholders.
     Immediately after Linktone’s board meeting, Linktone and MNC finalized and signed the Acquisition Agreement, dated as of November 28, 2007, and issued a joint press release announcing the proposed transaction. Later on the same day, the senior management of MNC and the senior management of Linktone discussed the proposed transaction on Linktone’s third quarter 2007 earnings release investor conference call.
     On January 29, 2008, Linktone’s board of directors received an unsolicited written proposal from BroadWebAsia (“BWA”) proposing to acquire up to 60% of Linktone’s outstanding Ordinary Shares pursuant to a combination of (i) a tender offer for up to 25% of Linktone’s outstanding Ordinary Shares or 6,000,000 ADSs at $4.18 per ADS (a 10% premium to the Offer Price), (ii) an open market purchase of up to 2.39 million ADSs at a purchase price of up to $4.18 per ADS, and (iii) a subscription for 21.5 million newly issued Ordinary Shares in return for the contribution of certain BWA assets (including entry into a long term service agreement, a strategic partnership agreement making Linktone BWA’s exclusive mobile content partner, a $10 million promotional carriage arrangement and guaranteed advertisement purchases of up to $3 million on Linktone’s networks). BWA requested that the Linktone board of directors delay the shareholders’ meeting scheduled for the following day (January 30, 2008). Subsequent to delivering its proposal, BWA issued a press release disclosing the terms of its proposal. The press release generally restated the terms of the written proposal but referred to a subscription for 15 million newly issued Ordinary Shares in return for certain contributed assets rather than 21.5 million newly issued Ordinary Shares set forth in the written proposal.
     Upon receipt of the unsolicited proposal, Linktone’s board of directors held a teleconference with senior management and its financial and legal advisors and carefully considered the terms set forth in the proposal and the press release. The board of directors considered, among other things, (i) the absence of stated funding sources for the proposed tender offer and open market purchases of ADSs, (ii) the proposed utilization of open market purchases (up to a maximum purchase price of $4.18 per ADS) as opposed to purchasing shares from Linktone’s ADS holders at a fixed price per share, (iii) the inconsistency between the written proposal and the press release relating to number of shares to be issued to BWA in exchange for contributed assets, and (iv) the limited information available regarding the assets BWA proposed to contribute to Linktone and the proper valuation for such assets relative to the Ordinary Shares proposed to be issued in exchange for such assets. Linktone’s board of directors concluded that the proposal from

BWA did not contain enough information to permit it to make a determination that the unsolicited proposal constituted or was reasonably likely to result in a “superior proposal” (as defined in the Acquisition Agreement) and thus, pursuant to the Acquisition Agreement, could not be pursued further by Linktone. Accordingly, the board of directors determined not to propose or recommend nor was any motion made that Linktone’s shareholders delay or adjourn the shareholders’ meeting scheduled for January 30, 2008.
     Following such determination and prior to the shareholders’ meeting, Morgan Stanley contacted a representative of BWA and conveyed the determination of Linktone’s board of directors and its concerns regarding the terms of the transaction set forth in the unsolicited proposal and the press release. To date BWA has not provided specific responses to the concerns raised by Linktone’s board of directors, nor has it provided additional information for Linktone’s board of directors to properly value its proposal. In light of BWA’s public announcement of its proposal and the absence of additional information from BWA, Linktone did not publicly disclose the receipt of the unsolicited proposal, nor respond publicly to BWA’s press release.
     On January 30, 2008, pursuant to the Acquisition Agreement, Linktone held a special meeting of its shareholders. While, pursuant to its press release, the general terms of BWA’s proposal was already public at the time of the shareholders’ meeting, no discussion of the unsolicited proposal received from BWA occurred at the shareholders’ meeting. At the meeting, Linktone shareholders approved the adoption of the Acquisition Agreement, the issuance of Ordinary Shares in the Subscription and duly elected 10 directors nominated by MNC who will appoint the MNC designees to Chief Executive Officer and Chief Financial Officer, subject to and effective following the consummation of the Offer and the Subscription. Six out of the 10 persons nominated by MNC were serving as members of Linktone’s board of directors at the time of the signing of the Acquisition Agreement: Elaine La Roche, Thomas Hubbs, Allan Kwan, Jun Wu, Michael Guangxin Li, and Colin Sung. Colin Sung resigned as director on December 17, 2007, and resigned as Linktone’s Chief Financial Officer, effective January 31, 2008, but remains an MNC nominee for the reconstituted board of directors. MNC will designate Michael Guangxin Li to continue to serve as Chief Executive Officer of Linktone following the consummation of the Offer and the Subscription. MNC initiated a search process for a new Chief Financial Officer and has not designated a Chief Financial Officer.
     On February 6, 2008, a representative of BWA contacted Morgan Stanley and indicated BWA’s intention to submit an updated proposal in response to the concerns raised by the Linktone board of directors. To date, BWA has not provided a specific response nor provided any additional information that would permit the Linktone board of directors to properly value its proposal.
     On February 27, 2008, Linktone’s board of directors unanimously approved the amendment to the Acquisition Agreement (“Amendment to the Acquisition Agreement”) to contemplate the inclusion of both ADSs and Ordinary Shares in the Offer and (i) determined that the transactions contemplated by the Acquisition Agreement, as amended, including the Offer and the Subscription, are fair to and in the best interests of Linktone and its shareholders, (ii) approved and declared advisable the Acquisition Agreement, as amended, and the transactions contemplated thereby, including the Offer and the Subscription, and (iii) recommended that the holders of Linktone’s ADSs and Ordinary Shares accept the Offer and tender their ADSs and Ordinary Shares in the Offer. Following the board meeting, on February 27, 2008, Linktone and MNC finalized and signed the Amendment to the Acquisition Agreement.
12. Purpose of the Offer; Plans for Linktone; Shareholders’ Approval
     Purpose of the Offer. The purpose of the Offer is to enable holders who wish, in light of the acquisition by MNC of a controlling interest in Linktone through the Subscription, to efficiently liquidate all or a portion of their Securities at an Offer Price equivalent to the price per Ordinary Share paid by the Purchaser in the Subscription. The Offer and the Subscription are being made according to the Acquisition Agreement. After giving effect to the Subscription and purchase and acquisition of any or no Securities in the Offer, the Purchaser will hold no less than 51% of the total outstanding Ordinary Shares of Linktone calculated on a fully diluted basis. As the indirect holder of at least 51% of Linktone’s Ordinary Shares, MNC will be able to control Linktone.
     The Offer is a liquidity mechanism for Linktone’s Securities holders and not the transaction by which MNC will acquire control of Linktone and if no holders of Linktone’s Securities tender in the Offer, the Purchaser will nevertheless acquire at least a 51% controlling interest in Linktone pursuant to the Subscription. In addition to the controlling interest of Ordinary Shares to be purchased in the Subscription, MNC has a right, pursuant to the Acquisition Agreement, to designate nominees for election to Linktone’s board of directors, who constitute a majority of Linktone’s board of directors, subject to and effective following the consummation of the Offer. A majority of Linktone’s board of directors is able to pass any resolution that requires the approval of the board of directors, including a resolution to approve any amalgamation, scheme of arrangement or liquidation, subject to the appropriate shareholder approval, which may include the approval of a majority of not less than two-thirds of the Linktone shareholders. In addition, pursuant to the Acquisition Agreement, MNC has the right to designate the Chief Executive Officer and Chief Financial Officer, and Linktone’s board of directors shall appoint such persons to the positions to which they have been designated by MNC, subject to and effective following the consummation of the Offer and the Subscription. See below “— Shareholders’ Approval.”

     In addition to control of Linktone, the benefits to MNC from the Offer and the Subscription include entitlement to any increase in the value of Linktone’s Ordinary Shares. The Purchaser, as a holder of Ordinary Shares like all holders of Ordinary Shares or ADSs, would also bear the risk of any losses incurred in the operation of Linktone and any decrease in the value of Linktone. Holders whose Securities are accepted for payment pursuant to the Offer will cease to have any equity interest in the tendered Securities and to participate in any future growth in Linktone resulting from such tendered Securities.
Plans for Linktone.
     Pursuant to the Subscription, the Purchaser will purchase up to 252,000,000 Ordinary Shares of Linktone in the Subscription for $0.38 per Ordinary Share which will result in our ownership of a majority of Linktone’s outstanding Ordinary Shares. After the completion of the Subscription or if the Offer is terminated, we may seek to acquire additional Securities through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon terms and at prices as we determine, which may be more or less than the price paid in the Offer. If the Subscription is completed, Linktone will issue up to 252,000,000, but not less than 180,000,000, Ordinary Shares to the Purchaser, which together with any or no Securities purchased in the Offer represents a minimum of 51.0% and up to a maximum of 63.4% of the Ordinary Shares on a fully diluted basis, and the current holders of Securities of Linktone will continue to have an equity interest in Linktone. Neither MNC nor the Purchaser can predict whether this dilutive issuance of Ordinary Shares would have an adverse or beneficial impact on the Securities.
     In addition to the controlling interest of Ordinary Shares to be purchased in the Subscription, MNC has a right, pursuant to the Acquisition Agreement, to designate nominees for election to Linktone’s board of directors, who constitute a majority of Linktone’s board of directors, subject to and effective following the consummation of the Subscription. A majority of Linktone’s board of directors is able to pass any resolution that requires approval of the board of directors, including a resolution to approve any amalgamation, scheme of arrangement or liquidation, subject to the appropriate shareholder approval, which may include the approval of a majority of not less than two-thirds of the Linktone shareholders. In addition, pursuant to the Acquisition Agreement, MNC has the right to designate the Chief Executive Officer and Chief Financial Officer, and Linktone’s board of directors shall appoint such persons to the positions to which they have been designated by MNC, subject to and effective following the consummation of the Offer and the Subscription. Colin Sung resigned as director on December 17, 2007, and resigned as Linktone’s Chief Financial Officer, effective January 31, 2008, but remains an MNC nominee for the reconstituted board of directors. MNC will designate Michael Guangxin Li to continue to serve as Chief Executive Officer of Linktone following the consummation of the Offer and the Subscription. MNC initiated a search process for a new Chief Financial Officer and has not designated a Chief Financial Officer. See below “— Shareholders’ Approval” and “Replacement of Directors” in Section 13 — “The Acquisition Agreement; Other Agreements.” After the completion of the Offer and the Subscription, the reconstituted Linktone board of directors expects to work with Linktone’s management to evaluate and review Linktone and its business, assets, corporate structure, operations, properties and strategic alternatives. As a result of this evaluation, it is possible that MNC could implement changes to Linktone’s business or capitalization that could involve consolidating and streamlining certain operations and reorganizing or disposing of other businesses and operations. MNC and, after the completion of the Offer and the Subscription, the reconstituted Linktone board of directors, reserve the right to change their plans and intentions at any time, as deemed appropriate, subject to their fiduciary duties to Linktone and the Linktone shareholders.
     Pursuant to the Acquisition Agreement, on the date the Offer and the Subscription are consummated, Linktone’s Amended and Restated Memorandum and Articles of Association will be amended by adding certain language requiring that material transactions between Linktone and any holder of 5% or more of Linktone’s share capital be either approved by a majority of the disinterested directors of Linktone’s board of directors in the case of transactions valued at or above US$1 million, and by holders of a majority of Ordinary Shares held by Linktone’s disinterested shareholders present and voting at a general meeting of Linktone’s shareholders in the case of transactions valued at or above US$10 million. Linktone’s shareholders approved this amendment to the Amended and Restated Memorandum and Articles of Association with the affirmative vote of at least two-thirds the Ordinary Shares present in person or by proxy and entitled to vote at the special meeting held on January 30, 2008.
     Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Linktone, the disposition of securities of Linktone, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Linktone or its subsidiaries, or the sale or transfer of a material amount of assets of Linktone or its subsidiaries.
     Shareholders’ Approval. On January 30, 2008 at a special meeting of Linktone shareholders, the Linktone shareholders approved the adoption of the Acquisition Agreement, the issuance of Ordinary Shares in the Subscription and duly elected 10 directors nominated by MNC who will appoint the MNC designees to Chief Executive Officer and Chief Financial Officer, subject to and effective following the consummation of the Offer and the Subscription. Six out of the 10 persons nominated by MNC were serving as members of Linktone’s board of directors at the time of the signing of the Acquisition Agreement: Elaine La Roche, Thomas Hubbs,

Allan Kwan, Jun Wu, Michael Guangxin Li, and Colin Sung. Colin Sung resigned as director on December 17, 2007, and resigned as Linktone’s Chief Financial Officer, effective January 31, 2008, but remains an MNC nominee for the reconstituted board of directors. MNC will designate Michael Guangxin Li to continue to serve as Chief Executive Officer of Linktone following the consummation of the Offer and the Subscription. MNC initiated a search process for a new Chief Financial Officer and has not designated a Chief Financial Officer.
13. The Acquisition Agreement; Other Agreements
Acquisition Agreement
     The following summary of certain provisions of the Acquisition Agreement is qualified in its entirety by reference to the Acquisition Agreement itself, which is incorporated herein by reference to Exhibit A to the proxy statement filed by Linktone with the SEC on December 21, 2007, under cover of Schedule 14D-9 and Exhibit (d)(3) of Amendment No. 1 to Schedule TO-T filed by MNC with the SEC on February 28, 2008. The Acquisition Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 — “Certain Information Concerning MNC and the Purchaser.” Holders of Linktone’s Securities and other interested parties should read the Acquisition Agreement in its entirety for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Acquisition Agreement.
     The Offer. Under the terms of the Acquisition Agreement, within five business days after the satisfaction or waiver of certain conditions thereto (if such waiver is permitted by the Acquisition Agreement), the Purchaser will commence the Offer to purchase up to 6,000,000 ADSs (representing up to 60,000,000 Ordinary Shares) which constitute approximately 25% of Linktone’s total outstanding Ordinary Shares as of February 5, 2008 and February 27, 2008. The Purchaser may not reduce the size of the Offer or the price paid for Securities in the Offer without Linktone’s prior written consent. The Offer will remain open for 20 business days and may not be extended by the Purchaser unless such extension is required by applicable laws or applicable rules or regulations of the SEC or the NASDAQ Global Market. Upon the termination of the Acquisition Agreement, the Purchaser shall promptly (and no more than 72 hours after the termination of the Acquisition Agreement) irrevocably and unconditionally terminate the Offer. Other than as a result of the termination of the Acquisition Agreement, the Purchaser may not terminate the Offer without Linktone’s prior written consent.
     The Tender Offer Price to be Paid by the Purchaser to Holders of Linktone’s Securities. Assuming that all conditions to the Offer have been satisfied or waived (if such waiver is permitted by the Acquisition Agreement), the Purchaser will accept for payment and pay for Securities validly tendered and not properly withdrawn pursuant to the Offer at a price of US$3.80 per ADS or US$0.38 per Ordinary Share, to the seller in cash, without interest, subject to any withholding of taxes required by applicable laws. After shareholder approval of the proposed transaction, the Purchaser will have the right to increase the Offer price at its option, but may not decrease the price to be paid in the Offer, nor may the Purchaser change the form of consideration payable in the Offer.
     The Subscription. On the date on which the Purchaser accepts for payment up to 6,000,000 ADSs (treating each Ordinary Share properly tendered as one-tenth of an ADS for such purpose) tendered pursuant to the Offer, the Purchaser will subscribe for and purchase from Linktone not less than 180,000,000 and not more than 252,000,000 newly-issued Ordinary Shares (the “Subscription”) at a purchase price equivalent to the price paid for Securities accepted for purchase in the Offer (US$3.80 per ADS or US$0.38 per Ordinary Share). After giving effect to such Subscription and purchase and its acquisition of any or no Securities in the related Offer, the Purchaser will hold no less than 51% of the total outstanding Ordinary Shares of Linktone calculated on a fully diluted basis.
     Subscription Price to be Paid by the Purchaser to Linktone. The Purchaser will pay US$0.38 per share for the newly-issued Ordinary Shares that it purchases pursuant to the Subscription, the same per share price it will pay for the Securities it acquires in the Offer, in cash to Linktone. If the Purchaser increases the price it will pay for the Securities in the Offer, it will also increase the price that it will pay for Linktone’s Ordinary Shares in the Subscription to an equivalent price per Ordinary Share.
     Amendment of Linktone’s Amended and Restated Memorandum and Articles of Association. On the date the Offer and the Subscription are consummated, Linktone’s Amended and Restated Memorandum and Articles of Association will be amended by adding certain language requiring that material transactions between Linktone and any holder of 5% or more of Linktone’s share capital be either approved by a majority of the disinterested directors of Linktone’s board of directors in the case of transactions valued at or above US$1 million, and by holders of a majority of Ordinary Shares held by Linktone’s disinterested shareholders present and voting at a general meeting of Linktone’s shareholders in the case of transactions valued at or above US$10 million. Linktone’s shareholders approved this amendment to the Amended and Restated Memorandum and Articles of Association with the affirmative vote of at least two-thirds the Ordinary Shares present in person or by proxy and entitled to vote at the special meeting held on January 30, 2008.

     Replacement of Directors, Chief Executive Officer and Chief Financial Officer.  Pursuant to the Acquisition Agreements, Linktone shall use its reasonable best efforts to seek the voluntary resignation of each member of its current board of directors and its current chief executive officer and chief financial officer, in each case conditioned on and with effect from the date the transactions contemplated by the Acquisition Agreement are consummated. On January 30, 2008 at a special meeting of Linktone shareholders, the Linktone shareholders duly elected 10 directors nominated by MNC who will appoint the MNC designees to Chief Executive Officer and Chief Financial Officer, subject to and effective following the consummation of the Offer and the Subscription. Six out of the 10 persons nominated by MNC were serving as members of Linktone’s board of directors at the time of the signing of the Acquisition Agreement: Elaine La Roche, Thomas Hubbs, Allan Kwan, Jun Wu, Michael Guangxin Li, and Colin Sung. Colin Sung resigned as director on December 17, 2007, and resigned as Linktone’s Chief Financial Officer, effective January 31, 2008, but remains an MNC nominee for the reconstituted board of directors. MNC will designate Michael Guangxin Li to continue to serve as Chief Executive Officer of Linktone following the consummation of the Offer and the Subscription. MNC initiated a search process for a new Chief Financial Officer and has not designated a Chief Financial Officer.
     Representations and Warranties of Linktone.  Linktone has made certain customary representations and warranties to MNC, subject to exceptions disclosed in its SEC filings or disclosed pursuant to the Acquisition Agreement and subject to customary qualifications for knowledge and/or materiality (including a company material adverse effect in some cases). These representations and warranties include, but are not limited to, the following:
•	Linktone and each of its subsidiaries and affiliated companies are duly organized, validly existing and in good standing, and have the requisite power and authority to own their respective assets and carry on their respective businesses;

•	the capitalization of Linktone and the ownership and control of its subsidiaries and affiliated companies is as provided in the Acquisition Agreement;

•	other than as provided in the Acquisition Agreement, there are no agreements relating to any equity interests of Linktone or any of its subsidiaries or affiliated companies or obligating any of them to issue, acquire or sell any such equity interests;

•	other than as provided in the Acquisition Agreement, there are no obligations of Linktone or any of its subsidiaries or affiliated companies affecting their respective equity securities, such as transfer restrictions, voting rights, repurchase rights, rights of first refusal, registration rights, and preemptive or antidilutive rights;

•	all outstanding equity securities previously issued by Linktone or any of its subsidiaries or affiliated companies have been duly authorized and validly issued and are fully paid, nonassessable and free of liens and preemptive rights;

•	Linktone and its subsidiaries or affiliated companies have the requisite corporate power and authority to enter into the Acquisition Agreement and to consummate the transactions that it contemplates;

•	Linktone’s execution and delivery of the Acquisition Agreement and the consummation of the transactions that it contemplates have been duly and validly authorized by all necessary corporate action other than the holders approval at the special meeting held on January 30, 2008;

•	the Acquisition Agreement constitutes a valid and legally binding obligation of Linktone enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

•	Linktone’s execution, delivery and performance of the Acquisition Agreement will not violate any laws, the organizational documents of Linktone or any of its subsidiaries or affiliated companies, or the terms of any contracts to which any of them is a party;

•	Linktone is not required to get any consents or approvals from any government or government agency in connection with entering into the Acquisition Agreement and consummating the transactions that it contemplates other than compliance with applicable foreign or supranational antitrust and competition laws, compliance with the securities laws, or filings with the SEC and NASDAQ in connection with the Offer and the Subscription;

•	Linktone and each of its subsidiaries and affiliated companies hold all government permits necessary for it to own their assets and carry on their businesses as currently conducted and no such permit is subject to any restriction or condition which would limit the operation of the businesses of Linktone or any of its subsidiaries and affiliated companies;

•	neither Linktone nor any of its subsidiaries and affiliated companies has violated any law since December 31, 2006;

•	all reports that Linktone has filed with the SEC since January 1, 2004, including the certifications required pursuant to the Sarbanes-Oxley Act of 2002, have been timely filed and, as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements contained in such reports, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of federal securities statutes and regulations, and no enforcement action has been initiated or threatened against Linktone by the SEC relating to disclosures contained in any such reports;

•	all of Linktone’s audited consolidated financial statements and unaudited consolidated interim financial statements included in the reports filed with the SEC fairly present, in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes to such reports or as may be permitted by the SEC rules) the consolidated financial position and the consolidated results of operations and cash flows of Linktone and its subsidiaries and affiliated companies on a consolidated basis as of the dates and for the periods referred to in such reports (except as may be indicated in the notes to such reports and subject to normal, recurring year-end adjustments);

•	PricewaterhouseCoopers Zhong Tian CPAs Limited Company has not resigned or been dismissed as Linktone’s independent public accountant as a result of or in connection with any disagreement with Linktone on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure;

•	Linktone is in compliance with all effective provisions of the Sarbanes-Oxley Act of 2002;

•	neither Linktone nor any of its subsidiaries has incurred any liabilities other than (1) liabilities disclosed in its audited consolidated balance sheet as of December 31, 2006 or in its SEC reports filed prior to such date, (2) liabilities incurred in the ordinary course of business since December 31, 2006 and (3) liabilities incurred under the Acquisition Agreement or in connection with the transactions contemplated by it;

•	the books and records of Linktone and its subsidiaries have been maintained in accordance with applicable legal and accounting requirements;

•	since December 31, 2006, Linktone and each of its subsidiaries and affiliated companies have conducted their respective businesses only in the ordinary course consistent with past practice and there has not been any event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a company material adverse effect;

•	Linktone and each of its subsidiaries and affiliated companies is in compliance with all labor laws;

•	neither Linktone nor any of its subsidiaries and affiliated companies is a party to any labor union contract and no such contract is being negotiated by any of them and no labor union is representing any of Linktone’s respective employees;

•	to Linktone’s knowledge, no employee of Linktone or any of its subsidiaries and affiliated companies is in violation of his or her employment contract, non-disclosure agreement, non-competition agreement or any restrictive covenant to his or her former employer;

•	the entry into the Acquisition Agreement and the consummation of the transactions contemplated in it will not result in (1) any payment becoming due from Linktone or any of its subsidiaries or affiliated companies to any of Linktone’s respective directors or employees or to any government agencies on behalf of such directors or employees, (2) significant increase in any benefits otherwise payable under any company benefit plans, or (3) any acceleration of the time of payment or vesting of any material benefits;

•	neither Linktone nor any of its subsidiaries or affiliated companies has any material liabilities in respect of actual or contingent employment termination payments to employees, including any severance payments, any cash-out or acceleration of options and restricted stock and any “gross-up” payments;

•	Linktone’s SEC filings contain descriptions of all of the material terms of each material contract to which either Linktone or any of its subsidiaries or affiliated companies is currently a party;

•	(1) certain key contracts (including the agreements described under the heading “Arrangements with Consolidated Affiliates” in item 5 of its 2006 Annual Report on Form 20-F filed with the SEC on July 13, 2007, the contracts with China United Telecommunications Corporation, the contracts with China Mobile Communications Corporation and the contracts with Chinese Youth League Internet, Film and Television Center in relation to Qinghai Satellite Television) are valid, binding and enforceable in accordance with their respective terms, (2) such key contracts shall continue to be in full force and effect without any adverse consequence after the consummation of the transactions contemplated by the Acquisition Agreement, (3) Linktone and its subsidiaries and, to Linktone’s knowledge, any other party to such key contracts has performed its obligations required to be performed by it under such key contracts, (4) neither Linktone nor any of its subsidiaries or affiliated companies has knowledge that any other party to any such key contract intends to terminate, or not renew, any such key contract;

•	(1) the consummation by Linktone of the transactions contemplated by the Acquisition Agreement will not affect the validity of any operating licenses for the provision of value-added telecommunications services issued by the government of the People’s Republic of China to any of Linktone’s affiliated companies or the rights of any such affiliated companies under any such licenses; and (2) none of such affiliated companies is a party to any agreement that grants any third party any rights with respect to the corporate governance or the profits of such affiliated company;

•	there is no suit or action against or affecting Linktone or any of its subsidiaries or affiliated companies or their respective assets or executive officers or directors;

•	Linktone and its subsidiaries and affiliated companies validly hold all rights to the intellectual property necessary for them to conduct their respective businesses as presently conducted, and the consummation of the transactions contemplated by the Acquisition Agreement will not impose any obligation on any of them to obtain any consent or pay any additional charges for continued use of all such intellectual property on the same terms and conditions which now apply;

•	Linktone and each of its subsidiaries and affiliated companies have prepared and filed all material tax returns and have paid all taxes as and when due except for taxes being diligently contested in good faith which are either reflected on the most recent financial statements or which, if resolved adversely, would not, individually or in the aggregate, result in a company material adverse effect;

•	except for those that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in a company material adverse effect, neither Linktone nor any of its subsidiaries or affiliated companies has extended or waived the applicable period for assessment of any tax, and there is no material tax proceeding against any of Linktone;

•	Linktone’s financial statements set forth in its SEC filings, together with its consolidated unaudited financial statements for the six-month period ended June 30, 2007 accurately reflect the tax liability of Linktone and its subsidiaries and affiliated companies for the periods indicated in such financial statements, and none of them has incurred any material tax liability since June 30, 2007 other than in the ordinary course of business, and Linktone has made adequate provisions for such taxes since June 30, 2007 in accordance with U.S. GAAP;

•	there are no unpaid deficiencies asserted or to Linktone’s knowledge threatened to be asserted or assessments made or to its knowledge threatened to be made by any taxing authority against Linktone or any of its subsidiaries or affiliated companies;

•	no claim against Linktone or any of its subsidiaries or affiliated companies has been made by a taxing authority in a jurisdiction where any of them does not file tax returns that Linktone is or may be subject to taxation in that jurisdiction;

•	Linktone and each of its subsidiaries and affiliated companies maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to their respective businesses;

•	(1) all insurance policies and self insurance programs relating to the business of Linktone and its subsidiaries and affiliated companies are in full force and effect, (2) all premiums due on such policies have been paid, (3) Linktone is in compliance with such policies, (4) there is no material claim by any of them pending under any of such policies and no material claim made since December 31, 2005, in the case of any pending claim, has been questioned or disputed by the underwriters of such policies, and (5) none of such policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by the Acquisition Agreement;

•	Linktone and each of its subsidiaries and affiliated companies has, and immediately following the consummation of the transactions contemplated by the Acquisition Agreement will continue to have, good and valid title to their owned assets and properties and good and valid rights to use all other of their assets and properties necessary and desirable to permit each of them to conduct their respective businesses as currently conducted;

•	the assets and properties owned or used by Linktone and each of its subsidiaries and affiliated companies are in satisfactory condition for their continued use as they have been used and adequate for their current use, subject to reasonable wear and tear;

•	Linktone has received the fairness opinion of Morgan Stanley dated as of the Acquisition Agreement to the effect that, as of such date, the consideration to be received by Linktone’s shareholders pursuant to the Offer and the Subscription is fair to Linktone’s shareholders (other than the Purchaser) from a financial point of view;

•	the information related to Linktone and its subsidiaries in the proxy statement and other documents to be filed with the SEC in connection with the transactions contemplated by the Acquisition Agreement will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading;

•	the affirmative vote of the holders of Linktone’s Ordinary Shares and ADSs representing a majority of the voting power of its shares present and voting in person or by proxy at the special meeting is the only vote required of the holders of any of Linktone’s equity interests to approve the Acquisition Agreement and the Subscription; and

•	Linktone has not incurred any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by the Acquisition Agreement other than its obligations to Morgan Stanley.
     Representations and Warranties of MNC.  MNC has made certain customary representations and warranties to Linktone, subject to exceptions disclosed to Linktone and to customary qualifications for knowledge and/or materiality (including in some cases a material adverse effect on MNC’s timely performance of its obligations under the Acquisition Agreement). These representations and warranties include, but are not limited to, the following:
•	it is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Indonesia and has the requisite power and authority to own its assets and carry on its business;

•	it has the requisite corporate power and authority to enter into the Acquisition Agreement and the transactions that it contemplates;

•	the entry into the Acquisition Agreement and the consummation of the transactions that it contemplates have been duly and validly authorized by all corporate action on the part of MNC;

•	the Acquisition Agreement constitutes a valid and legally binding obligation of MNC enforceable against MNC in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

•	the entry into and performance of the Acquisition Agreement by MNC, including the commencement and consummation of the Offer and the consummation of the Subscription, will not (1) conflict with or violate any provision of the organizational documents of MNC or any law applicable to MNC or any of its subsidiaries or any of their respective properties or assets, or (2) require any consent or approval under or violate any contract, permit or other instrument or obligation to which MNC or any of its subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected;

•	the entry into or performance of the Acquisition Agreement by MNC, including the commencement and consummation of the Offer and the consummation of the Subscription, will not require any consent or approval of, filing with or notification to, any government agency or any other person, other than (1) compliance with the federal securities laws, (2) filings with the Indonesian Regulatory Authority for Indonesian Capital Market (BAPEPAM-LK) and (3) filings with the SEC and NASDAQ Global Market;

•	there is no litigation or legal proceeding pending, or to its knowledge threatened against or affecting MNC or any of its executive officers or directors that, individually or in the aggregate, that has had or would reasonably be likely to prevent or materially delay the consummation of the Offer or the Subscription or the performance by MNC of any of its material obligations under the Acquisition Agreement;

•	the information supplied by MNC in the proxy statement provided to Linktone shareholders in connection with the January 30, 2008 special meeting of Linktone shareholders and other documents to be filed with the SEC in connection with the transactions contemplated by the Acquisition Agreement did not, at the date mailed to the shareholders and at the time of the special meeting, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading;

•	MNC will have all of the funds available as and when needed that are necessary to consummate the Offer and the Subscription and to perform its other obligations under the Acquisition Agreement;

•	MNC will pay the fees and expenses of JPMorgan and PT Bhakti Securities and it has not retained any other financial advisors who would have a claim against Linktone for finder’s fee or similar payment in connection with the transactions contemplated by the Acquisition Agreement;

•	neither MNC nor any beneficial owner of Linktone’s Ordinary Shares acquired through the Subscription is a “U.S. person” (as such term is defined in Regulation S under the United Stated Securities Exchange Act of 1934);

•	MNC is purchasing Linktone’s Ordinary Shares and ADSs for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof; and

•	MNC (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in Linktone and is capable of bearing the economic risks of such investment.
     Covenants Regarding Conduct of Linktone’s Business.  During the period from November 28, 2007 to the consummation of the transactions contemplated by the Acquisition Agreement, unless MNC shall agree in writing (such agreement not to be unreasonably withheld or delayed), Linktone has agreed to, and has agreed to cause its subsidiaries and affiliated companies to, (1) conduct their respective operations only in the ordinary and usual course of business consistent with past practice, (2) use their respective reasonable best efforts to keep available the services of their respective current officers, key employees and consultants and preserve the goodwill and current relationships with their respective customers and suppliers and other persons with which they have significant business relations, (3) preserve intact their respective business organization, and (4) comply in all material respects with all applicable laws.
     Without limiting the foregoing, subject to the exceptions enumerated in the Acquisition Agreement, among other things, Linktone has also agreed not to, and has agreed to cause their subsidiaries and affiliated companies not to:

•	amend or otherwise change their respective constitutional documents other than the amendment to Linktone’s Amended and Restated Memorandum and Articles of Association contemplated by the Acquisition Agreement and approved by a majority of Linktone’s shareholders at a special meeting of Linktone shareholders held on January 30, 2008;

•	issue, transfer or encumber, or authorize the issuance, transfer or encumbrance of, any equity interests in Linktone or any of its subsidiaries or affiliated companies, or securities convertible into, or exchangeable or exercisable for, such equity interests, or any options, warrants or other rights of any kind to acquire any such equity interests or such convertible or exchangeable securities, or any other similar ownership interest (including any such interest represented by contract right), other than the issuance of (1) Linktone’s Ordinary Shares upon the exercise of its stock options outstanding as of November 28, 2007 or its stock options issued prior to the consummation of the transactions contemplated by the Acquisition Agreement pursuant to its stock option plans consistent with past practice in accordance with their terms or (2) any such equity interests to Linktone or any of its subsidiaries or affiliated companies;

•	dispose of, transfer or encumber, or authorize the disposition, transfer or encumbrance of, any material property or assets of Linktone or any of its subsidiaries or affiliated companies, except (1) pursuant to existing contracts or commitments, (2) the sale, transfer, lease or license of property or assets in the ordinary course of business consistent with past practice, (3) the sale, transfer, lease or license of properties or assets with a price not exceeding US$250,000 in the aggregate, or (4) any such transactions between any of Linktone and its subsidiaries and affiliated companies;

•	declare, set aside, pay any dividend or make any other distribution with respect to any of the capital stock of Linktone or any of its subsidiaries or affiliated companies (other than dividends paid (1) by Linktone or one of its subsidiaries or affiliates to another of Linktone or one of its subsidiaries or affiliates or (2) in an amount consistent with past practice) or enter into any agreement with respect to the voting or registration of such capital stock;

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of equity interests of Linktone or any of its subsidiaries or affiliated companies;

•	merge or consolidate Linktone or any of its subsidiaries or affiliated companies with any person (other than one of them) or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Linktone or any of its subsidiaries or affiliated companies;

•	acquire any interest in any person or any division thereof or any assets, other than acquisitions of inventory or assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that, individually is not in excess of US$250,000, or that in the aggregate are not in excess of US$1,000,000;

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, in each case having an aggregate principal amount greater than US$500,000;

•	make any loans, advances or capital contributions to, or investments in, any other person (other than Linktone or one of its subsidiaries or affiliated companies) other than in the ordinary course of business consistent with past practice;

•	terminate, cancel, renew, or request or agree to any material change in or waiver under any material contract, or enter into or amend any contract that, if existing on November 28, 2007, would be a material contract, in each case other than in the ordinary course of business consistent with past practice;

•	make or authorize any capital expenditure exceeding Linktone’s capital expenditure budget as disclosed to MNC prior to November 28, 2007 by US$500,000 in the aggregate;

•	except to the extent required by (1) applicable law, (2) the existing terms of any of Linktone’s employee benefits plan or (3) contractual commitments or corporate policies with respect to severance or termination pay in existence on November 28, 2007: (A) increase the compensation or benefits payable or to become payable to the directors, officers or employees of Linktone or any of its subsidiaries or affiliated companies (except for increases in the ordinary course of business consistent with past practice in salaries or wages of such directors, officers or employees that do not result in a material increase in the aggregate compensation or benefits payable by Linktone as a whole); (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any such director, officer or employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee; (C) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any of Linktone’s employee benefits plans; or (D) terminate the employment of any senior officer of Linktone or any of its subsidiaries or affiliated companies;

•	forgive any material loans to directors, officers, employees of Linktone or any of its subsidiaries or affiliated companies or any of their respective affiliates;

•	(1) pre-pay any long-term debt; (2) waive, release, pay, discharge or satisfy any claims, liabilities or obligations, except in the ordinary course of business consistent with past practice and in accordance with their terms; (3) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; (4) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice; or (5) vary the inventory practices of Linktone or any of its subsidiaries or affiliated companies in any material respect from past practices;

•	make any change in accounting policies, practices, principles, methods or procedures, other than as required by U.S. GAAP or by a governmental entity or by any applicable law;

•	compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to the Acquisition Agreement or the transactions contemplated by it);

•	make any material tax election or settle or compromise any material liability for taxes;

•	write up, write down or write off the book value of any assets, except for depreciation and amortization in accordance with U.S. GAAP consistently applied;

•	take any action that is intended or would reasonably be expected to result in any of the conditions to the Offer and the Subscription not being satisfied;

•	convene any regular or special meeting (or any adjournment thereof) of Linktone’s shareholders other than the special meeting of Linktone shareholders held on January 30, 2008 to approve the adoption of Acquisition Agreement and the transactions contemplated by it; or

•	authorize or enter into any contract or otherwise make any commitment to do any of the foregoing.
     Other Covenants.  Linktone and MNC have agreed to various covenants regarding general matters. Some of these covenants are mutual, while others have been made either only by Linktone or only by MNC.
     The mutual covenants regarding general matters include, but are not limited to:
•	using reasonable best efforts (1) to cooperate to prepare the proxy statement for the special meeting of Linktone shareholders, this Offer to Purchase and the related documents to be filed by MNC, the Schedule 14D-9 and any other filings with the SEC and NASDAQ Global Market, (2) to determine whether any action by or filing with, any governmental entity is required, or any actions are required to be taken under any material contracts of Linktone or any of its subsidiaries or affiliated companies in connection with the transactions contemplated by the Acquisition Agreement, and (3) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information, in each case as required to consummate the transactions contemplated by the Acquisition Agreement;

•	using, and causing subsidiaries to use, reasonable best efforts to obtain any third party consents which are necessary, proper or advisable to consummate the transactions contemplated by the Acquisition Agreement or required to prevent a company material adverse effect from occurring prior to or after the consummation of the transactions contemplated by the Acquisition Agreement;

•	giving the other party prompt notice of the making or commencement of any action or legal proceeding by or before, or any communication to or from, any governmental entity with respect to any of the transactions contemplated by the Acquisition Agreement, keeping the other party informed as to the status of any such action or legal proceeding or communication, and to the extent legally permissible, permitting the other party to be present at each meeting or conference relating to such action or legal proceeding;

•	consulting and cooperating with the other party and considering in good faith the views of the other party in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the transactions contemplated by the Acquisition Agreement;

•	promptly notifying the other party of any event that would be likely to cause any condition to the Offer or the Subscription not to be satisfied or of failure to comply with or satisfy any covenant, condition or agreement which would reasonably be expected to result in any condition to the Offer or the Subscription not to be satisfied; and

•	not issuing any public announcement concerning the transactions contemplated by the Acquisition Agreement without the prior written consent of the other party, except as required by applicable law or the rules or regulations of any applicable securities exchange, in which case the party required to make the announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such announcement in advance of such issuance.
     The covenants regarding general matters that Linktone has made include, but are not limited to:
•	contemporaneous with the filing of the Schedule TO by MNC, filing the SEC the Schedule 14D-9 that contains a recommendation that Linktone’s shareholders accept the Offer;

•	furnishing to MNC mailing labels and other available listings containing the names and addresses of the record holders of Linktone’s Securities, any available non-objecting beneficial owner lists and any available lists of securities positions of Securities held in stock depositories and providing MNC with other assistance that MNC reasonably requests in communicating with the record and beneficial holders of Linktone’s Securities in connection with the Offer;

•	providing MNC and its representatives with (1) access to the officers, employees, agents, properties, offices and other facilities and books and records of Linktone and each of its subsidiaries and affiliated companies and (2) information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Linktone and each of its subsidiaries and affiliated companies as MNC and its representatives may reasonably request;

•	taking all action necessary to render any “control share acquisition,” “fair price” or other anti-takeover law that is or is deemed to be applicable to Linktone, MNC or any transaction contemplated by the Acquisition Agreement inapplicable to the foregoing; and

•	prior to the consummation of the transactions contemplated by the Acquisition Agreement, taking all such steps as may be required to cause each agreement, arrangement or understanding entered into by Linktone or any of its subsidiaries on or after November 28, 2007 with any of Linktone’s respective officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” as defined under the U.S. Securities Exchange Act of 1934 and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the U.S. Securities Exchange Act of 1934.
     The covenants regarding general matters that MNC has made include, but are not limited to:
•	not acquiring or permitting its affiliates to acquire beneficial ownership of any of Linktone’s ADSs or Ordinary Shares other than pursuant to the Offer and the Subscription prior to a date that is the earlier of the consummation of the transactions contemplated by the Acquisition Agreement or the termination of the Acquisition Agreement;

•	on the date the Offer is commenced, filing with the SEC the Schedule TO;

•	holding in confidence the information contained in the holder lists or mailing labels provided by Linktone to MNC in connection with the Offer, using such information only in connection with the Offer and the Subscription, and, if the Acquisition Agreement shall be terminated and if Linktone so requests, returning to Linktone all copies and any extracts or summaries from such information then in its possession or control;

•	complying with and causing its representatives to comply with the confidentiality agreement dated October 5, 2007 between Linktone and MNC; and

•	for six years after the consummation of the transactions contemplated by the Acquisition Agreement, indemnifying the present and former directors and officers of Linktone or any of its subsidiaries or affiliated companies who shall resign, terminate their employment or be terminated on or prior to the consummation of the transactions contemplated by the Acquisition Agreement in respect of acts or omissions occurring at or prior to such consummation to the fullest extent permitted by laws of the Cayman Islands or any other applicable law or provided under Linktone’s memorandum and articles of association in effect on November 28, 2007, and providing officers’ and directors’ liability insurance in respect of such acts or omissions covering such directors and officers on terms no less favorable than such insurance policy in effect on November 28, 2007 or, if substantially equivalent insurance coverage is not available, the best available coverage subject to a certain cap on the premium of such policy.
     No Solicitation.  The Acquisition Agreement prevents Linktone, its subsidiaries, its affiliated companies and its representatives from (1) initiating, soliciting or knowingly encouraging (including by way of providing nonpublic information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any “acquisition proposal,” as defined below, or engaging in any discussions or negotiations with respect thereto or otherwise cooperating with or assisting or participating in or facilitating any such inquiries, proposals, offers, discussions or negotiations, (2) approving or recommending, or publicly proposing to approve or recommend, an “acquisition proposal,” (3) withdrawing, changing or qualifying, or proposing publicly to withdraw, change or qualify, in a manner adverse to MNC, or otherwise making any statement or proposal inconsistent with, Linktone’s board’s recommendation that Linktone shareholders approve the amendments to Linktone’s Amended and Restated Memorandum and Articles of Association and the transactions with MNC contemplated by the Acquisition Agreement, (4) entering into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an “acquisition proposal” or entering into any agreement or agreement in principle requiring Linktone to abandon, terminate or fail to consummate the transactions contemplated by the Acquisition Agreement or breaching its obligations under the Acquisition Agreement and that holders of Linktone’s Securities tender their Securities to Purchaser in the Offer, and (5) resolving, proposing or agreeing to do any of the foregoing.
     For purposes of the Acquisition Agreement, an “acquisition proposal” means any offer or proposal from any person other than MNC or any of its affiliates concerning any (1) merger, consolidation, other business combination or similar transaction involving Linktone, (2) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Linktone or any of its subsidiaries representing 10% or more of the consolidated assets, revenues or net income of Linktone, its subsidiaries and its affiliated companies, taken as a whole, (3) issuance or sale or other disposition of equity interests representing 10% or more of Linktone’s voting power to persons other than MNC or any of its affiliates, (4) transaction in which any person other than MNC or any of its affiliates will acquire beneficial ownership or the right to acquire beneficial ownership of equity interests representing 10% or more of Linktone’s voting power or (5) combination of the foregoing (in each case, other than the Offer and the Subscription contemplated by the Acquisition Agreement).
     Linktone was required to cease, immediately after the signing of the Acquisition Agreement on November 28, 2007, any solicitation, encouragement, discussion or negotiation with any persons conducted theretofore by Linktone, any of its subsidiaries or affiliated companies or any of its representatives with respect to any “acquisition proposal,” and to cause to be returned or destroyed all confidential information provided to such person by or on behalf of Linktone or any of its subsidiaries or affiliated companies.
     Linktone is required to notify MNC promptly (and in any event within one business day) of (1) receipt by Linktone or its representatives of any “acquisition proposal,” (in which case Linktone must disclose the identity of the person making such “acquisition proposal” and provide a copy (or, where no such copy is available, a reasonably detailed description) of such “acquisition proposal,”) or (2) Linktone determining to begin providing non-public information relating to Linktone or any of its subsidiaries or affiliated companies to any person or engaging in negotiations with any person concerning any “acquisition proposal.” Linktone is required to keep MNC reasonably informed on a current basis (and in any event at MNC’s request and otherwise no later than one business day after the occurrence of any changes, developments, discussions or negotiations) of the status of any “acquisition proposal.”
     Notwithstanding these restrictions, following Linktone’s receipt of a bona fide written “acquisition proposal” from a third party, if Linktone’s board of directors determines in good faith that such “acquisition proposal” constitutes or would reasonably be expected to result in a “superior proposal,” as defined below, and after consultation with its outside counsel, Linktone’s board of directors determines in good faith that failure to take any such actions would reasonably be expected to be a breach of its fiduciary duties to Linktone’s shareholders under applicable law, then Linktone may (1) furnish information with respect to Linktone and its subsidiaries and affiliated companies to the person making such “acquisition proposal” and (2) participate in discussions or negotiations with the person making such “acquisition proposal” regarding such “acquisition proposal”; provided that Linktone (A) does not, and does not allow any of its subsidiaries, affiliated companies or representatives to, disclose any information to such person without first entering into a confidentiality agreement that is no less favorable in the aggregate to Linktone than the confidentiality agreement dated October 5, 2007 between Linktone and MNC, and (B) promptly provide to MNC any information concerning Linktone or any of its subsidiaries and affiliated companies provided to such other person which was not previously provided to MNC.
     For purposes of the Acquisition Agreement, a “superior proposal” means a bona fide written “acquisition proposal” (except the references therein to “10%” shall be replaced by “50%”) made by a third party which was not solicited by Linktone, any of its subsidiaries, affiliated companies or other affiliates or any of its representatives and which, in the good faith judgment of Linktone’s board of directors (after consultation with its financial advisor and outside counsel), taking into account the various legal, financial and regulatory aspects of such “acquisition proposal,” including the financing terms thereof and the likelihood of consummation by the person making such proposal if accepted, is more favorable to Linktone’s shareholders, from a financial point of view, than the transactions contemplated by the Acquisition Agreement.
     If Linktone receives an “acquisition proposal” which Linktone’s board of directors concludes in good faith constitutes a “superior proposal,” if Linktone’s board of directors determines in good faith that the failure to take any such actions would reasonably be expected to be a breach of its fiduciary duties to Linktone’s shareholders under applicable law, Linktone’s board of directors may at any time prior to the consummation of the transactions contemplated by the Acquisition Agreement, (1) approve and recommend such “superior proposal” and withdraw its recommendation for the transactions with MNC contemplated by the Acquisition Agreement, and/or (2) terminate the Acquisition Agreement and enter into a definitive agreement with respect to such “superior proposal.” Linktone may not take any of the foregoing actions, and any purported termination of the Acquisition Agreement shall be void and of no force or effect, unless (A) Linktone has provided prior written notice to MNC at least five business days in advance of taking such action, which notice shall specify the material terms and conditions of such “superior proposal” (including the identity of the party making such “superior proposal”), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such “superior proposal,” and (B) prior to taking such action, Linktone has negotiated with MNC, during such five-business-day period, in good faith to make such adjustments in the terms and conditions of the Acquisition Agreement so that such “acquisition proposal” ceases to constitute (in the good faith judgment of its board of directors) a “superior proposal.” In the event of any material revisions to the “superior proposal,” Linktone is required to deliver a new written notice to MNC and to comply with the requirements set forth in this paragraph with respect to such new written notice.
     Regardless of whether Linktone has received any “acquisition proposal” or “superior proposal,” if Linktone’s board of directors determines in good faith, after consultation with outside counsel, that the failure to take any such actions would reasonably be expected to be a breach of its fiduciary duties to Linktone’s shareholders under applicable law, its board of directors may at any time prior to the consummation of the transactions contemplated by the Acquisition Agreement, (1) withdraw its recommendation for the transactions with MNC contemplated by the Acquisition Agreement, and/or (2) terminate the Acquisition Agreement.
     Funding Commitment.  MNC has represented to Linktone that it will have all of the funds available as and when needed that are necessary to consummate the Offer and the Subscription and to perform its obligations under the Acquisition Agreement and that it will fund the Offer and the Subscription and purchase using its cash reserves. The Offer and the Subscription and purchase are not subject to any financing condition.
     Termination.  The Acquisition Agreement may be terminated prior to the consummation of the transactions contemplated by the Acquisition Agreement, whether before or after Linktone shareholder approval of such transactions is obtained:
•	by mutual written consent of Linktone and MNC;

•	by Linktone or MNC, if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Offer or the Subscription, and such order, decree, ruling or other action shall have become final and nonappealable (the party seeking to terminate the Acquisition Agreement shall have used its reasonable best efforts to resist, resolve or lift such order, decree, ruling or other action, as applicable, subject to certain qualifications set forth in the Acquisition Agreement);

•	by Linktone or MNC, if the transactions contemplated by the Acquisition Agreement shall not have been consummated on or before May 31, 2008; provided that such right to terminate shall not be available to any party whose breach of the Acquisition Agreement has been the cause or resulted in the failure of such consummation before May 31, 2008;

•	by Linktone or MNC, if Linktone’s shareholders shall not have approved the transactions contemplated by the Acquisition Agreement at the special meeting of Linktone shareholders or at any adjournment or postponement of this special meeting at which a vote on the approval of such transactions was taken;

•	by MNC if (1) Linktone’s board of directors shall have approved and recommended a “superior proposal” and/or withdrawn its recommendation for the transactions with MNC contemplated by the Acquisition Agreement, (2) Linktone or its board of directors (or any of the committee of its board of directors) shall have approved, adopted or recommended any “acquisition proposal,” (3) Linktone or its board of directors (or any of the committee of its board of directors) shall have approved or recommended, or entered into or allowed Linktone or any of its subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement relating to an “acquisition proposal,” (4) within five business days of the date any “acquisition proposal” or any material modification thereto is first published, sent or given to its shareholders, or otherwise within five business days following MNC’s written request, Linktone has failed to issue a press release that expressly reaffirms Linktone’s board of directors’ recommendation for the transactions with MNC contemplated by the Acquisition Agreement, (5) if any tender offer or exchange offer has been commenced that, if successful, would result in any person or group becoming the beneficial owner of 10% or more of the outstanding Ordinary Shares of Linktone, its board of directors shall not have recommended that its shareholders reject such tender offer or exchange offer and not tender their Ordinary Shares into such tender offer or exchange offer within 10 business days after commencement of such tender offer or exchange offer, (6) Linktone shall have materially breached any of its non-solicitation obligations, (7) Linktone shall have failed to describe in the Schedule 14D-9 its board of directors’ recommendation that holders of Linktone’s Securities tender their Securities to Purchaser in the Offer, or (8) Linktone or its board of directors (or any committee of its board of directors) shall have authorized or publicly proposed to do any of the foregoing;

•	by Linktone (1) if Linktone receives an “acquisition proposal” which its board of directors concludes in good faith constitutes a “superior proposal” and its board of directors determines in good faith that the failure to terminate the Acquisition Agreement would reasonably be expected to be a breach of its fiduciary duties to its shareholders under applicable law or (2) if its board of directors determines in good faith, with or without having received an “acquisition proposal,” after consultation with outside counsel, that the failure to terminate the Acquisition Agreement would reasonably be expected to be a breach of its fiduciary duties to its shareholders under applicable law; or

•	by Linktone if MNC fails to consummate the Offer or the Subscription pursuant to the Acquisition Agreement.
     Breakup Fee, Reverse Breakup Fee and Expenses.  Linktone has agreed to pay MNC a breakup fee equal to US$3 million (the “breakup fee”), if:
•	Linktone terminates the Acquisition Agreement if (1) if its receives an “acquisition proposal” which its board of directors concludes in good faith constitutes a “superior proposal” and its board of directors determines in good faith that the failure to terminate the Acquisition Agreement would reasonably be expected to be a breach of its fiduciary duties to its shareholders under applicable law or (2) if its board of directors determines in good faith, with or without having received an “acquisition proposal,” after consultation with outside counsel, that the failure to terminate the Acquisition Agreement would reasonably be expected to be a breach of its fiduciary duties to its shareholders under applicable law;

•	MNC terminates the Acquisition Agreement if (1) Linktone’s board of directors shall have approved and recommended a “superior proposal” and/or withdrawn its recommendation for the transactions with MNC contemplated by the Acquisition Agreement, (2) Linktone or its board of directors (or any committee of its board of directors) shall have approved, adopted or recommended any “acquisition proposal,” (3) Linktone or its board of directors (or any committee of its board of directors) shall have approved or recommended, or entered into or allowed Linktone or any of its subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement relating to an “acquisition proposal,” (4) within five business days of the date any “acquisition proposal” or any material modification thereto is first published, sent or given to its shareholders, or otherwise within five business days following MNC’s written request, Linktone has failed to issue a press release that expressly reaffirms its board of directors’ recommendation for the transactions with MNC contemplated by the Acquisition Agreement, (5) if any tender offer or exchange offer has been commenced that, if successful, would result in any person or group becoming the beneficial owner of 10% or more of the outstanding Ordinary Shares of Linktone, its board of directors shall not have recommended that its shareholders reject such tender offer or exchange offer and not tender their Ordinary Shares into such tender offer or exchange offer within 10 business days after commencement of such tender offer or exchange offer, (6) Linktone shall have materially breached any of its non-solicitation obligations, (7) Linktone shall have failed to describe in the Schedule 14D-9 its board of directors’ recommendation that holders of Linktone’s Securities tender their Securities to Purchaser in the Offer, or (8) Linktone or its board of directors (or any committee of its board of directors) shall have authorized or publicly proposed to do any of the foregoing; or

•	if a third party has announced an “acquisition proposal” and has not publicly definitively withdrawn such “acquisition proposal” at least five business days prior to the earlier of the special meeting of Linktone’s shareholders held on January 30, 2008 and May 31, 2008, as applicable, and within 12 months following the termination of the Acquisition Agreement due to the failure to obtain Linktone shareholders approval or the non-occurrence of the consummation of the transactions contemplated by the Acquisition Agreement by May 31, 2008, Linktone consummates, or enters into a letter of intent or similar document or any contract providing for, any “substitute transaction,” as defined below.
     For purposes of the Acquisition Agreement, “substitute transaction” means any of the following transactions (other than the transactions contemplated by the Acquisition Agreement): (1) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Linktone pursuant to which Linktone’s shareholders immediately preceding such transaction hold less than 80% of the aggregate equity interests in Linktone or the surviving or resulting entity of such transaction, as the case may be, following the consummation thereof, (2) a sale or other disposition by Linktone of assets representing in excess of 20% of the aggregate fair market value of the business of Linktone and its subsidiaries and affiliated companies, taken as a whole, immediately prior to such sale or (3) the acquisition by any person or group (including by way of a tender offer or an exchange offer or subscription for new shares), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 20% of the voting power of then outstanding shares of capital stock of Linktone.
     MNC has agreed to pay Linktone a reverse breakup fee equal to US$3 million (the “reverse breakup fee”), if Linktone terminates the Acquisition Agreement due to the failure by MNC to consummate the Offer or the Subscription pursuant to the Acquisition Agreement and Linktone has not otherwise breached the Acquisition Agreement.
     Amendment of the Acquisition Agreement.  The parties may amend the Acquisition Agreement by action taken by or on behalf of their respective boards of directors at any time prior to the consummation of the transactions contemplated by the Acquisition Agreement. However, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by Linktone shareholders. The Acquisition Agreement may not be amended except by an instrument in writing signed by Linktone and MNC.
     Waivers.  Under the Acquisition Agreement, either MNC or Linktone may extend the time for the performance of any of the obligations or other acts of the other, and both parties may waive compliance by the other party with any of the representations, agreements or conditions in the Acquisition Agreement. Any waiver is only valid if set forth in a written instrument signed by MNC and Linktone.
     However, MNC may not waive certain conditions the satisfaction of which are required for MNC to consummate the transactions contemplated under the Acquisition Agreement, in particular, that Linktone’s shareholders approve at the special meeting the adoption of the Acquisition Agreement, the Subscription and the amendment to Linktone’s Amended and Restated Memorandum and Articles of Association. In addition, after Linktone’s shareholders approved the adoption of the Acquisition Agreement and the Subscription at the special meeting on January 30, 2008, there may not be any extension or waiver which would decrease the size or price of the Offer without first obtaining Linktone shareholder approval. On December 19, 2007, MNC agreed to extend the period of time granted to Linktone to furnish the proxy statement to Linktone’s shareholders in connection with the Linktone shareholders’ meeting until December 21, 2007.
     Definition of Company Material Adverse Effect.  Under the Acquisition Agreement, a “company material adverse effect” exists if any change, event, development, condition, occurrence or effect (1) prevents or materially delays consummation of the Subscription by Linktone or performance by Linktone of any of its material obligations under the Acquisition Agreement or (2) is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Linktone and its subsidiaries and affiliated companies taken as a whole.
     However, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a “company material adverse effect”:
•	changes generally affecting the economy, financial markets or political or regulatory conditions, to the extent such changes do not adversely affect Linktone and its subsidiaries and affiliated companies taken as a whole in a disproportionate manner relative to other participants in the same industries in the same geographic area in which Linktone and its subsidiaries and affiliated companies operate;

•	changes in the industries in which Linktone and its subsidiaries and affiliated companies operate, to the extent such changes do not adversely affect Linktone and its subsidiaries and affiliated companies taken as a whole in a disproportionate manner relative to other participants in the same industries in which Linktone and its subsidiaries and affiliated companies operate in the same geographic area in which Linktone and its subsidiaries and affiliated companies operate;

•	any conditions arising out of acts of terrorism or war, weather conditions or other force majeure events, to the extent such conditions do not adversely affect Linktone and its subsidiaries and affiliated companies taken as a whole in a disproportionate manner relative to other participants in the same industries in which Linktone and its subsidiaries and affiliated companies operate in the same geographic area in which Linktone and its subsidiaries and affiliated companies operate;

•	the announcement of the execution of the Acquisition Agreement or the pendency or consummation of the Offer or the Subscription (including any loss or departure of officers or other employees of Linktone or any of its subsidiaries or affiliated companies or the termination, reduction (or potential reduction) or any other negative development (or potential negative development) in the relationships between Linktone or any of its subsidiaries or affiliated companies and any of their respective customers, suppliers, distributors or other business partners, in each case to the extent that such event arises from, or in connection with, such announcement);

•	compliance with the terms of, or the taking of any action required by, the Acquisition Agreement, or the failure to take any action prohibited by the Acquisition Agreement;

•	any actions taken, or failure to take action, in each case, to which MNC has expressly consented or requested;

•	any changes in law or in U.S. GAAP (or the interpretation thereof);

•	any changes in Linktone’s stock price or the trading volume of Linktone’s stock, in and of itself;

•	any failure by Linktone to meet any published analyst estimates or expectations of its revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Linktone to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself; and

•	any legal proceedings made or brought by any of its current or former shareholders (on their own behalf or on behalf of Linktone) arising out of or related to the Acquisition Agreement or any of the transactions contemplated by it (it being understood, however, that the underlying cause or causes of any of the foregoing changes may nonetheless be deemed to constitute a “company material adverse effect”).
     Assignment and MNC Guarantee.  MNC may assign any of its rights and obligations under the Acquisition Agreement to any direct or indirect subsidiary of MNC. However, such assignment will not relieve MNC of its obligations under the Acquisition Agreement and in the case of such assignment, MNC irrevocably and unconditionally guarantees to Linktone the prompt and full discharge by such assignee of all of such assignee’s covenants, agreements, obligations and liabilities under the Acquisition Agreement. MNC has assigned its rights and obligations under the Acquisition Agreement to the Purchaser. However, such assignment will not relieve MNC of its obligations under the Acquisition Agreement and in the case of such assignment, MNC irrevocably and unconditionally guarantees to Linktone the prompt and full discharge by such assignee of all of such assignee’s covenants, agreements, obligations and liabilities under the Acquisition Agreement.
     Specific Performance.  The parties to the Acquisition Agreement are entitled to an injunction or injunctions to prevent breaches of the Acquisition Agreement and to enforce specifically the terms and provisions of the Acquisition Agreement in any court of the U.S. or any state having jurisdiction; this being in addition to any other remedy to which they are entitled at law or in equity.
   Confidentiality Agreement
     MNC and Linktone entered into a confidentiality agreement, dated October 5, 2007, in connection with MNC’s evaluation of the potential business combination that resulted in the Offer. The following summary of certain provisions of the confidentiality agreement is qualified in its entirety by reference to the confidentiality agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. Holders of Linktone’s Securities and other interested parties should read the confidentiality agreement in its entirety for a more complete description of the provisions summarized below.
     Pursuant to the confidentiality agreement, subject to certain customary exceptions, MNC agreed to keep confidential all non-public information furnished by Linktone to MNC or its representatives, and all analyses or documents prepared by MNC or its representatives based upon such non-public information. MNC also agreed that the non-public information furnished by Linktone to MNC would be used solely for the purpose of evaluating the potential business combination that resulted in the Offer. If requested by

Linktone, MNC and its representatives are required to return or destroy the written non-public information furnished to MNC under the confidentiality agreement and to destroy any analyses or documents prepared by MNC or its representatives based upon such non-public information.
     The confidentiality agreement includes a standstill provision and a no solicitation provision. Pursuant to the standstill provision, MNC agreed that, among other things and for a period of 18 months, MNC would not, without Linktone’s prior consent, acquire or attempt to acquire any voting securities of Linktone, make or participate in any solicitation of proxies with respect to voting securities of Linktone, form or participate in any group of persons required to file a Schedule 13D with the SEC under the Exchange Act with respect to Linktone’s securities, make any public announcement of, or submit a proposal for, any transaction involving Linktone, or seek to control or influence Linktone’s management, board of directors or policies. Pursuant to the no solicitation provision, MNC agreed that, among other things and for a period of one year, not to solicit for employment or hire any officer of Linktone or its affiliates or any Linktone employee who was substantively involved in discussion with or who first became known to Linktone in connection with the evaluation of the potential business combination that resulted in the Offer. The no solicitation provision does not prohibit MNC from employing any person who contacts MNC in response to a general solicitation for employment. Pursuant to the no solicitation provision, MNC also agreed for a period of one year, not to divert from Linktone any customers, joint venture partners or contractors.
14.  Conditions of the Offer
     Conditions to the Offer.  All of the conditions to consummation of the Offer set forth in the Acquisition Agreement have been satisfied or waived on or prior to the date hereof. Notwithstanding any other provisions of the Offer, but subject to the provisions of the Acquisition Agreement, and in addition to (and not in limitation of) the Purchaser’s rights and obligations to extend or amend the Offer in accordance with the provisions of the Acquisition Agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, the Purchaser will be required to accept for payment or pay for, and may not delay the acceptance for payment of or, subject to the provisions of the Acquisition Agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, the payment for, any validly tendered Securities unless the Acquisition Agreement has been terminated in accordance with its terms.
     Conditions to the Subscription.  The Subscription will be completed only if the conditions specified in the Acquisition Agreement are either satisfied or waived. Some of the conditions are mutual, meaning that if the condition is not satisfied, neither Linktone nor MNC or the Purchaser would be obligated to close the Subscription. The other conditions are in favor of either MNC or Linktone, meaning that if the condition is not satisfied, that party could waive it (except as otherwise noted below) to the extent legally permissible and the other party would remain obligated to close the Subscription.
     The mutual conditions are the satisfaction of each of the following on the date of consummation of Subscription:
•	absence of any law or court or other governmental order or judgment prohibiting the consummation of the transactions contemplated by the Acquisition Agreement and no statute, rule or regulation shall prevent the consummation of the transactions contemplated by the Acquisition Agreement; and

•	the receipt of all other Required Governmental Approvals (as defined below).

     The additional conditions in favor of MNC, which are required to continue to be satisfied on the date of consummation of Subscription but may be waived to the extent legally permissible by MNC if they are not satisfied are:
•	receipt by MNC of an opinion satisfactory to MNC from Junhe Law Offices, Linktone’s PRC counsel, confirming that the acquisition by MNC of the Securities in the Offer and Ordinary Shares in the Subscription will not result in the withdrawal of any of the operating licenses for the provision of value-added telecommunications services issued by the government of the People’s Republic of China to its affiliated companies;

•	receipt by MNC of an opinion satisfactory to MNC from Conyers Dill & Pearman, Cayman Islands counsel to MNC, as to the validity of the title of MNC to the shares acquired by it in the Offer and the Subscription;

•	subject to certain qualifications (including as to company material adverse effect), Linktone’s representations and warranties set forth in the Acquisition Agreement being true and correct as of November 28, 2007 and as of the date hereof as if made on such date (except for those representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time);

•	performance in all material respects of Linktone’s agreements and covenants set forth in the Acquisition Agreement and required to be performed by Linktone prior to the date hereof;

•	continued listing of Linktone’s ADSs on the NASDAQ Global Market and the absence of any notice from NASDAQ Global Market indicating that the ADSs may be suspended from trading or delisted except in connection with the transaction contemplated by the Acquisition Agreement or any announcement of such transactions (unless all issues raised by such notice have since been resolved to the satisfaction of NASDAQ Global Market); and

•	absence of any pending or threatened action or proceeding in connection with the Offer or the Subscription that (1) challenges or imposes material limitation on the acquisition by MNC of the ADSs and Ordinary Shares pursuant to the Offer or the Subscription, the ability of MNC to hold or exercise full rights of ownership of such acquired ADSs or Ordinary Shares, or the ownership or operation by MNC or Linktone of their respective businesses or assets or (2) otherwise would reasonably be expected to have a company material adverse effect.

•	absence of any pending or threatened action or proceeding in connection with the Offer or the Subscription that (1) challenges, makes illegal or imposes a material limitation on the acquisition by MNC of the ADSs and Ordinary Shares pursuant to the Offer and the Subscription, (2) seeks to prohibit or imposes a material limitation on the ability of MNC to accept for payment, pay for or purchase any or all of the ADSs and Ordinary Shares pursuant to the Offer and the Subscription, (3) seeks to prohibit or imposes a material limitation on the ability of MNC to hold or exercise full rights of ownership of such acquired ADSs or Ordinary Shares, or the ownership or operation by MNC or Linktone of their respective businesses or assets or otherwise seeks to compel either MNC or Linktone to divest or hold separate any material portion of their respective businesses or assets as a result of or in connection with the Offer or the Subscription or (4) otherwise would be reasonably be expected to have a company material adverse effect; and

•	the absence of facts or circumstances that could reasonably be expected to result in a company material adverse effect.
     The additional conditions in Linktone’s favor, which are required be satisfied on the date of consummation of the transactions contemplated by the Acquisition Agreement but may be waived by Linktone to the extent legally permissible if they are not satisfied, are:
•	acceptance by MNC for payment of all Securities validly tendered and not withdrawn pursuant to the Offer, subject to proration, if applicable;

•	each representation or warranty of MNC contained in the Acquisition Agreement being true and correct in all material respects with the same force and effect as if made on November 28, 2007, and as of the date the transactions contemplated by the Acquisition Agreement are consummated (except for representations and warranties that relate to a specific date or time, which need only be true and correct in all material respects as of such date or time); and

•	performance in all material respects of the agreements and covenants of MNC under the Acquisition Agreement.

     Linktone and MNC each reserve the right to waive any of their respective other conditions to the Subscription. However, Linktone will not waive any conditions to the Subscription which adversely affect the rights of its shareholders under the Acquisition Agreement without the approval of Linktone’s shareholders.
     For purposes of the Offer, the term “Required Governmental Approvals” means:
     all approvals which are required to be obtained from any nation, federal, state, county municipal, local or foreign government, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government under applicable law for the entry by each party into the Acquisition Agreement.
     MNC has not identified any Required Governmental Approvals necessary for the consummation of the Subscription. MNC will promptly make a public announcement if any Required Governmental Approvals are identified by MNC as a condition to the consummation of the Subscription and, to the extent required by applicable law and the rules and regulations of the SEC, extend the Offer to allow adequate dissemination and investor response.
15.  Certain Legal Matters
     Except as described in this Section 15 — “Certain Legal Matters,” based on information provided by Linktone, none of Linktone, the Purchaser or MNC is aware of any license or regulatory permit that appears to be material to the business of Linktone that might be adversely affected by the Purchaser’s acquisition of the Securities in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Securities by the Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action. Except as otherwise described in this Offer to Purchase, although the Purchaser does not presently intend to delay the acceptance for payment of or payment for Securities tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Linktone’s business or that certain parts of Linktone’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Securities tendered. See Section 14 — “Conditions of the Offer.”
     Under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the rules promulgated thereunder, some acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the applicable waiting period requirements have been satisfied. The Offer for the Securities and the Subscription for Ordinary Shares is not subject to the HSR Act.
16.  Fees and Expenses
     Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Securities in the Offer.
     J.P. Morgan (S.E.A.) Limited and PT J.P. Morgan Securities Indonesia (both affiliates of J.P. Morgan Securities Inc.) have acted as financial advisor to MNC in connection with this transaction and J.P. Morgan Securities Inc. is acting as Dealer Manager in connection with the Offer. MNC has agreed to pay J.P. Morgan (S.E.A.) Limited, PT J.P. Morgan Securities Indonesia and J.P. Morgan Securities Inc. (collectively, “J.P. Morgan”) a customary fee payable upon completion of the Offer and the Subscription, for its services as financial advisor and Dealer Manager. MNC has also agreed to indemnify J.P. Morgan and related persons against certain liabilities and expenses in connection with its engagement as financial advisor and Dealer Manager, including certain liabilities and expenses under the federal securities laws.
     PT Bhakti Securities (“Bhakti”) has also acted as financial advisor to MNC in connection with the transactions contemplated under the Acquisition Agreement. MNC has agreed to pay Bhakti a customary fee payable upon completion of the Offer and the Subscription, for its services as financial advisor. MNC has also agreed to indemnify Bhakti and related persons against certain liabilities and expenses in connection with is engagement as financial advisor.

     The Purchaser has retained Mellon Investor Services LLC to act as the Depositary in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.
     The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.
     The Purchaser will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.
17.  Legal Proceedings
     None of Linktone, the Purchaser or MNC is aware of any material pending legal proceeding relating to the Offer or the Subscription.
18.  Miscellaneous
     We are making the Offer to all holders of Securities. We are not aware of any jurisdiction in which the making of the Offer or the tender of Securities in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser or MNC becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Securities residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by J.P. Morgan Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
     No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.
     We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. We filed an amendment to the Tender Offer Statement on Schedule TO with the SEC on February 28, 2008. Linktone has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. On February 28, 2008, Linktone amended its Solicitation/Recommendation Statement. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Linktone” and Section 9 — “Certain Information Concerning MNC and the Purchaser.”

MNC International Ltd.
February 28, 2008

SCHEDULE I
COMMISSIONERS AND DIRECTORS OF
MNC AND THE PURCHASER
     The names of the commissioners and directors of PT Media Nusantara Citra Tbk and MNC International Ltd., their present principal occupations or employment, material employment history for the past five years and citizenship are set forth below. Unless otherwise indicated, each commissioner or director has been so employed or held such position for a period in excess of five years. The business address of each of the commissioners and directors of PT Media Nusantara Citra Tbk and MNC International Ltd. is c/o PT Media Nusantara Citra Tbk, Menara Kebon Sirih, Jl. Kebon Sirih 17-19, Jakarta, 10340, Indonesia.
PT Media Nusantara Citra Tbk

Name	Country of Citizenship	Position
Rosano Barack	Indonesia	President Commissioner
Bambang Rudijanto Tanoesoedibjo	Indonesia	Commissioner
Hary Djaja	Indonesia	Commissioner
Tito Sulistio	Indonesia	Commissioner
Widya Purnama	Indonesia	Independent Commissioner
Irman Gusman	Indonesia	Independent Commissioner
Hary Tanoesoedibjo	Indonesia	President Director
Sutanto Hartono	Indonesia	Director
Hidajat Tjandradjaja	Indonesia	Director
Stephen Kurniawan Sulistyo	Indonesia	Director
Agus Mulyanto	Indonesia	Director
     The Board of Directors is the main executive body of MNC, and is responsible for managing the business and operations of MNC in accordance with applicable law. In addition, the Board of Commissioners of MNC oversees the actions of the Board of Directors. In particular, the approval of the Board of Commissioners is required before the Board of Directors can undertake certain transactions including the issuance of new shares, the entry by MNC into material financing transactions, the transfer, pledge or other encumbrance by MNC of its assets, the approval of MNC’s annual operating budget and certain material investments. In carrying out its function, each of the Board of Directors and the Board of Commissioners is required to act in the best interests of MNC and is ultimately accountable to the shareholders of MNC. Members of the Board of Directors and the Board of Commissioners are elected by the shareholders of MNC.
Board of Commissioners
     Rosano Barack, President Commissioner. Born in Jakarta in 1953. Mr. Barack has been the President Commissioner of MNC since March 2004, and has been the President Commissioner of PT Global Mediacom Tbk (“GMC”) since 2000. In addition, since 2000, Mr. Barack has also acted as a director or commissioner of several affiliates of GMC, including among others as President Director of PT Plaza Indonesia Realty Tbk. Mr. Barack graduated from Waseda University, Tokyo, Japan, in 1979.
     Bambang Rudijanto Tanoesoedibjo, Commissioner. Born in Jakarta in 1964. Mr. Tanoesoedibjo has served as a Commissioner of MNC since March 2004. In addition, Mr. Tanoesoedibjo has been a Vice President Commissioner of GMC since 2002, and is currently a Commissioner of PT Rajawali Citra Televisi Indonesia. Outside the MNC group, Mr. Tanoesoedibjo occupies the position of President Director of PT MNC Sky Vision (Indovision) and Commissioner of PT Bhakti Investama Tbk. Mr. Tanoesoedibjo is a graduate of Carleton University, Ottawa, Canada, and holds an MBA from San Francisco University, San Francisco, USA. Mr. Tanoesoedibjo is the brother of our President Director, Hary Tanoesoedibjo.
     Hary Djaja, Commissioner. Born in Pare in 1959. Mr. Djaja has served as a Commissioner of MNC since March 2004 and has also served as President Director of PT Bhakti Investama Tbk. since 2002. In addition, Mr. Djaja has served as a commissioner for several other companies since 2002, including PT Bhakti Capital Indonesia Tbk. Mr. Djaja graduated from Airlangga University, Surabaya, in 1982. Mr. Djaja is the brother-in-law of MNC’s President Director, Hary Tanoesoedibjo.
     Tito Sulistio, Commissioner. Born in 1955. Mr. Sulistio has served as a Commissioner of MNC since April 2007. Prior to joining MNC in 1995, Mr. Sulistio was a Commissioner of Bursa Efek Surabaya. He was also a Director of PT Citra Marga Nusaphala Persada Tbk from 1995 to 1999 and a Director of Citra Manila Tollways Corporation since 1997 to 1999. Mr. Sulistio served as the Vice President Director of TPI from 1995 to 1998, and as the President Director of PT Media Investor On Line from 2000 to 2003. Currently, Mr. Sulistio is the President Director of PT Radio Suara Monalisa and the President Director of PT Radio Tridjaja Sakti

since 2005. Mr. Sulistio has also been the Vice President Director of PT Media Nusantara Informasi since 2006, and a Vice President director of PT MNC Networks since 2005. In addition, Mr. Sulistio concurrently serves as a Commissioner of PT Hikmat Makna Aksara, PT Radio Mancasuara, PT Radio Suara Banjar Lazuardi and PT Radio Tiara Gempita, and as the President Commissioner of Siaran Radio Tjakra Awigra and PT Radio Prapance Buana Suara. Mr. Sulistio graduated from the University of Indonesia in 1982 and holds a Master of Accountancy and Finance degree from Institut d’Enseignement Superieur Lucier Cooremans, Brusells, Belgium.
     Widya Purnama, Independent Commissioner. Born in 1954. Mr. Purnama has served as an Independent Commissioner of MNC since April 2007. Prior to joining MNC, Mr. Purnama served as the President Director of PT Electronic Data Interchange Indonesia from 1995 to 2002, as the President Director of PT Indosat Tbk from 2002 to 2004 and as the President Director of PT Pertamina from 2004-2006. Mr. Purnama obtained an Electrical Engineering degree from ITS (Institut Teknologi Surabaya), Surabaya in 1983 and holds an MBA degree from ITB (Institut Teknologi Bandung).
     Irman Gusman, Independent Commissioner. Born in 1962. Mr. Gusman has served as an Independent Commissioner of MNC since April 2007. Mr. Gusman represented West Sumatra as a member of the Indonesian People’s Representative Assembly (“MPR”) in 1999-2004, and currently serves as the Deputy of Regional Representatives in the MPR. Mr. Gusman graduated from the Indonesian Christian University in 1985 and obtained an MBA degree from the School of Business, University of Bridgeport, USA in 1987.
Board of Directors
     Hary Tanoesoedibjo, President Director and CEO. Born in Surabaya in 1965. Mr. Tanoesoedibjo has served as President Director of MNC since March 2004. Mr. Tanoesoedibjo has also served as Group Chairman of the controlling shareholder of GMC, PT Bhakti Investama Tbk, since he founded the company in 1989. In addition, he currently holds positions in several companies, including as President Director and CEO of GMC (since April 2002), as President Director of PT Rajawali Citra Televisi Indonesia (RCTI) (since 2003), and as Commissioner in PT Mobile-8 Telecom Tbk and Indovision. Mr. Tanoesoedibjo obtained a Bachelor of Commerce degree from Carleton University, Ottawa, Canada, in 1988, and an MBA degree from Ottawa University, Ottawa, Canada, in 1989. Mr. Tanoesoedibjo is the brother of one of MNC’s commissioners, Bambang Rudijanto Tanoesoedibjo, and the brother-in-law of another of MNC’s commissioners, Hary Djaja.
     Sutanto Hartono, Director. Born in Yogyakarta in 1967. Mr. Hartono has served as a Director of MNC since March 2004. In addition, Mr. Hartono has served as the Vice President Director of PT Rajawali Citra Televisi Indonesia since 2003. Before joining the MNC group, Mr. Hartono served in various positions for Sony Music Entertainment since 1996, including as Senior Vice President of Sony Music Entertainment Southeast Asia and Managing Director of Sony Music Entertainment Indonesia. Mr. Hartono obtained a Master of Business Administration degree in Marketing & Finance from the University of California, Berkeley, in 1993 and a Bachelor of Science in Chemical Engineering from the University of Notre Dame, Indiana, in 1989.
     Hidajat Tjandradjaja, Director. Born in Jakarta in 1959. Mr. Tjandradjaja has served as a Director of MNC since March 2004. Mr. Tjandradjaja has also occupied the positions of Vice President Director of GMC since April 2002, and President Director of PT Infokom Elektrindo since 2006. In addition, he holds positions with several other companies, including President Director of PT Mobile-8 Telecom Tbk. Mr. Tjandradjaja obtained a Bachelor of Commerce degree (with Honours) majoring in Business Finance from the University of New South Wales, Sydney, Australia, in 1981.
     Stephen Kurniawan Sulistyo, Director. Born in Surabaya in 1964. Mr. Sulistyo joined MNC in March 2004, and has served as a Director of MNC since December 2004. Mr. Sulistyo has also held the position of President Director of Global TV since 2004. In addition, since 2004, Mr. Sulistyo has served as a Director of PT Media Nusantara Informasi and, since 2005, as a Commissioner of TPI. Outside the MNC group, Mr. Sulistyo serves as a Director of PT Bhakti Investama Tbk. Mr. Sulistyo obtained a Bachelor of Science degree with a major in Business Administration of Accounting and Finance from California State University, Northridge, USA.
     Agus Mulyanto, Director. Born in Surabaya in 1948. Mr. Mulyanto has served as a Director of MNC since April 2007. In addition, Mr. Mulyanto has also served as President Director and CEO of PT Elektrindo Nusantara since 2003. Mr. Mulyanto held the positions of Senior Executive and Director of PT Surya CitraTelevisi Indonesia from 1989 to 2003. Mr. Mulyanto obtained an Electrical Engineering degree, majoring in Telecommunication, from ITS (Institute of Technology Sepuluh November), Surabaya, in 1972, and a Post Graduate Study degree in Telecommunication from ITB (Institute of Technology Bandung), Bandung, in 1976. Mr. Mulyanto also obtained a Master of Science degree in Telecommunication Engineering, with a Minor in Business Management, in 1978, and a Doctor of Philosophy degree in Telecommunications Engineering in 1982, both from the University of Wisconsin-Madison, USA.
     MNC has no executive officers other than its directors.

MNC International Ltd.

Name	Country of Citizenship	Position
Hary Tanoesoedibjo	Indonesia	Director
Sutanto Hartono	Indonesia	Director
Stephen Kurniawan Sulistyo	Indonesia	Director
Jarod Suwahjo	Australian	Director
     Hary Tanoesoedibjo, Director. President Director and CEO of MNC. Born in Surabaya in 1965. Mr. Tanoesoedibjo has served as President Director of MNC since March 2004. Mr. Tanoesoedibjo has also served as Group Chairman of the controlling shareholder of GMC, PT Bhakti Investama Tbk, since he founded the company in 1989. In addition, he currently holds positions in several companies, including as President Director and CEO of GMC (since April 2002), as President Director of PT Rajawali Citra Televisi Indonesia (RCTI) (since 2003), and as Commissioner in PT Mobile-8 Telecom Tbk and Indovision. Mr. Tanoesoedibjo obtained a Bachelor of Commerce degree from Carleton University, Ottawa, Canada, in 1988, and an MBA degree from Ottawa University, Ottawa, Canada, in 1989.
     Sutanto Hartono, Director. Born in Yogyakarta in 1967. Mr. Hartono has served as a Director of MNC since March 2004. In addition, Mr. Hartono has served as the Vice President Director of PT Rajawali Citra Televisi Indonesia since 2003. Before joining the MNC group, Mr. Hartono served in various positions for Sony Music Entertainment since 1996, including as Senior Vice President of Sony Music Entertainment Southeast Asia and Managing Director of Sony Music Entertainment Indonesia. Mr. Hartono obtained a Master of Business Administration degree in Marketing & Finance from the University of California, Berkeley, in 1993 and a Bachelor of Science in Chemical Engineering from the University of Notre Dame, Indiana, in 1989.
     Stephen Kurniawan Sulistyo, Director. Born in Surabaya in 1964. Mr. Sulistyo joined MNC in March 2004, and has served as a Director of MNC since December 2004. Mr. Sulistyo has also held the position of President Director of Global TV since 2004. In addition, since 2004, Mr. Sulistyo has served as a Director of PT Media Nusantara Informasi and, since 2005, as a Commissioner of TPI. Outside the MNC group, Mr. Sulistyo serves as a Director of PT Bhakti Investama Tbk. Mr. Sulistyo obtained a Bachelor of Science degree with a major in Business Administration of Accounting and Finance from California State University, Northridge, USA.
     Jarod Suwahjo, Director, born in Jakarta in 1962. Mr. Suwahjo joined MNC in July 2007. Before joining MNC, Mr. Suwahjo served as Controller and Planning Manager of Sanofi Aventis Australia from 2006, as consultant in Syngenta Crop Protection Pty Ltd from 2004 to 2005 and from 2000 to 2004 as Senior Finance Manager in Pfizer Australia Pty Ltd. Mr. Suwahjo obtained a Bachelor of Science degree with a major in Statistics & Operation Research from Victoria University of Wellington.

SCHEDULE II
     The following is a narrative description of the material variations in accounting principles, practices and methods used in preparing financial statements in accordance with accounting principals generally accepted in Indonesia (“Indonesian GAAP”) and United States generally accepted accounting principles (“U.S. GAAP”) based on the narrative description that was included in the Offering Circular for MNC’s initial public offering of Common Stock, par value Rp 100 per share, in Indonesia on June 15, 2007.
SUMMARY OF CERTAIN DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY
ACCEPTED IN INDONESIA AND IN THE UNITED STATES OF AMERICA
     The financial statements of PT Media Nusantara Citra Tbk (“MNC”) are prepared and presented in accordance with Indonesian GAAP, which differ in certain significant respects from U.S. GAAP. Such differences involve methods for measuring the amounts shown in the financial statements of MNC, as well as additional disclosures required by U.S. GAAP which MNC has not made.
     The following summarizes the areas in which differences between Indonesian GAAP and U.S. GAAP could be significant to the financial position and results of operations of MNC. The summary below should not be construed to be exhaustive as no attempt has been made by management of MNC to quantify the effects of those differences, nor has any complete reconciliation of Indonesian GAAP and U.S. GAAP been undertaken by management. Had any such quantification or reconciliation been undertaken by the management of MNC, other potential accounting and disclosure differences may have come to their attention which are not identified below.
     Further, no attempt has been made to identify future differences between Indonesian GAAP and U.S. GAAP as a result of prescribed changes in accounting standards. Regulatory bodies that promulgate Indonesian GAAP and U.S. GAAP have significant projects ongoing that could affect future comparisons such as this one. Finally, no attempt has been made to identify future differences between Indonesian GAAP and U.S. GAAP that may affect the financial information as result of transactions or events that may occur in the future.
     Holders of Linktone’s Securities should consult their own professional advisors for an understanding of the principal differences between Indonesian GAAP and U.S. GAAP and how these differences might affect the financial statements of MNC included elsewhere in this Offer to Purchase.
Inventory
     Under Indonesian GAAP, inventories are measured at the lower of cost or net realizable value. Net realizable value is defined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. A new assessment is made of net realizable value in each subsequent period. When the circumstances which previously caused inventories to be written down below cost no longer exist, the amount of the write-down is reversed so that the new carrying amount of the inventory is the lower of the cost or the revised net realizable value.
     Under U.S. GAAP, inventories are measured at the lower of cost or market. Market is defined as replacement costs, which cannot exceed net realizable value or fall below net realizable value reduced by an approximately normal profit margin. Once adjusted, inventories are not recorded at amounts above the new cost.
Impairment of Long-lived Assets
     Under Indonesian GAAP, an enterprise should assess at each balance sheet date whether there is any indication that an asset may be impaired. If any such indication exits, the enterprise should estimate the recoverable amount of the asset. Impairment loss is recognized when the asset’s carrying amount exceeds the recoverable amount, which is the higher of net selling price or value in use. In addition, an enterprise should assess at each balance sheet date whether there is any indication that an impairment loss recognized for an asset in prior years may no longer exist or may have decreased. If any such indication exists, the enterprise should estimate the recoverable amount of the asset. The increased carrying amount of an asset due to a reversal of an impairment loss should not exceed the carrying amount that would have been determined (net of amortization or depreciation) had no impairment loss been recognized for the asset in prior years.

     Under U.S. GAAP, long lived assets held and used by an entity are required to be tested for impairment whenever events or changes in circumstances indicate the carrying amount of the relevant asset may not be recoverable. An impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability, whether in use or under development. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value.
     Under U.S. GAAP, an impairment loss creates a new book basis and subsequent recoveries of the fair value are not permitted to be recognized.
Capitalization of Interest Costs
     Under Indonesian GAAP, one of the criteria for capitalizing interest cost into a qualifying asset is that the interests should be attributable to the qualifying asset (an asset that necessarily takes a substantial period of time to get ready for its intended use or sale, i.e., minimum 12 months). If the borrowing is specifically used for the purpose of acquiring a qualifying asset, the total borrowing costs eligible for capitalization are all borrowing costs incurred on that borrowing during the period less any interest income earned from temporary investment on the unused borrowings.
     If the funds are borrowed generally but are also used for the purpose of obtaining a qualifying asset, the amount of borrowing costs eligible for capitalization should be determined by applying a capitalization rate to the expenditures on that asset. The capitalization rate should be based on the weighted average of the borrowing costs divided by the total borrowings for the period (not including borrowings made specifically for the purpose of obtaining a qualifying asset). The amount of borrowing costs capitalized during a period should not exceed the amount of borrowing costs incurred during that period.
     U.S. GAAP requires the capitalization of borrowing costs on qualifying assets. To qualify, assets must require a period of time to get them ready for their intended use. Examples are assets that an enterprise constructs for its own use (such as facilities) and assets intended for sale or lease that are constructed as discrete projects (such as ships or real estate projects). Interest capitalization is required for those assets if its effect, compared with the effect of expensing interest, is material. If the net effect is not material, interest capitalization is not required. However, interest cannot be capitalized for inventories that are routinely manufactured or otherwise produced in large quantities on a repetitive basis.
     The interest cost eligible for capitalization is the interest cost recognized on borrowings and other obligations. The amount capitalized is to be an allocation of the interest cost incurred during the period required to complete the asset. The interest rate for capitalization purposes is to be based on the rates of the enterprise’s outstanding borrowings. If the enterprise associates a specific new borrowing with the asset, it may apply the rate on that borrowing to the appropriate portion of the expenditures for the asset. A weighted average of the rates on other borrowings is to be applied to expenditures not covered by specific new borrowings. Judgment is required in identifying the borrowings on which the average rate is based.
Land Use Rights
     In Indonesia, except for ownership rights (“Hak Milik”) granted to individuals, the title of the land rests with the Government. Land-use is accomplished through land rights whereby the holder of the right enjoys the full use of the land for a stated period of time, subject to extensions.
     Land rights are generally freely tradable and may be pledged as security under borrowing agreements. Under Indonesian GAAP, the costs of acquired land rights are capitalized as land, which is not depreciated unless: (a) the condition of the land is no longer suitable for the main operation of the enterprise; (b) the nature of the enterprise’s main operation will result in the abandonment of land and buildings subsequent to completion of the project; for example land and buildings in a remote or isolated area. In this case land should be depreciated in accordance with the estimated length of the enterprise’s main operation or project; or; (c) management’s prediction or certainty that an extension or renewal of the land rights will not be obtained.
     Starting January 1, 1999, expenses associated with the legal administration of land rights are recorded as Deferred Expenses, to be amortized over the period the holder is expected to retain the land rights.
     Under U.S. GAAP, land use rights are considered leases and such rights are amortized over the period the holder is expected to retain the land rights.

Leases
     Under Indonesian GAAP, a lease is classified as a capital lease if it satisfies all of the following criteria:
•	The lessee has the option to purchase the leased asset at the end of the lease period at a price agreed upon at the inception of the lease agreement,

•	The sum of periodic lease payments made by the lessee, plus the residual value, will cover the acquisition price of the leased asset and related interest, and

•	There is a minimum lease period of 2 years.
     Under U.S. GAAP, a leased asset is capitalized if at its inception a lease meets one or more of the following four criteria, the lease shall be classified as a capital lease by the lessee. Otherwise, it shall be classified as an operating lease.
•	The lease transfers ownership of the property to the lessee by the end of the lease term.

•	The lease contains a bargain purchase option.

•	The lease term is equal to 75 percent or more of the estimated economic life of the leased property. However, if the beginning of the lease term falls within the last 25 percent of the total estimated economic life of the leased property, including earlier years of use, this criterion shall not be used for purposes of classifying the lease.

•	The present value at the beginning of the lease term of the minimum lease payments, excluding that portion of the payments representing executory costs such as insurance, maintenance, and taxes to be paid by the lessor, including any profit thereon, equals or exceeds 90 percent of the excess of the fair value of the leased property to the lessor at the inception of the lease over any related investment tax credit retained by the lessor and expected to be realized by him.
Employee Benefits
     Prior to January 1, 2004, Indonesian GAAP provided the accounting standards for retirement benefits, i.e., defined benefit and defined contribution pension plan. Current service cost of a defined benefit plan is recognized as expense in the current period, while past service cost, experience adjustments, effects of changes in actuarial assumptions and effects of program adjustments with respect to existing employees are recognized as expense or income systematically over the estimated average remaining working lives of the employees. This standard does not provide for the 10% corridor approach for actuarial gains or losses and limitation in the asset carrying amount, which are specifically provided in the revised standard described below.
     In 2004, the Indonesian Institute of Accountants (“IAI”) issued a revised standard on accounting for employee benefits, which provides for a comprehensive accounting for employee benefits covering several types of employee benefit costs and is effective for financial statements covering periods beginning on or after July 1, 2004. The revised standard requires the use of projected unit credit method to measure obligations and costs for defined benefit plans. The revised standard also provides, among other things, the guidance for the recognition of past service cost in which past service cost is recognized as an expense on a straight-line basis over the period until the benefits become vested. To the extent that the benefits are already vested immediately following the introduction of, or changes to, a defined benefit plan, an enterprise should recognize past service cost immediately.
     Under U.S. GAAP, there are various standards for accounting for employee benefit plans depending on the nature of the plan and the types of benefits provided, i.e., defined benefit or defined contribution retirement plan (e.g., pension plans), post-retirement plans (e.g., post-retirement health care, life insurance, and other welfare benefits, such as tuition assistance, day care, legal services, and housing subsidies provided after retirement) or post-employment benefit plans (e.g., benefits to former or inactive employees after employment but before retirement such as, salary continuation benefits, supplemental unemployment benefits, severance benefits, and disability-related benefits). The accounting for such plans may result in differences between U.S. GAAP and Indonesian GAAP, particularly with respect to the recognition of past service cost and minimum liability for a defined benefit plan.
Deferred Taxes
     Under Indonesian GAAP, deferred tax assets are only recognized if it is probable that future taxable profits will be available against which the deferred tax assets can be utilized. The carrying amount is reviewed periodically and reduced if appropriate. An enterprise also re-assesses unrecognized deferred tax asset at each balance sheet date and recognizes a previously unrecognized deferred tax asset if the condition for recognition is met. When an enterprise makes a distinction between current and noncurrent assets and liabilities in its financial statements, it should not classify deferred tax assets (liabilities) as current assets (liabilities).
     Under U.S. GAAP, deferred tax assets are recognized to the extent that available evidence supports their realization. The future reversal of taxable temporary differences, taxable income in prior carry back periods (as permitted by tax law), tax planning strategies, and future taxable income exclusive of reversing temporary differences and carry forwards must be evaluated in determining whether or not a valuation allowance is necessary. A valuation allowance is provided if it is more likely than not that all or a portion of the deferred tax assets will not be realized. In a classified statement of financial position, an enterprise shall separate deferred tax liabilities and assets into a current amount and a noncurrent amount.
Embedded Derivatives
     Under Indonesian GAAP, contracts denominated in currency other than the functional currency of either of the contracting party do not contain embedded foreign currency derivative if such contracts are denominated in currency that is commonly used in local business transactions.
     An exemption not to bifurcate similar embedded derivatives under U.S. GAAP is very limited. SFAS 133 par. 15 states: “an embedded foreign currency derivative instrument shall not be separated from the host contract and considered a derivative instrument if the host contract is not a financial instrument and it requires payment(s) denominated in (a) the functional currency of any substantial party to that contract or (b) the currency in which the price of the related good or service that is acquired or delivered is routinely denominated in international commerce (for example, the U.S. Dollar for crude oil transactions).”
Cash Flows
     Under Indonesian GAAP, companies which present their cash flows using the direct method are not required to present a reconciliation of net income to net cash flow from operating activities.
     Under U.S. GAAP, companies which present their cash flows using the direct method are required to present, in a separate schedule, a reconciliation of the net income to cash flows from operating activities. Such reconciliation should show: (a) the effects of all deferrals of past operating cash receipts and payments, such as changes during the period in inventory, deferred income, and all accruals of expected future operating cash receipts and payments, such as changes during the period in receivables and payables, and (b) the effects of all items which cash effects are investing or financing cash flows, such as depreciation, amortization of goodwill, and gains or losses on sales of property and equipment and discontinued operations, and gains or losses on extinguishments of debt.
Consolidation
     Under Indonesian GAAP, consolidated financial statements include all entities that are controlled by the parent, other than those subsidiaries which will not meet the prescribed criteria. Control is presumed to exist when the parent company owns, directly or indirectly through subsidiaries, more than 50 percent of the voting rights of an entity. Even when an entity owns 50 percent or less of the voting rights of an entity, control exists when one or certain prescribed conditions is met.
     Indonesian GAAP requires a special purpose entity (“SPE”) to be consolidated when the substance of the relationship between an entity and the SPE indicates that the SPE is controlled by that entity. The substance of the relationship is identified based on an analysis of risks and rewards.
     Under U.S. GAAP, an entity should first consider the guidance under Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised in December 2003), “Consolidation of Variable Interest Entities” (“FIN 46(R)”). This requires an entity to be consolidated if the entity is a variable interest entity (“VIE”). VIEs are evaluated for consolidation based on all contractual, ownership or other interests that expose their holders to the risks and rewards of that entity, such interests being termed as “variable interests”. The holder of a variable interest that receives the majority of the potential variability in expected losses of expected residual returns of the VIE is the VIE’s primary beneficiary, and is required to consolidate the VIE in its financial statements.
     If it has been determined that an entity is outside the scope of FIN 46(R), then consideration should be given to Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, and FASB 94, “Consolidation of all majority-owned subsidiaries”, which generally requires consolidation when one of the companies in a group directly or indirectly has a controlling financial interest in the other companies. The usual condition for determining if a controlling financial interest exists is ownership of a majority of the voting interest; accordingly, as a general rule, ownership by one company, directly or indirectly, of over 50 percent of the outstanding voting shares of another company is a condition pointing towards consolidation. Consolidation of majority-owned subsidiaries is required in the preparation of consolidated financial statements, unless control is temporary and does not rest with the majority owner.
Intangible Assets
     Under Indonesian GAAP, an intangible asset is amortized on a systematic basis over the best estimate of its useful life from the date when the asset is available for use.
     Under U.S. GAAP, intangible assets with indefinite useful lives are not amortized but rather tested for impairment at least annually by comparing the fair values of those assets with their recorded amounts. Intangible assets with finite useful lives are amortized over their useful lives and are required to be reviewed and assessed for impairment under SFAS 144. Once an impairment loss is recorded, it is not reversed.
Business Combinations
     Under the purchase method of accounting, on acquisition all identifiable assets and liabilities of the acquiree are measured at fair value as at the date of the acquisition. Any excess of the cost of acquisition over the acquirer’s interest in the fair value of the identifiable assets and liabilities acquired is recognized as goodwill. When the cost of acquisition is less than the interest in the fair value of the identifiable assets and liabilities acquired as of the date of acquisition, the fair values of the acquired non-monetary assets are reduced proportionately until all the excess is eliminated. The excess remaining after reducing the fair value of non-monetary assets acquired is recognized as negative goodwill.
     Goodwill is amortized by recognizing it as an expense over its useful life on a straight-line basis unless another amortization method is considered more appropriate under the circumstances. The amortization period should not exceed five years unless a longer period not exceeding 20 years can be justified. The unamortized goodwill is reviewed for impairment at each balance sheet date, whenever events or circumstances indicate that its value is impaired.
     Negative goodwill is treated as deferred revenue and recognized as income on a systematic basis over a period of not less than 20 years.
     Further, Indonesian GAAP requires transactions among entities under common control that meet certain conditions to be accounted for in the same manner as pooling of interests where net assets are transferred at book value. The difference between the transfer price and book value of the net assets, equity or other ownership instrument transferred is recorded as a “Difference arising from restructuring transactions among entities under common control”, an account under stockholders’ equity. In July 2004, the IAI revised the existing SFAS No. 38, Accounting for Restructuring of Entities Under Common Control. The revised standard provides for the realization of the restructuring difference to gain or loss if the conditions therein are fulfilled. The SFAS No. 38 (Revised 2004) is effective for the financial statements covering periods beginning on or after January 1, 2005.
     Under U.S. GAAP, the excess of the purchase consideration over the sum of the amounts assigned to assets acquired less liabilities assumed, is accounted for as goodwill. Goodwill arising on acquisition is recognized in the balance sheet as an asset and is not amortized. It is reviewed for impairment at least annually. If the fair value of the identifiable net assets acquired exceeds the cost of the acquired business, the excess over cost (i.e., negative goodwill) should reduce proportionally the fair values assigned and allocated on a pro rata basis for all of the acquired assets, including purchased research and development assets required to be written off, with the exception of financial assets (other than equity method investments), assets to be disposed of by sale, deferred income tax assets, prepaid assets related to pension or other post retirement benefit plans, and any other current assets. Any remaining “negative goodwill” is recognized as an extraordinary gain.
     Under U.S. GAAP, goodwill is reviewed for impairment at least annually (at the same time each year) at the reporting unit level. A reporting unit, which may differ from a cash generating unit (it is likely to be at a more aggregated level), is an operating segment or one level below an operating segment. A two-step goodwill impairment test is performed. First, the fair value of the reporting unit including goodwill is compared to its carrying amount. If the fair value of the reporting unit is less than the book value, goodwill will be considered to be impaired. Next, the goodwill impairment is measured as the excess of the carrying amount of goodwill over its implied fair value. The implied fair value of goodwill is determined by a hypothetical purchase price allocation whereby the fair value determined in the first step is allocated to the various assets and liabilities included in the reporting unit in the same manner as goodwill is determined in a business combination.
     Under U.S. GAAP, restructuring transactions among entities under common control are accounted for using a method similar to pooling-of-interests method. Any excess of the outstanding shares of the combined entities at par or stated amounts over the total capital stock of the separate combining entities is deducted first from the combined other contributed capital and the remaining balance is deducted from the combined retained earnings.
Debt Issuance Costs
     Under Indonesian GAAP, debt issuance costs for listed companies are deducted directly from the proceeds of the related bond or debt instrument to determine the net proceeds. The difference between the net proceeds and the nominal value of the debt issued is amortized over the term of the debt or bond. MNC currently amortizes its debt issuance costs on a straight-line basis. For the purposes of balance sheet presentation, MNC presents its debt instruments net of the unamortized debt issuance cost.
     U.S. GAAP requires that debt issue costs be reported in the balance sheet as deferred charges. Generally, debt issuance costs are capitalized as an asset and amortized over the term of the debt using the interest method.
Segment Information
     Under Indonesian GAAP, segment information is prepared and reported using the accounting policies adopted for preparing and presenting the consolidated financial statements. The primary format in reporting segment information is based on business segments, while secondary segment information is based on geographical segments. Under Indonesian GAAP, a business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments.
     Under U.S. GAAP, and SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” a public business enterprise is required to present information based on operating segments. Several operating segments may, provided aggregation criteria are met, be aggregated to reportable segments for which the required information is disclosed. Disclosure is based on management’s approach for reporting segments information to the company’s chief operating decision-makers.
Disclosures
     Certain additional disclosures not required under Indonesian GAAP, are required to be disclosed under U.S. GAAP. Some of the areas where U.S. GAAP requires specific additional disclosures include, among other, concentrations of credit risk, related party transactions, significant customers and suppliers, pensions, and new accounting pronouncements.

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PT. MEDIA NUSANTARA CITRA Tbk	UNAUDITED
UNAUDITED FINANCIAL STATEMENTS

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2007 AND 2006

	2007	Notes	2006
	Rp		Rp
ASSETS
CURRENT ASSETS
Cash and cash equivalents	2.107.315.894.192	2f,3	460.915.205.114
Short-term investments	628.695.104.970	2g,4	—
Escrow account	—		293.145.000.000
Trade accounts receivable		2h,6
Related parties	112.931.262.559	37	162.009.770.940
Third parties — net of allowance for doubtful accounts Rp 5,314,482,530 in 2007 and Rp 4,911,577,915 in 2006	1.051.613.259.823		779.966.585.677
Other accounts receivable	50.952.318.815	2h,7	42.126.345.627
Inventories	894.649.561.720	2i,8	672.292.537.193
Program advances	55.017.099.659	9	56.364.971.354
Prepaid taxes	148.768.225.475	2r,10	110.389.398.107
Advances and prepaid expenses	133.056.090.221	2j,11	132.756.294.325

Total Current Assets	5.182.998.817.434		2.709.966.108.337

NONCURRENT ASSETS
Accounts receivable from related parties	16.654.820.124	2d,37	6.682.789.612
Deferred tax assets	31.447.417.678	2r,33	16.410.500.618
Other Investment	125.450.247.111	2g,12	135.915.706.966
Property and equipment — net of accumulated depreciation of Rp 853,228,947,022 in 2007 and Rp 668,315,868,695 in 2006	722.174.747.924	2k,2n,13	606.101.098.656
Property and equipment under joint operations — net of accumulated Rp 18,639,385,328 in 2007 and Rp 17,052,083,774 in 2006	4.815.673.878	2l,14,41	5.315.839.987
Goodwill	305.857.507.762	2b,2m,15,36	268.195.729.107
Other assets	88.655.154.107	16	192.464.683.197

Total Noncurrent Assets	1.295.055.568.584		1.231.086.348.143

TOTAL ASSETS	6.478.054.386.018		3.941.052.456.480

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	439.915.469.624	17	470.293.654.731
Taxes payable	279.278.754.692	2r,18	233.575.214.514
Unearned revenues	74.062.039.213	2p,19	23.145.494.880
Accrued expenses	72.089.135.992	2p,20,40	68.821.115.333
Other accounts payable		21,36
Related parties	—	2d	—
Third parties	56.631.095.321		41.998.974.817
Current maturities of long-term liabilities
Liabilities for purchase of property and equipment	4.088.887.122	2k,2n,22	1.872.397.666

Total Current Liabilities	926.065.381.964		839.706.851.941

NONCURRENT LIABILITIES
Long-term liabilities — net of current maturities
Liabilities for purchase of property and equipment	8.154.809.683	2k,2n,22	11.206.171.397
Bonds payable	1.651.809.438.974	2o,23	2.000.343.952.584
Accounts payable to related parties	3.774.002.923	2d,36	2.160.015.670
Deferred tax liabilities	18.034.430.541	2r,32	9.778.905.495
Post-employment benefits obligation	32.775.572.694	2q,34	27.934.525.500
Other long-term liabilities	2.341.606.286		3.706.302.379

Total Noncurrent Liabilities	1.716.889.861.101		2.055.129.873.025

MINORITY INTERESTS	40.953.886.972	2b,24	16.804.558.629

EQUITY
Capital stock — Rp 100,000 Rp 100 par value per share in 2007 Rp 100,000 par value per share in 2006

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2007 AND 2006

	2007	Notes	2006
	Rp		Rp
Authorized — 5.7 billion series A shares and 34.3 billion series B shares in 2007, and 14 million shares in 2006
Issued and paid-up— 5.7 billion series A shares and 8.1 billion series B shares in 2007, and 5.7 million shares in 2006	1.375.000.000.000	25	570.000.000.000
Additional paid-up capital	2.089.913.000.000
Advance for capital stock subscription	—	2b,26	130.000.000.000
Retained earnings — unappropriated	329.232.255.981		329.411.172.885

Total Equity	3.794.145.255.981		1.029.411.172.885

TOTAL LIABILITIES AND EQUITY	6.478.054.386.018		3.941.052.456.480

See accompanying notes to consolidated financial statements which are an integral part of the consolidated financial statements.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006

	2007	Notes	2006
	Rp		Rp
REVENUES
Advertisements	1.991.205.983.956	2p,27	1.340.075.957.475
Non advertisements	218.030.051.541		119.276.289.577

Total Revenues	2.209.236.035.497		1.459.352.247.052

OPERATING EXPENSES
Direct costs	1.084.674.486.218	2p,28	741.476.908.707
General and administration	431.811.888.527	2p,29	271.128.154.453
Depreciation and amortization	83.736.973.720	2k,2l,30	58.523.623.752

Total Operating Expenses	1.600.223.348.465		1.071.128.686.912

INCOME FROM OPERATIONS	609.012.687.032		388.223.560.140

OTHER INCOME (CHARGES)
Interest and financial charges	(175.230.700.132)	2p,31	(117.295.653.895)
Gain (loss) on foreign exchange — net	(21.960.601.865)	2c,39	22.218.057.630
Interest income	52.547.922.324	3	3.857.049.061
Amortization of goodwill	(11.527.510.999)	2b,2m,15	(3.125.006.912)
Others — net	(16.860.162.726)	31	9.311.177.341

Other Charges — net	(173.031.053.398)		(85.034.376.775)
EQUITY IN NET LOSS OF AN ASSOCIATE	—	2g, 12	(3.134.468)

INCOME BEFORE TAX	435.981.633.634		303.186.048.897
TAX EXPENSE	(84.738.616.787)	2r,32	(81.680.643.233)

INCOME BEFORE MINORITY
INTEREST	351.243.016.847		221.505.405.664
MINORITY INTERESTS	(24.894.759.448)	1b,2b,24	(5.388.541.007)

NET INCOME	326.348.257.399		216.116.864.657

EARNINGS PER SHARE		33
Basic	23,73		29,07
Diluted	23,73		28,31
See accompanying notes to consolidated financial statements which are an integral part of the consolidated financial statements.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006

				Advance for
		Issued and	Additional	Capital
		Paid-up	Paid-in	Stock	Retained	Total
	Notes	Capital	Capital	Subscription	Earnings	Equity
		Rp	Rp	Rp	Rp	Rp
Balance as of January 1, 2006		570.000.000.000	—	19.757.136.000	113.294.308.228	703.051.444.228
Increase in paid-up capital	25	—	—	130.000.000.000	—	130.000.000.000
Advance for capital stock subscription	26	—	—	(19.757.136.000)	—	(19.757.136.000)
Net income for the year		—	—	—	216.116.864.657	216.116.864.657

Balance at September 30, 2006		570.000.000.000	—	130.000.000.000	329.411.172.885	1.029.411.172.885
Balance as of January 1, 2007		570.000.000.000	—	130.000.000.000	402.883.998.582	1.102.883.998.582
Increase in paid-up capital	25,26	130.000.000.000	—	(130.000.000.000)	—	—
Retained earnings conversion		400.000.000.000	—	—	(400.000.000.000)	—
Issuance of new shares — 2,750,000,000 Series B shares with Rp 100 par value per share		275.000.000.000	2.200.000.000.000	—	—	2.475.000.000.000
Issuance cost		—	(110.087.000.000)	—	—	(110.087.000.000)
Net income for the year		—	—	—	326.348.257.399	326.348.257.399

Balance at September 30, 2007		1.375.000.000.000	2.089.913.000.000	—	329.232.255.981	3.794.145.255.981

See accompanying notes to consolidated financial statements which are an integral part of the consolidated financial statements.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006

	2007	2006
	Rp	Rp
CASH FLOWS FROM OPERATING ACTIVITIES
Cash receipts from customers	2.416.355.845.365	1.681.783.909.521
Cash paid to suppliers and employees	(2.124.772.234.557)	(1.564.281.971.421)

Cash generated from operations	291.583.610.808	117.501.938.100
Interest paid	(116.235.682.046)	(121.010.260.726)
Income tax paid	(74.725.077.843)	(70.646.683.497)

Net Cash Provided By Operating Activities	100.622.850.919	(74.155.006.123)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceed from bank escrow	(656.469.104.970)	—
Interest received	42.550.928.298	33.467.056.474
Proceed from (placement in) short-term investments	(15.847.789.750)	271.317.713.952
Acquisitions of property and equipment, and property and equipment under joint operations	(92.571.891.110)	(32.409.602.750)
Acquisitions of subsidiaries	(6.255.985.860)	(76.071.080.000)
Proceeds from disposal of property and equipment	(20.208.237.817)	6.450.000.000
Addition in other assets	(3.233.395.968)	(25.235.537.501)

Net Cash Used In Investing Activities	(752.035.477.177)	177.518.550.175

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of short-term loans	(28.202.740.294)	(94.430.611.516)
Payment of long-term loans	185.265.261	184.957.522.002
Payment of liabilities for purchase of property and equipment	—	(1.353.744.933)
Payments of lease liabilities	—	—
Proceed from (payment of) share holders liabilities	(135.751.816.337)	196.798.080.377
Additional to other capital	13.965.045.293	19.084.000.000
Proceeds from initial public offering	2.400.350.267.700	—

Net Cash Provided by Financing Activities	2.250.546.021.623	305.055.245.930

NET INCREASE IN CASH AND CASH EQUIVALENTS	1.599.133.395.365	408.418.789.982
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	508.182.498.827	52.496.415.132

CASH AND CASH EQUIVALENTS AT END OF PERIOD	2.107.315.894.192	460.915.205.114

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
1.  GENERAL
a.  Establishment and General Information
     PT Media Nusantara Citra Tbk (“MNC”) was established based on Deed No. 48 dated June 17, 1997 of H. Parlindungan L. Tobing, SH, notary in Jakarta. The deed of establishment was approved by the Minister of Justice of the Republic of Indonesia in his decision letter No. C-15092.HT.01.01. TH2000 dated July 25, 2000, and was published in Supplement No. 2780 to the State Gazette of the Republic of Indonesia No. 23, dated March 19, 2002. MNC’s articles of association have been amended several times, most recently by deed No. 163 dated April 19, 2006 of Aulia Taufani, SH, substitute of notary Sutjipto, SH, notary in Jakarta in relation to the issued and paid-up capital stock of MNC. This Deed was approved by the Minister of Law and Human Rights of the Republic of Indonesia in his decision letter No. W7-04495.HT.01.04-TH.2007 dated April 20, 2007.
     MNC’s head office is located at Menara Kebon Sirih 27th floor, Jalan Kebon Sirih Kav 17-19, Jakarta Pusat 10340. MNC started its commercial operations in December 2001. MNC had total number of employees of 204 and 72 at September 30, 2007 and 2006, respectively.
     In accordance with article 3 of MNC’s articles of association, the scope of its activities is to engage in general trading, developing, industrial, agricultural, transportation, printing, multimedia through satellite peripheral and other telecommunications peripheral, services and industries.
     MNC is one of the group of companies of Global Mediacom. At September 30, 2007 and 2006, MNC’s management consisted of the following:

Commissioners
President Commissioner	Rosano Barack
Commissioners	Bambang Rudijanto Tanoesoedibjo
Hary Djaja
Tito Sulistio
Irman Gusman
Widya Purnama

Directors
President Director	Bambang Hary Iswanto Tanoesoedibjo
Directors	Hidajat Tjandradjaja
Stephen Kurniawan Sulistyo
Sutanto Hartono
Agus Mulyanto
     Total remunerations (after tax) to commissioners and directors of MNC and its subsidiaries for the periods ended September 30, 2007 and 2006 amounted Rp 15,393,989,296 and Rp 12,557,140,069, respectively.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
b.  Subsidiaries
     MNC has ownership interest of more than 50%, directly or indirectly, in the following subsidiaries:

			Percentage of	Start of	Total assets September 30
			ownership	Commercial	(in million Rupiah)
Subsidiaries	Domicile	2007	2006	Operations	2007	2006
					Rp	Rp
Broadcasting
PT Rajawali Citra Televisi Indonesia (RCTI)	Jakarta	100,00%	100,00%	1989	1.868.025.921.483	2.445.616.508.969
PT Global Informasi Bermutu (GIB)	Jakarta	100,00%	100,00%	2001	609.333.197.417	439.146.325.452
PT Cipta Televisi Pendidikan Indonesia (Cipta TPI)	Jakarta	75,00%	—	1990	801.040.431.660	638.794.131.772
PT MNC Network (MNCN) /and subsidiaries	Jakarta	95,00%	95,00%	2005	80.554.121.094	50.643.745.705
PT Radio Tridjaja Shakti (RTS) /and subsidiaries *)	Jakarta	90,25%	80,75%	1971	23.583.818.480	18.513.143.342
PT Radio Prapanca Buana Suara (RPBS) *)	Medan	76,08%	50,31%	1978	1.763.413.878	1.423.113.775
PT Radio Mancasuara (RM) *)	Bandung	91,68%	56,53%	1971	733.427.768	904.684.457
PT Radio Swara Caraka Ria (RSCR) *)	Semarang	91,68%	64,60%	1971	425.275.743	390.682.387
PT Radio Efkindo (RE) *)	Yogyakarta	56,53%	56,53%	1999	625.703.438	350.474.248
PT Radio Cakra Awigra (RCA) *)	Surabaya	60,17%	31,73%	1971	2.947.487.515	—
PT Radio Swara Monalisa (RSM) *)	Jakarta	76,00%	76,00%	1971	6.539.547.805	2.028.081.953
Media Nusantara Citra B.V. (MNC B.V.)	Belanda/Netherlands	100,00%	—	2006	1.356.622.925.370	1.669.521.127.158
Print
PT Media Nusantara Informasi (MNI)	Jakarta	100,00%	100,00%	2005	149.649.098.304	56.780.866.477
PT MNI Global (MNIG)	Jakarta	100,00%	100,00%	2005	9.819.387.648	6.313.650.368
Advertising Agency
PT Cross media International (CMI) *)Indirect ownership	Jakarta	100,00%	—	2001	187.049.661.748	—
Development of media and broadcasting business
     On June 15, 2006, MNC received the transfer of mandatory exchangeable bond from RCTI. The bond is exchangeable into 1,285,100,000 Series B Shares and 1,940,344,993 Series C shares or 75% of the issued capital stock of Cipta TPI. On July 15, 2006, MNC exchanged the bond and acquired 75% of the issued capital stock of Cipta TPI.
     MNC acquired 180 shares or 100% shares of MNC B.V. from Emipa B.V. which domiciled in Netherlands, at August 11, 2006 for Rp 151,631,148.
     On December 6, 2006, MNCN acquired 229 shares of RCA from third party for Rp 1,500,000,000, resulting to Company’s indirect equity ownership of 60.17%
     MNC has mandatory exchangeable bonds amounted to Rp 39.375 billion. The bond is exchangeable into 3,199,999 shares of CMI. On September 1, 2007, MNC exchanged the bonds and acquired 100% ownership of CMI (Note 12).

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
c.  Initial Bond Offering of Subsidiaries
     On October 13, 2003, RCTI obtained the effective notice from the Chairman of the Capital Market Supervisory Agency (BAPEPAM) in his letter No. S-2484/PM/2003 for the Public Offering of Bonds year 2003 of Rp 550 billion. The bonds were listed on the Surabaya Stock Exchange.
     On September 5, 2006, MNC B.V. issued Guaranteed Secured Notes (the Notes) amounting to USD 168 million with fixed interest rate of 10.75% per annum, which are listed on the Singapore Stock Exchange.
d.  Initial Public Offering
     On June 13, 2007, MNC obtained an Effective Notice from the chairman of the Capital Market and Financial Institution Supervisory Agency (BAPEPAM-LK) in his letter No. S-2841/BL/2007 for MNC’s initial public offering of 4.125.000.000 shares with Rp 100 par value per share, at an offering price of Rp 900 per share. On June 22, 2007, these shares were listed in the Jakarta Stock Exchange.
2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
a.  Consolidated Financial Statement Presentation
     The consolidated financial statements have been prepared using accounting principles and reporting practices generally accepted in Indonesia which is Standar Akuntansi Keuangan dan Peraturan Badan Pengawas Pasar Modal (Bapepam) No. VIII.G.7 dated Maret 13, 2000.
     The consolidated financial statements, except for the statements of cash flows, are prepared under the accrual basis of accounting. The reporting currency used in the preparation of the consolidated financial statements is the Indonesian Rupiah (Rp), while the measurement basis is the historical cost, except for certain accounts which are measured on the bases described in the related accounting policies.
     The consolidated statements of cash flows are prepared using the direct method with classifications of cash flows into operating, investing and financing activities.
b.  Principles of Consolidation
     The consolidated financial statements incorporate the financial statements of MNC and entities controlled by MNC. Control is achieved where MNC has the power to govern the financial and operating policies of the investee entity so as to obtain benefits from its activities. Control is presumed to exist when MNC owns directly or indirectly through subsidiaries, more than 50% of the voting rights.
     On acquisition, the assets and liabilities of the subsidiary are measured at their fair values at the date of acquisition. Any excess of the cost of acquisition over the fair values of the identifiable net assets acquired is recognized as goodwill. When the cost of acquisition is less than the interest in the fair values of the identifiable assets and liabilities acquired as at the date of acquisition, the fair values of the acquired non-monetary assets are reduced proportionately until all the excess is eliminated. The excess remaining after reducing the fair values of non-monetary assets acquired is recognized as negative goodwill.
     For an acquisition of subsidiary which represents restructuring transaction of entities under common control, the transaction is accounted for using the pooling of interest method, wherein the assets and liabilities of the subsidiary are measured at their book value at the date of acquisition. The difference between cost of acquisition and MNC’s interest in the subsidiary’s book value, if any, is recorded as difference in value arising from restructuring transactions of entities under common control and presented as a separate component in MNC’s equity.
     The interest of the minority shareholders is stated at the minority’s proportion of the historical cost of the net assets. The minority interest is subsequently adjusted for the minority’s share of movements in equity. Any losses applicable to the minority interest in excess of the minority interest are allocated against the interests of the parent.
     The results of subsidiaries acquired or disposed of during the year are included in the consolidated statement of income from the effective date of acquisition or up to the effective date of disposal, as appropriate.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
     When necessary, adjustments are made to the financial statements of the subsidiaries to bring the accounting policies used in line with those used by MNC.
     All intra-group transactions, balances, income and expenses are eliminated on consolidation.
c.  Foreign Currency Transactions and Balances
     The books of accounts of MNC and its subsidiaries, except a foreign subsidiary, are maintained in Indonesian Rupiah. Transactions during the year involving foreign currencies are recorded at the rates of exchange prevailing at the time the transactions are made. At balance sheet date, monetary assets and liabilities denominated in foreign currencies are adjusted to reflect the rates of exchange prevailing at that date. The resulting gains or losses are credited or charged to current operations. The books of accounts of the foreign subsidiary, which is an integral part of MNC’s operations are translated to Indonesian Rupiah using the same procedures.
d.  Transactions with Related Parties
     Related parties consist of the following:
     1) companies that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, MNC (including holding companies, subsidiaries and fellow subsidiaries);
     2) associated companies;
     3) individuals owning, directly or indirectly, an interest in the voting power of MNC that gives them significant influence over MNC, and close members of the family of any such individuals (close members of the family are those who can influence or can be influenced by such individuals in their transactions with MNC);
     4) key management personnel who have the authority and responsibility for planning, directing and controlling MNC’s activities, including commissioners, directors and managers of MNC and close members of their families; and
     5) companies in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (3) or (4) or over which such person is able to exercise significant influence. This includes companies owned by commissioners, directors or major stockholders of MNC and companies which have a common key member of management as MNC.
     All transactions with related parties, whether or not made at similar terms and conditions as those done with third parties, are disclosed in the consolidated financial statements.
e.  Use of Estimates
     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in Indonesia requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
f.  Cash and Cash Equivalents
     Cash and cash equivalents consist of cash on hand and in banks and all unrestricted investments with maturities of three months or less from the date of placement.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
g.  Investment
Investments in Fund
     Investments in fund are stated at fair value based on the net asset value of the funds. Increase (decrease) in net asset value is reflected in the consolidated statements of income.
Mutual Funds
     Investments in mutual funds are stated at fair value based on net asset value. Increase (decrease) in net asset value of mutual fund is charged to current operations.
Investments in Associated Companies
     An associate in an entity over which MNC is in a position to exercise significant influence, but not control or joint control, through participation in the financial and operating policy decisions of the investee.
     The results, assets and liabilities of associates are incorporated in these consolidated financial statements using the equity method of accounting. Investments in associates are carried in the balance sheet at cost as adjusted by post-acquisition changes in MNC’s share of the net assets of the associate, less any impairment in the value of the individual investments. Losses of the associates in excess of MNC’s interest in the associates are not recognized except if MNC has incurred obligations or made payments on behalf of the associates to satisfy obligations of the associates that MNC has guaranteed, in which case, additional losses are recognized to the extent of such obligations or payments.
     Negative goodwill from investments in associates are recognized and amortized in the same manner as that for acquisition of controlled entities. The amortization of negative goodwill is included in MNC’s share in the income (loss) of the associated company.
h.  Receivables
     Receivables are stated at their nominal value, net of allowance for doubtful accounts. Allowance for doubtful accounts is estimated based on review of the individual receivable accounts at the end of the period.
i.  Inventories
     Inventories are stated at cost or net realizable value, whichever is lower. Cost is determined using the specific identification method.
     Cost of purchased film program is amortized in maximum of two telecasts, at 50% — 70% for the first telecast and 50% — 30% for the second telecast. Non-film inventory programs and non-sinetron inventory programs are charged to expense at the first telecast. Expired program inventories that have not been aired and unsuitable program inventories are written-off and charged to current operations.
j.  Prepaid Expenses
     Prepaid expenses are amortized over their beneficial periods using the straight-line method.
k.  Property and Equipment — Direct Acquisition
     Direct acquisitions of property and equipment are stated at cost, less accumulated depreciation.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
     Depreciation is computed using the straight-line method based on the estimated useful lives of the assets as follows:

Years
Buildings	20
Building equipment	10
Studio equipment	8—10
Office equipment	4—8
Motor vehicles	4—8
Partition improvement	8
Radio transmitter	5
Other equipment	5
Office renovation	4
Office installation	4
Computer equipment	4
     Land is stated at cost and is not depreciated. Unused property and equipment are stated at the lower of carrying value or net realizable value and presented as part of other assets.
     When the carrying amount of an asset exceeds its estimated recoverable amount, the carrying amount is written down to its estimated recoverable amount, which is determined as the higher of net selling price or value in use.
     The cost of maintenance and repairs is charged to operations as incurred; expenditures which extend the useful life of the asset or result in increased future economic benefits such as increase in capacity and improvement in the quality of output or standard of performance are capitalized. When assets are retired or otherwise disposed of, their carrying values and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the current operations.
     Construction in progress is stated at cost. Construction in progress is transferred to the respective property and equipment account when completed and ready for use.
l.  Property and Equipment Under Joint Operations
     Property and equipment under joint operations represent assets owned jointly by RCTI, PT Surya Citra Televisi (SCTV) and PT Indosiar Visual Mandiri (INDOSIAR).
     RCTI’s share in fixed assets under joint operations are stated at cost less accumulated depreciation. Depreciation is computed based on the same method and estimated useful lives used for directly acquired property and equipment.
m.  Goodwill
     Positive goodwill represents the excess of the cost of acquisition over MNC’s interest in the fair value of the identifiable assets and liabilities of subsidiary. Goodwill is recognized as an asset and amortized on straight-line method over 20 years. Management determine the estimation of goodwill useful life based on evaluation during acquisition by considering existing market segment, potential growth level, licenses and other factors attached on the acquired company.
     Negative goodwill represents the excess of MNC’s interest in fair value of the identifiable assets and liabilities over the cost of acquisition of a subsidiary, after reducing the fair value of non-monetary assets acquired. Negative goodwill is treated as deferred income and recognized as income on a straight-line method over 20 years.
     MNC reviews the carrying amount of goodwill whenever events or circumstances indicate that its value is impaired. Impairment loss is recognized as a charge to current operations.
n.  Leases
     Lease transactions are recorded as capital leases when the following criteria are met:

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
     1) The lessee has the option to purchase the leased asset at the end of the lease term at a price mutually agreed upon at the inception of the lease agreement.
     2) All periodic lease payments made by the lessee plus residual value shall represent a return of the cost of leased assets and interest thereon as the profit of the lessor.
     3) Minimum lease period is two years.
     Lease transactions that do not meet the above criteria are recorded as operating leases.
     Leased assets and lease liabilities under the capital lease method are recorded at the present value of the total installments plus residual value (option price). Leased assets are depreciated using the same method and estimated useful lives used for directly acquired property and equipment.
o.  Debt Issuance Cost
     Debt issuance costs are deducted directly from the proceeds of the related bonds/debt to determine the net proceeds. The difference between the net proceeds and nominal value is amortized using the straight-line method over the term of the bonds.
p.  Revenue and Expense Recognition
     Revenues from advertisements are recognized when the advertisements are aired and revenues from studio rentals are recognized when services are rendered to customers. Revenue from barter transaction is recognized when the advertisement is aired. Advances received from advertisements which have not been aired and studio rental which is not yet earned are recorded as unearned revenues.
     Revenue from sale of daily newspaper are recognized when daily newspaper are delivered.
     Program expense is recognized when the movie or program is aired. Programs not yet aired are recorded as program inventories. Other expenses are recognized when incurred (accrual basis).
q.  Post-Employment Benefits
     MNC and its subsidiaries, except RCTI, provide defined post-employment benefits to its employees in accordance with Labor Law. No funding has been made to this defined benefit plan.
     RCTI has a defined benefit pension plan covering all its permanent employees, and also provides other post-employment benefits in accordance with its policy. The pension plan is managed by Dana Pensiun Bimantara (DANAPERA). The shortage of benefits provided by the pension plan against the benefits based on RCTI’s policy is accounted for as unfunded defined post-employment benefits plan.
     The cost of providing post-employment benefits is determined using the Projected Unit Credit method. The accumulated unrecognized actuarial gains and losses that exceed 10% of the greater of the present value of the defined benefit obligations and the fair value of plan assets are recognized on straight-line basis over the expected average remaining working lives of the participating employees. Past service cost is recognized immediately to the extent that the benefits are already vested, and otherwise is amortized on a straight-line basis over the average period until the benefits become vested.
     The benefit obligation recognized in the balance sheet represents the present value of the defined obligation, as adjusted for unrecognized actuarial gains and losses and unrecognized past service cost, and as reduced by the fair value of plan assets.
r.  Income Tax
     Current tax expense is determined based on the taxable income for the year computed using prevailing tax rates.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax liabilities are recognized for all taxable temporary differences and deferred tax assets are recognized for deductible temporary differences to the extent that it is probable that taxable income will be available in future periods against which the deductible temporary differences can be utilized.
     Deferred tax is calculated at the tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is charged or credited in the statement of income, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also charged or credited directly to equity.
     Deferred tax assets and liabilities are offset in the balance sheet in the same manner the current tax assets and liabilities are presented.
s.  Earnings per Share
     Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period.
     Diluted earnings per share is computed by dividing net income by the weighted average number of shares outstanding as adjusted for the effect of all dilutive potential Ordinary Shares.
t.  Derivative Financial Instruments
     Derivative financial instruments are initially measured at fair value on the contract date, and are remeasured to fair value at subsequent reporting dates.
     These derivative financial instruments are used to manage exposure to foreign currency fluctuation. However, hedge accounting is not applied as the hedging designation and documentation required by accounting standard have not been met. Accordingly, gains or losses on derivative financial instruments are recognized in earnings.
     MNC and its subsidiaries do not use derivative financial instruments for speculative purposes.
     Derivatives embedded in other financial instruments or other non-financial host contract are treated as separate derivative when their risks and characteristics are not closely related to the host contract and the host contract is not carried at fair value with unrealized gains or losses recognized in the consolidated statement of income.
u.  Segment Information
     Segment information is prepared using the accounting principles adopted for preparing and presenting the consolidated financial statements. The primary format in reporting segment information is based on business segment, while the secondary reporting segment information is based on geographical segment.
     A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments.
     A geographical segment is a distinguishable component of an enterprise that is engaged in providing products or services within a particular economic environment and that is subject to risks and returns that are different from those of components operating in other economic environments.
     Assets and liabilities that relate jointly to two or more segments are allocated to their respective segments, if and only if, their related revenues and expenses are also allocated to those segments.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
3.  CASH AND CASH EQUIVALENTS

	2007	2006
	Rp	Rp
Cash on hand	7.958.339.888	3.840.613.801
Cash in banks
Bank Mandiri
Rupiah	18.355.369.479	26.696.176.182
US Dollar	1.663.883.402	9.603.861.243
Bank Central Asia
Rupiah	15.703.926.585	11.956.369.010
US Dollar	6.317.371.779	222.941.210
Bank Permata
Rupiah	8.635.699.266	4.362.314.683
US Dollar	180.548.607	20.662.574
Bank UOB Indonesia
Rupiah	2.880.000	3.900.000
US Dollar	6.472.103	8.656.335
Bank BII
Rupiah	12.115.748	46.489.866
US Dollar	1.463.305.590	3.658.318
Singapore Dollar	3.587.796	4.151.269
Bank Negara Indonesia
Rupiah	3.405.137.480	1.728.335.353
US Dollar	23.372.227	—
Bank Deutsche
US Dollar	50.413.946
Bank Niaga	649.820.799	211.461.368
Bank Mega	382.762.154	11.022.513
Bank Danamon	107.814.023	2.235.921
Bank Panin	—	1.411.299
Bank Commonwealth	96.437.293	47.323.714
Bank Bukopin	70.197.747	30.866.260
Bank Haga	12.110.794	1.531.602
Bank Jawa Barat	—	10.956.753
Bank CIC	13.422.701	—
Time deposits
Rupiah
Bank Central Asia	46.573.651.800	117.750.265.840
Bank Danamon	120.000.000.000	90.000.000.000
Bank Niaga	428.200.000.000	106.940.000.000
Bank Mandiri	2.000.000.000	30.000.000.000
Bank UOB	305.000.000.000	—
Bank Yudha Bhakti	2.000.000.000	—
Bank BRI	1.116.000.000.000	—
Bank Mega	2.500.036.000	—
Bank BII	—	2.000.000.000
US Dollar
Bank Central Asia	913.700.000	—
Bank Niaga	19.013.516.985	55.410.000.000

Total	2.107.315.894.192	460.915.205.114

Interest rates on time deposits per annum
Rupiah	6,25% - 10,00%	6,25% - 10,00%
US Dollar	3,50% - 5,00%	4,50% - 5,00%
4.  SHORT-TERM INVESTMENTS
     As of September 30, 2007, short-term investments amounting to Rp 628,695,104,970 represent MNC’s funds managed by PT Bhakti Asset Management.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
5.  BANK ESCROW
     This account represents time deposit in Deutsche Bank amounting to USD 25 million (Note 23). The deposit has interest rate of 7% per annum for the first three months and for the year thereafter will be based on the prevailing market interest rate.
6.  TRADE ACCOUNTS RECEIVABLE

	2007	2006
	Rp	Rp
a. By debtor
Related parties
PT Infokom Elektrindo	29.934.982.133	17.965.789.792
PT MNC Sky Vision (formerly PT Matahari Lintas Cakrawala)	54.139.797.100	26.717.696.716
PT Mobile-8 Telecom Tbk	16.271.890.659	84.862.957.953
Others	12.584.592.667	32.463.326.479

Total	112.931.262.559	162.009.770.940

Third parties
Advertisements
PT Wira Pamungkas Pariwara	165.073.547.039	180.539.495.370
Matari Incorporation	81.677.856.755	45.751.590.211
PT Intiative Media Indonesia	79.824.107.724	41.531.711.271
PT Asia Media Network	70.423.513.219	—
PT Optima Media Dinamika	62.221.735.168	46.272.495.086
PT Quantum Pratama Media	56.058.339.411	45.969.129.147
PT Dentsu Indonesia Intermark	38.874.747.273	34.877.170.781
PT Dian Mentari Pratama	32.325.940.863	8.392.575.333
PT Chuo Senko Indonesia	27.989.217.877	—
PT Dwi Sapta Pratama	20.551.023.166	16.634.167.733
PT Armananta Eka Putra	17.265.869.156	5.089.502.688
PT Citra Surya Media Komunikasi	13.169.763.272	—
Others, each below 5%	314.448.977.545	290.556.611.671

Total	979.904.638.468	715.614.449.291
Non-advertisements	77.023.103.885	69.263.714.301

Total	1.056.927.742.353	784.878.163.592
Allowance for doubtful accounts	(5.314.482.530)	(4.911.577.915)

Total	1.051.613.259.823	779.966.585.677

Total trade accounts receivable — net	1.164.544.522.382	941.976.356.617

	2007	2006
	Rp	Rp
b. By currency
Rupiah	1.163.758.586.522	946.822.393.737
US Dollar	6.086.186.590	55.382.295
Euro	14.231.800	10.158.500

Total	1.169.859.004.912	946.887.934.532
Allowance for doubtful accounts	(5.314.482.530)	(4.911.577.915)

Net	1.164.544.522.382	941.976.356.617

     Management believes that the allowance for doubtful accounts is adequate to cover possible losses on uncollectible receivables. The management of MNC and its subsidiaries also believe that there are no significant concentrations of credit risk in third party receivables.
     Trade accounts receivables are used as collateral for bank loans. These loan collaterals were released in June 2006.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
7.  OTHER ACCOUNTS RECEIVABLE

	2007	2006
	Rp	Rp
Third parties
PT Surya Citra Televisi	12.547.712.401	9.566.012.712
PT Media Televisi Indonesia	3.773.893.209	795.781.797
PT Cakrawala Andalas Televisi	1.528.839.861	1.832.399.980
PT Graha Tiara	3.296.461.522	2.669.092.209
Others	29.805.411.822	27.263.058.929

Total other accounts receivable	50.952.318.815	42.126.345.627

     No allowance for doubtful accounts was provided as management believes that such receivables are collectible.
8.  INVENTORIES

	2007	2006
	Rp	Rp
Program purchases	1.389.374.239.212	984.326.091.849
Inhouse production
Finished programs	290.760.471.556	250.433.142.786
Program in process	35.897.584.333	18.240.415.332

Subtotal	1.716.032.295.101	1.252.999.649.967

Less amortization
Program purchases	611.632.845.483	457.371.021.919
Inhouse production	219.770.769.760	142.249.461.650
Written-off	5.609.590.765	—

Subtotal	837.013.206.008	599.620.483.569

Net	879.019.089.093	653.379.166.398

Non program
Tabloid	4.389.684.228	3.510.252.639
Paper	9.219.387.166	10.457.697.592
Cassette	737.286.750	361.245.500
Others	1.284.114.483	4.584.175.064

Subtotal	15.630.472.627	18.913.370.795

Total	894.649.561.720	672.292.537.193

     Written-off inventories represents expired programs and unsuitable programs.
     Inventories were not insured against risks of loss from fire or theft because the fair value of inventories could not be established for the purpose of insurance. If such risks occur, the subsidiary can request a new copy of the film from distributor so long as the film is not yet aired and has not yet expired.
9.  PROGRAM ADVANCES

	2007	2006
	Rp	Rp
Local program purchases	39.536.714.202	47.285.225.890
Inhouse program production	13.855.515.285	6.741.945.374
Foreign program purchases	1.624.870.172	2.337.800.090

	55.017.099.659	56.364.971.354

     Program advances represents early payment on foreign and local program purchases and in-house program production

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
10.  PREPAID TAXES

	2007	2006
	Rp	Rp
Value added tax (VAT)	82.732.275.538	57.812.414.634
Income tax article 23	12.742.599.690	877.834.894
Income tax article 22	42.830.110	1.344.165
Income tax article 25	52.581.260.633	51.560.109.243
Others	669.259.504	137.695.171

Total	148.768.225.475	110.389.398.107

11.  ADVANCES AND PREPAID EXPENSES

	2007	2006
	Rp	Rp
Operational advance	58.353.742.288	68.200.386.185
Spareparts and office supplies	5.258.349.002	5.133.620.000
Rental	48.759.088.823	15.346.068.562
Satellite	808.741.177	566.362.713
Others	19.876.168.931	43.509.856.865

Total	133.056.090.221	132.756.294.325

     Operational advances represent early payment on business trip and other operational needs.
12.  OTHER INVESTMENTS

	2007	2006
	Rp	Rp
Investment advances	103.500.000.000	103.500.000.000
Mandatory exchangeable bond	19.411.247.111	31.500.000.000
Investments in shares of stock	2.539.000.000	915.706.966

Total	125.450.247.111	135.915.706.966

Investment Advances
     As of September 30, 2007 and 2006, MNC had advances to Asset Kredit Group Citra Lamtorogung (third party) amounting to Rp 103.5 billion, which will be used for investments in media and broadcasting businesses.
Mandatory Exchangeable Bond
     In the periods ended September 30, 2006 and 2007, MNC had mandatory exchangeable bonds amounting to Rp 31.5 billion and Rp 7.875 billion which are exchangeable into CMI’s shares. In the periods ended September 2007, MNC exchanged the bonds.
     In the periods ended September 30, 2007, MNC had mandatory exchangeable bond amounting to Rp 19,411,247,111 which are exchangeable into 16,388 of PT Hikmat Makna Aksara’s shares owned by PT Kencana Mulia Utama (third party).
Investments in shares of stock

		Percentage of
		ownership
		2007	2006
	Domicile	%	%	2007	2006
				Rp	Rp
Unconsolidated subsidiary
PT Citra Imaji Kreatif	Jakarta	60	60	—	—
Associate
PT Radio Cakra Awigra (Note 1b)	Surabaya	—	33,41	—	915.706.966

Total				—	915.706.966

     Investments in shares of stock are owned by subsidiaries (indirect ownership).

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
     PT Citra Imaji Kreatif’s financial statements were not consolidated with the subsidiary’s financial statements because the management of subsidiary does not have plan to continue the related projects. The value of investments which amounted to Rp 225,000,000 had been reduced to nil because the management of the subsidiary believed that such investment did not have any value. Based on approval of PT Citra Imaji Kreatif’s stockholders dated February 7, 2001, since November 1, 2000, PT Citra Imaji Kreatif had been declared as an inactive company.
     The changes in investment in an associate are as follows:

	2007	2006
	Rp	Rp
Beginning of year	—	918.841.434
Changes during the year
Additional investments	—	—
Equity in net loss of associate, net of goodwill	—	(3.134.468)
Elimination due to transfer to subsidiary	—	—

Balance as of September 30	—	915.706.966

     In May 2003, RCTI acquired 147 shares of stock of RTS at nominal value of Rp 1 million per share. In August 2005, RCTI sold all of its shares of stock in RTS to MNCN.
     In the periods ended September 30, 2007, PT Media Nusantara Informasi had investment in shares of stock in PT Media Nusantara Print and PT Hikmat Makna Aksara amounting to Rp 38,000,000 and Rp 1,000,000 respectively.
     In the periods ended September 30, 2007, PT Cross Media International had investment in shares of stock in PT Optima Media Dinamika amounting to Rp 2,500,000,000.
13.  PROPERTY AND EQUIPMENT

	January 1,				September 30,
	2007	Additions	Deductions	Reclassifications	2007
	Rp	Rp	Rp	Rp	Rp
Acquisition cost
Direct acquisitions
Land	183.439.002.170	3.538.765.731	388.380.613	—	186.589.387.288
Buildings	166.456.821.634	8.018.681.189	—	(50.500.000)	174.425.002.823
Building equipment	3.856.857.082	263.707.933	—	50.500.000	4.171.065.015
Studio equipment	818.954.188.913	78.563.411.344	121.640.072	3.110.730.000	900.506.690.185
Office equipment	51.115.379.661	9.614.414.144	9.368.598	—	60.720.425.207
Motor vehicles	63.083.165.482	7.701.861.068	566.973.367	—	70.218.053.183
Partition	988.742.816	123.248.650	—	—	1.111.991.466
Radio transmitter	10.950.937.190	1.049.553.614	—	—	12.000.490.804
Other equipment	111.105.491.446	10.398.502.449	1.376.072.218	—	120.127.921.677
Office renovation	54.330.757	—	—	—	54.330.757
Office installation	24.756.000	—	—	—	24.756.000
Computer equipment	6.114.747.022	1.366.118.431	—	796.209.007	8.277.074.460
Leased assets
Motor vehicles	98.800.000	—	—	—	98.800.000
Construction in progress	31.082.116.893	23.599.107.596	13.696.579.401	(3.906.939.007)	37.077.706.081

Total acquisition costs	1.447.325.337.066	144.237.372.149	16.159.014.269	—	1.575.403.694.946

Accumulated depreciation
Direct acquisitions
Buildings	103.554.517.447	7.924.932.431	4.062.291.408	—	107.417.158.470
Building equipment	848.314.416	324.874.797	—	—	1.173.189.213
Studio equipment	465.371.242.366	102.286.415.945	3.237.129.848	—	564.420.528.463
Office equipment	29.192.832.949	5.841.250.119	1.642.658.086	—	33.391.424.982
Motor vehicles	33.684.667.458	8.390.746.896	1.995.633.175	—	40.079.781.179
Partition	96.604.276	97.852.589	—	—	194.456.865
Radio transmitter	5.772.460.338	1.057.921.016	—	—	6.830.381.354
Other equipment	88.859.394.229	8.572.951.448	1.873.394.188	—	95.558.951.489
Office renovation	15.119.833	10.187.017	—	—	25.306.850
Office installation	6.263.814	4.641.749	—	—	10.905.563
Computer equipment	2.551.179.332	1.424.747.012	—	—	3.975.926.344

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006

	January 1,				September 30,
	2007	Additions	Deductions	Reclassifications	2007
	Rp	Rp	Rp	Rp	Rp
Leased assets
Motor vehicles	24.617.500	126.318.750	—	—	150.936.250

Total accumulated depreciation	729.977.213.958	136.062.839.769	12.811.106.705	—	853.228.947.022

Net Book Value	717.348.123.108				722.174.747.924

	January 1,				September 30,
	2006	Additions	Deductions	Reclassifications	2006
	Rp	Rp	Rp	Rp	Rp
Acquisition cost
Direct acquisitions
Land	24.690.890.742	118.384.021.689	—	—	143.074.912.431
Buildings	93.769.773.241	96.121.973.245	—	—	189.891.746.486
Building equipment	2.325.744.791	142.227.000	—	—	2.467.971.791
Studio equipment	458.449.964.110	79.374.793.857	7.789.520	—	537.816.968.447
Office equipment	22.522.612.665	18.767.260.838	1.042.999.671	—	40.246.873.832
Motor vehicles	41.138.815.855	18.059.687.564	82.500	—	59.198.420.919
Partition improvement	588.873.175	11.000.000	—	—	599.873.175
Radio transmitter	5.962.038.692	2.944.304.200	159.340.899	—	8.747.001.993
Other equipment	110.884.622.929	101.138.446.996	11.150.000	—	212.011.919.925
Office renovation	48.344.510	5.986.246	—	—	54.330.756
Office installation	19.587.000	5.169.000	—	—	24.756.000
Computer equipment	2.712.278.433	954.743.981	—	—	3.667.022.414
Leased assets
Motor vehicles	98.800.000	—	—	—	98.800.000
Construction in progress	18.766.227.931	60.646.278.157	2.896.136.906	—	76.516.369.182

Total acquisition costs	781.978.574.074	496.555.892.773	4.117.499.496	—	1.274.416.967.351

Accumulated depreciation
Direct acquisitions
Buildings	39.074.476.962	63.605.524.592	—	—	102.680.001.554
Building equipment	590.179.966	182.818.485	—	—	772.998.451
Studio equipment	221.012.819.549	96.346.382.517	—	—	317.359.202.066
Office equipment	12.553.254.866	14.177.123.341	832.592.278	—	25.897.785.929
Motor vehicles	18.157.257.063	16.753.257.515	1.165.082.500	—	33.745.432.078
Partition improvement	18.209.508	24.536.382	—	—	42.745.890
Radio transmitter	3.603.757.378	481.806.998	159.340.831	—	3.926.223.545
Other equipment	79.395.931.128	102.523.725.995	9.849.167	—	181.909.807.956
Office renovation	2.014.355	9.709.805	—	—	11.724.160
Office installation	816.125	3.900.439	—	—	4.716.564
Computer equipment	925.645.637	953.664.448	—	—	1.879.310.085
Leased assets
Motor vehicles	16.466.667	69.453.750	—	—	85.920.417

Total accumulated depreciation	375.350.829.204	295.131.904.267	2.166.864.776	—	668.315.868.695

Net Book Value	406.627.744.870				606.101.098.656

     Depreciation charged to operations amounted to Rp 81,619,446,602 and Rp 57,430,679,992 in 2007 and 2006, respectively.
     Construction in progress represents studio building in Jakarta, transmission station and office renovation which are estimated to be completed in 2007.
     Subsidiaries own several parcels of land with Building Use Rights (Hak Guna Bangunan or HGB) for period of 20 to 30 years until 2010 to 2034. Management believes that there will be no difficulty in the extension of land rights since the land were acquired legally and supported by sufficient evidence of ownership. The land of MNC with an area of 18,600 square meters located in Kelurahan Kedoya, Kecamatan Kebon Jeruk, West Jakarta, is being managed by PT Surya Persindo. In 2005, RCTI sold the land to PT Media Televisi Indonesia.
     Property and equipment of RCTI are used as collateral for bank loan. These loan collaterals were released in 2006.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
     On September 30, 2007, property and equipment including property and equipment under joint operations, except land, were insured to third parties insurance companies consist of PT Asuransi Sinar Mas, PT Asuransi Ramayana, PT Asuransi Raksa Pratikara, PT Citra International Underwriters and PT Asuransi Jasa Indonesia, against fire, theft and other possible risks for Rp 727,556,468,542, USD 30,339,637 and EUR 42,388. Management believes that the insurance coverage is adequate to cover possible losses on assets insured.
14. PROPERTY AND EQUIPMENT UNDER JOINT OPERATIONS
     Property and equipment under joint operations represent assets financed by RCTI and PT Surya Citra Televisi (SCTV) for nationwide operation. RCTI and SCTV will assume 50% the cost of all relay stations of the joint operations which are developed along with the provision of land, construction of building and relay station facilities. RCTI, SCTV and INDOSIAR also have joint nationwide operations in Jember, Madiun and Banyuwangi. RCTI, SCTV and INDOSIAR assumed 1/3 each for the cost of relay stations which were built. The details of assets under joint operations are as follows:

	2007
	Under the Name of
	RCTI	SCTV	Indosiar	Total
	Rp	Rp	Rp	Rp
Acquisition costs
Land	645.742.992	1.039.611.764	—	1.685.354.756
Buildings	3.576.129.877	2.845.074.168	204.996.573	6.626.200.618
Studio equipment	19.701.078.124	11.098.039.249	—	30.799.117.373
Motor vehicles	8.520.000	71.170.000	—	79.690.000
Office equipment	148.175.074	144.295.085	1.350.000	293.820.159
Other equipment	4.207.321.720	3.433.672.278	323.957.664	7.964.951.662

Total	28.286.967.787	18.631.862.544	530.304.237	47.449.134.568
Indosiar’s share	(14.143.483.894)	(9.497.055.310)	(353.536.158)	(23.994.075.362)

RCTI’s share	14.143.483.893	9.134.807.234	176.768.079	23.455.059.206
Accumulated depreciation	(10.931.180.452)	(7.573.080.899)	(135.123.977)	(18.639.385.328)

Net Book Value	3.212.303.441	1.561.726.335	41.644.102	4.815.673.878

	2006
	Under the Name of
	RCTI	SCTV	Indosiar	Total
	Rp	Rp	Rp	Rp
Acquisition costs
Land	645.742.992	1.039.611.764	—	1.685.354.756
Buildings	3.187.749.264	2.845.074.168	204.996.573	6.237.820.005
Studio equipment	19.296.580.644	11.096.699.249	—	30.393.279.893
Motor vehicles	8.520.000	71.170.000	—	79.690.000
Office equipment	148.175.074	144.295.085	1.350.000	293.820.159
Other equipment	2.827.268.926	3.433.672.277	323.957.663	6.584.898.866

Total	26.114.036.900	18.630.522.543	530.304.236	45.274.863.679
Indosiar’s share	(13.056.348.450)	(9.497.055.310)	(353.536.158)	(22.906.939.918)

RCTI’s share	13.057.688.450	9.133.467.233	176.768.078	22.367.923.761
Accumulated depreciation	(9.540.779.193)	(7.379.597.214)	(131.707.367)	(17.052.083.774)

Net Book Value	3.516.909.257	1.753.870.019	45.060.711	5.315.839.987

     RCTI’s share of depreciation on property and equipment under joint operations charged to operations for the periods ended September 30, 2007 and 2006 amounted to Rp 1,320,575,222 and Rp 837,372,935, respectively.
15. GOODWILL
     This account represents the excess of acquisition cost over MNC’s interest in the fair value of the net assets of subsidiaries acquired.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
16. OTHERS ASSETS

	2007	2006
	Rp	Rp
Deposits	1.282.086.767	1.254.579.896
Advances for purchase of property and equipment	71.659.290.700	133.385.886.437
Advances for transmission rental and tower (Note 38)	3.715.058.148	4.514.320.853
Receivables from employees housing and motor vehicles	3.188.655.891	5.392.069.975
Others	8.810.062.601	47.917.826.036

Total	88.655.154.107	192.464.683.197

     Deposits represent guarantee payment on purchase of paper to third parties and transponder rental.
17. TRADE ACCOUNTS PAYABLE

	2007	2006
	Rp	Rp
a. By supplier
Local programs
PT Sinemart Indonesia	33.382.550.000	19.170.000.000
PT Multivision Plus	9.504.294.115	23.663.499.996
PT Rapi Film	5.897.500.000	13.584.047.600
PT Megavision Utama	4.387.500.000	—
PT Indika Cipta Media	3.523.900.000	7.706.400.000
PT Cipta Imaji Design	3.356.100.000	4.033.100.000
PT Bintang Advis	2.284.000.000	6.969.000.000
Others, below Rp 5 miliar each	132.647.105.504	237.331.180.703

Total local programs	194.982.949.619	312.457.228.299

Foreign programs
20th Century Fox	18.682.880.750	2.629.860.185
United Champ Assets Ltd.	9.123.267.089	10.990.444.210
Paramount Pictures	6.098.052.074	—
PT Teguh Bakti Mandiri	3.583.863.497	3.969.786.430
Others, below Rp 5 miliar each	8.074.199.272	26.997.851.841

Total foreign programs	45.562.262.682	44.587.942.666

Non program
Related parties
PT Infokom Elektrindo	14.134.568.546	11.152.938.766
Third parties	192.302.973.050	107.672.014.383

Total non program	192.302.973.050	107.672.014.383

Total	439.915.469.624	470.293.654.731

	2007	2006
	Rp	Rp
b. By currency
Rupiah	400.919.920.602	470.291.009.995
US Dollar	38.995.549.022	2.644.736

Total	439.915.469.624	470.293.654.731

18. TAXES PAYABLE

	2007	2006
	Rp	Rp
Corporate income tax	81.784.508.808	86.009.100.800
Income taxes
Article 21	5.806.121.392	5.434.640.052
Article 22	4.012.576	5.775.744
Article 23	8.356.785.700	8.505.638.563
Article 25	46.619.433.398	5.729.796.356
Article 26	16.719.973.505	14.007.220.509
VAT	119.987.919.313	113.883.042.490

Total	279.278.754.692	233.575.214.514

     Based on approval letter from the Minister of Finance of the Republic of Indonesia No. 912a/KMK.00/1988 dated October 4, 1988, RCTI obtained exemption from import duty for imported films and video cassettes.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
19. UNEARNED REVENUES
     This account represents revenues received in advance for advertisements and studio utilization.
20. ACCRUED EXPENSES

	2007	2006
	Rp	Rp
Interest	17.813.016.297	19.614.805.493
Compensation Cipta TPI to YTVRI	18.103.407.949	18.103.407.949
Transponder rental (Note 43a)	4.231.435.471	2.426.021.052
Inhouse program production	17.523.034.565	17.107.791.620
Production house — local program	6.636.041.977	11.421.455.453
Others	7.782.199.733	147.633.766

Total	72.089.135.992	68.821.115.333

     On August 6, 1990, Cipta TPI entered into an agreement with Yayasan TVRI (YTVRI) regarding the compensation to YTVRI on advertising revenues. The agreement was amended on June 27, 1990 with respect to the rate of compensation at 12.5% of net revenues and the change the expiry date of agreement to June 30, 2000. Cipta TPI recorded compensation liabilities to YTVRI until December 31, 2000. On September 5, 2006, Televisi Republik Indonesia (TVRI) represented by its lawyer filed a lawsuit against Cipta TPI in District Court of South Jakarta. The District Court of Jakarta Selatan had issued a decision on April 16, 2007 (Note 41).
     Accrued expense on production house-local programs is estimated based on certain percentage of revenue advertisement of a program. Liabilities are recognized when the program is aired.
     Total revenue sharing for the periods ended September 30, 2007 and 2006 amounted to Rp 8,201,171,570 and Rp 21,760,033,299, respectively.
21. OTHER ACCOUNTS PAYABLE

	2007	2006
	Rp	Rp
PT Surya Citra Televisi Indonesia	14.675.040.541	11.545.054.888
Capex Project Payable	5.198.748.280	5.654.320.531
Others, below Rp 1 trillion each	36.757.306.500	24.799.599.398

Total	56.631.095.321	41.998.974.817

Total	56.631.095.321	41.998.974.817

     Payable to SCTV represent property and equipment under joint operations reimbursement.
22. LIABILITIES FOR PURCHASE OF PROPERTY AND EQUIPMENT
     This account represents liabilities for purchase of vehicles and computer equipment of MNC and its subsidiaries from third parties.
     All of the liabilities for the purchase of property and equipment are due within 36 months and secured by the related assets.
23. BONDS PAYABLE

	2007	2006
	Rp	Rp
Bonds	385.000.000.000	450.000.000.000
Guaranteed Secured Notes, par value of USD 168,000,000, net of unamortized debt issuance cost and bonds buy-back of USD 25 million	1.266.809.438.974	1.550.343.952.584

Total	1.651.809.438.974	2.000.343.952.584

RCTI Bonds
     RCTI obtained an effective notice from the Chairman of the Capital Market Supervisory Agency (BAPEPAM) in his Letter No. S-2484/PM/2003 dated October 13, 2003 for the Public Offering of Bonds year 2003 of Rp 550 billion. In relation to the issuance of the

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
bonds, Bank Niaga acted as trustee, based on Trust Deed on RCTI’s Bonds year 2003 No. 39 dated August 19, 2003 of Notary Imas Fatimah, SH. The bonds were offered at 100% of the par value, with fixed interest rate at 13.5% per annum. The interest is payable on a quarterly basis. The bonds will mature in 5 years with purchase options (early redemption) on a prorata basis: (i) 40% of the total par value on the second year; (ii) 30% of the total par value on the third year; and (iii) 30% of the total par value on the fourth year. The redemption price is 100% of par value. The bonds principal is due and payable on October 23, 2008 or on October 23, 2007 if RCTI fully exercise its purchase options.
     RCTI obtained a bond rating of id A- (single A Minus; Stable Outlook) from PT Pemeringkat Efek Indonesia (PEFINDO).
     The bonds are secured by 75,450,000 shares of RCTI, owned by MNC, with par value of Rp 1,000 per share on the date of issuance.
     The proceeds from the bonds issuance have been used by RCTI to repay the Medium Term Notes totaling Rp 500 billion in 2003. In 2006, RCTI made early redemption of the bonds amounting to Rp 165 billion or 30% of the bonds issued using the proceeds of the Guaranteed Secured Notes.
     Subsequently, on October 2007, RCTI paid principal of the bonds amounting to Rp 165 billion (Note 41).
Guaranteed Secured Notes, USD 168 million
     On September 12, 2006, MNC B.V., a subsidiary, issued Guaranteed Secured Notes (the Notes) amounting to USD 168 million, due on September 12, 2011. The Notes are listed at the Singapore Stock Exchange.
     In relation to the issuance of the Notes, DB Trustees (Hong Kong) Limited acted as Trustee and Security Trustee. The Notes were offered at 98.126% of par value with fixed interest rate of 10.75% per annum. The interest on the Notes is payable on March ___and September 12 of each year, beginning on March ___, 2007. The Notes will mature on September 12, 2011 with purchase option up to 35% of the total par value of the Notes at anytime before September 12, 2009 at redemption price of 110.75% of par value plus interest payable. MNC B.V. can redeem some or all of the Notes before maturity date at redemption price of 100% of par value plus premium and interest payable as of the date of redemption. MNC B.V. will redeem USD 25 million in principal amount of the Notes at redemption price equal to 101% of such amount if MNC fails to increase its equity interest in Cipta TPI to 100% on or prior to June 12, 2007.
     The Notes obtained a bond rating of “B1” from Moody’s Investors Service Inc. and “B+” from Standard and Poor’s Ratings Group.
     The Notes are guaranteed by MNC and its subsidiaries, which are RCTI, Cipta TPI, GIB, MNI, MNIG and MNCN as Guarantors. The Notes will be secured initially by (i) pledge over all shares of each of the Guarantors, approximately 75% of the outstanding shares of RCTI and approximately 75% of the outstanding shares of Cipta TPI; (ii) an assignment by MNC B.V. of its interests and rights under the intercompany loans extended by MNC B.V. to MNC, RCTI and Cipta TPI; (iii) bank escrow of USD 25 million; and (iv) assignment of rights in a Dutch bank account of MNC B.V. Additionally, 25% of the outstanding shares of Cipta TPI shall be pledged when MNC acquire such remaining stock of Cipta TPI, and the remaining 25% of the outstanding shares of RCTI which are currently pledged to secure RCTI’s local bonds obligation shall also be used as guarantee once the pledge over such shares is no longer prohibited by the terms of the RCTI bonds.
     This loan facility was used to pay RCTI’s loan from Deutsche Bank, Hong Kong Branch amounting to USD 78 million; early redemption of RCTI’s bonds amounting to USD 18 million; payment of Cipta TPI’s payable to third parties amounting to USD 18 million; fund for additional acquisition cost of 25% share interest in Cipta TPI amounting to USD 25 million, and also for working capital purposes and other expenditures.
     The fund for the acquisition of Cipta TPI shares amounting to USD 25 million was placed in bank escrow account with Deutsche Bank AG, Singapore Branch.
     Bank escrow account represents time deposit in Deutsche Bank AG, Singapore Branch amounting to USD 25 million as an initial investment. The deposit has an interest rate of 7% per annum for the first three months and for the year thereafter will be based on the prevailing market interest rate. On June 2007, the bank escrow is redeemed and used to buy back the obligation issued by MNC through MNC B.V.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
     The costs incurred in relation to the issuance of the Notes amounting to USD 11,560,204 including discount of USD 3,148,320, were recorded as debt issuance cost and amortized using straight line method over the term of the Notes. Unamortized debt issuance cost are recorded as deduction from the Notes’s par value.
24. MINORITY INTERESTS

	Minority Interests in Net Assets		Minority Interests in Net (Income) Loss
	2007	2006	2007	2006
	Rp	Rp	Rp	Rp
Cipta TPI	39,071,779,818	14,779,422,240	(25,050,161,819)	(5,187,364,718)
MNCN	1,882,107,154	2,025,136,389	155,402,371	(201,176,289)

Total	40,953,886,972	16,804,558,629	(24,894,759,448)	(5,388,541,007)

25. CAPITAL STOCK

	2007
	Number of Shares			Percentage of	Total Paid-up
	Series A	Series B	Total	Ownership	Capital Stock
				%	Rp
PT Global Mediacom Tbk (dh/formerly PT Bimantara Citra Tbk.)	4.324.999.000	5.299.999.298	9.624.998.298	69,99999%	962.499.829.800
PT Infokom Elektrindo	1.000	702	1.702	0,00001%	170.200
Public	1.375.000.000	2.750.000.000	4.125.000.000	30,00000%	412.500.000.000

Total	5.700.000.000	8.050.000.000	13.750.000.000	100,00000%	1.375.000.000.000

	2006
	Number of	Percentage of	Total Paid-up
	Shares	Ownership	Capital Stock
		%	Rp
PT Bimantara Citra Tbk	5.699.999	99,9999	569.999.900.000
PT Infokom Elektrindo	1	0,0001	100.000

Total	5.700.000	100,0000	570.000.000.000

     Based on the statement of the stockholders as stated in Deed No. 105 dated April 29, 2005 of Sugito Tedjamulja, SH, notary in Jakarta, which was acknowledged by the Minister of Law and Human Rights of the Republic of Indonesia in his Decision Letter No. C-13390.HT.01.04.TH.2005 dated May 17, 2005, the stockholders agreed to increase MNC’s paid-up capital stock to Rp 570 billion through cash payment by PT Bimantara Citra Tbk.
     Based on the statement of the stockholders as stated in Deed No. 167 dated December 15, 2006 of Aulia Taufani, SH, substitute of Sutjipto, SH, notary in Jakarta, which was approved by the Minister of Law and Human Rights of the Republic of Indonesia in his Decision Letter No. W7-04148 HT.01.04-TH.2007 dated April 16, 2007, the stockholders agreed to increase MNC’s paid-up capital stock to Rp 700 billion through cash payment of Rp 110,242,864,000 by Mediacom and advance for capital stock subscription amounting to Rp 19,757,136,000.
     Based on the Deed of the Stockholders’ Resolution on the change in articles of association of MNC No. 61 dated March 15, 2007 of Aulia Taufani, SH, substitute of Sutjipto, SH, notary in Jakarta, MNC’s stockholders agreed on the following, among others:
•	To increase MNC’s authorized capital stock from Rp 1.4 trillion to Rp 4 trillion and to increase the issued and paid-up capital from Rp 700 billion to Rp 1.1 trillion through the capitalization of retained earnings as at December 31, 2006 amounting to Rp 400 billion based on Deed No. 167 dated December 15, 2006.

•	To issue new shares based on Deed No. 167 and point a above which were classified as MNC’s Series B shares with par value of Rp 100 per share, and therefore, the previous paid-up capital was classified as MNC’s Series A shares with par value of Rp 100 per share.

•	To change MNC’s shares to Series A shares with par value of Rp 100 per share and Series B shares with par value of Rp 100 per share.
     The above changes to the articles of association have been approved by the Minister of Law and Human Rights of the Republic of Indonesia in his decision letter No. W7-04148 HT.01.04-TH.2007 dated April 16, 2007.
     Based on the statement of the stockholders as stated in Deed No. 163 dated April 19, 2007 of Aulia Taufani, SH, substitute of Sutjipto, SH, notary in Jakarta, the stockholders of MNC, agreed on the following, among others:

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
•	To change MNC’s status from private company to public company.

•	To change MNC’s name from PT. Media Nusantara Citra to PT. Media Nusantara Citra Tbk.

•	To offer MNC’s shares to the public by public offering through the capital market with maximum of 4,125,000,000 (four billion one hundred twenty five million) shares of common stock; transferring a maximum of 1,375,000,000 (one billion three hundred seventy five million) shares presently owned by Mediacom and issuance of 2,750,000,000 (two billion seven hundred fifty million) new shares of common stock to the public with par value of Rp 100 per share, with the shareholders releasing their pre-emptive right.

•	To change MNC’s articles of association in relation to Law No. 8 year 1995 regarding Capital Market and Decision of Chairman of the Capital Market Supervisory Agency No. KEP 13/PM/1997 dated April 30, 1997 regarding The Main Articles of Association of Companies which Make Public Offering of Equity Securities and Public Companies.
     The above changes in Company’s articles of association were approved by the Minister of Law and Human Rights of the Republic of Indonesia in his Decision Letter No. W7-04495.HT.01.04-TH.2007 dated April 20, 2007.
26. ADVANCE FOR CAPITAL STOCK SUBSCRIPTION
     This account represents advance for capital stock subscription from PT Global MediacomTbk.
27. REVENUES

	2007	2006
	Rp	Rp
Television	2.091.732.275.062	1.380.293.606.996
Print	104.509.615.903	70.945.126.348
Radio	12.994.144.532	8.113.513.708

Total	2.209.236.035.497	1.459.352.247.052

28. COST OF SALES

	2007	2006
	Rp	Rp
Local program Program purchases	617.242.436.248	457.371.021.919
Inhouse production	219.770.769.760	142.249.461.650
Nickelodeon and MTV programs	32.034.276.905	61.358.657.327
Satellite and transponder	16.453.393.407	17.495.312.682
Radio	7.469.686.634	6.285.416.719
Cassettes and recording	581.660.513	687.086.602
Research	—	703.624.749
Others	108.232.918.130	4.624.719.284

Total	1.001.785.141.597	690.775.300.932
Print	82.889.344.621	50.701.607.776

Total direct costs	1.084.674.486.218	741.476.908.708

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
29.  GENERAL AND ADMINISTRATIVE EXPENSE

	2007	2006
	Rp	Rp
Salaries and allowances	214.437.052.004	144.212.189.948
Facility and maintenance	35.872.396.183	23.924.594.719
Advertising and promotion	85.651.134.263	31.257.049.847
Post-employment benefits (Note 34)	9.592.361.780	5.667.415.470
Rental	10.522.993.186	7.340.118.957
Supplies and office equipment	7.849.271.033	4.166.662.155
Professional fees	11.119.693.546	19.140.382.539
Travelling and transportation	12.124.145.588	4.676.946.424
Motor vehicles	5.886.114.612	5.308.976.284
Communication	14.643.824.749	5.971.388.321
Taxes and licenses	5.956.907.596	3.140.887.304
Insurance	2.309.047.478	2.203.796.283
Collection	1.145.902.260	1.664.792.617
Others	14.701.044.250	12.452.953.585

Total	431.811.888.527	271.128.154.453

30.  DEPRECIATION AND AMORTIZATION

	2007	2006
	Rp	Rp
Depreciation (Notes 13 and 14)	82.949.021.824	58.268.052.927
Amortization	787.951.896	255.570.825

Total	83.736.973.720	58.523.623.752

31.  INTEREST EXPENSE AND FINANCIAL CHARGES

	2007	2006
	Rp	Rp
Interest expense	159.342.093.375	114.128.254.450
Swap premium	6.809.192.420	2.555.612.999
Amortization of debt issuance cost	9.079.414.337	611.786.446

Total	175.230.700.132	117.295.653.895

32.  INCOME TAX
     Tax expense (benefit) consists of the following:

	2007	2006
	Rp	Rp
Current tax	123.002.741.164	85.837.926.000
Deferred tax	(38.264.124.377)	(4.157.282.767)

Total	84.738.616.787	81.680.643.233

32.  EARNINGS PER SHARE
     Below are data used for the computation of basic and diluted earnings per share.

	Earnings
	2007	2006
	Rp	Rp
Net income per share	326.348.257.399	216.116.864.656

Number of Shares
     The weighted average number of outstanding shares (denominator) for the computation of basic and diluted earnings per share are as follows:

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006

	2007	2006
	Shares	Shares
Beginning balance	5.700.000.000	5.700.000
Issuance of new shares for the year	4.050.000.000	—

Total weighted average number of shares for the purposes of basic earning per share	9.750.000.000	5.700.000

Changes in par value per share from Rp 100,000 per share to Rp 100 per share in 2007	—	5.700.000.000

Weighted average number of shares for the purposes of basic earning per share	9.750.000.000	5.700.000.000
Capitalization of retained earning	4.000.000.000	1.735.595.030

Total weighted average number of shares for the purposes of basic earning per share	13.750.000.000	7.435.595.030

Weighted average number of shares issued through conversion of advance for capital subscription	—	197.571.360

Weighted average number of shares outstanding for the purposes of diluted earnings per share	13.750.000.000	7.633.166.390

34.  POST-EMPLOYMENT BENEFITS
     MNC and subsidiaries post employment benefit expense charge to cost of sales and general and administration expense.
Defined Benefit Pension Plan
     RCTI established a defined benefit pension plan covering all its local permanent employees. This plan provides pension benefits based on years of service and salaries of the employees. The pension plan is managed by Dana Pensiun Bimantara (Danapera) which deed of establishment has been approved by the Minister of Finance of the Republic of Indonesia in his Decision Letter No. 382/KM.17/1996 dated October 15, 1996. Danapera’s founders are PT Global Mediacom Tbk and RCTI as cofounder. The pension plan is funded by contributions from both employer and employee at the rate of 9.75% and 4% of the employee’s basic salary.
     The pension plan assets consisted mainly of cash in banks, time deposits and shares of stock traded in the stock exchange.
     Defined benefit pension plan is calculated by PT Dayamandiri Dharmakonsilindo, independent actuary, using the Projected Unit Credit method with the following key assumptions:

Discount rate per annum	10,5% in 2007 and 12% in 2006
Salary increment rate per annum	7,5% in 2007 and 10% in 2006
Mortality rate	Commissioners Standard Ordinary Tables1980
Normal pension age	55 years
Other Post-Employment Benefits
     MNC and its subsidiaries, except for RCTI, recognized other post-employment benefits obligation in accordance with their policy based on Labor Law.
     RCTI also recognized the cost of providing employment benefits other than pension plan in accordance with the RCTI’s policy such as shortage of benefits provided by the pension plan against the benefits based on the RCTI’s policy.
     The cost of providing other post-employment benefits is calculated by PT Eldridge Gunaprima Solution and PT Dayamandiri Dharmakonsilindo, independent actuaries in 2006, using the following assumptions:

	2007	2006
Discount rate per annum	10,5% - 12%	12.0%
Salary increment rate per annum	8,5% - 10%	10%
Mortality rate	CSO 1980	CSO 1980
Normal retirement age	55 years	55 years
35.  ACQUISITION OF SUBSIDIARIES
In 2006
     As discussed in Note 5 to the consolidated financial statements in July 2006, MNC acquired 1,235,100,000 class B shares and 1,940,344,993 class C shares or equivalent to 75% ownership in the issued capital stock of Cipta TPI for a total purchase price of Rp 260 billion. This acquisition was accounted for using the purchase method based on the fair value of the net assets of Cipta TPI as of June 30, 2006.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006

Rp
Fair value of net assets acquired	17,282,150,901
Goodwill (Note 15)	242,717,849,099

Total acquisition cost	260,000,000,000

Settlement of acquisition
Cash settlement	260,000,000,000

Net cash outflow for the acquisition
Cash consideration	(260,000,000,000)
Cash and cash equivalents acquired	5,173,320,000

Net cash outflow	(254,826,680,000)

     In August 2006, MNC acquired 180 of the issued capital stock of MNC B.V. amounting to Rp 151.631.148. These acquisitions were accounted for using the purchase method based on fair value of net assets of MNC B.V. as of August 31, 2006.
     In December 2006, MNCN acquired 299 of the issued capital stock of RCA amounting Rp 1.500.000.000. These acquisitions were accounted for using the purchase method.
36.  NATURE OF RELATIONSHIP AND TRANSACTIONS WITH RELATED PARTIES
Nature of Relationship
     a. PT Global Mediacom Tbk (Mediacom) and PT Infokom Elektrindo (Infokom) are the stockholders of MNC.
     b. Mediacom is also the stockholder of Infokom and PT Mobile-8 Telecom Tbk (Mobile-8).
     c. PT Bhakti Investama Tbk (Bhakti) is the ultimate stockholder of Mediacom. PT Bhakti Capital Indonesia, PT Bhakti Securities, and PT Bhakti Asset Management are related parties that have the same stockholder or ultimate stockholder as MNC.
     d. RCTI is the founder of Koperasi Karyawan RCTI. RCTI is the founder of Koperasi Karyawan RCTI.
     e. PT MNC Sky Vision (formerly PT Matahari Lintas Cakrawala) is a company which has the same management as MNC.
     f. Companies which have the same management as MNCN are RCA, PT Arief Rachman Hakim, PT Radio Unasco and PT Radio Garda Asia Bumi.
37.  SEGMENT INFORMATION
Business Segment
     The business segment of MNC and its subsidiaries are presented based on assessment of risk and results of related services which are television, radio and print media.
     The segment information of MNC and its subsidiaries are as follows:

	2007
	Television	Radio	Print	Elimination	Total
	Rp	Rp	Rp	Rp	Rp
REVENUES
External revenues	2.143.264.995.333	12.994.144.532	52.976.895.632	—	2.209.236.035.497
Intersegment revenues	149.445.656.762		51.532.720.271	(200.978.377.033)	—

Total revenues	2.292.710.652.095	12.994.144.532	104.509.615.903	(200.978.377.033)	2.209.236.035.497

SEGMENT RESULTS (LOSS)	625.535.799.914	(3.374.035.153)	(13.149.077.729)	—	609.012.687.032

Income from operations					609.012.687.032
Interest income	51.756.626.302	205.072.296	586.223.726	—	52.547.922.324
Interest expense and financial	(168.491.808.405)	(2.431.362.272)	(4.307.529.455)	—	(175.230.700.132)
Gain on foreign exchange	(21.960.601.865)	—	—		(21.960.601.865)
Goodwill amortization	(10.070.902.568)	(1.456.608.431)	—		(11.527.510.999)
Tax benefit (expense)	(89.945.960.464)	467.321.593	4.740.022.084	—	(84.738.616.787)
Other income — net	2.620.672.792	3.238.256.597	5.792.531.105	—	11.651.460.494

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006

	2007
	Television	Radio	Print	Elimination	Total
Unallocated other expenses — net	(28.428.602.850)	(14.873.370)	(68.147.000)	—	(28.511.623.220)

Income before minority interests					351.243.016.847
Minority interests					(24.894.759.448)

Net income					326.348.257.399

OTHER INFORMATION
ASSETS
Segment assets	9.274.141.433.189	80.554.121.094	159.468.485.952	(3.036.109.654.217)	6.478.054.386.018

Consolidated Total Assets					6.478.054.386.018

LIABILITIES
Segment liabilities	4.316.159.383.734	42.050.149.394	79.231.065.303	(1.794.485.355.366)	2.642.955.243.065

Consolidated Total Liabilities					2.642.955.243.065

	2006
	Television	Radio	Print	Elimination	Total
	Rp	Rp	Rp	Rp	Rp
REVENUES
External revenues	1.379.416.294.996	8.990.825.708	70.945.126.348	—	1.459.352.247.052
Intersegment revenues	153.787.968.708	—	—	(153.787.968.708)	—

Total revenues	1.553.204.263.704	8.990.825.708	70.945.126.348	(153.787.968.708)	1.459.352.247.052

SEGMENT RESULTS (LOSS)	397.689.105.008	(5.033.459.880)	(4.432.084.989)		388.223.560.139

Income from operations					388.223.560.139
Equity in net loss of associates	—	(3.134.468)	—	—	(3.134.468)
Interest income	3.821.518.065	10.964.824	24.566.173	—	3.857.049.062
Interest expense	(116.255.694.078)	(575.880.255)	(464.079.563)	—	(117.295.653.896)
Gain on foreign exchange	21.831.923.138	(50.965.841)	437.100.333	—	(22.218.057.630)
Goodwill amortization	(1.980.793.374)	(1.144.213.538)	—		(3.125.006.912)
Tax benefit (expense)	(83.412.696.453)	445.209.238	1.286.843.982	—	(81.680.643.233)
Other income — net	20.911.491	227.751.827	1.420.931.344	—	1.669.594.662
Unallocated other charges — net	6.255.512.856	1.534.410.138	(148.340.315)	—	7.641.582.680

Income before minority interests					221.505.405.664
Minority interests					(5.388.541.007)
Net income					216.116.864.657

OTHER INFORMATION
ASSETS
Segment assets	7.133.640.715.123	82.293.575.526	131.990.780.716	(3.406.872.614.886)	3.941.052.456.480

Consolidated Total Assets					3.941.052.456.480

LIABILITIES
Segment liabilities	4.916.302.906.757	40.624.039.512	61.848.690.457	(2.123.938.911.760)	2.894.836.724.966

Consolidated Total Liabilities					2.894.836.724.966

Geographical Segment
     MNC and its subsidiaries’ operations are located in Jakarta. Subsidiaries with radio activities which are outside Jakarta are RBPS, RM, RSCR, RE and RCA. Intersegment revenues on radio from subsidiary is not material to the total revenues. Therefore, MNC and its subsidiaries did not present geographical segments.
38.  DERIVATIVE INSTRUMENT
     On September 12, 2006, MNC B.V. and Deutsche Bank AG, Singapore (DB) entered into a USD IDR non-deliverable foreign exchange hedge transaction to manage the exposure to foreign currency movement with notional amount of USD 100 million. This instrument commenced effectively on September 12, 2006 and due to September 12, 2011. There is no option premium paid up-front, but for buying the option, MNC B.V. has to pay a series of quarterly interest payments based on a Yen notional amount, with a potential pay out from DB in which DB will pay MNC B.V. a USD cash settlement based on a notional amount of USD 100 million, depending on the USD/IDR exchange rate and the strike price specified in the contract. This contract can be preterminated by MNC B.V. on a yearly basis.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
39. MONETARY ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCIES
     As of September 30, 2007 and 2006, MNC and its subsidiaries had monetary assets and liabilities denominated in foreign currencies as follows:

		2007		2006
		Foreign		Foreign
		Currencies	Equivalent in Rp	Currencies	Equivalent in Rp
Assets
Cash and cash equivalents	USD	3.378.245	30.867.025.579	10.372.617	95.791.119.515
	GBP	1.996	36.916.742	421	7.293.031
	EUR	603	7.806.673	6.346	74.444.533
	RM	8.567	22.922.616	8.567	21.474.962
	JPY	575.550	45.669.900	188.111	14.749.800
	SGD	1.573	9.644.863	1.486	8.649.938
	HKD	925	1.088.725	925	1.097.050
Escrow account	USD	—	—	31.742.826	293.145.000.000
Trade accounts receivable	USD	666.103	6.086.186.590	5.997	55.382.295
	EUR	1.100	14.231.800	866	10.158.500
Other accounts receivable	USD	102.073	932.640.544	134.507	1.242.168.794
	SGD	—	—	176	1.024.144
	RM	1.701	4.550.752	—	—

Total assets			38.028.684.784		390.372.562.562

Liability
Trade accounts payable	USD	4.267.872	38.995.549.022	3.448.630	31.848.094.910
	SGD	—	—	454	2.644.736
Accrued expense	USD	758.105	6.926.806.759	461.680	4.263.617.293
	EUR	—	—	77.244	906.207.837
Bonds payable — net	USD	132.153.196	1.207.483.751.852	167.876.985	1.550.343.952.584

Total liability			1.253.406.107.633		1.587.364.517.360

Net Assets (Liability)			(1.215.377.422.849)		(1.196.991.954.798)

     The conversion rates used by MNC and its subsidiaries as of September 30, 2007 and 2006 were as follows:

	2007	2006
	Rp	Rp
GBP 1	18.496,95	17.340,11
Euro 1	12.938,00	11.731,70
US$1	9.137,00	9.235,00
SGD 1	6.132,03	5.819,35
RM 1	2.675,56	2.506,79
HKD 1	1.176,83	1.185,51
JPY 100	7.900,35	7.841,00
THB	266,66	246,07
Aus$	8.058,38	6.907,33
40. COMMITMENTS AND CONTINGENCIES
     a. RCTI entered into agreements with the following parties:
•	RCTI and SCTV agreed to equally finance all transmission stations which were constructed, procurement of land, building and related facilities. Such cooperation consists of several transmission stations which will be determined later. RCTI and SCTV shall equally own the land and all the facilities thereon. RCTI and SCTV shall equally bear the expenses related to transmission station operations. The agreements are effective from August 24, 1993.

•	RCTI, SCTV and PT Indosiar Visual Mandiri (INDOSIAR) agreed to enter into an agreement in developing and operating Relay Station. RCTI, SCTV and Indosiar shall equally bear the expenses related with the development, acquisition and operation of the equipment.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
•	Based on Rental of tower and office spaces agreement No. RCTI/PK-LGL/VIII/2001 NO/MTI/LgL-Corp/0/1 dated August 3, 2001, RCTI agreed with MTI for the rental of tower and office spaces owned by RCTI in Jakarta, Bandung and North Sumatera for broadcasting purposes of MTI for a period of 15 years, commencing on August 1, 2000 until July 31, 2015.

•	Based on Agreement dated October 16, 1989, RCTI entered into cooperation agreement with PT Persero INDOSAT, for the operation of Dish Satellite as telecast receiver system or TVRO. The term of this agreement is 15 years.

•	Based on Agreement dated April 15, 1996, RCTI entered into agreement agreed with PT Pasifik Satelit Nusantara (PSN), for the rental of extended C-Band Satellite Palapa C1 transponder with a term of 10 years. In 2006, RCTI did not extend its agreement with PSN.

•	Based on agreement No. RCTI/PK-LGL/084A/V/95 dated May 8, 1995, RCTI entered into agreement with PT Orientama Infokom, for the provision of Vertical Blanking Line which will be increased in accordance with data broadcast volume rate, hence, enabling PT Orientama Infokom to sell and disseminate Jakarta Stock Exchange data on a real time basis through VBI line in television media owned by RCTI. The agreement will expire on June 30, 2007. This commitment will be continue and the amendment of contract is in progress.

•	Based on agreement No. RCTI/PSM-LGL/1173/VI/2007, RCTI entered into agreement with PT Micronics Internusa, for the rental of VBI (Vertical Blanking Line). RCTI acquires:
•	Rental period of November 1, 2006 to February 28, 2007 amounting Rp 15,000,000 (fifteen million rupiah) / per line / monthly, or Rp 60,000,000 (sixty million rupiah) / monthly for 4 line, excluding 10% VAT.

•	Rental period of March 1, 2006 to October 31, 2007 amounting Rp 17,500,000 (seventeen and five hundred thousand rupiah) / per line / monthly, or Rp 70,000,000 (seventy million rupiah) / monthly for 4 line, excluding 10% VAT.
•	Based on agreement No. PKS 001/STL/NIA-3/III/95 dated March 16, 1995, RCTI entered into agreement with PT Satelindo, for the provision of services to RCTI on the rental of 1/4 (one fourth) of the transponder with digital modulation system transmitter in Transponder No. 1 Vertical Polarization in Satellite Palapa C with orbital slot of 1130 East Longitude or its substitute with Full Time Utilization Base and Non-Preemptible Unprotected Basis and in accordance with technical condition as verified under the Technical Memorandum. RCTI has extended the agreement until June 30, 2010.
     b. GIB entered into various agreements with the following parties:
•	Based on agreement No. PKS 001/STL/NIA-OB/I/V/2002 dated January 15, 2002, GIB entered into an agreement with PT Satelindo, for the rental of digi bouquet for the period from July 1, 2002 to January 14, 2007. Satelindo will provide services based on rental of 9 mbps, FEC: 3/4 (three fourths) at transponder No. SH Horizontal Polarization in Palapa Satellite 2 with orbital slot of 1130 East Longitude or its substitute with use of Full Time Utilization and Non-Preemptible Unprotected Basis. Up to the issuance date of the consolidated financial statements, amendment to the agreement is still in process.

•	Based on agreement No. 70/Dir-VII/2002 dated June 1, 2002, GIB entered into agreement with PT Duta Visual Nusan tara Tivi Tujuh (TV7), for leasing of transmission tower and office space including airing equipment for 20 years or until May 31, 2022. TV7 leases out portion of transmitter station and airing equipment for broadcasting program of the subsidiary around Surabaya.

•	Based on agreement dated May 23, 2002, GIB entered into agreement with PT Televisi Transformasi Indonesia (TransTV), for the tower and equipment rental for 10 (ten) years or until May 23, 2012. TransTV leases out portion of transmission station including equipment which are located in Jalan Bukit Merpati II, Kelurahan Ngesrep, Kecamatan Banyumanik, Semarang.

•	Based on agreement No. 046/GIB/E/KIR -VAS/II/05 dated February 3, 2005, GIB entered into agreement with Infokom, for providing and operating services on premium SMS for 3 years. GIB receives 50% to 60% of provider income (Rp 990/SMS).

•	Infokom, to build transmission station in 12 regions within Indonesia including the infrastructures; to provide airing equipment and backup facilities according to GIB requests and needs; and to provide services for the operation of the transmission station for 7 years. GIB will pay the development and operational servicing cost as compensation, in amounts stated in the agreements.

•	In 2002, GIB entered into a joint agreement with MTV Asia LDC (MTVA) and PT Musik Televisi Indonesia (MTI) for a nationwide broadcasting operation to air 24 hours per day, 7 days per week in UHF frequency within 5 cities. Based on the agreement, MTI will pay distribution fee of 20% from local net income for the first year until third year, 20.5% and 21% for the

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
fourth and fifth year, respectively. On October 15, 2004, the above parties agreed to terminate the agreement. Furthermore, on the same date, GIB, MTVA and PT MTV Indonesia (MTVI) entered into a Business Contract Agreement in line with a program broadcast name Music Television (MTV Block) in Indonesia to air 12 hours a day. This agreement has a term starting from January 15, 2005 to February 28, 2007. For such broadcast service, MTVI has an obligation to pay GIB 20% of its advertisement revenue.
•	On December 14, 2005, GIB entered into Business Contract with MTVI, MTVA and NAH to distribute MTV Block and NICK Block programs. This agreement is valid from February 1, 2006 until January 31, 2009. The parties agreed to broadcast MTV Block, NICK Block and Global for 8 hours each during workdays; 8.5 hours for MTV Block, 9 hours for NICK Block and 6.5 hours Global programs on weekend. Based on the agreement, GIB will receive revenues as follows: For MTV Block programs: 20% for the first year, 27.5% for the second year and 30% for the third year and; For NICK Block program: 50% of advertising revenues during NICK Block program net of expenses reimbursed by MTVI.

•	On October 12, 2006, MNC and MTV Networks Asia entered into a licensing deal memo granting a (a) non-exclusive license of the MTV, VHI and Nickelodeon brands and/or trade marks (b) production for television (including on air and off air events), incorporating the licensor programming and branded MTV, VHI and Nickelodeon for TV Business (c) nonexclusive license of the MTV and Nickelodeon trademarks (d) exclusive license of the Licensor Digital Content for Digital Media Business and (e) rights for consumer products branding and/or character license from MTV Networks Asia. The current business contract between MTVA, Nick Asia, MTVI and GIB dated December 14, 2005 was terminated on December 31, 2006. Such contractual relationship will be replaced by the trademark and program/content license contemplated by this deal memo. This new agreement became effective on January 1, 2007. The license fee for the TV Business is (a) 25% of net advertising sales from the licensor programming broadcast on the channel, less agency commissions, (b) 25% of net revenue from the distribution of licensor programming and (c) license for Digital Media Business is 25% of the net revenue earned, with annual minimum guaranteed license fee for TV Business and Digital Media Business of USD 4 million which will be paid in equal quarterly installments.
41. OTHER SIGNIFICANT INFORMATION
     On June 20, 2006, MNC, RCTI, PT Global Mediacom Tbk (Mediacom), Deutsche Bank AG, Hong Kong (as Lead Arranger and Facility Agent) and DB Trustees, Hong Kong (as Security Agent) entered into a Bridge Facility Agreement of USD 103 million consisting of Facility A of USD 78 million and Facility B of USD 25 million. The facility bears interest rate at 3% + LIBOR and due in one year.
     On June 23, 2006, RCTI utilized USD 78 million of the facility, which was used to pay the loan to Bank Central Asia amounting to USD 28.5 million and MNC’s payable to UOB Limited, Singapore and CIMB (L) Limited, Singapore amounting to USD 32.1 million. In September 2006, RCTI had settled this loan with the proceeds from the issuance of Guaranteed Secured Notes by MNC B.V.
     On September 5, 2006, TVRI filed a lawsuit against Cipta TPI at the District Court of South Jakarta, regarding the payable of Cipta TPI. On April 16, 2007, the District Court of South Jakarta decided that Cipta TPI must pay to TVRI the amount of Rp 1,981,217,288 and the interest at 6% per annum, which shall be calculated from July 2000 until the date of payment. The court decision will be in effect should TVRI not appeal this decision within a certain period of time. Furthermore, TVRI filed an appeal due to the decision, which the decision is still outstanding.
     On October 2007, RCTI paid principal of the bonds amounting to RP 165 billion, hence the bonds payable of RCTI become Rp 220 billion (Note 23).

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
42. RECLASSIFICATION OF ACCOUNT
     The 2006 consolidated financial statements have been reclassified to be consistent with the presentation of the 2007 consolidated financial statements, as follows:

	2006
	Before Reclassification	After Reclassification
	Rp	Rp
Net revenues	1.724.385.605.523	1.459.352.247.052
Total operating expenses	1.270.767.217.478	1.071.128.686.912
Income from operation	453.618.388.045	388.223.560.140
Income before tax	338.710.490.639	303.186.048.897
Tax expense	(81.724.408.998)	(81.680.643.233)
Minority interest	(40.869.216.984)	(5.388.541.007)
Net income	216.116.864.657	216.116.864.657
43. APPROVAL OF CONSOLIDATED FINANCIAL STATEMENTS
     The consolidated financial statements were approved by the Directors and authorized for issue on October 29, 2007.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006, 2005 AND 2004
UNAUDITED

	Notes	2006	2005	2004
		Rp	Rp	Rp
ASSETS
CURRENT ASSETS
Cash and cash equivalents	2f, 3	508,182,498,827	52,496,415,132	7,388,911,599
Bank escrow	4, 25	230,012,191,741	—	—
Short-term investments	2g, 5	—	624,515,002,695	252,764,746,885
Trade accounts receivable	2h, 6
Related parties	2d, 40	80,344,438,860	87,279,604,468	32,413,915,522
Third parties — net of allowance for doubtful accounts of Rp 5,306,161,763 in 2006		689,748,986,934	407,256,147,951	373,609,746,171
Other accounts receivable	2d, 2h, 7	34,619,499,606	23,864,648,577	20,998,772,750
Inventories	2i, 8	702,982,981,310	438,481,010,221	305,214,095,241
Program advances	9	36,690,648,603	36,734,831,771	53,364,461,058
Prepaid taxes	2r, 10	2,131,955,225	12,422,887,308	10,963,364,655
Advances and prepaid expenses	2j, 11	26,833,974,110	14,674,959,907	16,125,754,136

Total Current Assets		2,311,547,175,216	1,697,725,508,030	1,072,843,768,017

NONCURRENT ASSETS
Accounts receivable from related parties	2d, 40	7,832,351,631	3,316,109,588	9,547,525,348
Deferred tax assets — net	2r, 35	26,080,088,922	7,513,133,864	—
Other investments	2g, 12	154,411,247,111	106,678,995,643	342,047,197,895
Property and equipment — net of accumulated depreciation of Rp 729,977,213,958 in 2006, Rp 375,350,829,204 in 2005 and Rp 308,626,822,796 in 2004	2k, 2n, 13	717,348,123,108	406,627,744,870	380,821,064,035
Property and equipment under joint operations — net of accumulated depreciation of Rp 17,318,810,106 in 2006, Rp 16,214,710,839 in 2005 and Rp 14,849,226,020 in 2004	2l, 14, 44	5,065,912,495	6,147,311,922	6,669,484,011
Goodwill	2b, 2m, 15, 39	274,573,719,564	33,558,669,346	—
Other assets	16	70,485,995,583	92,062,606,719	21,716,080,866

Total Noncurrent Assets		1,255,797,438,414	655,904,571,952	760,801,352,155

TOTAL ASSETS		3,567,344,613,630	2,353,630,079,982	1,833,645,120,172

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Bank loans	17	—	368,075,468,519	40,000,000,000
Trade accounts payable	18	301,764,220,175	241,502,856,822	174,670,101,184
Taxes payable	2r, 19	111,414,187,945	58,154,243,828	42,047,006,533
Unearned revenues	2p, 20	24,092,527,29	7 19,017,048,641	7,649,250,304
Accrued expenses	2p, 21, 44	98,561,154,65	3 59,223,598,621	66,453,870,062
Other accounts payable	22, 40
Related parties	2d	675,174,333	2,250,678,607	—
Third parties		28,980,311,926	47,912,693,971	21,493,856,483
Current maturities of long-term liabilities
Bank loans	23	—	26,061,228,854	25,000,000,000
Liabilities for purchase of property and equipment	2n, 24	8,400,513,499	6,514,136,111	5,012,575,286

Total Current Liabilities		573,888,089,828	828,711,953,974	382,326,659,852

NONCURRENT LIABILITIES
Negative goodwill	2b, 2m, 15	—	—	41,800,087,329
Long-term liabilities — net of current maturities
Bank loans	23	—	202,308,354,177	225,000,000,000
Liabilities for purchase of property and equipment	24	6,529,817,026	5,624,605,681	1,779,017,644
Bonds payable	2o, 25	1,802,521,828,613	550,000,000,000	550,000,000,000
Accounts payable to related parties	2d, 40	6,354,833,520	34,368,429,698	24,359,894,647
Deferred tax liabilities — net	2r, 35	12,075,189,885	5,921,443,137	7,119,387,609
Post-employment benefits obligation	2q, 38	33,687,690,943	19,903,936,000	13,193,902,000
Other long-term liabilities		2,350,146,362	1,038,500,000	—

Total Noncurrent Liabilities		1,863,519,506,349	819,165,268,693	863,252,289,229

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006, 2005 AND 2004
UNAUDITED

	Notes	2006	2005	2004
		Rp	Rp	Rp
MINORITY INTERESTS	2b, 26	27,053,018,871	2,701,413,087	44,124,723,100

EQUITY
Capital stock — Rp 100,000 par value per share Authorized — 14 million shares Issued and paid-up 5,700,000 shares in 2006 and 2005, 5,394,735 shares in 2004	27	570,000,000,000	570,000,000,000	539,473,500,000
Advance for capital stock subscription	28	130,000,000,000	19,757,136,000	—
Retained earnings — unappropriated	47	402,883,998,582	113,294,308,228	4,467,947,991

Total Equity		1,102,883,998,582	703,051,444,228	543,941,447,991

TOTAL LIABILITIES AND EQUITY		3,567,344,613,630	2,353,630,079,982	1,833,645,120,172

See accompanying notes to consolidated financial statements which are an integral part of the consolidated financial statements.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Notes	2006	2005	2004
		Rp	Rp	Rp
REVENUES	2p, 29
Advertisements		1,987,016,242,438	1,358,692,814,823	1,293,722,775,425
Non advertisements		109,097,415,974	54,561,806,381	14,167,507,135

Total Revenues		2,096,113,658,412	1,413,254,621,204	1,307,890,282,560

OPERATING EXPENSES
Direct costs	2p, 30	1,076,828,434,957	805,768,241,474	764,889,275,169
General and administration	2p, 31	385,986,948,547	261,786,240,869	186,757,475,225
Depreciation and amortization	2k, 2l, 32	84,630,788,827	65,147,067,502	55,994,920,060

Total Operating Expenses		1,547,446,172,331	1,132,701,549,845	1,007,641,670,454

INCOME FROM OPERATIONS		548,667,486,081	280,553,071,359	300,248,612,106

OTHER INCOME (CHARGES)
Interest and financial charges	2p, 33	(212,362,401,478)	(129,899,146,445)	(113,442,445,478)
Gain (loss) on foreign exchange — net	2c, 43	52,152,902,642	(1,289,301,994)	(3,304,254,096)
Interest income	3	13,004,818,978	780,500,360	252,812,115
Amortization of goodwill	2b, 2m, 15	(7,777,401,742)	(38,298,025)	2,458,828,666
Others — net	34	(8,684,420,237)	20,359,117,956	15,912,401,199

Other Charges — Net		(163,666,501,837)	(110,087,128,148)	(98,122,657,594)
EQUITY IN NET INCOME (LOSS) OF AN ASSOCIATE	2g, 12	—	(1,835,810,412)	357,283,705

INCOME BEFORE TAX		385,000,984,244	168,630,132,799	202,483,238,217
TAX EXPENSE	2r, 35	(76,399,513,256)	(60,935,986,821)	(77,126,404,586)

INCOME BEFORE MINORITY INTERESTS		308,601,470,988	107,694,145,978	125,356,833,631
MINORITY INTERESTS	1b, 2b, 26	(19,011,780,634)	1,132,214,259	7,660,090,613

NET INCOME		289,589,690,354	108,826,360,237	133,016,924,244

EARNINGS PER SHARE	2s, 36
Basic		50,805	19,439	129,170
Diluted		48,724	19,421	129,170
See accompanying notes to consolidated financial statements which are an integral part of the consolidated financial statements.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

				Proforma Equity
				Arising from
				Restructuring
		Issued and	Additional	Transaction of	Advance for	Retained
		Paid-up	Paid-in	Entities Under	Capital Stock	Earnings	Total
	Notes	Capital	Capital	Common Control	Subscription	Unappropriated	Equity
		Rp	Rp	Rp	Rp	Rp	Rp
Balance as of January 1, 2004	1b	84,000,000,000	10,103,614,725	243,655,952,904	—	92,449,893,115	430,209,460,744
Issuance of capital stock	27, 28	455,473,500,000	(10,103,614,725)	—	—	—	445,369,885,275
Elimination of proforma equity arising from restructuring transaction of entites under common control	1b	—	—	(243,655,952,904)	—	(110,998,869,368)	(354,654,822,272)
Interim dividends paid	37	—	—	—	—	(110,000,000,000)	(110,000,000,000)
Net income for the year		—	—	—	—	133,016,924,244	133,016,924,244

Balance as of December 31, 2004		539,473,500,000	—	—	—	4,467,947,991	543,941,447,991
Issuance of capital stock	27	30,526,500,000	—	—	—	—	30,526,500,000
Advance for capital stock subscription	27, 28	—	—	—	19,757,136,000	—	19,757,136,000
Net income for the year	—	—	—	—	—	108,826,360,237	108,826,360,237

Balance as of December 31, 2005		570,000,000,000	—	—	19,757,136,000	113,294,308,228	703,051,444,228
Advance for capital stock subscription	27, 28	—	—	—	110,242,864,000	—	110,242,864,000
Net income for the year		—	—	—	—	289,589,690,354	289,589,690,354

Balance as of December 31, 2006	47	570,000,000,000	—	—	130,000,000,000	402,883,998,582	1,102,883,998,582

See accompanying notes to consolidated financial statements which are an integral part of the consolidated financial statements

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
CONSOLIDATED STATEMENTS CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
	Rp	Rp	Rp
CASH FLOWS FROM OPERATING ACTIVITIES
Cash receipt from customers	1,828,322,795,647	1,327,180,754,376	1,271,201,472,300
Cash paid to suppliers	(1,179,563,262,135)	(882,506,155,720)	(935,144,896,859)
Cash paid to employees	(280,433,203,163)	(191,682,252,415)	(148,827,469,797)

Cash generated from operations	368,326,330,349	252,992,346,241	187,229,105,644
Interests paid	(130,916,320,077)	(129,733,453,969)	(113,502,324,886)
Income tax paid	(77,244,310,015)	(55,616,909,866)	(109,987,407,485)

Net Cash Provided By (Used In) Operating Activities	160,165,700,257	67,641,982,406	(36,260,626,727)

CASH FLOWS FROM INVESTING ACTIVITIES
Placement in bank escrow	(230,012,191,741)	—	—
Interest received	8,492,627,237	772,200,246	549,237,218
Placement in short term investments	(25,894,877,105)	(279,697,370,285)	(75,450,000,000)
Proceeds from redemption of short term investments	623,138,243,084	75,331,262,854	311,393,089,716
Investments in units of managed funds and mutual funds	—	—	(32,100,000,000)
Proceeds from redemption of units of managed funds and mutual funds	1,376,759,611	32,312,782,920	—
Dividends received	—	—	270,270,000
Acquisition of a subsidiary	(254,826,680,000)	(42,719,759,916)	(250,000,000,000)
Acquisition of property and equipment	(117,383,135,711)	(81,241,776,818)	(41,701,900,541)
Acquisition of property and equipment under joint operations	(22,699,840)	(845,712,730)	(259,451,047)
Disposal of fixed assets	6,450,000,000	10,742,771,137	51,160,000
Payment of other investment	(50,911,247,111)	—	(56,087,446,655)
Additions to other assets	(72,145,690,486)	(47,582,800,689)	(9,855,865,817)

Net Cash Used In Investing Activities	(111,738,892,062)	(332,928,403,281)	(153,190,907,126)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bridge facility — net	711,771,491,700	—	—
Payment of bridge facility	(709,800,000,000)	—	—
Proceeds from bank loans	—	331,445,051,550	—
Payments of bank loans	(588,713,092,229)	(25,000,000,000)	—
Proceeds from payable to related parties	6,312,546,373	141,894,885	22,222,716,081
Payments of payable to related parties	(34,326,142,551)	(40,788,643,082)	—
Payment of liabilities for purchase of property and equipment	(4,414,510,967)	(3,520,475,154)	(9,380,165,279)
Payments of lease liabilities	(28,327,736)	(2,167,539,791)	(698,987,988)
Proceeds from bonds payable — net	1,432,835,581,936	—	—
Payment of subsidiaries payable	(300,000,000,000)	—	—
Payment of bonds payable	(165,000,000,000)	—	—
Payment of financial charges	(18,200,100,000)	—	—
Capital contribution from stockholder	76,821,828,974	50,283,636,000	270,819,885,275
Dividends paid	—	—	(110,000,000,000)

Net Cash Provided by Financing Activities	407,259,275,500	310,393,924,408	172,963,448,089

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	455,686,083,695	45,107,503,533	(16,488,085,764)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	52,496,415,132	7,388,911,599	23,876,997,363

CASH AND CASH EQUIVALENTS AT END OF YEAR	508,182,498,827	52,496,415,132	7,388,911,599

ADDITIONAL DISCLOSURES
Non cash investing and financing activities
Additions to property and equipment through:
Advance for purchase of property and equipment	50,569,079,350	1,140,572,278	6,869,971,051
Liabilities for purchase of property and equipment	9,209,535,993	5,288,121,084	—
Trade accounts payable	—	9,117,580,186	—
Payable to related parties	3,106,800,000	—	—
Other accounts payable	5,886,620,000	6,139,022,906	1,368,869,225
Lease liabilities	—	72,550,000	—
Reclassification of investments advances to short term investments	—	199,589,430,278	—
Transfer of short term investment to other investment	103,500,000,000	—	—
Additions to paid up capital through:
Capitalization of other paid up capital	—	—	10,103,614,725
Conversion of payable to stockholder	—	—	174,550,000,000
Additions to advance for capital stock subscription through payable to stockholder	33,421,035,026	—	—
Acquisition of subsidiary through application of investment advances	—	36,430,000,000	—
Reduction in accrued expenses through transfer of investment units	—	—	(166,056,910,284)
Additions to short-term investment through application of investment advances	105,760,154,209	—	—
See accompanying notes to consolidated financial statements which are an integral part of the consolidated financial statements.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
1. GENERAL
a. Establishment and General Information
     PT. Media Nusantara Citra (MNC) was established based on Deed No. 48 dated June 17, 1997 of H. Parlindungan L. Tobing, SH, notary in Jakarta. The deed of establishment was approved by the Minister of Justice of the Republic of Indonesia in his decision letter No.C-15092.HT.01.01.TH2000 dated July 25, 2000, and was published in Supplement No. 2780 to the State Gazette of the Republic of Indonesia No. 23 dated March 19, 2002. The Company’s articles of association have been amended several times, most recently by deed No. 61 dated March 15, 2007 of Aulia Taufani, SH, substitute of notary Sutjipto, SH, notary in Jakarta in relation to the issued and paid-up capital stock of MNC (Notes 27 and 47). This amendment was approved by the Minister of Law and Human Rights of the Republic of Indonesia in his decision letter No. W7-04148 HT.01.04 -TH.2007 dated April 16, 2007.
     The Company’s head office is located at Menara Kebon Sirih 27th floor, Jalan Kebon Sirih Kav 17-19, Central Jakarta 10340. The Company started its commercial operations in December 2001. The Company had total number of 125 and 24 employees on December 31, 2006 and 2005, respectively.
     In accordance with article 3 of MNC’s articles of association, the scope of its activities is to engage in general trading, developing, industrial, agricultural, transportation, printing, multimedia through satellite peripheral and other telecommunications peripheral, services and investments.
     The Company is part of Bimantara Group. On December 31, 2006, 2005 and 2004, MNC’s management consisted of the following:

Commissioners
President Commissioner	: Rosano Barack
Commissioners	: Djoko Leksono Sugiarto
Bambang Rudijanto Tanoesoedibjo
Nurhadijono Nurjadin
Hary Djaja
Agus Mulyanto

Directors
President Director	: Bambang Hary Iswanto Tanoesoedibjo
Directors	: Hidajat Tjandradjaja
Stephen Kurniawan Sulistyo
Sutanto Hartono
Artine Savitri Utomo
     Total remuneration (after tax) to commissioners and directors of MNC and its subsidiaries for the years ended December 31, 2006, 2005 and 2004 amounted to Rp 16,928,405,720, Rp 8,092,906,266 and Rp 7,320,870,000, respectively.
b. Subsidiaries
     The Company has ownership interest of more than 50%, directly or indirectly, in the following subsidiaries:

						Total Assets
		Percentage of Ownership			Start of	As of December 31, (In million Rupiah)
					Commercial
Subsidiaries	Domicile	2006	2005	2004	Operations	2006	2005	2004
Broadcasting
PT Rajawali Citra Televisi Indonesia (RCTI)	Jakarta	100.00%	100.00%	100.00%	1989	1,615,597	1,829,388	1,633,412
PT Global Informasi Bermutu (GIB)	Jakarta	100.00%	100.00%	70.00%	2001	521,199	365,922	160,500
PT Cipta Televisi Pendidikan Indonesia (Cipta TPI)	Jakarta	75.00%	—	—	1990	625,331	—	—
PT MNC Networks (MNCN) and subsidiaries	Jakarta	95.00%	95.00%	—	2005	81,237	53,834	—
PT Radio Tridjaja Shakti (RTS) and subsidiaries*).	Jakarta	90.25%	80.75%	—	1971	21,562	21,925	—
PT Radio Prapanca Buana Suara (RPBS)*)	Medan	76.08%	50.31%	—	1978	1,551	1,625	—
PT Radio Mancasuara (RM)*)	Bandung	91.68%	56.53%	—	1971	960	1,031	—
PT Radio Swara Caraka Ria (RSCR)*)	Semarang	91.68%	64.60%	—	1971	397	456	—
PT Radio Efkindo (RE)*)	Yogyakarta	56.53%	56.53%	—	1999	594	422	—
PT Radio Cakra Awigra (RCA)*)	Surabaya	60.17%	31.73%	—	1971	3,022	3,109	—
PT Radio Swara Monalisa (RSM)*)	Jakarta	76.00%	76.00%	—	1971	4,887	1,501	—
Media Nusantara Citra B.V. (MNC B.V.)	Netherlands	100.00%	—	—	2006	1,552,179	—	—
Print
PT Media Nusantara Informasi (MNI)	Jakarta	100.00%	100.00%	—	2005	125,078	32,039	—
PT MNI Global (MNIG)	Jakarta	100.00%	100.00%	—	2005	7,442	4,009	—

*)	Indirect Ownership

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
Development of media and broadcasting business
     In 2004, PT Bimantara Citra Tbk (Bimantara) had transferred its 174,550,000 shares or 69.82% equity ownership in RCTI to MNC for Rp 174.55 billion. Subsequently, MNC acquired 75,450,000 shares or 30.18% equity ownership in RCTI from PTBukitCahaya Makmur (BCM) for Rp 75.45 billion, resulting to 100% equity ownership in RCTI. The transfer was accounted as a restructuring transaction among entities under common control.
     On February 2, 2005, MNC acquired additional 108,000 shares of GIB resulting to equity ownership of 100% (Note 39).
     On June 15, 2006, MNC received the transfer of mandatory exchangeable bond from RCTI. The bond is exchangeable into 1,235,100,000 Series B Shares and 1,940,344,993 Series C shares or 75% of the issued capital stock of Cipta TPI. On July 15, 2006, MNC exchanged the bond and acquired 75% of the issued capital stock of Cipta TPI.
     The Company acquired from Emipa B.V. 180 shares or 100% of the issued capital stock of MNC B.V., which is domiciled in the Netherlands, on August 11, 2006 with the acquisition cost of Rp 151,631,148.
     On December 6, 2006, MNCN acquired 229 shares of RCA from third parties with acquisition cost of Rp 1,500,000,000, resulting to MNC’s 60.17% indirect ownership on the issued capital stock of RCA.
Development of radio networking and print media
     In January 2005, MNC established, and owned 2,500 shares or 100% of the issued capital stock of MNI, which is engaged in print media amounting to Rp 2,500,000,000.
     In July 2005, MNC established, and owned 95% of the issued capital stock of MNCN, which is engaged in radio networking. In August 2005, MNCN acquired 85% of the issued capital stock of RTS, consisting of 21% equity interest acquired from RCTI (Note 12) and 64% equity interest from third parties, resulting in MNC’s indirect ownership of 80.75% of the issued capital stock of RTS.
     In December 2005, MNC acquired 500 shares or 100% of the issued capital stock of MNIG, which is engaged in print media.
c. Initial Bond Offering of Subsidiaries
     On October 13, 2003, RCTI obtained the effective notice from the Chairman of the Capital Market Supervisory Agency (BAPEPAM) in his letter No. S-2484/PM/2003 for the Public Offering of Bonds year 2003 of Rp 550 billion. The bonds were listed on the Surabaya Stock Exchange.
     On September 5, 2006, MNC B.V. issued Guaranteed Secured Notes (the Notes) amounting to USD 168 million with fixed interest rate of 10.75% per annum, which are listed on the Singapore Stock Exchange.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
a. Consolidated Financial Statement Presentation
     The consolidated financial statements have been prepared using accounting principles and reporting practices generally accepted in Indonesia namely the Statements of Financial Accounting Standards and Bapepam’s Rule No. VIII.6.7 dated March 13, 2000.
     Such consolidated financial statements are an English translation of MNC’s statutory report in Indonesia, and are not intended to present the financial position, results of operations, and cash flows in accordance with accounting principles and reporting practices generally accepted in other countries and jurisdictions.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
     The consolidated financial statements, except for the statements of cash flows, are prepared under the accrual basis of accounting. The reporting currency used in the preparation of the consolidated financial statements is the Indonesian Rupiah (Rp), while the measurement basis is the historical cost, except for certain accounts which are measured on the bases described in the related accounting policies.
     The consolidated statements of cash flows are prepared using the direct method with classifications of cash flows into operating, investing and financing activities.
     The consolidated financial statements for the year ended December 31, 2006 are issued comparatively with the years ended December 31, 2005 and 2004, for the purpose of MNC’s Proposed Initial Public Offering.
b. Principles of Consolidation
     The consolidated financial statements incorporate the financial statements of MNC and entities controlled by MNC. Control is achieved where MNC has the power to govern the financial and operating policies of the investee entity so as to obtain benefits from its activities. Control is presumed to exist when MNC owns directly or indirectly through subsidiaries, more than 50% of the voting rights.
     On acquisition, the assets and liabilities of the subsidiary are measured at their fair values at the date of acquisition. Any excess of the cost of acquisition over the fair values of the identifiable net assets acquired is recognized as goodwill. When the cost of acquisition is less than the interest in the fair values of the identifiable assets and liabilities acquired as at the date of acquisition (i.e. discount on acquisition), the fair values of the acquired non-monetary assets are reduced proportionately until all the excess is eliminated. The excess remaining after reducing the fair values of non-monetary assets acquired is recognized as negative goodwill.
     For an acquisition of subsidiary which represents restructuring transaction of entities under common control, the transaction is accounted for using the pooling of interest method, wherein the assets and liabilities of the subsidiary are measured at their book value at the date of acquisition. The difference between cost of acquisition and MNC’s interest in the subsidiary’s book value, if any, is recorded as difference in value arising from restructuring transactions of entities under common control and presented as a separate component in MNC’s equity. Accordingly, the prior year consolidated financial statements are restated, wherein the net equity of the subsidiary is presented separately as proforma equity arising from restructuring transactions of entities under common control.
     The interest of the minority shareholders is stated at the minority’s proportion of the historical cost of the net assets. The minority interest is subsequently adjusted for the minority’s share of movements in equity. Any losses applicable to the minority interest in excess of the minority interest are allocated against the interests of the parent.
     The results of subsidiaries acquired or disposed of during the year are included in the consolidated statement of income from the effective date of acquisition or up to the effective date of disposal, as appropriate.
     When necessary, adjustments are made to the financial statements of the subsidiaries to bring the accounting policies used in line with those used by MNC.
     All intra-group transactions, balances, income and expenses are eliminated on consolidation.
c. Foreign Currency Transactions and Balances
     The books of accounts of MNC and its subsidiaries, except a foreign subsidiary, are maintained in Indonesian Rupiah. Transactions during the year involving foreign currencies are recorded at the rates of exchange prevailing at the time the transactions are made. At balance sheet date, monetary assets and liabilities denominated in foreign currencies are adjusted to reflect the rates of exchange prevailing at that date. The resulting gains or losses are credited or charged to current operations. The books of accounts of the foreign subsidiary which is an integral part of MNC’s operations are translated to Indonesian Rupiah using the same procedures.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
d. Transactions with Related Parties
     Related parties consist of the following:
     1) companies that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, MNC (including holding companies, subsidiaries and fellow subsidiaries);
     2) associated companies;
     3) individuals owning, directly or indirectly, an interest in the voting power of MNC that gives them significant influence over MNC, and close members of the family of any such individuals (close members of the family are those who can influence or can be influenced by such individuals in their transactions with MNC);
     4) key management personnel who have the authority and responsibility for planning, directing and controlling MNC’s activities, including commissioners, directors and managers of MNC and close members of their families; and
     5) companies in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (3) or (4) or over which such a person is able to exercise significant influence. This includes companies owned by commissioners, directors or major stockholders of MNC and companies which have a common key member of management as MNC.
All transactions with related parties, whether or not made at similar terms and conditions as those done with third parties, are disclosed in the consolidated financial statements.
e. Use of Estimates
     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in Indonesia requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
f. Cash and Cash Equivalents
     Cash and cash equivalents consist of cash on hand and in banks and all unrestricted investments with maturities of three months or less from the date of placement.
g. Investments
Investments in Fund
     Investments in fund are stated at fair value based on the net asset value of the funds. Increase (decrease) in net asset value is reflected in the consolidated statements of income.
Mutual Funds
     Investments in mutual funds are stated at fair value based on net asset value. Increase (decrease) in net asset value of mutual fund is charged to current operations.
Investments in Associates
     An associate is an entity over which MNC is in a position to exercise significant influence, but not control or joint control, through participation in the financial and operating policy decisions of the investee.
     The results, assets and liabilities of associates are incorporated in these consolidated financial statements using the equity method of accounting. Investments in associates are carried in the balance sheet at cost as adjusted by post-acquisition changes in MNC’s share of the net assets of the associate, less any impairment in the value of the individual investments. Losses of the associates in excess of MNC’s interest in the associates are not recognized except if MNC has incurred obligations or made payments on behalf of the associates to satisfy obligations of the associates that MNC has guaranteed, in which case, additional losses are recognized to the extent of such obligations or payments.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
     Goodwill from investments in associates are recognized and amortized in the same manner as that for acquisition of controlled entities (Notes 2b and 2m). The amortization of goodwill is included in MNC’s share in the income (loss) of an associate.
h. Receivables
     Receivables are stated at their nominal value, net of allowance for doubtful accounts. Allowance for doubtful accounts is estimated based on review of the individual receivable accounts at the end of year.
i. Inventories
     Inventories are stated at cost or net realizable value, whichever is lower. Cost is determined using the specific identification method.
     Cost of purchased film program is amortized in maximum of two telecasts, at 50% — 70% for the first telecast and 50% — 30% for the second telecast. Non-film inventory programs and non-sinetron inventory programs are charged to expense at the first telecast. Expired program inventories that have not been aired and unsuitable program inventories are written-off and charged to current operations.
j. Prepaid Expenses
     Prepaid expenses are amortized over their beneficial periods using the straight-line method.
k. Property and Equipment — Direct Acquisitions
     Direct acquisitions of property and equipment are stated at cost, less accumulated depreciation.
     Property and equipment, except land, are depreciated using the straight-line method based on the estimated useful lives of the assets as follows:

Years
Buildings	20
Building equipment	10
Studio equipment	8-10
Office equipment	4-8
Motor vehicles	4-8
Partitions	8
Radio transmitter	5
Other equipment	5
Office renovation	4
Office installation	4
Computer equipment	4
     Land is stated at cost and is not depreciated. Unused property and equipment are stated at the lower of carrying value or net realizable value and presented as part of other assets.
     When the carrying amount of an asset exceeds its estimated recoverable amount, the carrying amount is written down to its estimated recoverable amount, which is determined as the higher of net selling price or value in use.
     The cost of maintenance and repairs is charged to operations as incurred; expenditures which extend the useful life of the asset or result in increased future economic benefits such as increase in capacity and improvement in the quality of output or standard of performance are capitalized. When assets are retired or otherwise disposed of, their carrying values and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the current operations.
     Construction in progress is stated at cost. Construction in progress is transferred to the respective property and equipment account when completed and ready for use.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
l. Property and Equipment Under Joint Operations
     Property and equipment under joint operations represent assets owned jointly by RCTI, PT Surya Citra Televisi (SCTV) and PT Indosiar Visual Mandiri (INDOSIAR).
     RCTI’s share in property and equipment under joint operations are stated at cost less accumulated depreciation. Depreciation is computed based on the same method and estimated useful lives used for directly acquired property and equipment (Note 2k).
m. Goodwill
     Positive goodwill represents the excess of the cost of acquisition over MNC’s interest in the fair value of the identifiable assets and liabilities of subsidiary. Goodwill is recognized as an asset and amortized on straight-line method over 20 years. Management estimate of the useful life of goodwill was based on its evaluation at the time of the acquisition considering factors such as existing market share (segment), potential growth, license and other factors inherent in the acquired company.
     Negative goodwill represents the excess of MNC’s interest in fair value of the identifiable assets and liabilities over the cost of acquisition of a subsidiary, after reducing the fair value of non-monetary assets acquired. Negative goodwill is treated as deferred income and recognized as income on a straight-line method over 20 years.
     The Company reviews the carrying amount of goodwill whenever events or circumstances indicate that its value is impaired. Impairment loss is recognized as a charge to current operations.
n. Leases
     Lease transactions are recorded as capital leases when the following criteria are met:
     1) The lessee has the option to purchase the leased asset at the end of the lease term at a price mutually agreed upon at the inception of the lease agreement.
     2) All periodic lease payments made by the lessee plus residual value shall represent a return of the cost of leased assets and interest thereon as the profit of the lessor.
     3) Minimum lease period is two years.
     Lease transactions that do not meet the above criteria are recorded as operating leases.
     Leased assets and lease liabilities under the capital lease method are recorded at the present value of the total installments plus residual value (option price). Leased assets are depreciated using the same method and estimated useful lives used for directly acquired property and equipment (Note 2k).
o. Debt Issuance Costs
     Debt issuance costs are deducted directly from the proceeds of the related bonds/debt to determine the net proceeds. The difference between the net proceeds and nominal value is amortized using the straight-line method over the term of the bonds.
p. Revenue and Expense Recognition
     Revenues from advertisements are recognized when the advertisements are aired and revenues from studio rentals are recognized when services are rendered to customers. Revenue from barter transaction is recognized when the advertisement is aired. Advances received from advertisements which have not been aired and studio rental which is not yet earned are recorded as unearned revenues.
     Revenue from sale of daily newspaper are recognized when daily newspaper are delivered.
     Program expense is recognized when the movie or program is aired. Programs not yet aired are recorded as program inventories. Other expenses are recognized when incurred (accrual basis).
q. Post-Employment Benefits
     The Company and its subsidiaries, except RCTI, provide defined post-employment benefits to its employees in accordance with Labor Law. No funding has been made to this defined benefit plan.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
     RCTI has a defined benefit pension plan covering all its permanent employees, and also provides other post-employment benefits in accordance with its policy. The pension plan is managed by Dana Pensiun Bimantara (DANAPERA). The shortage of benefits provided by the pension plan against the benefits based on RCTI’s policy is accounted for as unfunded defined post-employment benefits plan.
     The cost of providing post-employment benefits is determined using the Projected Unit Credit method. The accumulated unrecognized actuarial gains and losses that exceed 10% of the greater of the present value of the defined benefit obligations and the fair value of plan assets are recognized on straight-line basis over the expected average remaining working lives of the participating employees. Past service cost is recognized immediately to the extent that the benefits are already vested, and otherwise is amortized on a straight-line basis over the average period until the benefits become vested.
     The benefit obligation recognized in the balance sheet represents the present value of the defined obligation, as adjusted for unrecognized actuarial gains and losses and unrecognized past service cost, and as reduced by the fair value of plan assets.
  r.  Income Tax
     Current tax expense is determined based on the taxable income for the year computed using prevailing tax rates.
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax liabilities are recognized for all taxable temporary differences and deferred tax assets are recognized for deductible temporary differences to the extent that it is probable that taxable income will be available in future periods against which the deductible temporary differences can be utilized.
     Deferred tax is calculated at the tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is charged or credited in the statement of income, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also charged or credited directly to equity.
     Deferred tax assets and liabilities are offset in the balance sheet, except when deferred tax assets and liabilities are for different entities, in the same manner the current tax assets and liabilities are presented.
  s.  Earnings per Share
     Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the year.
     Diluted earnings per share is computed by dividing net income by the weighted average number of shares outstanding as adjusted for the effect of all dilutive potential Ordinary Shares.
  t.  Derivative Financial Instruments
     Derivative financial instruments are initially measured at fair value on the contract date, and are remeasured to fair value at subsequent reporting dates.
     These derivative financial instruments are used to manage exposure to foreign currency fluctuation. However, hedge accounting is not applied as the hedging designation and documentation required by accounting standard have not been met. Accordingly, gains or losses on derivative financial instruments are recognized in earnings.
     MNC and its subsidiaries do not use derivative financial instruments for speculative purposes.
     Derivatives embedded in other financial instruments or other non-financial host contract are treated as separate derivative when their risks and characteristics are not closely related to the host contract and the host contract is not carried at fair value with unrealized gains or losses recognized in the consolidated statement of income.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
  u.  Segment Information
     Segment information is prepared using the accounting principles adopted for preparing and presenting the consolidated financial statements. The primary format in reporting segment information is based on business segment, while the secondary reporting segment information is based on geographical segment.
     A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments.
     A geographical segment is a distinguishable component of an enterprise that is engaged in providing products or services within a particular economic environment and that is subject to risks and returns that are different from those of components operating in other economic environments.
     Assets and liabilities that relate jointly to two or more segments are allocated to their respective segments, if and only if, their related revenues and expenses are also allocated to those segments.
3.  CASH AND CASH EQUIVALENTS

	2006	2005	2004
	Rp	Rp	Rp
Cash on hand	2,592,674,808	1,326,613,764	538,432,956
Cash in banks
Bank Mandiri
Rupiah	23,923,256,711	36,797,129,720	2,113,674,487
US Dollar	3,431,925,450	1,252,808,873	68,135,518
Bank Central Asia
Rupiah	29,869,606,162	9,849,382,550	335,464,097
US Dollar	78,144,138	1,098,182,631	187,995,599
Bank Permata
Rupiah	815,297,119	309,045,803	—
US Dollar	20,022,686	5,025,489	—
Bank UOB Indonesia
Rupiah	3,690,000	4,530,000	—
US Dollar	8,021,847	10,138,072	—
Bank Negara Indonesia	4,825,129,209	74,397,129	297,774,686
Bank Niaga	1,086,849,430	1,152,948,169	110,193,679
Bank Danamon	66,075,815	174,070,915	—
Bank Commonwealth	64,932,108	74,203,914	—
Bank Bukopin	34,799,406	327,796,831	—
Bank Syariah Mandiri	—	—	237,240,577
Others	1,545,905,236	40,141,272	—
Time deposits
Rupiah
Bank Central Asia	113,287,764,029	—	3,500,000,000
Bank Danamon	90,000,000,000	—	—
Bank Niaga	85,000,000,000	—	—
Bank Mandiri	51,000,000,000	—	—
Bank Mega	20,000,000,000	—	—
Bank BII	14,000,000,000	—	—
US Dollar
Bank Niaga	66,528,404,673	—	—

Total	508,182,498,827	52,496,415,132	7,388,911,599

All cash and cash equivalents were placed in third party banks.
Interest rates on time deposits per annum
Rupiah	7.00% - 11.25%	—	5.50%
US Dollar	4.75% - 5.00%	—	—
4.  BANK ESCROW
     This account represents time deposit in Deutsche Bank AG, Singapore Branch amounting to USD 25 million (Note 25) as an initial investment. The deposit has an interest rate of 7% per annum for the first three months and for the year thereafter will be based on the prevailing market interest rate. As of December 31, 2006, the bank escrow amounted to USD 25,500,243 or equivalent to Rp 230,012,191,741.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
5.  SHORT-TERM INVESTMENTS

	2006	2005	2004
	Rp	Rp	Rp
Avenir Asset Management	—	479,286,800,563	—
Pelican Fund	—	143,860,389,632	143,752,888,611
Bhakti Asset Management	—	1,367,812,500	31,500,000,000
Heron Fund	—	—	75,199,075,354
Mutual Fund	—	—	2,312,782,920

Total	—	624,515,002,695	252,764,746,885

     As of December 31, 2005, RCTI had investment amounting to Rp 479,286,800,563 in Avenir Asset Management Limited, as investment manager. The portfolio is mainly invested in securities issued by media and multimedia companies. In 2006, RCTI had redeemed all funds in Avenir Asset Management Limited.
     RCTI invested its fund in 621.5 units of Pelican Fund with nominal value of Rp 1 billion per unit, with Abacus Capital International Limited as investment manager. The funds were derived from proceeds from sale of mandatory exchangeable bond issued by Cipta TPI and issuance of Medium Term Notes (MTN). The MTN have been repaid with the proceeds from RCTI’s bonds offering (Note 25). In 2004, RCTI redeemed Rp 477,450,000,000 of the Pelican Fund, of which Rp 75,450,000,000 was placed in Heron Fund. As of December 31, 2004, the net asset value of the investment in Heron Fund was Rp 75,199,075,354. In 2005, RCTI redeemed investment in Heron Fund, and placed the proceeds in Avenir Asset Management Limited.
     As of December 31, 2005 and 2004, the net assets value of the investment in Pelican Fund amounted to Rp 143,860,389,632 and Rp 143,752,888,611, respectively. In relation with the termination of Consortium agreement between RCTI and PT Berkah Karya Bersama (BKB) in April 2006 (Note 12), BKB issued Promissory Notes amounting to Rp 116,139,610,368 which was placed in Pelican Fund, hence, Pelican Fund becomes Rp 260 billion. On June 15, 2006, Commerzbank International Trust (Singapore) Ltd., as custodian and administrator of Pelican Fund and owner of mandatory exchangeable bond with principal amount of Rp 260 billion notified BKB regarding the transfer of the exchangeable bond to RCTI. The bond is exchangeable into 1,235,100,000 Series B shares, and 1,940,344,993 Series C shares of Cipta TPI. On June 16, 2006, RCTI transferred the exchangeable bond to MNC. BKB had been notified and agreed on the transfer of the exchangeable bond. In July 2006, MNC exchanged the bond into 1,235,100,000 Series B shares and 1,940,344,933 Series C shares of Cipta TPI, which becomes a 75%-owned subsidiary (Note 1b).
     RCTI appointed PT Bhakti Asset Management (BAM), a related party, as fund manager to manage RCTI fund in line with RCTI investment policy and prevailing regulations. As of December 31, 2005 and 2004, RCTI’s funds managed by BAM amounted to Rp 1,367,812,500 and Rp 31,500,000,000. In 2006, RCTI had already realized the investments.
     RCTI made an investment in mutual fund. As of December 31, 2004, the net asset value of mutual fund was Rp 2,312,782,920, which was realized in 2005.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
6.  TRADE ACCOUNTS RECEIVABLE

	2006	2005	2004
	Rp	Rp	Rp
a. By debtor
Related parties
PT Infokom Elektrindo	35,316,614,951	154,388,377	—
PT MNC Sky Vision (formerly PT Matahari Lintas Cakrawala)	32,478,741,043	10,042,310,198	9,900,000
PT Mobile-8 Telecom Tbk	13,027,661,471	76,513,900,643	32,404,015,522
Others	126,742,000	587,815,250	—

Total	80,949,759,465	87,298,414,468	32,413,915,522

Third parties
Advertisements
PT Wira Pamungkas Pariwara	167,047,271,404	49,994,658,996	36,885,518,935
PT Optima Media Dinamika	71,879,602,481	23,731,728,950	30,221,014,909
Matari Incorporation	51,967,434,083	27,636,111,021	26,077,919,236
PT Quantum Pratama Media	43,364,226,410	33,876,975,987	49,183,963,016
PT Intiative Media Indonesia	41,901,224,504	68,904,740,599	30,193,951,233
PT Dwi Sapta Pratama	30,614,366,397	18,574,158,339	20,808,840,185
Others, each below 5%	260,793,305,673	154,850,640,648	174,459,451,516

Total	667,567,430,952	377,569,014,540	367,830,659,030
Non-advertisements	26,882,397,140	29,668,323,411	5,779,087,141

Total	694,449,828,092	407,237,337,951	373,609,746,171
Allowance for doubtful accounts	(5,306,161,763)	—	—

Total	689,143,666,329	407,237,337,951	373,609,746,171
Net	770,093,425,794	494,535,752,419	406,023,661,693

b. By age category
Not yet due	319,255,253,909	259,155,468,718	230,501,706,410
Due in
1 to 30 days	194,274,095,817	111,273,163,755	101,687,976,246
31 to 60 days	99,187,605,249	41,443,729,402	34,395,880,776
61 to 90 days	55,998,868,750	10,460,091,339	8,742,864,326
> 90 days	106,683,763,832	72,203,299,205	30,695,233,935

Total	775,399,587,557	494,535,752,419	406,023,661,693
Allowance for doubtful accounts	(5,306,161,763)	—	—

Net	770,093,425,794	494,535,752,419	406,023,661,693

c. By currency
Rupiah	775,332,450,652	494,463,976,052	405,978,752,987
US Dollar	54,092,940	58,950,510	30,991,440
Euro	13,043,965	12,825,857	13,917,266

Total	775,399,587,557	494,535,752,419	406,023,661,693
Allowance for doubtful accounts	(5,306,161,763)	—	—

Net	770,093,425,794	494,535,752,419	406,023,661,693

     Management believes that the allowance for doubtful accounts is adequate to cover possible losses on uncollectible receivables. The management also believes that there are no significant concentrations of credit risk in third party receivables.
     Trade accounts receivable were used as collateral for bank loans (Notes 17 and 23). These loan collaterals were released in 2006.
     As of December 31, 2006, 2005 and 2004, 16.63%, 35.98% and 18.47% of the matured trade accounts receivable, respectively, are from related parties.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
7.  OTHER ACCOUNTS RECEIVABLE

	2006	2005	2004
	Rp	Rp	Rp
Related parties
PT MNC Sky Vision (formerly PT Matahari Lintas Cakrawala)	1,516,180,978	1,994,144,191	—
PT Mobile-8 Telecom Tbk	41,360,111	—	—

Total	1,557,541,089	1,994,144,191	—
Third parties	33,061,958,517	21,870,504,386	20,998,772,750

Total	34,619,499,606	23,864,648,577	20,998,772,750

     No allowance for doubtful accounts was provided as management believes that such receivables are collectible.
8.  INVENTORIES

	2006	2005	2004
	Rp	Rp	Rp
Program purchases	1,298,320,048,527	1,011,276,310,356	874,089,572,275
Inhouse production
Finished programs.	257,025,497,477	130,758,781,278	111,706,007,842
Program in process	21,809,328,337	49,951,835,374	53,183,087,047

Subtotal	1,577,154,874,341	1,191,986,927,008	1,038,978,667,164

Less amortization
Program purchases.	635,087,319,813	570,319,778,855	555,339,524,242
Inhouse production	235,544,233,226	167,468,664,544	154,886,530,352
Written-off	11,546,534,508	22,753,319,421	23,538,517,329

Subtotal	882,178,087,547	760,541,762,820	733,764,571,923

Net	694,976,786,794	431,445,164,188	305,214,095,241

Non program
Tabloid	3,886,557,454	948,383,062	—
Paper	1,794,487,500	4,869,375,331	—
Cassette	1,407,227,618	1,030,587,640	—
Others	917,921,944	187,500,000	—

Subtotal	8,006,194,516	7,035,846,033	—

Total	702,982,981,310	438,481,010,221	305,214,095,241

     Written-off inventories represents expired programs and unsuitable programs.
     Inventories were not insured against risks of loss from fire or theft because the fair value of inventories could not be established for the purpose of insurance. If such risks occur, the subsidiary can request a new copy of the film from distributor so long as the film is not yet aired and has not yet expired.
9.  PROGRAM ADVANCES

	2006	2005	2004
	Rp	Rp	Rp
a. By Program Category
Local program purchases	20,321,716,265	28,200,457,608	50,734,285,642
Inhouse program production	11,219,781,788	3,108,288,944	799,800,872
Foreign program purchases	5,149,150,550	5,426,085,219	1,830,374,544

Total	36,690,648,603	36,734,831,771	53,364,461,058

b. By Supplier
Tripar Multivision Plus	5,835,000,000	8,065,000,000	12,615,000,000
Prima Entertainment	4,680,000,000	4,680,000,000	—
Total Sports Asia	2,152,932,996	2,906,533,016	2,523,088,505
MD Entertainment	1,300,000,000	1,050,000,000	9,575,000,000
Others, each below Rp 1 billion	22,722,715,607	20,033,298,755	28,651,372,553

Total	36,690,648,603	36,734,831,771	53,364,461,058

     Program advances represent advance payment for purchases of local and foreign programs and inhouse production program to third party.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
10.  PREPAID TAXES

	2006	2005	2004
	Rp	Rp	Rp
Value added tax (VAT) — net	1,322,253,758	11,901,101,225	10,689,248,354
Income tax article 23	75,133,199	37,500,000	274,116,301
Income tax article 28a
2006	733,998,098	—	—
2005	—	35,431,000	—
2004 and previous years	—	448,855,083	—
Others	570,170	—	—

Total	2,131,955,225	12,422,887,308	10,963,364,655

11.  ADVANCES AND PREPAID EXPENSES

	2006	2005	2004
	Rp	Rp	Rp
Operational advances	7,676,597,455	1,478,465,893	181,323,465
Spareparts and office supplies	5,421,463,698	6,002,696,952	6,476,049,296
Rental	5,406,879,570	1,288,415,242	6,586,832,974
Satellite	948,659,216	1,016,658,193	870,118,774
Others	7,380,374,171	4,888,723,627	2,011,429,627

Total	26,833,974,110	14,674,959,907	16,125,754,136

     Operational advances represent advance payments for business travel and other necessary operational expenses.
12.  OTHER INVESTMENTS

	2006	2005	2004
	Rp	Rp	Rp
Investment advances	103,500,000,000	105,760,154,209	341,779,584,487
Mandatory exchangeable bond	50,911,247,111	—	—
Investments in shares of stock	—	918,841,434	267,613,408

Total	154,411,247,111	106,678,995,643	342,047,197,895

Investment Advances
     On December 20, 2002, RCTI entered into a consortium agreement with PT Berkah Karya Bersama (BKB) in relation with the acquisition of assets held by Indonesian Bank Restructuring Agency (IBRA) which are in line with RCTI’s business. RCTI and BKB shall place fund of USD 55 million. In 2005, RCTI transferred part of the investment advances amounting to Rp 199,589,430,278 into the managed account of Avenir Asset Management Limited (Note 5), and MNC also acquired additional 30% shares of GIB through investment advances of Rp 36,430 million. In April 2006, RCTI and BKB agreed to terminate the consortium agreement and BKB issued mandatory exchangeable bond to RCTI with nominal value of Rp 116,139,610,368. RCTI placed the bond to the managed account of Pelican Fund (Note 5).
     As of December 31, 2006, MNC had advances to Asset Kredit Group Citra Lamtorogung (third party) amounting to Rp 103.5 billion, which will be used for investments in media and broadcasting businesses.
Mandatory Exchangeable Bond
     In 2006, MNC had mandatory exchangeable bond amounting to Rp 31.5 billion which are exchangeable into 2,560,000 of PT Cross Media International’s shares owned by PT Inti Idaman Nusantara (third party), and Rp 19,411,247,111 which is exchangeable into 16,388 shares of PT Hikmat Makna Aksara owned by PT Kencana Mulia Utama (third party).

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
Investments in shares of stock

		Percentage of
	Domicile	Ownership
		2006	2005	2004	2006	2005	2004
		%	%	%	Rp	Rp	Rp
Unconsolidated subsidiary
PT Citra Imaji Kreatif	Jakarta	60.00	60.00	60.00	—	—	—
Associates
PT Radio Tridjaja Shakti (Note 1b)	Jakarta	—	—	21.00	—	—	267,613,408
PT Radio Cakra Awigra (Note 1b)	Surabaya	—	33.41	—	—	918,841,434	—

Total					—	918,841,434	267,613,408

     Investments in shares of stock are owned by subsidiaries (indirect ownership).
     PT Citra Imaji Kreatif’s financial statements were not consolidated with the subsidiary’s financial statements because the management of subsidiary does not plan to continue the related projects. The value of investment, which amounted to Rp 225,000,000, had been reduced to nil because the management of the subsidiary believed that such investment do not have any value. Based on approval of PT Citra Imaji Kreatif’s stockholders dated February 7, 2001, since November 1, 2000, PT Citra Imaji Kreatif had been declared as an inactive company.
     The changes in investment in an associate are as follows:

	2006	2005	2004
	Rp	Rp	Rp
Beginning of year	918,841,434	267,613,408	180,599,703
Changes during the year
Additional investments	—	2,685,268,883	—
Equity in net loss of an associate, net of amortization of goodwill	—	(1,835,810,412)	357,283,705
Dividends received	—	—	(270,270,000)
Elimination due to transfer to subsidiary	(918,841,434)	(198,230,445)	—

End of year	—	918,841,434	267,613,408

     In May 2003, RCTI acquired 147 shares of stock of RTS at nominal value of Rp 1 million per share. In August 2005, RCTI transferred all of its shares of stock in RTS to MNCN.
13.  PROPERTY AND EQUIPMENT

	January 1,				December 31,
	2006	Additions	Deductions	Reclassifications	2006
	Rp	Rp	Rp	Rp	Rp
Acquisition cost
Direct acquisitions
Land	24,690,890,742	158,748,111,428	—	—	183,439,002,170
Buildings	93,769,773,241	72,308,361,121	—	378,687,272	166,456,821,634
Building equipment	2,325,744,791	336,035,723	—	1,195,076,568	3,856,857,082
Studio equipment	458,449,964,110	357,513,109,569	—	2,991,115,234	818,954,188,913
Office equipment	22,522,612,665	27,792,048,353	945,323,441	1,746,042,084	51,115,379,661
Motor vehicles	41,138,815,855	22,424,241,127	479,891,500	—	63,083,165,482
Partitions	588,873,175	399,869,641	—	—	988,742,816
Radio transmitter	5,962,038,692	5,148,239,397	159,340,899	—	10,950,937,190
Other equipment	110,884,622,929	1,766,720,328	11,150,000	(1,534,701,811)	111,105,491,446
Office renovation	48,344,510	5,986,247	—	—	54,330,757
Office installation	19,587,000	5,169,000	—	—	24,756,000
Computer equipment	2,712,278,433	1,903,808,862	—	1,498,659,727	6,114,747,022
Leased assets
Motor vehicles	98,800,000	—	—	—	98,800,000
Construction in progress	18,766,227,931	18,590,768,036	—	(6,274,879,074)	31,082,116,893

Total acquisition costs	781,978,574,074	666,942,468,832	1,595,705,840	—	1,447,325,337,066

Accumulated depreciation
Direct acquisitions
Buildings	39,074,476,962	64,480,040,485	—	—	103,554,517,447
Building equipment	590,179,966	258,134,450	—	—	848,314,416
Studio equipment	221,012,819,549	244,358,422,817	—	—	465,371,242,366
Office equipment	12,553,254,866	17,332,544,746	832,592,278	139,625,615	29,192,832,949

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED

	January 1,				December 31,
	2006	Additions	Deductions	Reclassifications	2006
	Rp	Rp	Rp	Rp	Rp
Motor vehicles	18,157,257,063	15,905,219,395	377,809,000	—	33,684,667,458
Partitions	18,209,508	78,394,768	—	—	96,604,276
Radio transmitter	3,603,757,378	2,328,043,791	159,340,831	—	5,772,460,338
Other equipment	79,395,931,128	9,954,815,826	9,105,833	(482,246,892)	88,859,394,229
Office renovation	2,014,355	13,105,478	—	—	15,119,833
Office installation	816,125	5,447,689	—	—	6,263,814
Computer equipment	925,645,637	1,282,912,418	—	342,621,277	2,551,179,332
Leased assets
Motor vehicles	16,466,667	8,233,333	82,500	—	24,617,500

Total accumulated depreciation	375,350,829,204	356,005,315,196	1,378,930,442	—	729,977,213,958

Net Book Value	406,627,744,870				717,348,123,108

	January 1,				December 31,
	2005	Additions	Deductions	Reclassifications	2005
	Rp	Rp	Rp	Rp	Rp
Acquisition costs
Direct acquisitions
Land	41,295,479,733	166,937,235	17,253,623,000	482,096,774	24,690,890,742
Buildings	86,975,931,771	4,328,001,071	—	2,465,840,399	93,769,773,241
Building equipment	1,546,366,799	637,548,316	—	141,829,676	2,325,744,791
Studio equipment	395,210,951,315	40,047,688,864	4,809,679,170	28,001,003,101	458,449,964,110
Office equipment	12,487,136,185	9,374,899,356	142,080,000	802,657,124	22,522,612,665
Motor vehicles	22,959,287,378	19,259,678,090	1,080,149,613	—	41,138,815,855
Partitions	—	588,873,175	—	—	588,873,175
Radio transmitter	—	5,962,038,692	—	—	5,962,038,692
Other equipment	92,360,264,752	17,784,107,322	178,161,592	918,412,447	110,884,622,929
Office renovation	—	48,344,510	—	—	48,344,510
Office installation	—	19,587,000	—	—	19,587,000
Computer equipment	—	2,535,225,033	—	177,053,400	2,712,278,433
Leased assets
Motor vehicles	—	98,800,000	—	—	98,800,000
Construction in progress	36,612,468,898	15,142,651,954	—	(32,988,892,921)	18,766,227,931

Total acquisition costs	689,447,886,831	115,994,380,618	23,463,693,375	—	781,978,574,074

Accumulated depreciation
Direct acquisitions
Buildings	33,947,885,953	5,126,591,009	—	—	39,074,476,962
Building equipment	375,280,120	214,899,846	—	—	590,179,966
Studio equipment	183,478,076,528	39,336,178,483	1,801,435,462	—	221,012,819,549
Office equipment	8,820,864,281	3,799,902,585	67,512,000	—	12,553,254,866
Motor vehicles	11,750,578,713	7,315,072,262	908,393,912	—	18,157,257,063
Partitions	—	18,209,508	—	—	18,209,508
Radio transmitter	—	3,603,757,378	—	—	3,603,757,378
Other equipment	70,254,137,201	9,283,676,304	141,882,377	—	79,395,931,128
Office renovation	—	2,014,355	—	—	2,014,355
Office installation	—	816,125	—	—	816,125
Computer equipment	—	925,645,637	—	—	925,645,637
Leased assets
Motor vehicles	—	16,466,667	—	—	16,466,667

Total accumulated depreciation	308,626,822,796	69,643,230,159	2,919,223,751	—	375,350,829,204

Net Book Value	380,821,064,035				406,627,744,870

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED

	January 1,				December 31,
	2004	Additions	Deductions	Reclassifications	2004
	Rp	Rp	Rp	Rp	Rp
Acquisition costs
Direct acquisitions
Land	35,525,944,257	5,769,535,476	—	—	41,295,479,733
Buildings	83,961,175,865	3,014,755,906	—	—	86,975,931,771
Building equipment	1,514,036,799	32,330,000	—	—	1,546,366,799
Studio equipment	375,580,366,846	5,724,330,280	—	13,906,254,189	395,210,951,315
Office equipment	11,537,856,599	949,279,586	—	—	12,487,136,185
Motor vehicles	17,081,424,635	2,755,932,743	285,700,000	3,407,630,000	22,959,287,378
Other equipment	85,681,927,663	6,753,087,089	74,750,000	—	92,360,264,752
Construction in progress
Equipment	25,577,233,350	21,499,940,332	—	(13,906,254,189)	33,170,919,493
Building	—	3,441,549,405	—	—	3,441,549,405
Leased assets
Motor vehicles	3,407,630,000	—	—	(3,407,630,000)	—

Total acquisition costs	639,867,596,014	49,940,740,817	360,450,000	—	689,447,886,831

Accumulated depreciation
Direct acquisitions
Buildings	29,639,618,510	4,308,267,443	—	—	33,947,885,953
Building equipment	223,337,603	151,942,517	—	—	375,280,120
Studio equipment	147,574,251,646	35,903,824,882	—	—	183,478,076,528
Office equipment	7,422,666,508	1,398,197,773	—	—	8,820,864,281
Motor vehicles	6,762,078,073	2,985,522,975	185,705,000	2,188,682,665	11,750,578,713
Other equipment	61,669,715,436	8,659,171,765	74,750,000	—	70,254,137,201
Leased assets
Motor vehicles	1,507,138,667	681,543,998	—	(2,188,682,665)	—

Total accumulated depreciation	254,798,806,443	54,088,471,353	260,455,000	—	308,626,822,796

Net Book Value	385,068,789,571				380,821,064,035

     Depreciation charged to operations amounted to Rp 81,823,205,770, Rp 63,440,821,647 and Rp 54,088,471,353 in 2006, 2005 and 2004, respectively.
     Additions to property and equipment in 2006 and 2005 included property and equipment of acquired subsidiaries (Note 39) consisting of acquisition cost of Rp 480,787,297,778 and Rp 12,994,757,346 and accumulated depreciation of Rp 274,182,109,426 and Rp 6,202,408,512, respectively.
     Construction in progress represents studio building in Jakarta, transmission station and office renovation which are estimated to be completed in 2007.
     Subsidiaries own several parcels of land with Building Use Rights (Hak Guna Bangunan or HGB) for period of 20 to 30 years until 2010 to 2034. Management believes that there will be no difficulty in the extension of land rights since the land were acquired legally and supported by sufficient evidence of ownership. The land of RCTI with an area of 18,600 square meters located in Kelurahan Kedoya, Kecamatan Kebon Jeruk, West Jakarta, is being managed by PT Surya Persindo (Note 44a). In 2005, RCTI sold the land to PT Media Televisi Indonesia at an agreed price of Rp 32,029,200,000 resulting to gain on sale of land amounting to Rp 14,775,577,000, recorded as other income (charges).
     Property and equipment of RCTI are used as collateral for bank loan. These loan collaterals were released in 2006 (Notes 17 and 23).
     On December 31, 2006, property and equipment including property and equipment under joint operations (Note 14), except land, were insured with PT Asuransi Sinar Mas, PT Asuransi Ramayana, PT Asuransi Raksa Pratikara, PT Citra International Underwriters and PT Asuransi Jasa Indonesia, third parties, against fire, theft and other possible risks for Rp 727,653,607,542 and USD 30,574,100. Management believes that the insurance coverage is adequate to cover possible losses on assets insured.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
14.  PROPERTY AND EQUIPMENT UNDER JOINT OPERATIONS
     Property and equipment under joint operations represent assets financed by RCTI and PT Surya Citra Televisi (SCTV) for nationwide operation. RCTI and SCTV will assume 50% the cost of all relay stations of the joint operations which are developed along with the provision of land, construction of building and relay station facilities (Note 44a). RCTI, SCTV and INDOSIAR also have joint nationwide operations in Jember, Madiun and Banyuwangi. RCTI, SCTV and INDOSIAR assumed 1/3 each for the cost of relay stations which were built. The details of assets under joint operations are as follows:

	2006
	Under the name of
	RCTI	SCTV	Indosiar	Total
	Rp	Rp	Rp	Rp
Acquisition costs
Land	645,742,992	1,039,611,764	—	1,685,354,756
Buildings	3,187,749,264	2,845,074,168	204,996,573	6,237,820,005
Studio equipment	19,295,240,644	11,098,039,249	—	30,393,279,893
Motor vehicles	8,520,000	71,170,000	—	79,690,000
Office equipment	148,175,074	144,295,085	1,350,000	293,820,159
Other equipment	2,860,866,606	3,433,672,277	323,957,663	6,618,496,546

Total	26,146,294,580	18,631,862,543	530,304,236	45,308,461,359
SCTV and Indosiar’s share	(13,073,147,290)	(9,497,055,310)	(353,536,158)	(22,923,738,758)

RCTI’s share	13,073,147,290	9,134,807,233	176,768,078	22,384,722,601
Accumulated depreciation	(9,755,598,517)	(7,430,650,043)	(132,561,546)	(17,318,810,106)

Net Book Value	3,317,548,773	1,704,157,190	44,206,532	5,065,912,495

	2005
	Under the name of
	RCTI	SCTV	Indosiar	Total
	Rp	Rp	Rp	Rp
Acquisition costs
Land	645,742,992	1,039,611,764	—	1,685,354,756
Buildings	3,187,749,264	2,845,074,168	204,996,573	6,237,820,005
Studio equipment	19,290,580,644	11,096,699,249	—	30,387,279,893
Motor vehicles	8,520,000	71,170,000	—	79,690,000
Office equipment	148,175,074	144,295,085	1,350,000	293,820,159
Other equipment	2,821,466,926	3,433,672,277	323,957,663	6,579,096,866

Total	26,102,234,900	18,630,522,543	530,304,236	45,263,061,679
SCTV and Indosiar’s share	(13,051,117,450)	(9,496,385,310)	(353,536,158)	(22,901,038,918)

RCTI’s share	13,051,117,450	9,134,137,233	176,768,078	22,362,022,761
Accumulated depreciation	(8,896,143,254)	(7,189,422,674)	(129,144,911)	(16,214,710,839)

Net Book Value	4,154,974,196	1,944,714,559	47,623,167	6,147,311,922

	2004
	Under the name of
	RCTI	SCTV	Indosiar	Total
	Rp	Rp	Rp	Rp
Acquisition costs
Land	645,742,992	1,039,611,764	—	1,685,354,756
Buildings	3,187,749,264	2,845,074,168	204,996,573	6,237,820,005
Studio equipment	17,621,080,644	11,096,699,249	—	28,717,779,893
Motor vehicles	8,520,000	71,170,000	—	79,690,000
Office equipment	143,179,618	77,468,501	1,350,000	221,998,119
Other equipment	2,809,336,926	3,433,672,277	323,957,664	6,566,966,867

Total	24,415,609,444	18,563,695,959	530,304,237	43,509,609,640

SCTV and Indosiar’s share	(12,207,804,725)	(9,429,558,726)	(353,536,158)	(21,990,899,609)

RCTI’s share	12,207,804,719	9,134,137,233	176,768,079	21,518,710,031
Accumulated depreciation	(7,919,570,545)	(6,803,161,540)	(126,493,935)	(14,849,226,020)

Net Book Value	4,288,234,174	2,330,975,693	50,274,144	6,669,484,011

     RCTI’s share of depreciation on property and equipment under joint operations charged to operations amounted to Rp 1,104,099,267, Rp 1,365,484,819 and Rp 1,707,671,400 in 2006, 2005 and 2004, respectively.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
15. GOODWILL
Positive Goodwill
     This account represents the excess of acquisition cost over MNC’s interest in the fair value of the net assets of subsidiaries acquired.

	2006	2005	2004
	Rp	Rp	Rp
Cipta TPI (Note 39)	242,717,849,099	—	—
MNCN and subsidiaries	36,586,963,901	30,512,361,040	—
MNIG	3,676,749,308	3,676,749,308	—

Total	282,981,562,308	34,189,110,348	—

Accumulated amortization
Beginning of year	630,441,002	—	—
Amortization	7,777,401,742	630,441,002	—

End of year	8,407,842,744	630,441,002	—

Net carrying amount	274,573,719,564	33,558,669,346	—

     The increase in positive goodwill of MNCN and subsidiaries amounting to Rp 6,074,602,861 was derived from acquisitions of additional shares of radio stations in 2006.
     Amortization of positive goodwill amounted to Rp 7,777,401,742 in 2006 and Rp 630,441,002 in 2005.
Negative Goodwill
     As of December 31, 2004, this account represents the excess of MNC’s interest in fair value of the net assets over acquisition cost of GIB, a subsidiary. In 2005, MNC purchased 108,000 shares or 30% equity ownership of GIB from another shareholder with purchase price totaling Rp 82,729,574,040, consisting of cash settlement of Rp 46,299,574,040 and investment advances of Rp 36,430 million (Note 12). The Company’s share in net assets of GIB amounted to Rp 41,521,629,688 resulting in a positive goodwill of Rp 41,207,944,352 which was offset against the carrying amount of negative goodwill. Amortization of negative goodwill-net amounted to Rp 592,142,977 and Rp 2,458,828,666 in 2005 and 2004, respectively.
16.  OTHER ASSETS

	2006	2005	2004
	Rp	Rp	Rp
Deposits	20,550,402,641	2,489,029,688	2,346,140,873
Advances for purchase of property and equipment	19,309,143,438	56,870,408,280	5,160,756,652
Advances for transmission and tower rental (Note 40)	17,717,697,146	12,607,511,239	—
Receivables from employees housing and motor vehicles	4,661,656,352	7,589,110,065	10,971,417,715
Others	8,247,096,006	12,506,547,447	3,237,765,626

Total	70,485,995,583	92,062,606,719	21,716,080,866

     Deposits represent payment for guarantee on purchases of paper materials to third parties and transponder rental.
17.  BANK LOANS

	2006	2005	2004
	Rp	Rp	Rp
UOB Asia Limited, Singapore and CIMB (L) Limited, Singapore — US Dollar	—	328,075,468,519	—
Bank Central Asia	—	40,000,000,000	40,000,000,000

Total	—	368,075,468,519	40,000,000,000

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
UOB Asia Limited, Singapore and CIMB (L) Limited, Singapore
     Based on the facility agreement dated June 18, 2005, MNC obtained loan facility totaling USD 45 million, which was arranged by UOB Asia Limited, Singapore amounting to USD 30 million and CIMB (L) Limited, Singapore amounting to USD 15 million, as follows:
•	Facility 1 amounting to USD 30 million, consisting of Tranche A of USD 26.6 million and Tranche B of USD 3.4 million. Tranche A will be used to repay indebtness owed to affiliates amounting to USD 5 million, working capital of GIB amounting to USD 12.5 million and for working capital of MNC amounting to USD 9.1 million. Tranche B will be used to satisfy interest payment obligation in respect of Facility 1.

•	Facility 2 amounting to USD 15 million, consisting of Tranche A of USD 13.4 million and Tranche B of USD 1.6 million. Tranche A will be used for working capital of GIB amounting to USD 2.5 million and working capital of MNC amounting to USD 10.9 million. Tranche B will be used to satisfy interest payment obligation in respect of Facility 2.
     The loan shall be paid in four installments: USD 2.5 million, three months from the utilization; USD 2.5 million, six months from the utilization; USD 2.5 million, nine months from the utilization; and USD 37.5 million, twelve months from the utilization. The loan is secured by PT Bimantara Citra Tbk.
     Without written consent from the creditors, MNC is restricted to, among other things: undertake merger, change of business, acquisitions, mortgage the assets, dispose of assets, provide guarantees and indemnities, declare dividends, issue any shares and enter into any derivative transaction.
     The Company has utilized the loan in June 2005. As of December 31, 2005, loan from UOB Asia Limited, Singapore and CIMB (L) Limited Singapore amounted to USD 33,374,920 (equivalent to Rp 328,075,468,519). In June 2006, MNC paid the loan using the proceeds from the bridge facility from Deutsche Bank AG, Hong Kong Branch (Note 45).
Bank Central Asia
     RCTI obtained short-term loan facilities from Bank Central Asia consisting of time loan revolving facility of Rp 40 billion, overdraft facility of Rp 30 billion and Sight L/C facility of USD 1 million, due on February 28, 2007. The loans bear interest based on prime lending rate less 2% per annum for 2005. The loans had the same collateral and covenants as the investment facility (Note 23). In June 2006, RCTI had paid the loan using the proceeds from the bridge facility of Deutsche Bank AG, Hong Kong Branch (Note 45).
18.  TRADE ACCOUNTS PAYABLE

	2006	2005	2004
	Rp	Rp	Rp
a. By supplier
Local programs
PT Sinemart Indonesia	16,716,475,000	32,085,000,000	11,401,500,000
PT Soraya Intercine Films	8,886,597,049	9,267,161,751	17,279,700,000
Bintang Advis	7,455,000,000	4,750,000,000	3,814,500,000
PT Tripar Multivision Plus	7,090,140,000	17,984,919,569	24,362,492,459
Cipta Imaji Design	5,096,900,000	3,899,700,000	—
MD Entertainment	1,173,000,000	20,997,500,000	23,155,500,000
Manajemen Qolbu Televisi	—	3,841,500,000	—
PT Diwangkara Citra Swara	—	6,521,000,000	3,591,000,000
PT Rapi Film	—	5,090,000,000	2,675,000,000
PT Lunar Jaya Film	—	4,903,500,000	—
Animation Inc. Ltd.	—	3,162,367,371	3,472,359,285
PT Diwangkara Cemerlang Film	—	—	3,036,000,000
Others, each below Rp 3 billion	180,587,173,418	39,754,252,433	23,712,268,420

Total local programs	227,005,285,467	152,256,901,124	116,500,320,164

Foreign programs
United Champ Assets Ltd.	9,997,154,640	11,111,261,860	7,701,595,800
Citra Mandiri International	5,964,445,253	—	—
PT Soraya Intercine Films	5,868,970,056	7,009,500,000	9,470,000,000
PT MTV Indonesia	4,662,018,145	—	—

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED

	2006	2005	2004
	Rp	Rp	Rp
PT Teguh Bakti Mandiri	—	4,372,170,927	—
Protele	—	7,124,017,260	—
Sportfive	—	5,459,582,000	5,586,931,680
Columbia Pictures Corp. Ltd.	—	1,843,999,870	3,323,785,490
PT Warna Picture Boxindo	—	150,000,009	3,000,000,000
Others, each below Rp 3 billion	12,347,905,646	30,335,267,956	29,087,468,050

Total foreign programs	38,840,493,740	67,405,799,882	58,169,781,020

Non programs
Related parties
PT Infokom Elektrindo	5,515,460,883	—	—
Third parties	30,402,980,085	21,840,155,816	—

Total non programs	35,918,440,968	21,840,155,816	—

Total	301,764,220,175	241,502,856,822	174,670,101,184

b. By age category
Not yet due	148,809,516,609	105,078,735,766	107,138,741,061
1 to 30 days	31,475,300,974	39,714,636,578	20,842,539,836
31 to 60 days	25,345,643,343	29,394,747,921	9,834,926,901
61 to 90 days	18,058,334,924	14,585,218,852	6,232,589,748
> 90 days	78,075,424,325	52,729,517,705	30,621,303,638

Total	301,764,220,175	241,502,856,822	174,670,101,184

c. By currency
Rupiah	266,862,758,495	176,660,281,887	136,676,684,060
US Dollar	34,409,157,446	63,789,019,526	37,932,974,450
Euro	393,394,126	1,043,064,724	43,269,840
JPY	55,731,192	—	—
GBP	39,451,767	7,803,000	9,838,614
SGD	3,727,149	2,687,685	—
RM	—	—	7,334,220

Total	301,764,220,175	241,502,856,822	174,670,101,184

19.  TAXES PAYABLE

	2006	2005	2004
	Rp	Rp	Rp
Corporate income tax (Note 35)
The Company	926,669,896	—	—
Subsidiaries	10,031,409,021	3,070,003,717	5,934,260,577
Income taxes
Article 21	15,895,032,561	9,955,699,131	6,488,683,840
Article 23	7,128,383,226	6,535,355,016	3,869,408,310
Article 25	14,120,125,166	16,571,375,894	—
Article 26	9,372,319,313	4,640,312,732	4,624,208,981
VAT — net	53,293,395,157	17,018,004,885	20,894,400,025
Others	646,853,605	363,492,453	236,044,800

Total	111,414,187,945	58,154,243,828	42,047,006,533

     Based on the approval letter from the Minister of Finance of the Republic of Indonesia No. 912a/KMK.00/1988 dated October 4, 1988, RCTI obtained exemption from import duty for imported films and video cassettes.
20.  UNEARNED REVENUES
     This account represents revenues received in advance for advertisements and studio utilization.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
21.  ACCRUED EXPENSES

	2006	2005	2004
	Rp	Rp	Rp
Interest	57,524,790,937	16,104,153,005	15,938,460,529
Compensation by Cipta TPI to YTVRI	18,103,407,949	—	—
Transponder rental (Note 44a)	2,308,702,533	1,928,782,854	2,948,995,042
Inhouse program production	2,045,667,560	17,556,586,390	17,527,198,397
Production house — local program	1,879,440,960	17,578,998,684	23,378,796,279
Others	16,699,144,714	6,055,077,688	6,660,419,815

Total	98,561,154,653	59,223,598,621	66,453,870,062

     On August 6, 1990, Cipta TPI entered into an agreement with Yayasan TVRI (YTVRI) regarding the compensation to YTVRI on advertising revenues. The agreement was amended on June 27, 1990 with respect to the rate of compensation at 12.5% of net revenues and the change the expiry date of agreement to June 30, 2000. Cipta TPI recorded compensation liabilities to YTVRI until December 31, 2000. On September 5, 2006, Televisi Republik Indonesia (TVRI) represented by its lawyer filed a lawsuit against Cipta TPI in District Court of South Jakarta. The District Court of Jakarta Selatan had issued a decision on April 16, 2007 (Note 47).
     Accrued expense on production house-local programs is estimated based on certain percentage of revenue advertisement of a program. Liabilities are recognized when the program is aired. Total revenue sharing for 2006, 2005 and 2004 amounted to Rp 23,983,153,660, Rp 64,747,221,404 and Rp 42,689,673,342, respectively.
22.  OTHER ACCOUNTS PAYABLE

	2006	2005	2004
	Rp	Rp	Rp
Related parties
PT Infokom Elektrindo	675,174,333	2,158,027,808	—
PT Pranata Warta Media	—	92,650,799	—

Total	675,174,333	2,250,678,607	—

Third parties
PT Surya Citra Televisi Indonesia (SCTV)	12,593,603,041	9,672,538,837	7,525,136,508
PT Hewlett Packard Finance	3,661,290,160	6,321,936,444	—
Capex Project Suppliers	1,033,404,695	7,507,892,131	1,368,869,225
Others, each below Rp 1 billion	11,692,014,030	24,410,326,559	12,599,850,750

Total	28,980,311,926	47,912,693,971	21,493,856,483

Total other accounts payable	29,655,486,259	50,163,372,578	21,493,856,483

     Payable to SCTV represents reimbursements for property and equipment under joint operations.
23.  LONG-TERM BANK LOANS

	2006	2005	2004
	Rp	Rp	Rp
Bank Central Asia	—	225,000,000,000	250,000,000,000
Bank Niaga	—	3,369,583,031	—

Total	—	228,369,583,031	250,000,000,000
Current maturities	—	(26,061,228,854)	(25,000,000,000)

Long-term portion	—	202,308,354,177	225,000,000,00

Bank Central Asia
     RCTI obtained an investment loan facility of Rp 250 billion from Bank Central Asia, repayable on quarterly basis with final installment due on October 14, 2008 and interest rate ranging from 13.5% to 14.5% per annum.
     Investment loan facility and other credit facilities from Bank Central Asia (Note 17) were secured by land rights No. 656 and No. 5626 with total area of 96,826 square meters located in Kelurahan Kebon Jeruk and Kedoya, West Jakarta, broadcast equipment and transmission valued at Rp 36.759 billion, trade accounts receivable (Note 6) with minimum amount of Rp 200 billion, and a piece of land, with land rights certificate No. 984 measuring 594 square meters in Kelurahan Kebon Jeruk, West Jakarta.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
     Without written consent from Bank Central Asia, RCTI was restricted to, among other things: obtain new loans; grant loan including but not limited to related parties, with maximum amount of Rp 165 billion for a period of 3 years, except in the normal course of business; invest in noncore business; dispose assets; undertake merger; change the business; change the Articles of Association and shareholders; and decrease its paid-up capital.
     In 2005, RCTI paid the installment amounting to Rp 25 billion, reducing the loan balance as of December 31, 2005 to Rp 225 billion. In June 2006, RCTI paid the loan using the proceeds from the bridge facility of Deutsche Bank AG, Hong Kong Branch (Note 45).
Bank Niaga
     RTS obtained loan facility of Rp 3.7 billion from Bank Niaga for the purchases of land, building and equipment, which is repayable in 60 monthly installment with interest rate of 16% per annum. The loan was secured by the related assets. In 2006, RTS had paid the loan.
24.  LIABILITIES FOR PURCHASE OF PROPERTY AND EQUIPMENT
     This account represents liabilities for purchase of vehicles and computer equipment of MNC and its subsidiaries from third parties, with details as follows:

	2006	2005	2004
	Rp	Rp	Rp
Payments due in:
2005	—	430,909,535	5,724,609,356
2006	699,200,724	6,673,776,389	1,697,165,431
2007	10,275,767,567	5,408,041,548	200,634,096
2008	5,945,503,410	1,981,848,017	54,308,800
2009	1,923,571,307	—	—

Total minimum payments	18,844,043,008	14,494,575,489	7,676,717,683
Interest	(3,913,712,483)	(2,355,833,697)	(885,124,753)

Present value of minimum payments	14,930,330,525	12,138,741,792	6,791,592,930
Current maturities	(8,400,513,499)	(6,514,136,111)	(5,012,575,286)

Long-term portion	6,529,817,026	5,624,605,681	1,779,017,644

Interest rate per annum	13.50% - 19.50%	6.90% - 19.50%	6.90% - 19.50%
     Details of liabilities for purchase of property and equipment by lenders are as follows:

	2006	2005	2004
	Rp	Rp	Rp
Bank Bukopin	5,098,501,330	5,258,597,228	—
Bank Central Asia	2,036,047,657	37,447,414	2,944,206,116
Bank Commonwealth	1,520,484,319	1,537,597,083	—
U Finance Indonesia	1,285,062,223	—	—
Bank Haga	1,280,656,127	351,434,039	—
Bhakti Finance	859,222,542	—	—
Tunas Financindo	816,369,916	1,377,047,556	—
Bank Niaga	318,110,972	1,446,095,738	1,916,659,047
Adira Dinamika Multifinance	26,776,006	—	—
Others	1,689,099,433	2,130,522,734	1,930,727,767

Total	14,930,330,525	12,138,741,792	6,791,592,930

     All of the liabilities for the purchase of property and equipment are due within 36 months and secured by the related assets.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
25.  BONDS PAYABLE

	2006	2005	2004
	Rp	Rp	Rp
Bonds	385,000,000,000	550,000,000,000	550,000,000,000
Guaranteed Secured Notes, face value of USD 168,000,000, net of unamortized debt issuance cost amounting to USD 10,846,804	1,417,521,828,613	—	—

Total	1,802,521,828,613	550,000,000,000	550,000,000,000

RCTI Bonds
     RCTI obtained an effective notice from the Chairman of the Capital Market Supervisory Agency (BAPEPAM) in his Letter No. S-2484/PM/2003 dated October 13, 2003 for the Public Offering of Bonds year 2003 of Rp 550 billion. In relation to the issuance of the bonds, Bank Niaga acted as trustee, based on Trust Deed on RCTI’s Bonds year 2003 No. 39 dated August 19, 2003 of Notary Imas Fatimah, SH. The bonds were offered at 100% of the par value, with fixed interest rate at 13.5% per annum. The interest is payable on a quarterly basis. The bonds will mature in 5 years with purchase options (early redemption) on a prorata basis: (i) 40% of the total par value on the second year; (ii) 30% of the total par value on the third year; and (iii) 30% of the total par value on the fourth year. The redemption price is 100% of par value. The bonds principal is due and payable on October 23, 2008 or on October 23, 2007 if RCTI fully exercise its purchase options.
     RCTI obtained a bond rating of id A- (Single A Minus; Stable Outlook) from PT Pemeringkat Efek Indonesia (PEFINDO).
     The bonds are secured by 75,450,000 shares of RCTI, owned by MNC, with par value of Rp 1,000 per share on the date of issuance.
     The proceeds from the bonds issuance have been used by RCTI to repay the Medium Term Notes totaling Rp 500 billion in 2003. In 2006, RCTI made early redemption of the bonds amounting to Rp 165 billion or 30% of the bonds issued using the proceeds of the Guaranteed Secured Notes.
     Guaranteed Secured Notes, USD 168 million
     On September 12, 2006, MNC B.V., a subsidiary, issued Guaranteed Secured Notes (the Notes) amounting to USD 168 million, due on September 12, 2011. The Notes are listed at the Singapore Stock Exchange.
     In relation to the issuance of the Notes, DB Trustees (Hong Kong) Limited acted as Trustee and Security Trustee. The Notes were offered at 98.126% of face value with fixed interest rate of 10.75% per annum. The interest on the Notes is payable on March ___and September 12 of each year, beginning on March ___, 2007. The Notes will mature on September 12, 2011 with purchase option up to 35% of the total face value of the Notes at anytime before September 12, 2009 at redemption price of 110.75% of face value plus interest payable. MNC B.V. can redeem some or all of the Notes before maturity date at redemption price of 100% of face value plus premium and interest payable as of the date of redemption. MNC B.V. will redeem USD 25 million in principal amount of the Notes at redemption price equal to 101% of such amount if MNC fails to increase its equity interest in Cipta TPI to 100% on or prior to June 12, 2007.
     The Notes obtained a bond rating of “B1” from Moody’s Investors Service Inc. and “B+” from Standard and Poor’s Rating Group.
     The Notes are guaranteed by MNC and its subsidiaries, which are RCTI, Cipta TPI, GIB, MNI, MNIG and MNCN as Guarantors. The Notes will be secured initially by (i) pledge over all shares of each of the Guarantors, approximately 75% of the outstanding shares of RCTI and approximately 75% of the outstanding shares of Cipta TPI; (ii) an assignment by MNC B.V. of its interests and rights under the intercompany loans extended by MNC B.V. to MNC, RCTI and Cipta TPI; (iii) bank escrow of USD 25 million; and (iv) assignment of rights in a Dutch bank account of MNC B.V. Additionally, 25% of the outstanding shares of Cipta TPI shall be pledged when MNC acquires such remaining stock of Cipta TPI, and the remaining 25% of the outstanding shares of RCTI which are currently pledged to secure RCTI’s local bond obligations shall also be used as guarantee once the pledge over such shares is no longer prohibited by the terms of the RCTI bonds.
     The proceeds were used to pay RCTI’s loan from Deutsche Bank, Hong Kong Branch amounting to USD 78 million (Note 45); early redemption of RCTI’s bonds amounting to USD 18 million; payment of Cipta TPI’s payable to third parties amounting to USD 18 million; fund for additional acquisition cost of 25% share interest in Cipta TPI amounting to USD 25 million, and also for working capital purposes and other expenditures.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
     The fund for the acquisition of Cipta TPI shares amounting to USD 25 million was placed in bank escrow with Deutsche Bank AG, Singapore Branch (Note 4).
     The costs incurred in relation to the issuance of the Notes amounting to USD 11,560,204 including discount of USD 3,148,320, were recorded as debt issuance cost and amortized using straight line method over the term of the Notes. Unamortized debt issuance costs are recorded as deduction from the Notes’ face value.
26. MINORITY INTERESTS
     Minority interests in net assets of subsidiaries are as follows:

	2006	2005	2004
	Rp	Rp	Rp
Cipta TPI	25,050,150,688	—	—
MNCN	2,002,868,183	2,701,413,087	—
GIB	—	—	44,124,723,100

Total	27,053,018,871	2,701,413,087	44,124,723,100

     Minority interests in net (income) loss of subsidiaries are as follows:

	2006	2005	2004
	Rp	Rp	Rp
Cipta TPI	(19,111,736,035)	—	—
MNCN	99,955,401	1,132,214,259	—
GIB	—	—	7,660,090,613

Total	(19,011,780,634)	1,132,214,259	7,660,090,613

27. CAPITAL STOCK

	2006 and 2005
		Percentage of	Total Paid-up
Name of Stockholders	Number of Shares	Ownership	Capital Stock
		%	Rp
PT Bimantara Citra Tbk	5,699,999	99.99999	569,999,900,000
PT Infokom Elektrindo	1	0.00001	100,000

Total	5,700,000	100.0000	570,000,000,000

	2004
		Percentage of	Total Paid-up
Name of Stockholders	Number of Shares	Ownership	Capital Stock
		%	Rp
PT Bimantara Citra Tbk	5,394,734	99.99998	539,473,400,000
PT Infokom Elektrindo	1	0.00002	100,000

Total	5,394,735	100.00000	539,473,500,000

     Based on the statement of the stockholders as stated in deed No. 167 dated December 15, 2006 of Aulia Taufani, SH, substitute of Sutjipto, SH, notary in Jakarta, the stockholders agreed to increase MNC’s paid-up capital stock to Rp 700 billion through cash payment of Rp 110,242,864,000 by PT Bimantara Citra Tbk and advance for capital stock subscription amounting to Rp 19,757,136,000. As of December 31, 2006, the deed on such increase is in the process of reporting to the Minister of Law and Human Rights of the Republic of Indonesia, hence, the related subscription is recorded as advance for capital stock subscription (Notes 28 and 47).
     Based on the statement of the stockholders as stated in deed No. 105 dated April 29, 2005 of Sugito Tedjamulja, SH, notary in Jakarta, which was acknowledged by the Minister of Law and Human Rights of the Republic of Indonesia in his Decision Letter No. C-13390.HT.01.04.TH.2005 dated May 17, 2005, the stockholders agreed to increase MNC’s paid-up capital stock to Rp 570 billion through cash payment of Rp 30,526,500,000 by PT Bimantara Citra Tbk.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
     Based on the general meeting of the stockholders as stated in deed No. 32 dated December 14, 2004 of Imas Fatimah, SH, notary in Jakarta, which was approved by the Minister of Law and Human Rights of the Republic of Indonesia in his Decision Letter No. C-30872.HT.01.04.TH.2004 dated December 22, 2004, the stockholders agreed to increase MNC’s authorized capital stock to Rp 1.4 trillion and paid-up capital stock to Rp 539,473,500,000. The increase in MNC’s paid-up capital was made through capitalization of additional paid-in capital of Rp 10,103,614,725, compensation of MNC’s payable to PT Bimantara Citra Tbk of Rp 174.55 billion, and cash payments of Rp 270,819,885,275.
28. ADVANCE FOR CAPITAL STOCK SUBSCRIPTION
     This account represents advance for capital stock subscription from PT Bimantara Citra Tbk as of December 31, 2006 and 2005 amounting to Rp 130,000,000,000 and Rp 19,757,136,000, respectively (Note 27).
29. REVENUES

	2006	2005	2004
	Rp	Rp	Rp
Advertisements
Television	1,938,487,946,717	1,340,590,328,276	1,293,722,775,425
Print	33,847,498,122	7,361,289,490	—
Radio	14,680,797,599	10,741,197,057	—

Subtotal	1,987,016,242,438	1,358,692,814,823	1,293,722,775,425

Non Advertisements
Television
Computergraphic and studio	12,526,926,598	14,771,865,997	14,167,507,135
Program	11,058,145,593	29,600,915,243	—
Artist’s management	5,464,221,743	1,547,354,782	—
Short message services	37,962,514,321	—	—
Others	161,771,794	525,000,000	—
Print	40,971,144,380	8,098,705,723	—
Radio	952,691,545	17,964,636	—

Subtotal	109,097,415,974	54,561,806,381	14,167,507,135

Total	2,096,113,658,412	1,413,254,621,204	1,307,890,282,560

     Revenues from customers which individually represent more than 10% of the total revenues are as follows:

	2006		2005		2004
	Rp	%	Rp	%	Rp	%
PT Wira Pamungkas Pariwara	416,129,345,610	20%	208,151,129,559	15%	140,705,571,781	11%
PT Initiatif Media Indonesia	135,563,609,080	6%	199,507,204,902	14%	120,808,059,862	9%
PT Quantum Pratama Media	123,685,836,038	6%	161,185,157,301	11%	65,395,441,146	5%

Total	675,378,790,728	32%	568,843,491,762	40%	326,909,072,789	25%

     Revenues from related parties in 2006, 2005 and 2004 amounted to Rp 68,637,043,300, Rp 50,397,600,582 and Rp 33,972,671,394, respectively (Note 40).
30. DIRECT COSTS

	2006	2005	2004
	Rp	Rp	Rp
Program and broadcasting
Program purchases	646,633,854,321	593,073,098,276	578,878,041,571
Inhouse production	235,544,233,226	167,468,664,544	154,886,530,352
Nickelodeon and MTV programs	79,216,842,407	—	—
Satellite and transponder	18,334,096,308	16,495,045,387	13,846,854,873
Radio	3,830,942,945	2,137,091,776	—
Cassettes and recording	2,594,131,169	2,482,628,920	2,296,505,777
Research	1,238,803,570	991,563,351	1,533,531,226
Others	16,255,185,467	4,418,396,924	13,447,811,370

Subtotal	1,003,648,089,413	787,066,489,178	764,889,275,169
Print	73,180,345,544	18,701,752,296	—

Total	1,076,828,434,957	805,768,241,474	764,889,275,169

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
31. GENERAL AND ADMINISTRATION

	2006	2005	2004
	Rp	Rp	Rp
Salaries and allowances	216,291,304,297	143,499,700,073	113,419,919,788
Facility and maintenance	42,163,218,523	31,760,521,335	24,891,857,036
Advertising and promotion	30,786,248,867	8,241,595,316	4,254,290,055
Post-employment benefits (Note 38)	15,246,573,213	16,938,801,651	7,365,420,240
Rental	12,948,131,313	15,438,990,377	4,284,878,130
Supplies and office equipment	9,369,708,040	3,237,463,173	2,674,374,413
Professional fees	8,439,734,632	9,386,594,883	7,106,356,230
Travelling and transportation	8,216,421,868	2,197,853,130	1,262,852,122
Motor vehicles	7,530,408,066	5,809,137,519	7,895,520,679
Communication	6,754,953,343	5,305,446,565	4,548,232,094
Taxes and licenses	3,509,120,623	7,797,021,643	2,379,656,154
Insurance	2,804,636,947	2,242,635,084	1,225,585,970
Collection	2,519,636,335	2,555,655,229	1,366,125,797
Others	19,406,852,480	7,374,824,891	4,082,406,517

Total	385,986,948,547	261,786,240,869	186,757,475,225

32. DEPRECIATION AND AMORTIZATION

	2006	2005	2004
	Rp	Rp	Rp
Depreciation (Notes 13 and 14)	82,927,305,037	64,806,306,466	55,796,142,753
Amortization	1,703,483,790	340,761,036	198,777,307

Total	84,630,788,827	65,147,067,502	55,994,920,060

33. INTEREST AND FINANCIAL CHARGES

	2006	2005	2004
	Rp	Rp	Rp
Interest expense	172,336,958,009	129,899,146,445	113,442,445,478
Arrangement fee and swap premium	33,513,853,323	—	—

Amortization of debt issuance cost	6,511,590,146	—	—

Total	212,362,401,478	129,899,146,445	113,442,445,478
34. OTHER INCOME (CHARGES)- OTHERS — NET

	2006	2005	2004
	Rp	Rp	Rp
Tax Underpayment Assessment Letter	(9,901,668,402)	—	—
Gain (loss) on disposal of property and equipment	1,678,937,433	14,803,442,133	(48,835,000)
Short messaging services	—	2,438,223,898	6,305,338,854
Post-employment benefits (Note 38)	—	—	10,586,721,469
Others	(461,689,268)	3,117,451,925	(930,824,124)

Total	(8,684,420,237)	20,359,117,956	15,912,401,199

35. INCOME TAX
     Tax expense (benefit) consists of the following:

	2006	2005	2004
	Rp	Rp	Rp
Current tax	81,172,114,206	69,251,097,900	66,550,812,500
Deferred tax	(4,772,600,950)	(8,315,111,079)	10,575,592,086

Total	76,399,513,256	60,935,986,821	77,126,404,586

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
Current Tax
     A reconciliation between income before tax per consolidated statements of income and taxable income (fiscal loss) of MNC is as follows:

	2006	2005	2004
	Rp	Rp	Rp
Income before tax per consolidated statements of income	385,000,984,244	168,630,132,799	202,483,238,217
Income before tax of subsidiaries	(370,571,027,989)	(185,124,045,780)	(200,516,922,568)

Income (loss) before tax of MNC	14,429,956,255	(16,493,912,981)	1,966,315,649
Temporary differences
Post-employment benefits	284,969,000	175,904,000	—
Amortization of debt issuance cost	(2,480,287,487)	—	—
Nondeductible expenses (nontaxable income)
Amortization of goodwill	6,251,783,693	(592,142,977)	(2,458,828,666)
Representation	928,207,230	479,008,887	132,965,060
Interest income subjected to final tax	(194,204,921)	(306,904,810)	(9,896,894)
Others	2,216,128,400	(498,949)	18,522,271

Taxable income (fiscal loss) of MNC	21,436,552,170	(16,738,546,830)	(350,922,580)
Prior year fiscal loss	(17,942,696,050)	(1,204,149,220)	(853,226,640)

Taxable income (fiscal loss carryforward) of MNC	3,493,856,120	(17,942,696,050)	(1,204,149,220)

Current tax expense
10% x Rp 50,000,000	5,000,000	—	—
15% x Rp 50,000,000	7,500,000	—	—
30% x Rp 3,393,856,120	1,018,157,002	—	—

Total	1,030,657,002	—	—

     Current tax expense and income tax payable are computed as follows:

	2006	2005	2004
	Rp	Rp	Rp
Corporate income tax
The Company	1,030,657,002	—	—
Subsidiaries	80,141,457,204	69,251,097,900	66,550,812,500

Total	81,172,114,206	69,251,097,900	66,550,812,500

Less income taxes paid:
Fiscal	116,000,000	76,000,000	99,000,000
Income taxes
Article 22	24,003,235	—	221,524,137
Article 23	1,735,303,486	309,856,323	84,698,250
Article 25	68,338,728,578	65,795,237,860	60,211,329,536

Total	70,214,035,299	66,181,094,183	60,616,551,923

Current tax payable	10,958,078,907	3,070,003,717	5,934,260,577

Consist of:
MNC	926,669,896	—	—
Subsidiaries	10,031,409,021	3,070,003,717	5,934,260,577

Total	10,958,078,917	3,070,003,717	5,934,260,577

     MNC’s taxable income for 2006 and MNC’s fiscal loss for 2005 and 2004 were in accordance with the annual corporate income tax returns filed with the Tax Service Office. In 2005 and 2004, MNC were in fiscal loss positions, therefore, no provision for corporate income tax was made.
     In 2005, MNC received Nil Tax Assessment Letter (SKPN) on MNC’s income tax and income tax article 21 for 2002.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
Deferred tax
     Details of deferred tax assets (liabilities) are as follows:

	2006	2005	2004
	Rp	Rp	Rp
Deferred tax assets — net
MNC
Accumulated fiscal loss	—	5,382,808,815	—
Post-employment benefits obligation	—	52,771,200	—
Subsidiaries
Accumulated fiscal loss	16,394,162,418	1,485,008,909	—
Post-employment benefits obligation	3,112,753,483	283,966,800	—
Receivables	1,545,305,845	211,921,288	—
Others	5,027,867,176	96,656,852	—

Net deferred tax assets	26,080,088,922	7,513,133,864	—

Deferred tax liabilities — net
MNC
Post-employment benefits obligation	138,261,900	—	—
Amortization of debt issuance cost	(744,086,246)	—	—
Subsidiaries
Post-employment benefits obligation	6,618,927,900	5,302,605,600	3,900,710,700
Investment in shares of stock	67,500,000	67,500,000	67,500,000
Property and equipment	(10,280,253,014)	(11,291,548,737)	(11,087,598,309)
Amortization of debt issuance cost	(7,875,540,425)	—	—

Net deferred tax liabilities	(12,075,189,885)	(5,921,443,137)	(7,119,387,609)

     A reconciliation between the total tax expense (benefit) and the amounts computed by applying the prevailing tax rate to income (loss) before tax is as follows:

	2006	2005	2004
	Rp	Rp	Rp
Income before tax per consolidated statements of income	385,000,984,244	168,630,132,799	202,483,238,217
Income before tax of subsidiaries	(370,571,027,989)	(185,124,045,780)	(200,516,922,568)

Income (loss) before tax of MNC	14,429,956,255	(16,493,912,981)	1,966,315,649

Tax expense (benefit) at prevailing tax rate	4,328,986,876	(4,948,173,894)	589,894,695
Tax effect of non deductible expenses (non taxable income)
Amortization of goodwill	1,875,535,108	(177,642,893)	(737,648,600)
Representation	278,462,169	143,702,666	39,889,518
Interest income	(58,261,476)	(92,071,443)	(2,969,068)
Others	514,229,567	(149,685)	5,556,687
Tax effect of derecognition of previous accumulated fiscal losses	133,109,119	(361,244,766)	105,276,774

Tax expense (benefit) of MNC	7,072,061,363	(5,435,580,015)	—
Tax expense of subsidiaries	69,327,451,893	66,371,566,836	77,126,404,586

Tax expense — net	76,399,513,256	60,935,986,821	77,126,404,586

36. EARNINGS PER SHARE
     Below are data used for the computation of basic and diluted earnings per share.
Earnings

	2006	2005	2004
	Rp	Rp	Rp
Net income for the year	289,589,690,354	108,826,360,237	133,016,924,244

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
Number of Shares
     The weighted average number of outstanding shares (denominator) for the computation of basic and diluted earnings per share are as follows:

	2006	2005	2004
	Shares	Shares	Shares
Beginning balance	5,700,000	5,394,735	840,000
Issuance of new shares for the year	—	203,510	189,781

Total weighted average number of shares for the purposes of basic earnings per share	5,700,000	5,598,245	1,029,781
Weighted average number of shares issued through conversion of advance for capital stock subscription (Note 28)	243,506	5,433	—

Weighted average number of shares outstanding for the purposes of diluted earnings per share	5,943,506	5,603,678	1,029,781

37. DIVIDENDS
     Based on the general meeting of stockholders of MNC held on November 29, 2004, the stockholders approved to distribute interim dividends for 2004 amounting to Rp 110 billion or Rp 20,390 per share.
38. POST-EMPLOYMENT BENEFITS

	2006	2005	2004
	Rp	Rp	Rp
Defined benefit pension plan	6,360,031,000	5,375,992,000	1,054,640,417
Other post-employment benefits	10,187,540,885	12,580,053,000	6,310,779,823

Total	16,547,571,885	17,956,045,000	7,365,420,240

     The Company and its subsidiaries’ employee benefit expenses which were charged to direct costs and general and administration expenses are as follows:

	2006	2005	2004
	Rp	Rp	Rp
Direct costs	1,300,998,672	1,017,243,349	—
General and administration	15,246,573,213	16,938,801,651	7,365,420,240

Total	16,547,571,885	17,956,045,000	7,365,420,240

Defined Benefit Pension Plan
     RCTI established a defined benefit pension plan covering all its local permanent employees. This plan provides pension benefits based on years of service and salaries of the employees. The pension plan is managed by Dana Pensiun Bimantara (Danapera) which deed of establishment has been approved by the Minister of Finance of the Republic of Indonesia in his Decision Letter No. 382/KM.17/1996 dated October 15, 1996. Danapera’s founders are PT Bimantara Citra Tbk and RCTI as co-founder. The pension plan is funded by contributions from both employer and employee at the rate of 9.75% and 4% of the employee’s basic salary.
     Amount charged to consolidated statements of income with respect to other post-employment benefits are as follows:

	2006	2005	2004
	Rp	Rp	Rp
Current service cost	5,745,794,000	7,157,101,000	9,411,401,016
Interest expense	6,203,241,000	8,207,043,000	4,456,429,154
Net actuarial losses (gain)	498,838,000	(1,251,223,000)	(12,813,189,753)
Expected return on plan assets	(6,087,842,000)	(8,736,929,000)	—

Total	6,360,031,000	5,375,992,000	1,054,640,417

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
     As of December 31, 2006, 2005 and 2004, accrued pension expense are as follows:

	2006	2005	2004
	Rp	Rp	Rp
Present value of obligations	84,513,798,000	58,647,199,000	60,499,918,006
Unrecognized actuarial gain (loss)	(9,713,362,000)	9,753,349,000	—
Unrecognized assets	3,449,240,000	—	—
Fair value of plan assets	(78,249,676,000)	(68,400,548,000)	(60,011,983,395)

Net liability	—	—	487,934,611

     Movements in accrued pension expense are as follows:

	2006	2005	2004
	Rp	Rp	Rp
Balance at beginning of year	—	487,934,611	5,113,745,386
Amount charged to income	6,360,031,000	5,375,992,000	1,054,640,417
Unrecognized assets	(3,449,240,000)	—	—
Contributions paid	(2,910,791,000)	(5,863,926,611)	(5,680,451,192)

Balance at end of year	—	—	487,934,611

     The pension plan assets consisted mainly of cash in banks, time deposits and shares of stock traded in the stock exchange.
     The cost of providing the defined benefit pension plan is calculated by PT Dayamandiri Dharmakonsilindo in 2006 and 2005 and PT Dian Artha Tama in 2004, independent actuaries, using the Projected Unit Credit method with the following key assumptions:

	2006	2005	2004
Discount rate per annum	10.5%	13%	8%
Salary increment rate per annum	7.5%	9%	6%
Mortality rate	CSO 1980	CSO 1980	CSO 1980
Normal pension age (years)	55	55	55
  Other Post-Employment Benefits
     The Company and its subsidiaries, except for RCTI, recognized post-employment benefits obligation in accordance with their policy based on Labor Law.
     RCTI also recognized the cost of providing employment benefits other than pension plan in accordance with RCTI’s policy such as the difference between the benefits provided by the pension plan against the benefits based on RCTI’s policy.
     Amounts recognized in the consolidated statements of income with respect to other post-employment benefits are as follows:

	2006	2005	2004
	Rp	Rp	Rp
Current service cost	6,447,530,453	6,689,730,000	1,963,708,000
Interest expense	2,413,158,261	1,574,089,000	1,104,715,000
Past service cost	490,979,171	102,235,000	102,235,000
Termination cost	835,873,000	4,197,956,000	3,162,406,000
Actuarial loss	—	16,043,000	207,000
Amortization of transitional liability	—	—	(22,491,177)

Total	10,187,540,885	12,580,053,000	6,310,779,823

     Amounts recognized in the consolidated balance sheets arising from MNC and its subsidiaries with respect to other post-employment benefits are as follows:

	2006	2005	2004
	Rp	Rp	Rp
Present value of unfunded obligation	48,736,289,148	18,427,385,000	13,425,296,000
Unrecognized actuarial gain (loss)	(8,992,412,772)	2,561,463,000	(1,455,782,000)
Unrecognized past service cost	(6,056,185,433)	(1,084,912,000)	1,224,388,000

Net liability	33,687,690,943	19,903,936,000	13,193,902,000

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
     Movement in the net liability recognized in the consolidated balance sheets are as follows:

	2006	2005	2004
	Rp	Rp	Rp
Beginning of the year	19,903,936,000	13,193,902,000	20,992,292,646
Amount charged to income	10,187,540,885	12,580,053,000	6,310,779,823
Benefits payment	(3,048,071,439)	(5,950,155,000)	(3,522,449,000)
Addition due to acquisition	6,644,285,497	80,136,000	—
Adjustment of post-employment benefit obligations	—	—	(10,586,721,469)

Total	33,687,690,943	19,903,936,000	13,193,902,000

     The cost of providing other post-employment benefits is calculated by PT Dayamandiri Dharmakonsilindo and PT Eldridge Gunaprima Solution in 2006, and PT Dayamandiri Dharmakonsilindo in 2005 and 2004, independent actuaries, using the following assumptions:

	2006	2005	2004
Discount rate per annum	10.5% - 12%	10% - 13%	10%
Salary increment rate per annum	8.5% - 10%	8% - 11%	8%
Mortality rate	CSO 1980	CSO 1980	CSO 1980
Normal retirement age (years)	55	55	55
39. ACQUISITION OF SUBSIDIARIES
     In 2006
     As discussed in Note 5 to the consolidated financial statements, in July 2006, MNC acquired 1,235,100,000 class B shares and 1,940,344,993 class C shares or equivalent to 75% ownership in the issued capital stock of Cipta TPI for a total purchase price of Rp 260 billion. This acquisition was accounted for using the purchase method based on the fair value of the net assets of Cipta TPI as of June 30, 2006.

Rp
Fair value of the net assets acquired	17,282,150,901
Goodwill (Note 15)	242,717,849,099

Total acquisition cost	260,000,000,000

Settlement of acquisition cost
Cash settlement	260,000,000,000

Net cash outflow for the acquisition
Cash consideration	(260,000,000,000)
Cash and cash equivalents acquired	5,173,320,000

Net cash outflow	(254,826,680,000)

     The acquisition of Cipta TPI contributed revenue of Rp 300,742,139,756 and net income of Rp 57,868,294,929 on the consolidated financial statements for the period from July 1, 2006 to December 31, 2006.
     The Company has considered presenting proforma consolidated balance sheets as of December 31, 2005 and 2004, and proforma consolidated statements of income for the years ended December 31, 2006, 2005 and 2004 as if Cipta TPI had been acquired at the beginning of 2004. In preparing the proforma consolidated balance sheets and statements of income information, the significant intercompany transactions (accounts receivable, accounts payable, minority interests, revenues and expenses) had been eliminated. The proforma consolidated balance sheets and statements of income for the years 2005 and 2004 used Cipta TPI’s net book value. Goodwill was amortized since the beginning of 2006.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
     The proforma consolidated balance sheets information is as follows:

	2005	2004
	Rp	Rp
Assets
Current assets	1,988,742,193,129	1,263,175,099,265
Noncurrent assets	1,103,387,769,665	1,212,831,637,566

Total Assets	3,092,129,962,794	2,476,006,736,831

Liabilities and Equity
Current liabilities	1,324,525,204,741	1,531,952,581,724
Noncurrent liabilities	824,786,308,639	866,116,863,650
Minority interests	2,701,413,087	44,124,723,100
Cipta TPI’s equity before acquisition	237,065,592,099	(510,128,879,634)
Equity — MNC	703,051,444,228	543,941,447,991

Total Liabilities and Equity	3,092,129,962,794	2,476,006,736,831

     The proforma consolidated statements of income information is as follows:

	2006	2005	2004
	Rp	Rp	Rp
Revenues	2,298,202,093,412	1,910,469,001,677	1,593,374,904,962
Operating expenses	1,701,693,065,420	1,506,750,687,163	1,289,651,014,170

Income from operations	596,509,027,992	403,718,314,514	303,723,890,792
Other charges	(199,303,346,982)	(189,604,852,582)	(119,335,537,986)

Income before tax	397,205,681,010	214,113,461,932	184,388,352,806
Tax expense	(76,288,878,256)	(63,669,076,436)	(79,250,977,004)

Income before minority interests	320,916,802,754	150,444,385,496	105,137,375,802
Minority interests	(23,298,256,884)	(9,555,345,620)	12,714,956,780

Net Income	297,618,545,870	140,889,039,876	117,852,332,582

     In August 2006, MNC acquired 180 shares of issued capital stock of MNC B.V. with acquisition cost amounting to Rp 151,631,148. This acquisition was accounted for using the purchase method based on the fair value of net assets of MNC B.V. as of August 31, 2006.
     In December 2006, MNCN acquired 299 shares of issued capital stock of RCA with acquisition cost of Rp 1,500,000,000. This acquisition was accounted for using the purchase method.
  In 2005
     In December 2005, MNC acquired 5,500 shares of stock or 100% of the issued capital stock of MNIG and transferred the ownership of 1 share of stock or 0.01% of the issued capital stock of MNIG to MNI. This acquisition was accounted for using the purchase method based on fair value of net assets of MNIG as of December 31, 2005.
     In August 2005, MNCN acquired 85% of the issued capital stock of RTS and 70% of the issued capital stock of RSM. These acquisitions were accounted for using the purchase method based on the fair values of net assets of RTS and RSM as of August 31, 2005, respectively.
     In July 2005, RTS acquired 59.5% shares of stock of RM, 68% of RSCR and 59.5% of RE. These acquisitions were accounted for using the purchase method based on the fair values of net assets of RM, RSCR and RE as of July 31, 2005, respectively.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
     In February 2005, MNC acquired 108,000 shares or 30% of the issued capital stock of GIB from other stockholders with acquisition cost amounting to Rp 82,729,574,040 (Note 15). This acquisition was accounted for using the purchase method based on fair value of net assets of GIB as of February 28, 2005.

		MNCN and
	GIB	its Subsidiaries	MNIG
	Rp	Rp	Rp
Fair value of net assets acquired	41,521,629,688	7,598,369,405	2,247,734,719
Goodwill (Note 15)	41,207,944,352	30,512,361,040	3,676,749,308

Total acquisition cost	82,729,574,040	38,110,730,445	5,924,484,027

Settlement of acquisition cost
Cash settlement	46,299,574,040	38,110,730,445	5,924,484,027
Investment advances (Note 12)	36,430,000,000	—	—

Total	82,729,574,040	38,110,730,445	5,924,484,027

Net cash outflow for the acquisition
Cash consideration	(82,729,574,040)	(38,110,730,445)	(5,924,484,027)
Cash and cash equivalents acquired	—	868,955,974	446,498,582

Net cash outflow	(82,729,574,040)	(37,241,774,471)	(5,477,985,445)

     MNCN and its subsidiaries contributed total revenues of Rp 10,759,161,693 and total net loss of Rp 5,623,746,440 which were included in the consolidated statement of income in 2005.
40. NATURE OF RELATIONSHIP AND TRANSACTIONS WITH RELATED PARTIES
  Nature of Relationship
     a. PT Bimantara Citra Tbk (Bimantara) and PT Infokom Elektrindo (Infokom) are the stockholders of MNC.
     b. Bimantara is also the stockholder of Infokom and PT Mobile-8 Telecom Tbk (Mobile-8).
     c. PT Bhakti Investama Tbk (Bhakti) is the ultimate stockholder of Bimantara. PT Bhakti Capital Indonesia, PT Bhakti Securities, and PT Bhakti Asset Management are related parties that have the same stockholder or ultimate stockholder as MNC.
     d. RCTI is the founder of Koperasi Karyawan RCTI.
     e. PT MNC Sky Vision (formerly PT Matahari Lintas Cakrawala) has the same management as MNC.
  Transactions and Balances with Related Parties
     a. In the normal course of business, MNC and its subsidiaries obtained revenues from advertisement and short messaging services with related parties which, according to management were made at normal terms and conditions as those done with third parties. The details of revenues and accounts receivable with related parties are as follows:

	2006		2005		2004
		Accounts		Accounts		Accounts
	Revenues	Receivable	Revenues	Receivable	Revenues	Receivables
	Rp	Rp	Rp	Rp	Rp	Rp
PT Infokom Elektrindo	40,348,168,770	35,316,614,951	255,799,281	154,388,377	—	—
PT MNC Sky Vision (formerly PT Matahari Lintas Cakrawala)	16,663,631,829	32,478,741,043	11,316,709,146	10,042,310,198	3,726,861,374	9,900,000
PT Mobile-8 Telecom Tbk	11,444,222,701	12,422,340,866	37,429,646,655	76,495,090,643	30,245,810,020	32,404,015,522
Others	181,020,000	126,742,000	1,395,445,500	587,815,250	—	—

Total	68,637,043,300	80,344,438,860	50,397,600,582	87,279,604,468	33,972,671,394	32,413,915,522

Percentage to total revenues	3.27%		3.56%		2.60%

Percentage to total assets		2.25%		3.71%		1.77%

     b. In 2005, GIB entered into a cooperation agreement in developing and servicing operational transmission station with Infokom, with a term of 7 years (Note 44b). As of December 31, 2006 and 2005, MNC had paid advances amounting to Rp 14,009,963,813 and Rp 8,867,261,231, respectively, which were recorded as advances for transmission and tower rental (Note 16).

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
     c. The Company and its subsidiaries also entered into other transactions with related parties among others, as follows:
     Obtaining/providing non-interest bearing loans arising from advance payments of expenses of MNC and its subsidiaries paid by related parties or vice versa.
     Transactions with Koperasi Karyawan RCTI.
     RCTI appointed PT Bhakti Asset Management (BAM), as fund manager to manage RCTI’s funds amounting to Rp 1,367,812,500 as of December 31, 2005.
     As of December 31, 2006, 2005 and 2004, accounts receivable from and accounts payable to related parties were as follows:
  Accounts receivable from related parties

	2006	2005	2004
	Rp	Rp	Rp
PT Radio Garda Asia Bumi	3,879,572,767	1,429,622,007	—
PT Radio Arief Rachman Hakim	2,881,293,581	1,266,161,005	—
Infokom	—	275,981,590	9,110,331,078
Others, below Rp 1 billion each	1,071,485,283	344,344,986	437,194,270

Total	7,832,351,631	3,316,109,588	9,547,525,348

     Management believes that receivables from related parties are collectible, thus, no allowance for doubtful accounts was provided.
  Accounts payable to related parties

	2006	2005	2004
	Rp	Rp	Rp
PT Metro Selular Nusantara	3,106,800,000	—	—
Infokom	2,837,196,373	—	—
PT Bimantara Citra Tbk	368,550,000	33,421,035,027	24,359,894,647
Others	42,287,147	947,394,671	—

Total	6,354,833,520	34,368,429,698	24,359,894,647

     d. In June 2006, MNC also extended non-interest bearing loan amounting to USD 15 million to Cipta TPI, a consolidated subsidiary.
41. SEGMENT INFORMATION
  Business Segment
     The business segment of MNC and its subsidiaries are presented based on assessment of risks and results of related services which are television, radio and print media.
     The segment information of MNC and its subsidiaries are as follows:

	2006
	Television	Radio	Print	Elimination	Total
	Rp	Rp	Rp	Rp	Rp
REVENUES
External revenues	2,005,661,526,765	15,633,489,144	74,818,642,503	—	2,096,113,658,412
Intersegment revenues	—	—	31,552,375,409	(31,552,375,409)	—

Total revenues	2,005,661,526,765	15,633,489,144	106,371,017,912	(31,552,375,409)	2,096,113,658,412

SEGMENT RESULTS (LOSS)	551,474,313,741	(4,939,951,564)	2,133,123,904	—	548,667,486,081

Income from operations					548,667,486,081
Interest income	12,354,311,404	—	650,507,574	—	13,004,818,978
Interest expense and financial charges	(209,468,634,614)	(1,025,940,582)	(1,867,826,282)	—	(212,362,401,478)
Gain on foreign exchange	51,622,752,306	211,602,234	318,548,102	—	52,152,902,642
Goodwill amortization	(6,251,783,693)	(1,525,618,049)	—	—	(7,777,401,742)
Tax benefit (expense)	(78,509,586,134)	1,375,356,268	734,716,610	—	(76,399,513,256)
Unallocated other expenses — net					(8,684,420,237)

Income before minority interests					308,601,470,988
Minority interests					(19,011,780,634)

Net income					289,589,690,354

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED

	2006
	Television	Radio	Print	Elimination	Total
	Rp	Rp	Rp	Rp	Rp
OTHER INFORMATION ASSETS
Segment assets	4,755,641,224,138	81,237,127,917	132,521,263,438	(1,402,055,001,863)	3,567,344,613,630

Consolidated total assets					3,567,344,613,630

LIABILITIES
Segment liabilities	2,665,265,946,828	39,264,078,764	60,842,910,810	(327,965,340,225)	2,437,407,596,177

Consolidated total liabilities					2,437,407,596,177

	2005
	Television	Radio	Print	Elimination	Total
	Rp	Rp	Rp	Rp	Rp
REVENUES
External revenues	1,387,035,464,298	10,759,161,693	15,459,995,213	—	1,413,254,621,204
Intersegment revenues	—	—	7,593,280,000	(7,593,280,000)	—

Total revenues	1,387,035,464,298	10,759,161,693	23,053,275,213	(7,593,280,000)	1,413,254,621,204

SEGMENT RESULTS (LOSS)	288,889,695,506	(4,130,162,038)	(4,206,462,109)	—	280,553,071,359

Income from operations					280,553,071,359
Equity in net loss of an associate	—	—	(1,835,810,412)	—	(1,835,810,412)
Interest income	754,910,632	8,300,114	17,289,614	—	780,500,360
Interest expense and financial charges	(128,839,632,264)	(999,138,908)	(60,375,273)	—	(129,899,146,445)
Loss on foreign exchange — net	(1,288,573,289)	—	(728,705)	—	(1,289,301,994)
Others-net	19,391,238,121	10,258,262	396,722,354	—	19,778,218,737
Tax benefit (expense)	(62,431,356,155)	402,396,642	1,092,972,692	—	(60,935,986,821)
Unallocated other charges — net					542,601,194

Income before minority interests					107,694,145,978
Minority interests					1,132,214,259

Net income					108,826,360,237

OTHER INFORMATION
ASSETS
Segment assets	3,374,414,086,088	52,915,547,082	36,048,722,806	(1,110,667,117,428)	2,352,711,238,548
Investments in associates	—	—	918,841,434	—	918,841,434

Consolidated total assets					2,353,630,079,982

LIABILITIES
Segment liabilities	1,757,674,746,175	11,975,534,547	4,581,569,514	(126,354,627,569)	1,647,877,222,667

Consolidated total liabilities					1,647,877,222,667

     In 2004, MNC and its subsidiaries did not present business segment information since MNC and its subsidiaries have only one kind of revenue, that is, television business segment.
  Geographical Segment
     The Company and its subsidiaries operations are located in Jakarta. Subsidiaries with radio activities which are outside Jakarta are RBPS, RM, RSCR, RE and RCA. Intersegment revenues on radio from a subsidiary is not material to the total revenues. Therefore, MNC and its subsidiaries did not present geo-graphical segments.
42. DERIVATIVE INSTRUMENT
     On September 12, 2006, MNC B.V. and Deutsche Bank AG, Singapore (DB) entered into a USD IDR non-deliverable foreign exchange hedge transaction to manage the exposure to foreign currency movement with notional amount of USD 100 million due on September 12, 2011. There is no option premium paid up-front, but for buying the option, MNC B.V. has to pay a series of quarterly interest payments based on a Yen notional amount, with a potential pay out from DB in which DB will pay MNC B.V. on a maturity date a USD cash settlement based on a notional amount of USD 100 million, depending on the USD/IDR exchange rate and the strike price specified in the contract. This contract can be preterminated by MNC B.V. on a yearly basis.
43. MONETARY ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCIES
     As of December 31, 2006, 2005 and 2004, MNC and its subsidiaries had monetary assets and liabilities denominated in foreign currencies as follows:

		2006		2005		2004
		Foreign	Equivalent in	Foreign	Equivalent in	Foreign	Equivalent in
		Currencies	Rp	Currencies	Rp	Currencies	Rp
Assets
Cash and cash equivalents	USD	7,767,907	70,066,518,794	270,198	2,656,042,712	39,946	306,074,100
	EUR	1,166	13,823,292	2,919	34,040,087	8,464	107,086,909
	RM	8,572	21,891,259	8,566	22,280,166	4,479	10,949,990
	JPY	189,100	14,332,891	39,100	3,261,727	39,100	3,535,422
	SGD	1,758	10,335,789	1,524	9,004,158	275	1,565,773
	HKD	927	1,075,120	925	1,172,900	915	1,093,123
	GBP	73	1,298,776	—	—	—	—
	FFR	—	—	6,268	34,438,158	—	—
Bank escrow	USD	25,500,243	230,012,191,741	—	—	—	—
Short-term investments	USD	—	—	—	—	8,094,623	75,199,075,354
Trade accounts receivable	USD	5,997	54,092,940	5,997	58,950,510	3,336	30,991,440
	EUR	1,100	13,043,965	1,100	12,825,857	1,100	13,917,266
Other accounts receivables	USD	358,505	3,233,715,100	276,016	2,713,237,180	—	—
	SGD	—	—	176	1,039,632	—	—
Other assets	USD	138,360	1,248,007,200	106,183	1,043,778,890	106,183	986,439,977
	EUR	—	—	—	—	1,100	13,917,266

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED

		2006		2005		2004
		Foreign	Equivalent in	Foreign	Equivalent in	Foreign	Equivalent in
		Currencies	Rp	Currencies	Rp	Currencies	Rp
Total assets			304,690,326,867		6,590,071,977		76,674,646,620

Liabilities
Bank loans	USD	—	—	33,374,920	328,075,468,519	—	—
Trade accounts payable	USD	3,814,762	34,409,157,446	6,489,219	63,789,019,526	4,083,205	37,932,974,450
	EUR	33,175	393,394,126	89,475	1,043,064,724	3,420	43,269,840
	RM	—	—	3,000	7,803,000	3,000	7,334,220
	GBP	2,229	39,451,767	—	—	550	9,838,614
	JPY	735,240	55,731,192	—	—	—	—
	SGD	634	3,727,149	455	2,684,732	—	—
Accrued expenses	USD	5,568,333	50,226,366,667	—	—	—	—
Other accounts payable	USD	468,145	4,222,670,335	1,499,516	14,740,242,968	—	—
	SGD	—	—	365	2,156,055	—	—
Bonds payable — net	USD	157,153,196	1,417,521,828,613	—	—	—	—
Accounts payable to related parties	USD	—	—	344,569	3,387,113,270	—	—

Total liabilities			1,506,872,327,295		411,047,552,794		37,993,417,124

Net Assets (Liabilities)			(1,202,182,000,428)		(404,457,480,817)		38,681,229,496

     In 2006, MNC and its subsidiaries incurred gain on foreign exchange amounting to Rp 52,152,902,642. In 2005 and 2004, MNC and its subsidiaries incurred loss on foreign exchange amounting to Rp 1,289,301,994 and Rp 3,304,254,096, respectively.
     The conversion rates used by MNC and its subsidiaries as of June 7, 2007, December 31, 2006, 2005 and 2004 were as follows:

		December 31,
	June 7, 2007	2006	2005	2004
	Rp	Rp	Rp	Rp
GBP1	17,701	17,697	16,947	17,888
Euro 1	11,992	11,858	11,660	12,652
USD 1	8,884	9,020	9,830	9,290
SGD 1	5,795	5,879	5,907	5,685
RM 1	2,586	2,554	2,601	2,445
HKD 1	1,137	1,160	1,268	1,194
JPY 100	7,337	7,580	8,342	9,042
FRF 1	—	—	5,014	—
     As of December 31, 2006, MNC and its subsidiaries’ net liabilities denominated in foreign currencies were equivalent to Rp 1,202 billion. If the conversion rates as of June 7, 2007 were used to translate MNC and its subsidiaries’ net monetary liabilities as of December 31, 2006, MNC and its subsidiaries’ net liabilities would amount to Rp 1,183 billion and the gain on foreign exchange would increase approximately by Rp 19.5 billion.
44. COMMITMENTS AND CONTINGENCIES
     a. RCTI entered into agreements with the following parties:
     RCTI and SCTV agreed to equally finance all transmission stations which were constructed, procurement of land, building and related facilities. Such cooperation consists of several transmission stations which will be determined later. RCTI and SCTV shall equally own the land and all the facilities thereon. RCTI and SCTV shall equally bear the expenses related to transmission station operations. The cooperation agreement became effective starting August 24, 1993.
     RCTI, SCTV and PT Indosiar Visual Mandiri (INDOSIAR) agreed to enter into an agreement in developing and operating Relay Station. RCTI, SCTV and Indosiar shall equally bear the expenses related with the development, acquisition and operation of the equipment.
     PT Surya Persindo, for the management of a land owned by RCTI with an area of 18,600 square meters located in Kedoya, West Jakarta. In 2005, RCTI and PTSurya Pesindo agreed to terminate the agreement. Furthermore, RCTI sold the land to PT Media Televisi Indonesia (MTI) (Note 13).
     Based on rental tower and office space agreement No. RCTI/PK/LGL/VIII/2001 NO/MTI/LgL-Corp/01 dated August 3, 2001, RCTI agreed with MTI, for the rental of tower and office spaces owned by RCTI in Jakarta, Bandung and North Sumatera for broadcasting purposes of MTI for a period of 15 years until July 31, 2015.
     Based on agreement dated October 16, 1989, RCTI entered into cooperation agreement with PT Persero INDOSAT, for the operation of Dish Satellite as telecast receiver system or TVRO. The term of this agreement is 15 years.
     Based on agreement dated April 15, 1996, RCTI entered into agreement with PT Pasifik Satelit Nusantara (PSN), for the rental of extended C-Band Satellite Palapa C1 transponder with a term of 10 years. In 2006, RCTI did not extended its agreement with PSN.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
     Based on agreement No. RCTI/PK-LGL/084A/V/95 dated May 8, 1995, RCTI entered into agreement with PT Orientama Infokom, for the provision of Vertical Blanking Line which will be increased in accordance with data broadcast volume rate, hence, enabling PT Orientama Infokom to sell and disseminate Jakarta Stock Exchange data on a real time basis through VBI line in television media owned by RCTI. The agreement will expire on June 30, 2007.
     Based on agreement No. PKS 001/STL/NIA-3/III/95 dated March 16, 1995, RCTI entered into agreement with PT Satelindo, for the provision of services to RCTI on the rental of 1/4 (one fourth) of the transponder with digital modulation system transmitter in Transponder No. 1 Vertical Polarization in Satellite Palapa C with orbital slot of 113° East Longitude or its substitute with Full Time Utilization Base and Non-Preemptible Unprotected Basis and in accordance with technical condition as verified under the Technical Memorandum. RCTI has extended the agreement until June 30, 2010.
     b. GIB entered into various agreements with the following parties:
     Based on agreement No. PKS 001/STL/NIA-OB/I/V/2002 dated January 15, 2002, GIB entered into an agreement with PT Satelindo, for the rental of digi bouquet for the period from July 1, 2002 to January 14, 2007. Satelindo will provide services based on rental of 9 mbps, FEC: 3/4 (three fourths) at transponder No. SH Horizontal Polarization in Palapa Satellite 2 with orbital slot of 113° East Longitude or its substitute with use of Full Time Utilization and Non-Preemptible Unprotected Basis. Up to the issuance date of the consolidated financial statements, amendment to the agreement is still in process.
     Based on agreement No. 70/Dir-VII/2002 dated June 1, 2002, GIB entered into agreement with PT Duta Visual Nusantara Tivi Tujuh (TV7), for leasing of transmission tower and office space including airing equipment for 20 years or until May 31, 2022. TV7 leases out portion of transmitter station and airing equipment for broadcasting program of the subsidiary around Surabaya.
     Based on agreement dated May 23, 2002, GIB entered into agreement with PT Televisi Transformasi Indonesia (TransTV), for the tower and equipment rental for 10 (ten) years or until May 23, 2012. TransTV leases out portion of transmission station including equipment which are located in Jalan Bukit Merpati II, Kelurahan Ngesrep, Kecamatan Banyumanik, Semarang.
     Based on agreement No. 046/GIB/E/KIR-VAS/II/05 dated February 3, 2005, GIB entered into agreement with Infokom, for providing and operating services on premium SMS for 3 years. GIB receives 50% to 60% of provider income (Rp 990/SMS).
     Infokom, to build transmission station in 12 regions within Indonesia including the infrastructures; to provide airing equipment and backup facilities according to GIB requests and needs; and to provide services for the operation of the transmission station for 7 years. GIB will pay the development and operational servicing cost as compensation, in amounts stated in the agreements (Note 40).
     In 2002, GIB entered into a joint agreement with MTV Asia LDC (MTVA) and PT Musik Televisi Indonesia (MTI) for a nationwide broadcasting operation to air 24 hours per day, 7 days per week in UHF frequency within 5 cities. Based on the agreement, MTI will pay distribution fee of 20% from local net income for the first year until third year, 20.5% and 21% for the fourth and fifth year, respectively. On October 15, 2004, the above parties agreed to terminate the agreement. Furthermore, on the same date, GIB, MTVA and PT MTV Indonesia (MTVI) entered into a Business Contract Agreement in line with a program broadcast name Music Television (MTV Block) in Indonesia to air 12 hours a day. This agreement has a term starting from January 15, 2005 to February 28, 2007. For such broadcast service, MTVI has an obligation to pay GIB 20% of its advertisement revenue.
     On December 14, 2005, GIB entered into Business Contract with MTVI, MTVA and NAH to distribute MTV Block and NICK Block programs. This agreement is valid from February 1, 2006 until January 31, 2009. The parties agreed to broadcast MTV Block, NICK Block and Global for 8 hours each during workdays; 8.5 hours for MTV Block, 9 hours for NICK Block and 6.5 hours Global programs on weekend. Based on the agreement, GIB will receive revenues as follows: For MTV Block programs: 20% for the first year, 27.5% for the second year and 30% for the third year and; For NICK Block program: 50% of advertising revenues during NICK Block program net of expenses reimbursed by MTVI.
     On October 12, 2006, MNC and MTV Networks Asia entered into a licensing deal memo granting a (a) non-exclusive license of the MTV, VHI and Nickelodeon brands and/or trade marks (b) production for television (including on air and off air events), incorporating the licensor programming and branded MTV, VHI and Nickelodeon for TV Business (c) non-exclusive license of the MTV and Nickelodeon trademarks (d) exclusive license of the Licensor Digital Content for Digital Media Business and (e) rights for consumer products branding and/or character license from MTV Networks Asia. The current business contract between MTVA, Nick Asia, MTVI and GIB dated December 14, 2005 was terminated on December 31, 2006. Such contractual relationship will be replaced by the trademark and program/content license contemplated by this deal memo. This new agreement became effective on

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
January 1, 2007. The license fee for the TV Business is (a) 25% of net advertising sales from the licensor programming broadcast on the channel, less agency commissions, (b) 25% of net revenue from the distribution of licensor programming and (c) license for Digital Media Business is 25% of the net revenue earned, with annual minimum guaranteed license fee for TV Business and Digital Media Business of USD 4 million which will be paid in equal quarterly installments.
45. OTHER SIGNIFICANT INFORMATION
     On June 20, 2006, MNC, RCTI, PT Bimantara Citra Tbk (Bimantara), Deutsche Bank AG, Hong Kong (as Lead Arranger and Facility Agent) and DB Trustees, Hong Kong (as Security Agent) entered into a Bridge Facility Agreement of USD 103 million consisting of Facility A of USD 78 million and Facility B of USD 25 million. The facility bears interest rate at 3% + LIBOR and due in one year.
     On June 23, 2006, RCTI utilized USD 78 million of the facility, which was used to pay the loan to Bank Central Asia amounting to USD 28.5 million (Notes 17 and 23) and MNC’s payable to UOB Limited, Singapore and CIMB (L) Limited, Singapore amounting to USD 32.1 million. In September 2006, RCTI had settled this loan with the proceeds from the issuance of Guaranteed Secured Notes by MNC B.V. (Note 25).
46. SUPPLEMENTARY INFORMATION
     The financial information of PT Media Nusantara Citra Tbk (parent company only) on pages F-98 to F-101 present the Company’s investments in subsidiaries under the equity method, as opposed to the consolidation method.
47. SUBSEQUENT EVENTS
     a. Based on the Deed of the Stockholders’ Resolution on the change in articles of association of MNC No. 61 dated March 15, 2007 of Aulia Taufani, SH, substitute of Sutjipto, SH, notary in Jakarta, MNC’s stockholders agreed on the following, among others:
     To increase MNC’s authorized capital stock from Rp 1.4 trillion to Rp 4 trillion and to increase the issued and paid-up capital from Rp 700 billion to Rp 1.1 trillion through the capitalization of retained earnings as at December 31, 2006 amounting to Rp 400 billion based on Deed No. 167 dated December 15, 2006 (Note 27).
     To issue new shares based on Deed No. 167 (Note 27) and point a above which were classified as MNC’s Series B shares with par value of Rp 100 per share, and therefore, the previous paid-up capital was classified as MNC’s Series A shares with par value of Rp 100 per share.
     To change MNC’s shares to Series A shares with par value of Rp 100 per share and Series B shares with par value of Rp 100 per share.
     The composition of MNC’s stockholders after the changes are as follows:

		Total Paid-up Capital
Description	Number of Shares	(Rp 100 per Share)
Capital stock
Series A	5,700,000,000	570,000,000,000
Series B	34,300,000,000	3,430,000,000,000

Total	40,000,000,000	4,000,000,000,000

Issued and paid-up capital
PT Global Mediacom Tbk (Mediacom)
Series A	5,699,999,000	569,999,900,000
Series B	5,299,999,298	529,999,929,800

Subtotal	10,999,998,298	1,099,999,829,800

PT Infokom Elektrindo
Series A	1,000	100,000
Series B	702	70,200

Subtotal	1,702	170,200

Total issued and paid-up capital
Series A	5,700,000,000	570,000,000,000
Series B	5,300,000,000	530,000,000,000

Total	11,000,000,000	1,100,000,000,000

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
     The above changes to the articles of association have been approved by the Minister of Law and Human Rights of the Republic of Indonesia in his decision letter No. W7-04148 HT.01.04-TH.2007 dated April 16, 2007.
     b. Based on the statement of the stockholders as stated in Deed No. 163 dated April 19, 2007 of Aulia Taufani, SH, substitute of Sutjipto, SH, notary in Jakarta, the stockholders of MNC, agreed on the following, among others:
     To change MNC’s status from private company to public company.
     To change MNC’s name from PT. Media Nusantara Citra to PT. Media Nusantara Citra Tbk.
     To offer MNC’s shares to the public by public offering through the capital market with maximum of 4,125,000,000 (four billion one hundred twenty five million) shares of common stock; transferring a maximum of 1,375,000,000 (one billion three hundred seventy five million) shares presently owned by Mediacom and issuance of 2,750,000,000 (two billion seven hundred fifty million) new shares of common stock to the public with par value of Rp 100 per share, with the shareholders releasing their pre-emptive right.
     To change MNC’s articles of association in relation to Law No. 8 year 1995 regarding Capital Market and Decision of Chairman of the Capital Market Supervisory Agency No. KEP 13/PM/1997 dated April 30, 1997 regarding The Main Articles of Association of Companies which Make Public Offering of Equity Securities and Public Companies.
     The above changes in Company’s articles of association were approved by the Minister of Law and Human Rights of the Republic of Indonesia in his Decision Letter No. W7-04495.HT.01.04-TH.2007 dated April 20, 2007.
     c. PT Bimantara Citra Tbk (the stockholder) had changed its name to PT Global Mediacom Tbk based on Deed of Changes in Articles of Association No. 32 dated March 27, 2007 of Imas Fatimah, SH, notary in Jakarta, which was approved by the Minister of Law and Human Rights of the Republic of Indonesia in his Decision Letter No. W7-03283 HT.01.04-TH.2007 dated March 28, 2007.
     d. On March 23, 2007, Cipta TPI received letter of summon and demand issued by Crown Capital Global Limited and Maestro Venture Limited, claiming USD 53,000,000 and USD 4,460,000, respectively. The letter of summon and demand arose from certain obligations of Cipta TPI which were taken over by third party prior to the acquisition of Cipta TPI by MNC. On April 24, 2007, Cipta TPI responded in writing that such claims are groundless. According to Cipta TPI’s management, no action has been taken either by Cipta TPI or both parties to contest the claims in court.
     e. On September 5, 2006, TVRI filed a lawsuit against Cipta TPI at the District Court of South Jakarta, regarding the payable of Cipta TPI (Note 21). On April 16, 2007, the District Court of South Jakarta decided that Cipta TPI must pay to TVRI the amount of Rp 1,981,217,288 and the interest at 6% per annum, which shall be calculated from July 2000 until the date of payment. The court decision will be in effect should TVRI not appeal this decision within a certain period of time.

PT. MEDIA NUSANTARA CITRA Tbk AND ITS SUBSIDIARIES	UNAUDITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004 FOR THE YEARS THEN ENDED
48. RECLASSIFICATION OF ACCOUNTS
     The 2005 and 2004 consolidated financial statements have been reclassified to be consistent with the presentation of the 2006 consolidated financial statements, as follows:

	Before Reclassification		After Reclassification
	2005	2004	2005	2004
	Rp	Rp	Rp	Rp
Operating expenses
Cost of sales	870,324,821,679	764,889,275,169	—	—
Direct costs	—	—	805,768,241,474	764,889,275,169
General and administration	262,376,728,166	242,752,395,285	261,786,240,869	186,757,475,225
Depreciation and amortization	—	—	65,147,067,502	55,994,920,060

Total	1,132,701,549,845	1,007,641,670,454	1,132,701,549,845	1,007,641,670,454

49. REISSUANCE OF THE CONSOLIDATED FINANCIAL STATEMENTS
     In connection with the initial public offering of shares, MNC had reissued the consolidated financial statements for the years ended December 31, 2006, 2005 and 2004, to conform with the prevailing capital market regulations . The changes are as follows:
a.	Addition of supplementary information as stated in Note 46.

b.	Additional information on the consolidated balance sheets, consolidated statements of changes in equity and consolidated statements of cash flows and in Notes 1a, 1b, 2a, 2b, 2i, 2m, 3, 6, 9, 11, 13, 16, 18, 21, 22, 28, 29, 35, 37, 39, 40, 43, 44, 47 and 49.

c.	Update on subsequent events (Note 47) until June 7, 2007.
50. APPROVAL TO REISSUE THE CONSOLIDATED FINANCIAL STATEMENTS
     In relation to MNC’s initial public offering of shares, MNC’s directors have agreed to reissue the consolidated financial statements for the years ended December 31, 2006, 2005 and 2004 on June 7, 2007. There was no material difference between the previously issued and the reissued consolidated financial statements, except for the matters described in Note 49 in relation to the reissuance of the consolidated financial statements.
* * * * * * * * * * * *

PT. MEDIA NUSANTARA CITRA Tbk	UNAUDITED
PARENT COMPANY ONLY
SUPPLEMENTARY INFORMATION
SCHEDULE I: BALANCE SHEETS OF PARENT COMPANY ONLY *)
DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
	Rp	Rp	Rp
ASSETS
CURRENT ASSETS
Cash and cash equivalents	5,953,904,437	11,893,795,382	492,498,886
Bank escrow	230,012,191,741	—	—
Short-term investments	135,300,000,000	—	—
Trade accounts receivable
Related parties	21,647,462,744	35,429,304,263	—
Third parties	907,363,417	18,564,738,226	—
Other accounts receivable	1,557,512,336	—	2,787,000,000
Inventories	105,804,677,417	79,300,026,589	—
Program advances	1,629,839,246	570,051,492	5,286,890,801
Prepaid taxes	1,348,250,625	5,622,335,207	345,000,000
Advances and prepaid expenses	1,540,179,250	112,208,000	—

Total Current Assets	505,701,381,213	151,492,459,159	8,911,389,687

NONCURRENT ASSETS
Accounts receivable from related parties	3,287,891,187	—	6,160,955,799
Deferred tax assets — net	—	5,435,580,015	—
Investments in subsidiaries	1,316,004,374,467	977,323,891,485	509,021,753,264
Other investments	154,411,247,111	412,137,500	36,430,000,000
Property and equipment — net of accumulated depreciation of Rp 2,181,089,196 in 2006 and Rp 247,608,555 in 2005	14,108,994,857	4,639,770,261	—
Other assets	—	108,000,000	—

Total Noncurrent Assets	1,487,812,507,622	987,919,379,261	551,612,709,063

Total Assets	1,993,513,888,835	1,139,411,838,420	560,524,098,750

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Bank loans	—	328,075,468,519	—
Trade accounts payable	69,010,253,000	67,385,228,010	—
Taxes payable	3,766,991,589	2,768,527,344	171,174,800
Unearned revenues	673,092,820	208,550,000	—
Accrued expenses	21,666,380,871	—	—
Other accounts receivable	1,005,993,305	164,451,203	—
Current maturities of liabilities for purchase of property and equipment	1,154,614,804	812,304,000	—

Total Current Liabilities	97,277,326,388	399,414,529,076	171,174,800

NONCURRENT LIABILITIES
Long term liabilities for purchase of property and equipment-net of current maturities	836,789,558	1,217,932,445	—
Accounts payable to related parties	791,449,076,961	35,552,028,671	16,411,475,959
Deferred tax liabilities — net	605,824,346	—	—
Post-employment benefits obligation	460,873,000	175,904,000	—

Total Noncurrent Liabilities	793,352,563,865	36,945,865,116	16,411,475,959

EQUITY
Capital stock — Rp 100,000 par value per share
Authorized — 14 million shares Issued and paid-up 5,700,000 shares in 2006 and 2005, 5,394,735 shares in 2004	570,000,000,000	570,000,000,000	539,473,500,000
Advance for capital stock subscription	130,000,000,000	19,757,136,000	—
Retained earnings — unappropriated	402,883,998,582	113,294,308,228	4,467,947,991

Total Equity	1,102,883,998,582	703,051,444,228	543,941,447,991

TOTAL LIABILITIES AND EQUITY	1,993,513,888,835	1,139,411,838,420	560,524,098,750

*)	Presented under equity method

PT. MEDIA NUSANTARA CITRA Tbk	UNAUDITED
PARENT COMPANY ONLY
SUPPLEMENTARY INFORMATION
SCHEDULE II: BALANCE SHEETS OF PARENT COMPANY ONLY *)
DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
	Rp	Rp	Rp
REVENUES
Non advertisements	239,611,639,564	171,811,656,603	—

Total Revenues	239,611,639,564	171,811,656,603	—

OPERATING EXPENSES
Direct costs	206,587,446,256	151,520,576,745	—
General and administration	15,133,579,923	9,832,897,620	472,381,176
Depreciation and amortization	1,933,457,549	247,608,555	—

Total Operating Expenses	223,654,483,728	161,601,082,920	472,381,176

INCOME (LOSS) FROM OPERATIONS	15,957,155,836	10,210,573,683	(472,381,176)

OTHER INCOME (CHARGES)
Interest income	4,767,473,237	306,904,810	9,896,894
Gain (loss) on foreign exchange — net	28,032,046,756	(5,529,578,238)	(30,639,552)
Interest and financial charges	(33,729,268,744)	(19,058,525,817)	—
Others	5,591,199,744	(15,049,370)	2,459,439,483

OTHER INCOME (CHARGES) — NET	4,661,450,993	(24,296,248,615)	2,438,696,825

EQUITY IN NET INCOME OF SUBSIDIARIES AND AN ASSOCIATE	276,043,144,887	117,476,455,154	131,050,608,595

INCOME BEFORE TAX	296,661,751,717	103,390,780,222	133,016,924,244
TAX BENEFIT (EXPENSE)	(7,072,061,363)	5,435,580,015	—

NET INCOME	289,589,690,354	108,826,360,237	133,016,924,244

EARNINGS PER SHARE
BASIC	50,805	19,439	129,170
DILUTED	48,724	19,421	129,170

*)	Presented under equity method.

PT. MEDIA NUSANTARA CITRA Tbk	UNAUDITED
PARENT COMPANY ONLY
SUPPLEMENTARY INFORMATION
SCHEDULE III: BALANCE SHEETS OF PARENT COMPANY ONLY *)
DECEMBER 31, 2006, 2005 AND 2004

			Proforma Equity
			Arising from
			Restructuring
	Issued and	Additional	Transaction of	Advance for	Retained
	Paid-up	Paid-in	Entities under	Capital Stock	Earnings	Total
	Capital	Capital	Common Control	Subscription	Unappropriated	Equity
Balance as of January 1, 2004	84,000,000,000	10,103,614,725	243,655,952,904	—	92,449,893,115	430,209,460,744
Issuance of capital stock	455,473,500,000	(10,103,614,725)	—	—	—	445,369,885,275
Elimination of proforma equity arising from restructuring transaction of entities under common control	—	—	(243,655,952,904)	—	(110,998,869,368)	(354,654,822,272)
Interim dividends paid	—	—	—	—	(110,000,000,000)	(110,000,000,000)
Net income for the year	—	—	—	—	133,016,924,244	133,016,924,244

Balance as of December 31, 2004	539,473,500,000	—	—	—	4,467,947,991	543,941,447,991
Issuance of capital stock	30,526,500,000	—	—	—	—	30,526,500,000
Advance for capital stock subscription	—	—	—	19,757,136,000	—	19,757,136,000
Net income for the year	—	—	—	—	108,826,360,237	108,826,360,237

Balance as of December 31, 2005	570,000,000,000	—	—	19,757,136,000	113,294,308,228	703,051,444,228
Advance for capital stock subscription	—	—	—	110,242,864,000	—	110,242,864,000
Net income for the year	—	—	—	—	289,589,690,354	289,589,690,354

Balance as of December 31, 2006	570,000,000,000	—	—	130,000,000,000	402,883,998,582	1,102,883,998,582

*)	Presented under equity method

PT. MEDIA NUSANTARA CITRA Tbk	UNAUDITED
PARENT COMPANY ONLY
SUPPLEMENTARY INFORMATION
SCHEDULE IV: BALANCE SHEETS OF PARENT COMPANY ONLY *)
DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
	Rp	Rp	Rp
CASH FLOWS FROM OPERATING ACTIVITIES
Cash receipts from customers	503,014,532,079	121,961,364,148	—
Cash paid to suppliers and employees	(471,218,113,787)	(112,379,510,176)	(1,835,659,285)

Net Cash Provided By (Used In)
Operating Activities	31,796,418,292	9,581,853,972	(1,835,659,285)

CASH FLOWS FROM INVESTING ACTIVITIES
Placement in bank escrow	(230,012,191,741)	—	—
Interest received	7,266,589,172	2,910,425,731	9,896,895
Placement in short term investments	(50,911,247,111)	—	(131,165,000,000)
Dividends received	270,999,999,093	—	—
Acquisition of a subsidiary	(60,275,000,000)	(314,395,683,067)	(250,000,000,000)
Acquisition of property and equipment	(8,004,582,986)	(2,561,275,816)	—
Additions to other assets	(2,361,630,397)	(344,690,100)	—

Net Cash Used In Investing Activities	(73,298,063,969)	(314,391,223,252)	(381,155,103,105)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (payment of) bank loans	(320,240,234,988)	328,075,468,519	13,647,097,537
Proceeds from (payment of) payable to related parties	246,863,350,173	(62,012,665,343)	—
Payment of liabilities for purchase of property and equipment	(1,053,023,962)	(135,773,400)	—
Capital contribution from stockholder	109,991,663,509	50,283,636,000	221,879,885,275
Dividends paid	—	—	147,955,918,464

Net Cash Provided By Financing Activities	35,561,754,732	316,210,665,776	383,482,901,276

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,939,890,945)	11,401,296,496	492,138,886
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	11,893,795,382	492,498,886	360,000

CASH AND CASH EQUIVALENTS AT END OF YEAR	5,953,904,437	11,893,795,382	492,498,886

ADDITIONAL DISCLOSURES
Non cash investing and financing activities:
Transfer of short term investments to other investments	103,500,000,000
Additions to advance for capital stock subscription through payable to stockholder	33,421,035,026	—	—
Acquisition of subsidiary through application of investment advances	—	36,430,000,000	—

*)	Presented under equity method

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal for ADSs or the Letter of Transmittal for Ordinary Shares, ADRs evidencing certificated ADSs or certificates evidencing Ordinary Shares and any other required documents should be sent or delivered by each holder of Linktone’s Securities or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.
Mellon Investor Services LLC

By Hand:	By Overnight Courier:	By Mail:

Mellon Investor Services LLC	Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Corporate Actions	Attn: Corporate Actions	P.O. Box 3301
480 Washington Boulevard,	480 Washington Boulevard,	South Hackensack, NJ 07606-3301
27th Floor	27th Floor
Jersey City, NJ 07310	Jersey City, NJ 07310

By Facsimile Transmission
(for Eligible Institutions Only):
412-209-6443

Confirm by Telephone:
201-680-4860
     Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the location and telephone number set forth below. Holders of Linktone’s Securities may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
Institutional Investors Call: (212) 493-6970
All Others Call Kathleen Moffatt
Toll-Free: (800) 829-6551 or (212) 232-2323
Email: kmoffatt@dfking.com
The Dealer Manager for the Offer is:
277 Park Avenue, 9th Floor
New York, New York 10172
Toll-Free: (877) 371-5947 or (212) 622-2628